SCHEDULE 14C INFORMATION

Information Statement Pursuant To Section 14(c)

of the Securities Exchange Act of 1934

Check the appropriate box:

☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

TEXAS GENCO HOLDINGS, INC.

(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)	Title of each class of securities to which transaction applies: Common stock, par value $.001 per share

(2)	Aggregate number of securities to which transaction applies: 15,235,760

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): $47.00, which represents the purchase price per share of the Registrant’s common stock to be paid in connection with the public company merger described in this information statement. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by applying a fee of $126.70 per $1,000,000 of the aggregate value of the public company merger.

(4)	Proposed maximum aggregate value of transaction: $716,080,720

(5)	Total fee paid: $90,727.43

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Texas Genco Holdings, Inc.

1111 Louisiana Street

Houston, Texas 77002

(713) 207-1111

INFORMATION STATEMENT

Dear Shareholder:

We are mailing you this information statement to advise you that Texas Genco has entered into a transaction agreement, dated as of July 21, 2004, pursuant to which we have agreed to be acquired in a multistep transaction by GC Power Acquisition LLC, a newly formed entity owned in equal parts by investment funds affiliated with The Blackstone Group, Hellman & Friedman LLC, Kohlberg Kravis Roberts & Co. L.P. and Texas Pacific Group. The steps, which are described in more detail in this information statement, consist of the following:

•	Separation of Non-Nuclear Assets. We will first allocate our non-nuclear assets and liabilities to a separate wholly owned subsidiary.

•	Public Company Merger. Following the allocation of our non-nuclear assets and liabilities, we will merge with a subsidiary of CenterPoint Energy, Inc. and all of our publicly held shares of common stock, representing approximately 19% of our outstanding shares, (other than shares held by shareholders who validly perfect their dissenter’s rights under Texas law) will be converted into the right to receive $47.00 per share in cash without interest and less any applicable withholding taxes. We refer to this transaction as the public company merger. Immediately following the public company merger, we will be wholly owned by CenterPoint Energy. We will pay each regular quarterly dividend the record date for which occurs prior to the effective time of the public company merger. We currently expect this effective time will be on or about .

•	Non-Nuclear Asset Acquisition. Soon after the public company merger, GC Power Acquisition will acquire our subsidiaries that then own our non-nuclear assets and liabilities for aggregate consideration to us of $2,813 million in cash. Approximately $717 million of these cash proceeds will be used to fund or repay borrowings used to fund the public company merger. In addition, $2,231 million in cash, consisting of the balance of the cash proceeds and other available cash, will be distributed up to CenterPoint Energy.

•	Nuclear Asset Acquisition. Following approval by the Nuclear Regulatory Commission of any transfer of the license for the South Texas Project Electric Generating Station deemed to be created by the acquisition of our nuclear assets by GC Power Acquisition, GC Power Acquisition will acquire our company, which will then own only our nuclear assets and liabilities, through the merger of a subsidiary of GC Power Acquisition into us in exchange for aggregate consideration to CenterPoint Energy of $700 million in cash. Immediately following the nuclear asset acquisition, we will be wholly owned by GC Power Acquisition.

The aggregate of $2,931 million to be received by CenterPoint Energy in these transactions represents a per share purchase price to CenterPoint Energy of approximately $45.25 for each of the 64,764,240 shares of our common stock it currently indirectly owns. We have attached a copy of the transaction agreement as Appendix A to this information statement and encourage you to read it in its entirety.

A special committee of our board of directors, consisting of three independent directors, considered and evaluated the transaction agreement and the transactions it contemplates, including the public company merger. The special committee unanimously determined that the transaction agreement and the public company merger are fair to, advisable and in the best interests of our company and our shareholders, other than CenterPoint Energy, and unanimously recommended on behalf of our shareholders other than CenterPoint Energy that our board of directors approve the transaction agreement and the public company merger. Based on that recommendation, our board of directors unanimously determined that the transaction agreement and the transactions it contemplates, including the public company merger, are in the best interests of our company and our shareholders. Accordingly, our board of directors has approved the transaction agreement and the transactions it contemplates, including the public company merger.

Utility Holding, LLC, a wholly owned subsidiary of CenterPoint Energy and the record holder of 64,764,240 shares of our common stock representing approximately 81% of our outstanding shares, acting in its capacity as a shareholder of our company, has irrevocably approved the transaction agreement and the transactions it contemplates by written consent. No further vote of our shareholders is required for the approval of the transactions. No meeting of shareholders will be held to consider approval of the transactions or the transaction agreement, and no vote or consent of shareholders is being solicited.

Upon completion of the public company merger, we will be wholly owned by CenterPoint Energy. Our common stock will cease to be listed or traded on the New York Stock Exchange, and we will cease to file periodic reports with the Securities and Exchange Commission.

We encourage you to read the entire accompanying information statement carefully because it sets forth the details of the public company merger and the other transactions contemplated by the transaction agreement as well as other important information related to your rights as one of our shareholders.

Sincerely,

David G. Tees

President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the transactions described in this information statement, passed upon the merits or fairness of the transactions or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

We are not asking you for a proxy, and you are not requested to send us a proxy.

The date of this information statement is                     , 2004, and it is being mailed on or about                     , 2004 to our shareholders of record as of the close of business on                     , 2004.

TEXAS GENCO HOLDINGS, INC.

1111 Louisiana

Houston, Texas 77002

(713) 207-1111

INFORMATION STATEMENT

Summary Term Sheet

This summary term sheet highlights important information in this information statement but does not contain all of the information that is important to you. You should carefully read this entire information statement and the other documents to which we refer you for a more complete understanding of the matters being described in this summary term sheet. In addition, we incorporate by reference important business and financial information into this information statement. You may obtain the information incorporated by reference into this information statement without charge by following the instructions in the section entitled “Where You Can Find More Information.”

Parties to the Transaction Agreement (see page 8)

Texas Genco Holdings, Inc.

We are a Texas corporation with our principal place of business in Houston, Texas. We are a wholesale electric power generating company that owns 60 generating units at 11 electric power generation facilities located in Texas. We also own a 30.8% undivided interest in the South Texas Project Electric Generating Station, which we refer to as the South Texas Project, a nuclear generating station with two 1,250 megawatt, or MW, nuclear generating units.

In May 2004, we exercised our right of first refusal to purchase up to the entire 25.2% interest in the South Texas Project that is currently owned by American Electric Power, or AEP. One other co-owner exercised its right of first refusal to purchase from AEP at least a 12% interest in the South Texas Project. Accordingly, we should be entitled to purchase from AEP a 13.2% interest in the South Texas Project at an estimated price of $175 million. We expect to complete this purchase by the first quarter of 2005.

As of June 30, 2004, the aggregate net generating capacity of our portfolio of assets was 14,153 MW, of which 2,585 MW of gas-fired capacity was temporarily removed from service, or “mothballed,” as of that date. We sell electric generation capacity, energy and ancillary services within the Electric Reliability Council of Texas, Inc., or ERCOT, market. The ERCOT market consists of the majority of the population centers in the State of Texas and facilitates reliable grid operations for approximately 85% of the demand for power in the state.

CenterPoint Energy, Inc.

CenterPoint Energy is a public utility holding company registered under the Public Utility Holding Company Act of 1935, which we refer to as the 1935 Act, whose indirect, wholly owned subsidiaries include:

•	CenterPoint Energy Houston Electric, LLC, which we refer to as CenterPoint Houston, which provides electric transmission and distribution services to approximately 1.8 million metered customers in a 5,000-square-mile area of the Texas Gulf Coast that has a population of approximately 4.7 million people and includes Houston; and

•	CenterPoint Energy Resources Corp., which we refer to as CERC, which owns gas distribution systems serving approximately three million customers in Arkansas, Louisiana, Minnesota, Mississippi, Oklahoma and Texas. Through wholly owned subsidiaries, CERC also owns two interstate natural gas pipelines and gas gathering systems and provides various ancillary services.

CenterPoint Energy also owns approximately 81% of our outstanding common stock through its subsidiary, Utility Holding, LLC.

Utility Holding, LLC

Utility Holding is a Delaware limited liability company, a direct, wholly owned subsidiary of CenterPoint Energy and an intermediate holding company registered under the 1935 Act. Utility Holding owns approximately 81% of our outstanding common stock.

NN Houston Sub, Inc.

NN Houston Sub is a Texas corporation and a direct, wholly owned subsidiary of Utility Holding. NN Houston Sub was organized solely for the purpose of entering into the transaction agreement and completing the transactions it contemplates.

GC Power Acquisition LLC

GC Power Acquisition is a Delaware limited liability company owned in equal parts by investment funds affiliated with The Blackstone Group, Hellman & Friedman LLC, Kohlberg Kravis Roberts & Co. L.P. and Texas Pacific Group. GC Power Acquisition was formed for the purpose of entering into the transaction agreement and completing the transactions it contemplates.

HPC Merger Sub, Inc.

HPC Merger Sub is a Texas corporation and a wholly owned subsidiary of GC Power Acquisition. HPC Merger Sub was organized solely for the purpose of entering into the transaction agreement and completing the transactions it contemplates.

Purpose and Structure (see page 11)

CenterPoint Energy has publicly disclosed its intention to exit the generation sector of the electric power industry and to monetize its interest in us and use the proceeds to repay outstanding indebtedness. In January 2004, following an assessment of available strategic alternatives, CenterPoint Energy decided to pursue a transaction involving the sale of all of its 81% interest in us through an auction process, as described under “Special Factors—Background of the Transactions.” This process eventually resulted in the execution of the transaction agreement described in this information statement.

The purposes of the transaction agreement and the transactions contemplated thereby are to achieve CenterPoint Energy’s goal of monetizing its interest in us, to provide our unaffiliated shareholders with cash consideration for their shares at a price that we and CenterPoint Energy believe to be fair, and to enable GC Power Acquisition ultimately to acquire a 100% interest in our business.

GC Power Acquisition has agreed to acquire us in a multistep transaction in accordance with the terms and conditions of the transaction agreement. The steps, which are described in more detail below, consist of the following:

•	Separation of Non-Nuclear Assets. We will first allocate our non-nuclear assets and liabilities to a separate wholly owned subsidiary.

•

Public Company Merger. Following the allocation of our non-nuclear assets and liabilities, we will merge with a subsidiary of CenterPoint Energy and all of our publicly held shares of common stock, representing approximately 19% of our outstanding shares, (other than shares held by shareholders who validly perfect their dissenter’s rights under Texas law) will be converted into the right to receive $47.00 per share in cash without interest and less any applicable withholding taxes. We refer to this transaction as the public company merger. Immediately following the public company merger, we will be indirectly wholly owned by CenterPoint Energy.

•	Non-Nuclear Asset Acquisition. Soon after the public company merger, GC Power Acquisition will acquire our subsidiaries that then own our non-nuclear assets and liabilities for aggregate consideration to us of $2,813 million in cash. Approximately $717 million of these cash proceeds will be used to fund or repay borrowings used to fund the public company merger. In addition, $2,231 million in cash, consisting of the balance of the cash proceeds and other available cash, will be distributed up to CenterPoint Energy.

•	Nuclear Asset Acquisition. Following approval by the Nuclear Regulatory Commission, or NRC, of any transfer of the license for the South Texas Project deemed to be created by the acquisition of our nuclear assets by GC Power Acquisition, GC Power Acquisition will acquire our company, which will then own only our nuclear assets and liabilities, through the merger of a subsidiary of GC Power Acquisition into us in exchange for aggregate consideration to CenterPoint Energy of $700 million in cash. Immediately following the nuclear asset acquisition, we will be wholly owned by GC Power Acquisition.

The aggregate of $2,931 million in cash to be received by CenterPoint Energy as a result of the non-nuclear asset acquisition and the nuclear asset acquisition represents a per share purchase price to CenterPoint Energy of approximately $45.25 for each of the 64,764,240 shares of our common stock it currently owns indirectly.

Position of Our Special Committee and Board of Directors as to the Fairness of the Public Company Merger (see page 25)

Our board of directors created a special committee consisting of three independent directors to evaluate the transaction agreement, the public company merger and the other transactions contemplated by the transaction agreement on behalf of our shareholders other than CenterPoint Energy. The special committee evaluated the relevant factors related to GC Power Acquisition’s proposal, including the opinion delivered by RBC Capital Markets Corporation as to the fairness, from a financial point of view, of the cash consideration to be received by our shareholders other than CenterPoint Energy, whom we refer to in this information statement as our unaffiliated shareholders. As a result, the special committee unanimously recommended that our board of directors approve the transaction agreement and the public company merger.

At a meeting of our board of directors on July 20, 2004 and based on the special committee’s unanimous recommendation, our board of directors unanimously:

•	determined that the transaction agreement and the transactions contemplated by the transaction agreement, including the public company merger, are in the best interests of our company and our shareholders; and

•	approved the transaction agreement and the transactions contemplated by the transaction agreement, including the public company merger.

Fairness Opinion of RBC Capital Markets Corporation (see page 30)

On July 20, 2004, RBC Capital Markets Corporation delivered its oral opinion, which was subsequently confirmed in writing on July 21, 2004, to the special committee that, as of that date, and subject to the various assumptions, qualifications and limitations set forth therein, the cash consideration to be received by the holders of our common stock (other than CenterPoint Energy) in connection with the public company merger was fair, from a financial point of view, to such holders.

Position of CenterPoint Energy as to the Fairness of the Public Company Merger (see page 37)

CenterPoint Energy has considered the factors examined by the special committee and our board of directors described under “Special Factors—Position of Our Special Committee and Board of Directors as to the Fairness of the Public Company Merger.” Based on these factors and the other factors described under “Special Factors—Position of CenterPoint Energy as to the Fairness of the Public Company Merger,” CenterPoint Energy believes that the public company merger is fair to our unaffiliated shareholders. However, CenterPoint Energy has not performed, or engaged a financial advisor to perform, any valuation analysis for the purposes of assessing the fairness of the public company merger to our unaffiliated shareholders.

Financing of the Public Company Merger (see page 71)

In connection with the public company merger, we will pay an aggregate of approximately $717 million in cash to our unaffiliated shareholders (other than those who validly perfect their dissenters’ rights under Texas law). We have received a commitment pursuant to GC Power Acquisition’s debt financing letter from financial institutions that have agreed to provide us with an overnight bridge loan of up to $717 million to finance the public company merger. The overnight bridge loan will mature within 72 hours of its funding. A portion of the consideration for the non-nuclear asset acquisition will be paid directly to the lenders under the overnight bridge loan facility to the extent necessary to repay in full any amounts outstanding under that facility.

Interests of CenterPoint Energy, Directors and Executive Officers (see page 80)

In considering the recommendation of our board of directors and the special committee, you should be aware that some of our directors and certain of our officers may have interests in the transactions, including the public company merger, that may be different from, or in addition to, your interests as a shareholder generally and may create potential conflicts of interests. These include:

•	GC Power Acquisition’s agreement that the surviving corporation of the public company merger will indemnify each of our directors and officers with respect to claims arising from facts or events that occurred prior to the effective time of the public company merger, and that the surviving corporation will cause to be obtained “tail” insurance policies with respect to directors’ and officers’ liability for claims arising from facts or events that occurred prior to such time;

•	the fact that some of our directors and officers are also directors and/or officers of CenterPoint Energy; and

•	our President and Chief Executive Officer, David G. Tees’ retention agreement with CenterPoint Energy and the fact that we may enter into a severance agreement with Mr. Tees, which agreements provide or will provide for benefits upon the occurrence of certain events following the transactions, including the failure of GC Power Acquisition to continue Mr. Tees’ employment.

The special committee, none of whose members are directors or officers of CenterPoint Energy, was aware of these differing interests and considered them, among other matters, in evaluating the transaction agreement and the public company merger and in recommending to our board of directors that the transaction agreement and the public company merger be approved by our board of directors. In addition, each of the members of our board of directors was aware of these interests and considered them, among other matters, in approving the transaction agreement and the transactions contemplated by the transaction agreement, including the public company merger.

Material Transactions Between CenterPoint Energy and Us (see page 75)

We are party to a variety of agreements with CenterPoint Energy and its affiliates. In connection with the transaction agreement, CenterPoint Energy has agreed to enter into, amend or in some cases extend certain commercial arrangements with us.

Material U.S. Federal Income Tax Consequences of the Public Company Merger (see page 84)

For U.S. federal income tax purposes, the public company merger will be treated as a taxable sale by our shareholders of their shares of our common stock in which they will recognize gain or loss equal to the difference between the amount of the cash consideration received in the public company merger and their adjusted tax basis in the shares of common stock surrendered in the public company merger.

Regulatory Approvals (see page 71)

The completion of the public company merger depends on the following regulatory approvals:

•	all waiting periods applicable to the consummation of the transactions contemplated by the transaction agreement must have expired or terminated under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act; and

•	a newly formed wholly owned subsidiary of ours, which we refer to as Genco II LP, must obtain a certification from the Federal Energy Regulatory Commission, or FERC, that it is an exempt wholesale generator, as defined in Section 32 of the 1935 Act.

In addition, in order to complete the nuclear asset acquisition, we must receive all approvals of the NRC required in connection with any transfer of the license for the South Texas Project deemed to be created by the nuclear asset acquisition.

Conditions to the Closings (see page 63)

Our obligations to consummate the public company merger are subject to the following conditions:

•	the absence of any law or order that prohibits or makes illegal consummation of the public company merger, the non-nuclear asset acquisition or any of the other transactions related thereto;

•	the expiration or termination of any waiting period applicable to the public company merger or the non-nuclear asset acquisition under applicable U.S. antitrust or trade regulation laws and regulations, including the HSR Act;

•	we shall have sent to our shareholders an information statement that complies with the requirements under Rule 14c-2 of the Securities Exchange Act of 1934, or the Exchange Act, and any other requirements under such rule must be satisfied;

•	the requirements related to the financing of the transactions must be satisfied;

•	the receipt by CenterPoint Energy and Utility Holding of a certificate from GC Power Acquisition stating that, based on GC Power Acquisition’s receipt of a certificate from us and CenterPoint Energy regarding certain of GC Power Acquisition’s conditions to the closing of the non-nuclear asset acquisition, among other things, GC Power Acquisition is prepared to consummate the non-nuclear asset acquisition on the following business day (subject to the satisfaction of certain conditions);

•	the representations and warranties of GC Power Acquisition set forth in the transaction agreement must be true and correct as of the date of the transaction agreement and as of the closing date of the public company merger (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), which representations and warranties shall be deemed to be true and correct unless the failure or failures of all such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or material adverse effect) would reasonably be expected, in the aggregate, to materially adversely affect the ability of GC Power Acquisition to consummate the transactions contemplated by the transaction agreement or directly or indirectly prevent or materially impair or delay the ability of GC Power Acquisition to perform its obligations thereunder;

•	GC Power Acquisition must have performed in all material respects all of its obligations required to be performed by it under the transaction agreement at or prior to the closing of the public company merger;

•	the receipt by one of our current operating subsidiaries, Texas Genco LP, which we refer to as Genco LP, and CenterPoint Energy of a certificate signed on behalf of GC Power Acquisition certifying as to the satisfaction of the matters set forth in the two preceding bullet points; and

•	the certification of Genco II LP as an exempt wholesale generator by the FERC.

The closing of the non-nuclear asset acquisition depends on the closing of the public company merger and the satisfaction or waiver of a number of other specified conditions.

The closing of the nuclear asset acquisition depends on the closing of the non-nuclear asset acquisition and the satisfaction or waiver of a number of other specified conditions. These conditions include the approval by the NRC of any transfer of the license for the South Texas Project deemed to be created by the nuclear asset acquisition.

Termination of the Transaction Agreement (see page 68)

The transaction agreement may be terminated at any time prior to the closing of the nuclear asset acquisition with respect to the transactions that have not yet then been closed by mutual written consent of CenterPoint Energy, GC Power Acquisition and us, or by CenterPoint Energy, GC Power Acquisition or us if (1) the closing of the nuclear asset acquisition has not occurred on or before April 30, 2005 (subject to extension for up to two consecutive 90-day periods under certain circumstances), or (2) under certain other circumstances involving action by a governmental authority or material breach of covenants or representations and warranties under the transaction agreement, in each case as more fully described under “Special Factors—The Transaction Agreement—Termination of the Transaction Agreement.” Any action by us to terminate the transaction agreement is subject to the limitations set forth under “—Role of Our Special Committee” below.

Fees and Expenses (see page 74)

For information on each party’s obligation to pay fees and expenses related to the transactions, please read “Special Factors—Fees and Expenses” beginning on page 74.

Role of Our Special Committee (see page 69)

Before the effective time of the public company merger, the special committee of our board of directors must either concur in or direct any action by us to terminate or amend the transaction agreement or waive any condition to our obligation to close the public company merger or the non-nuclear asset acquisition.

Dissenters’ Appraisal Rights (see page 86)

If you are a holder of shares of our common stock outstanding as of the effective date of the public company merger, and you follow the procedures set forth in Articles 5.11, 5.12 and 5.13 of the Texas Business Corporation Act, you will be entitled to demand the purchase of your shares of our common stock for a purchase price equal to the “fair value” of your shares, as determined by a court. Under Texas law, fair value of shares for purposes of the exercise of dissenter’s rights is defined as the value of the shares as of the date Utility Holding’s written consent authorizing the public company merger was delivered to us, excluding any appreciation or depreciation in value of the shares in anticipation of the public company merger.

Failure to follow the procedures required by Articles 5.11, 5.12 and 5.13 of the Texas Business Corporation Act for perfecting dissenters’ rights may result in the loss of dissenters’ rights, in which event you will be entitled to receive the public company merger consideration in accordance with the transaction agreement. In view of the complexity of Articles 5.11, 5.12 and 5.13 of the Texas Business Corporation Act, if you are considering dissenting from the public company merger, we urge you to consult your own legal counsel. The relevant sections of the Texas Business Corporation Act are reproduced and attached as Appendix B to this information statement.

Litigation Concerning the Transactions

On July 23, 2004, two plaintiffs filed substantially identical lawsuits in Harris County, Texas state district courts. The suits, purportedly brought on behalf of holders of our common stock, name us and each of our directors as defendants. Both plaintiffs allege, among other things, self-dealing and breach of fiduciary duty by the defendants in entering into the transaction agreement. Among other relief, the plaintiffs seek to enjoin the transaction or, alternatively, to rescind the transaction and/or recover damages on behalf of a putative class of holders of our common stock in the event that the transaction is consummated. In August 2004, the cases were consolidated in state district court in Harris County, Texas. We believe both lawsuits are without merit and intend to vigorously defend against them.

Parties to the Transaction Agreement

Texas Genco Holdings, Inc.

1111 Louisiana

Houston, Texas 77002

(713) 207-1111

We are a Texas corporation with our principal place of business in Houston, Texas. We are a wholesale electric power generating company that owns 60 generating units at 11 electric power generation facilities located in Texas. We also own a 30.8% undivided interest in the South Texas Project, a nuclear generating station with two 1,250 MW nuclear generating units.

In May 2004, we exercised our right of first refusal to purchase up to the entire 25.2% interest in the South Texas Project that is currently owned by AEP. One other co-owner exercised its right of first refusal to purchase from AEP at least a 12% interest in the South Texas Project. Accordingly, we should be entitled to purchase from AEP a 13.2% interest in the South Texas Project at an estimated price of $175 million. We expect to complete this purchase by the first quarter of 2005.

As of June 30, 2004, the aggregate net generating capacity of our portfolio of assets was 14,153 MW, of which 2,585 MW of gas-fired capacity was then mothballed. We sell electric generation capacity, energy and ancillary services within the ERCOT market. The ERCOT market consists of the majority of the population centers in the State of Texas and facilitates reliable grid operations for approximately 85% of the demand for power in the state.

In June 1999, the Texas legislature enacted legislation, which we refer to as the Texas electric restructuring law, which substantially changed the regulatory structure governing electric utilities in Texas in order to encourage retail electric competition. Under the Texas electric restructuring law, we ceased to be subject to traditional cost-based regulation. Since January 1, 2002, we have been selling generation capacity, energy and ancillary services to wholesale purchasers at prices determined by the market. Accordingly, our historical financial information and operating data, such as demand and fuel data, covering periods prior to 2002 do not reflect what our financial position, results of operations and cash flows would have been had our generation facilities been operated during those periods under the current deregulated ERCOT market.

We are an indirect majority-owned subsidiary of CenterPoint Energy. Our portfolio of generation facilities was formerly owned by the unincorporated electric utility division of Reliant Energy, Incorporated, the predecessor of CenterPoint Houston. CenterPoint Houston is an indirect wholly owned subsidiary of CenterPoint Energy. Reliant Energy conveyed these facilities to us on August 31, 2002 in accordance with a business separation plan adopted in response to the Texas electric restructuring law. For convenience, we describe our business as if we had owned and operated our generation facilities prior to the date they were conveyed to us. On January 6, 2003, CenterPoint Energy distributed 15,235,760 of the 80 million outstanding shares of our common stock, or approximately 19.04% of our outstanding shares, to CenterPoint Energy’s common shareholders. CenterPoint Energy now indirectly owns 80.96% of the outstanding shares of our common stock.

CenterPoint Energy is a registered public utility holding company under the 1935 Act. The 1935 Act directs the Securities and Exchange Commission, or SEC, to regulate, among other things, transactions among affiliates, sales or acquisitions of assets, issuances of securities, distributions and permitted lines of business by registered holding companies and their subsidiaries. In October 2003, the FERC granted exempt wholesale generator status to Genco LP, our wholly owned subsidiary that owns and operates our electric generating plants. As a result, we are exempt, and we will continue to be exempt, from substantially all provisions of the 1935 Act as long as our subsidiaries with generating assets remain exempt wholesale generators.

CenterPoint Energy, Inc.

1111 Louisiana

Houston, Texas 77002

(713) 207-1111

CenterPoint Energy is a public utility holding company registered under the 1935 Act whose indirect wholly owned subsidiaries include:

•	CenterPoint Houston, which provides electric transmission and distribution services to approximately 1.8 million metered customers in a 5,000-square-mile area of the Texas Gulf Coast that has a population of approximately 4.7 million people and includes Houston; and

•	CERC, which owns gas distribution systems serving approximately three million customers in Arkansas, Louisiana, Minnesota, Mississippi, Oklahoma and Texas. Through wholly owned subsidiaries, CERC also owns two interstate natural gas pipelines and gas gathering systems and provides various ancillary services.

CenterPoint Energy also owns an approximately 81% ownership interest in us through its subsidiary, Utility Holding, LLC.

Utility Holding, LLC

1011 Centre Road, Suite 324

Wilmington, Delaware 19805

(302) 573-3813

Utility Holding is a Delaware limited liability company, a direct, wholly owned subsidiary of CenterPoint Energy and an intermediate holding company registered under the 1935 Act. Utility Holding owns approximately 81% of our outstanding common stock.

NN Houston Sub, Inc.

1111 Louisiana

Houston, Texas 77002

(713) 207-1111

NN Houston Sub is a Texas corporation and a direct, wholly owned subsidiary of Utility Holding. NN Houston Sub was organized solely for the purpose of entering into the transaction agreement and completing the transactions it contemplates. It has not conducted, and will not conduct, any activities other than activities incidental to its formation and in connection with the transactions contemplated by the transaction agreement. Under the terms of the transaction agreement, NN Houston Sub will merge with and into us in the public company merger. We will survive the public company merger, and NN Houston Sub will cease to exist.

GC Power Acquisition LLC

12301 Kurland Drive, 4th floor

Houston, Texas 77034

(713) 207-6546

GC Power Acquisition is a Delaware limited liability company owned in equal parts by investment funds affiliated with The Blackstone Group, Hellman & Friedman LLC, Kohlberg Kravis Roberts & Co. L.P. and Texas Pacific Group. GC Power Acquisition was formed solely for the purpose of entering into the transaction agreement and completing the transactions it contemplates. It has not conducted any activities other than activities incidental to its formation and in connection with the transactions contemplated by the transaction agreement.

HPC Merger Sub, Inc.

12301 Kurland Drive, 4th floor

Houston, Texas 77034

(713) 207-6546

HPC Merger Sub is a Texas corporation and a wholly owned subsidiary of GC Power Acquisition. HPC Merger Sub was organized solely for the purpose of entering into the transaction agreement and completing the transactions it contemplates. It has not conducted, and will not conduct, any activities other than activities incidental to its formation and in connection with the transactions contemplated by the transaction agreement. Under the terms of the transaction agreement, HPC Merger Sub will merge with and into us in the nuclear asset acquisition. We will survive the nuclear asset acquisition, and HPC Merger Sub will cease to exist.

Special Factors

Purpose and Structure

CenterPoint Energy has publicly disclosed since 2002—prior to our existence as a separate publicly held company—its intention to exit the generation sector of the electric power industry and to monetize its interest in us and use the proceeds to repay outstanding indebtedness. In January 2004, following an assessment of available strategic alternatives, CenterPoint Energy decided to pursue a transaction involving the sale of all of its 81% interest in us through an auction process, as described under “—Background of the Transactions.” This process eventually resulted in the execution of the transaction agreement described in this information statement.

The purposes of the transaction agreement and the transactions contemplated thereby are to achieve CenterPoint Energy’s goal of monetizing its 81% interest in us, to provide our unaffiliated shareholders with cash consideration for their shares at a price that we and CenterPoint Energy believe to be fair, and to enable GC Power Acquisition ultimately to acquire a 100% interest in our business.

The parties agreed to the multistep transaction structure contemplated by the transaction agreement in order to seek to:

•	facilitate the receipt of all of the consideration payable to our unaffiliated shareholders, and the receipt of a substantial portion of the consideration payable to CenterPoint Energy, prior to the receipt of the NRC approval required in connection with the nuclear asset acquisition; and

•	increase the after-tax cash proceeds payable to CenterPoint Energy.

GC Power Acquisition has agreed to acquire us in a multistep transaction in accordance with the terms and conditions of the transaction agreement. The steps, which are described in more detail below, consist of the following:

•	The allocation of our non-nuclear assets and liabilities to a separate wholly owned subsidiary. We refer to this allocation as the Genco LP division.

•	The conversion of all of our publicly held shares (other than shares held by shareholders who validly perfect their dissenter’s rights under Texas law) into the right to receive $47.00 per share in cash, without interest and less any applicable withholding taxes, in connection with our merger with NN Houston Sub. We refer to this transaction as the public company merger.

•	The acquisition of two of our subsidiaries that will own our non-nuclear assets and liabilities by two newly formed subsidiaries of GC Power Acquisition in exchange for aggregate consideration of $2,813 million in cash. We refer to this transaction as the non-nuclear asset acquisition. Approximately $717 million of these cash proceeds will be used to fund or repay indebtedness used to fund the public company merger. In addition, CenterPoint Energy has the right to have us distribute to it up to $2,231 million in cash, consisting of the balance of the cash proceeds and other available cash; we expect the full $2,231 million to be distributed up to CenterPoint Energy.

•	The merger of HPC Merger Sub into us resulting in GC Power Acquisition’s purchase of us in exchange for a payment of $700 million in cash to Utility Holding. We refer to this transaction as the nuclear asset acquisition.

Genco LP Division

We currently conduct substantially all of our business operations through Genco LP, one of our indirect wholly owned subsidiaries. Prior to the public company merger, Genco LP will merge with a newly formed wholly owned subsidiary of ours, which we refer to as Genco II LP, in a merger under Texas law in which both Genco LP and Genco II LP will survive. As a result of the merger and in accordance with the transaction agreement and the definitive plan of merger related to this separation, all of our nuclear assets and liabilities, which relate primarily to our interest in the South Texas Project, and our available cash will remain with Genco LP, and all of our non-

nuclear assets and liabilities, which relate primarily to our coal, lignite and gas-fired generation facilities, will be allocated to Genco II LP. We refer to this multisurvivor merger as the Genco LP division. The Genco LP division will be consummated and become effective prior to the public company merger.

Public Company Merger

Following the Genco LP division, the receipt of all required regulatory approvals and the satisfaction of the other conditions to the public company merger, we will merge with NN Houston Sub and all of our publicly held shares of common stock, representing approximately 19% of our outstanding shares, (other than shares held by shareholders who perfect their dissenter’s rights under Texas law) will be converted into the right to receive $47.00 per share in cash without interest and less any applicable withholding taxes. Immediately following the public company merger, we will be indirectly wholly owned by CenterPoint Energy. We will pay each regular quarterly dividend the record date for which occurs prior to the effective time of the public company merger. We currently expect this effective time will be on or about     .

Non-Nuclear Asset Acquisition

On the first business day after the closing of the public company merger or as soon as possible thereafter, and subject to the satisfaction of other conditions to the non-nuclear asset acquisition, GC Power Acquisition will acquire all of our non-nuclear assets and liabilities through a merger of a wholly owned subsidiary of GC Power Acquisition with and into Genco II LP. Simultaneously with that merger, GC Power Acquisition will acquire Texas Genco Services, LP, one of our current operating subsidiaries that owns certain assets unrelated to our wholesale generation business and which we refer to as Genco Services, through a merger of another wholly owned subsidiary of GC Power Acquisition with and into Genco Services. As a result of these mergers, which we refer to collectively as the non-nuclear asset acquisition, Genco II LP and Genco Services will become indirect wholly owned subsidiaries of GC Power Acquisition. In the non-nuclear asset acquisition, we will receive cash consideration of $2,813 million, of which up to $2,231 million is to be distributed up to CenterPoint Energy.

Nuclear Asset Acquisition

Following receipt of approval by the NRC and the satisfaction of other conditions to the nuclear asset acquisition, GC Power Acquisition will acquire indirect ownership of our nuclear assets and liabilities through the merger of another wholly owned subsidiary of GC Power Acquisition with and into us. As a result of this merger, we will be a wholly owned subsidiary of GC Power Acquisition. In the nuclear asset acquisition, Utility Holding will receive $700 million in cash, without interest, in consideration for its 100% ownership interest in us.

Background of the Transactions

The Restructuring of Reliant Energy in Response to the Texas Electric Restructuring Law

In June 1999, the Texas legislature enacted legislation, which we refer to as the Texas electric restructuring law, which substantially changed the regulatory structure governing electric utilities in Texas in order to encourage retail electric competition. The Texas electric restructuring law required the restructuring of electric utilities in Texas in order to separate their power generation, transmission and distribution, and retail electric provider businesses into separate units.

CenterPoint Energy is a public utility holding company that became the parent of Reliant Energy, Incorporated, which we refer to as Reliant Energy, and its subsidiaries on August 31, 2002 as part of a corporate restructuring of Reliant Energy implemented in response to the Texas electric restructuring law. In March 2001, the Public Utility Commission of Texas, which we refer to as the PUC, approved a business separation plan for Reliant Energy involving the separation of Reliant Energy’s generation, transmission and distribution, and retail businesses into three separate companies. Effective August 31, 2002, Reliant Energy consummated a restructuring transaction in accordance with this business separation plan in which it:

•	conveyed all of its electric generating facilities to us;

•	became a subsidiary of CenterPoint Energy; and

•	converted into a limited liability company named CenterPoint Energy Houston Electric, LLC, which we refer to as CenterPoint Houston.

Under the Texas electric restructuring law, transmission and distribution utilities whose generation assets were “unbundled” pursuant to the law, including CenterPoint Houston, are entitled to recover their “stranded costs” associated with those assets. The Texas electric restructuring law defines stranded costs as the positive excess of the regulatory net book value of the utility’s unbundled generation assets over the market value of those assets, after taking specified factors into account. The law allows alternate methods for establishing a market value for generation assets, including outright sale, full or partial stock market valuation and asset exchanges. Under Reliant Energy’s business separation plan, Reliant Energy agreed that the fair market value of our generating assets would be determined using the partial stock market valuation method.

During 2002, CenterPoint Energy considered conducting an initial public offering of our common stock. However, based on the advice of investment bankers, our poor financial results in 2002 and generally unfavorable capital market conditions in the power generation sector during 2002, an initial public offering was determined not to be feasible prior to the deadline for establishing a trading market for our shares of common stock under the Texas electric restructuring law and Reliant Energy’s business separation plan. In January 2003, CenterPoint Energy distributed 15,235,760 of the 80 million outstanding shares of our common stock, or approximately 19.04% of our outstanding shares, to its shareholders. CenterPoint Energy made the distribution to establish a public market value for shares of our common stock to be used in calculating how much CenterPoint Houston would be able to recover as stranded costs as contemplated by Reliant Energy’s business separation plan and the Texas electric restructuring law, and to comply with its contractual obligations to Reliant Resources, Inc., a former subsidiary of Reliant Energy that recently changed its name to Reliant Energy, Inc. and which we refer to as RRI.

Among the objectives of Reliant Energy’s business separation plan was the separation of Reliant Energy’s operations into two unaffiliated publicly traded companies with one company, CenterPoint Energy, holding Reliant Energy’s regulated energy delivery businesses and the other company, RRI, holding its competitive merchant power and energy services operations. In May 2001, RRI conducted an underwritten offering as a result of which approximately 19% of its outstanding common stock was sold to the public and became listed on The New York Stock Exchange. In furtherance of Reliant Energy’s business separation plan, the remaining common stock of RRI was distributed to CenterPoint Energy’s shareholders on September 30, 2002.

As part of the business separation plan, RRI was granted an option exercisable in January 2004 to purchase all of the shares of our common stock owned by CenterPoint Energy following the 19% distribution. The per share exercise price under this option was based on the average daily closing price of our common stock on The New York Stock Exchange over the 30 consecutive trading days out of the 120 trading days ending January 9, 2004 which result in the highest average closing price, which equaled $31.67 per share. In addition, a control premium, up to a maximum of 10%, would have been added to the exercise price to the extent a control premium is included in the valuation determination made by the PUC relating to the market value of our common stock equity in CenterPoint Houston’s true-up proceeding. On January 23, 2004, RRI notified CenterPoint Energy that RRI would not exercise its option to purchase CenterPoint Energy’s 81% interest in us.

CenterPoint Energy Pursues a Sale of its 81% Interest

Following the corporate restructuring of Reliant Energy, CenterPoint Energy publicly disclosed its intention to exit the generation sector of the electric power industry and to monetize its interest in us and use the proceeds to repay outstanding indebtedness. Consistent with this goal, CenterPoint Energy had previously stated that if RRI did not exercise its option to purchase CenterPoint Energy’s interest in us, CenterPoint Energy would consider strategic alternatives for its interest, including a possible sale. In the summer of 2003, CenterPoint Energy began to consider various strategic alternatives for its interest in us in the event RRI declined to exercise its option, and retained

Citigroup Global Markets Inc., which we refer to as Citigroup, as its financial advisor. In January 2004, following the decision by RRI not to exercise its option at the exercise price described above, CenterPoint Energy made an assessment of available strategic alternatives regarding its interest in Texas Genco. Following this assessment, CenterPoint Energy decided to pursue a transaction involving the sale of all of its 81% interest.

Commencing in February 2004, at the request of CenterPoint Energy, Citigroup contacted a number of potential financial and strategic purchasers for CenterPoint Energy’s 81% interest in us. A total of 107 potential buyers, comprised of 58 financial entities and 49 strategic entities, were contacted. During February and March 2004, copies of a confidential information memorandum describing our business, operations and financial condition were provided to all of the 38 potential buyers that expressed interest and agreed to enter into a confidentiality agreement, including 24 financial entities and 14 strategic entities. Copies of the information memorandum were also subsequently provided to five other potential buyers during the course of the auction process, each of whom entered into a confidentiality agreement.

During the first week of April 2004, Citigroup, on behalf of CenterPoint Energy, invited potential buyers to submit written, non-binding indications of interest by April 15, 2004 for the potential acquisition for cash of CenterPoint Energy’s 81% interest in us. Citigroup, on behalf of CenterPoint Energy, also indicated that any proposal must identify any expected material or non-customary conditions or contingencies to closing, further corporate approvals and additional due diligence requirements, as CenterPoint Energy wanted to avoid any unnecessary regulatory delays or other factors that could jeopardize the ability of the parties to close the transaction on a timely basis.

On or about April 15, 2004, ten preliminary indications of interest were received, including:

•	six bids for CenterPoint Energy’s 81% interest with prices ranging from $33.00 to $41.00 per share;

•	three non-conforming bids for our interest in the South Texas Project; and

•	one non-conforming bid for our base-load coal-fired and/or lignite-fired generation facilities.

Two of the conforming bids were submitted by strategic bidders and four of the conforming bids were submitted by groups primarily comprised of financial bidders. A number of bidders indicated the need to finance a substantial portion of the purchase price with debt incurred by us and expressed an interest in acquiring the outstanding common stock owned by our unaffiliated shareholders as part of the transaction.

On April 27, 2004 at a regular meeting, CenterPoint Energy’s board of directors discussed the results of the preliminary indications of interest and other available alternatives for monetizing CenterPoint Energy’s interest in us. At the meeting, presentations were made by CenterPoint Energy management and representatives of Citigroup. Following the discussions, the CenterPoint Energy board directed management to invite all conforming bidders and one of the bidders for our interest in the South Texas Project, who we refer to as “Bidder Orange,” to participate in the next phase of the potential sale process. CenterPoint Energy’s board of directors also determined that our board of directors should be informed of the possibility that future bids may seek to have us borrow funds and make a special dividend to all of our shareholders, or may seek to acquire 100% of our outstanding shares of common stock.

The Creation of a Special Committee of Our Board of Directors and the Negotiation of a Sale Transaction

Our board of directors met on May 5, 2004 and reviewed the status of the process described above. At this meeting, our board of directors created a special committee to represent our shareholders, other than CenterPoint Energy, in connection with any proposal by a potential purchaser of CenterPoint Energy’s 81% interest in us to acquire the additional 19% ownership interest held by our unaffiliated shareholders, any determination of whether we should incur additional debt in connection with a purchase of all or a portion of our common stock, and related matters. Our board of directors also empowered and authorized the special committee to engage its own legal counsel and financial advisors to assist with its representation of our unaffiliated shareholders. The members of the special committee initially consisted of J. Evans Attwell, Donald R. Campbell, Robert J. Cruikshank and Patricia A. Hemingway Hall, none of whom are directors or officers of CenterPoint Energy.

The special committee met on May 5, 2004, immediately following the meeting of our board of directors. This was the first of a total of 14 meetings that the special committee held over the course of the following two and a half months until the transaction agreement with GC Power Acquisition was executed. At this first meeting, the special committee elected Mr. Attwell to serve as chairman of the special committee. The special committee discussed law firms who might serve as legal counsel to the special committee, including Haynes and Boone, LLP. The special committee asked Mr. Campbell to prepare a list of financial advisors that could be hired to assist the special committee in its evaluation of a proposed transaction.

On May 19, 2004, the special committee met with representatives of Haynes and Boone and decided to retain Haynes and Boone as independent legal counsel to the special committee. At this meeting, the special committee also discussed the status of the auction process being conducted by Citigroup on behalf of CenterPoint Energy.

On May 26, 2004, representatives of Haynes and Boone had a telephonic meeting with Mr. Scott E. Rozzell, Executive Vice President, General Counsel and Corporate Secretary of CenterPoint Energy and Texas Genco, to discuss the events leading up to the auction process, including RRI’s decision not to exercise its option to purchase CenterPoint Energy’s 81% ownership interest in us. Mr. Rozzell also provided an overview of the auction process and other related issues.

During May and June 2004, the six bidders with conforming bids and Bidder Orange were offered the opportunity to conduct a due diligence review of our business. One of the six bidders declined the opportunity. Representatives of the five remaining bidders attended management presentations and were provided with access to information regarding our business, operations, financial condition and other related matters. Representatives of four bidder groups and Bidder Orange also participated in site visits at some of our generation facilities.

In the last week of May 2004, Citigroup, at the direction of CenterPoint Energy, sent an invitation letter, a form of stock purchase agreement and a financing proposal offered by affiliates of Citigroup to four of the remaining bidders and Bidder Orange. The letter invited potential bidders to submit written, definitive proposals by June 18, 2004 for the potential acquisition for cash of CenterPoint Energy’s 81% interest in us. The letter also instructed each potential bidder to identify its available financing sources, to provide comments regarding the form of stock purchase agreement and to identify a proposed timeline for all external approvals required before closing. The form of stock purchase agreement contemplated a one-step transaction consisting of a sale of CenterPoint Energy’s 81% interest in us to the purchaser for an all-cash purchase price. The instruction letter also advised buyers who had previously expressed an interest in acquiring 100% of our outstanding shares of common stock that any such proposal would require involvement of the special committee and that CenterPoint Energy would continue discussions with the special committee with respect to any such proposal. An invitation letter, form of stock purchase agreement and financing proposal were not sent to the fifth remaining bidder, referred to in the discussion below as “Bidder Purple,” because its transaction proposal contemplated a private placement of CenterPoint Energy’s holdings of our common stock to investors in the bidder group and, accordingly, would involve a more limited due diligence review and a form of purchase agreement different from the form circulated to the other bidders. Citigroup subsequently contacted representatives of Bidder Purple and extended an oral invitation to submit a written, definitive proposal by June 18, 2004.

On June 1, 2004, the special committee met with Haynes and Boone to discuss each committee member’s independence from CenterPoint Energy, following conversations between Mr. Attwell and representatives of Haynes and Boone regarding the applicable standards for independence. Ms. Hemingway Hall discussed the fact that she is an executive officer of a company that is a division of Health Care Service Corporation and that Mr. Milton Carroll, the chairman of CenterPoint Energy, serves as Chairman of the Board of Directors of Health Care

Service Corporation. Based upon discussions with the special committee members, Ms. Hemingway Hall decided to resign from the special committee. The members of the special committee determined that there were no relationships that the remaining members had which would affect their independence in serving as a member of the special committee.

On June 3, 2004, Bidder Orange submitted a definitive bid for our interest in the South Texas Project.

On June 8, 2004 and June 9, 2004, the special committee met with two investment banking firms identified following a search for potential candidates which were not conflicted from serving as the special committee’s financial advisor, to discuss their credentials and suitability to act as financial advisor to the special committee.

On June 10, 2004, representatives of Haynes and Boone had a telephonic meeting with representatives of CenterPoint Energy’s legal counsel, Baker Botts L.L.P., to discuss the status of the auction process, the due diligence process and the current draft of the proposed stock purchase agreement.

On June 15, 2004, the special committee met to discuss the qualifications and independence of the investment banking firms and the financial terms of the engagement proposals from the investment banking firms.

On June 18, 2004, two second round bids were submitted. The investors in GC Power Acquisition LLC, which we refer to as GC Power Group, submitted a bid for CenterPoint Energy’s 81% interest in us or 100% of our outstanding common stock for a purchase price in either case of $41.00 per share. The GC Power Group bid also included an alternative proposal to acquire 100% of our outstanding common stock for a purchase price of $42.00 per share consisting of $38.00 in cash and $4.00 in subordinated debt. In its bid, GC Power Group also indicated an interest in discussing the implementation of certain forward power sales arrangements and a potential alternative transaction structure that would accelerate receipt of consideration to be paid to all of our shareholders. The GC Power Group bid contemplated that we would incur approximately $2.25 billion of indebtedness in connection with either an 81% or a 100% transaction and that, in the case of an 81% transaction, the proceeds from such indebtedness would be distributed to all of our shareholders by means of a special dividend. The GC Power Group bid also included a detailed markup of the form of stock purchase agreement previously provided for their proposed bid.

The other second round bid was submitted by an investor group, which we refer to collectively as “Bidder White,” consisting of three financial buyers and an independent power producer. The Bidder White proposal included bids for CenterPoint Energy’s 81% interest in us or 100% of our outstanding common stock, in each case with or without an election contemplated by section 338(h)(10) of the Internal Revenue Code of 1986, as amended. In its bid, Bidder White proposed to buy CenterPoint Energy’s 81% interest for a purchase price of $39.00 per share without a 338(h)(10) election or $45.50 per share with a 338(h)(10) election. Bidder White also proposed to buy 100% of our outstanding common stock for a purchase price of $40.00 per share without a 338(h)(10) election or $46.50 per share with a 338(h)(10) election. The effect of a 338(h)(10) election, which would require CenterPoint Energy’s consent, would be a substantial reduction in after-tax proceeds to CenterPoint Energy because CenterPoint Energy would be treated for tax purposes as if it had sold 100% of our assets, and would incur an asset level tax based on the gain from the deemed sale of 100% of our assets. A 338(h)(10) election would effectively require CenterPoint Energy to pay such tax with respect to 100% of our assets, even though CenterPoint Energy would receive only proceeds from the sale of its 81% stock interest, and accordingly CenterPoint Energy would pay the portion of such tax attributable to the 19% of our stock owned by our unaffiliated shareholders. Bidder White also indicated that it might be willing to increase its purchase price by up to $0.50 per share if certain hedging arrangements were entered into and expressed a preference for a simultaneous sale of our interest in the South Texas Project to a third party buyer. The Bidder White bid contemplated that we would incur up to $3.15 billion of indebtedness in connection with either an 81% or a 100% transaction, a portion of the proceeds of which would be distributed to all of our shareholders by means of a special dividend in an 81% transaction. The Bidder White bid did not include a markup of the form of stock purchase agreement previously provided to Bidder White, but did include a memorandum providing a general summary of their comments regarding the form of stock purchase agreement.

On June 21, 2004, the special committee met to consider the engagement of RBC Capital Markets Corporation as its financial advisor. During that meeting, the special committee discussed the independence of RBC, the terms of the engagement letter with RBC, and the qualifications of RBC to serve as financial advisor to the special committee. After confirming the qualifications of RBC and determining that there were no material relationships that would affect RBC’s independence and ability to be objective in the evaluation of the various transactions being contemplated by CenterPoint Energy, the special committee by unanimous vote agreed to retain RBC as independent financial advisor to the special committee.

On June 22, 2004, a third second round bid was submitted by Bidder Purple, an investor group consisting of hedge funds represented by two investment banks. In its bid, Bidder Purple proposed to purchase CenterPoint Energy’s 81% interest in us for a purchase price of $39.50 per share, consisting of a special distribution by us to all of our shareholders of at least $15.00 per share to be financed by at least $1.2 billion of new indebtedness to be incurred by us and cash in an amount of $24.50 per share to be paid by Bidder Purple. Bidder Purple also indicated a willingness to pursue two alternative transaction structures.

Under the first alternative transaction proposed by Bidder Purple, which we refer to as the “debt exchange and partial spin-off alternative”:

•	we would make a special distribution to all of our shareholders of $15.00 per share to be financed by $1.2 billion of new indebtedness to be incurred by us;

•	the Bidder Purple investors would expend approximately $980 million of cash to purchase outstanding long-term debt securities of CenterPoint Energy;

•	CenterPoint Energy would exchange approximately 39.9 million shares of our common stock owned by CenterPoint Energy for the purchased debt securities; and

•	CenterPoint Energy would distribute the remaining 24.8 million shares of our common stock it owns to CenterPoint Energy’s shareholders in a transaction intended to qualify as a tax free distribution.

As a result, the Bidder Purple investors would own approximately 49.9% of our outstanding common stock and CenterPoint Energy would no longer have an equity interest in us. Our unaffiliated shareholders would not participate in or receive any consideration under this transaction other than the special cash distribution.

Under the second alternative transaction proposed by Bidder Purple, which we refer to as the “cash rich split-off alternative”:

•	we would issue approximately 30.6 million shares of our common stock to the Bidder Purple investors for a purchase price of $39.50 per share, or approximately $1.2 billion in cash;

•	we would borrow approximately $1.2 billion;

•	we would then contribute approximately $2.4 billion of cash and certain gas pipeline, gas storage and oil storage assets with an estimated value of $150 million to a newly formed subsidiary; and

•	CenterPoint Energy would exchange all of its 81% interest in us for 100% of the outstanding stock in the new subsidiary in a transaction intended to qualify as a tax free exchange.

As a result, the Bidder Purple investors would own approximately 67% of our outstanding common stock and CenterPoint Energy would no longer have an equity interest in us. Our unaffiliated shareholders would not participate in or receive any consideration under this transaction.

On June 22, 2004, CenterPoint Energy management and representatives of Citigroup and Baker Botts met to discuss the second round bids. Based on those discussions, CenterPoint Energy management directed Citigroup to contact each bidder group and request “best and final” bids to be submitted by June 28, 2004 and to engage in various follow-up discussions to clarify certain elements of the bid proposals.

On June 24, 2004, representatives of Haynes and Boone and RBC had a telephonic meeting with representatives of Baker Botts and Citigroup to discuss the auction process and CenterPoint Energy’s interest in a sale of its 81% ownership interest in us. The representatives of CenterPoint agreed to send, and did send, to the special committee and its advisors the first and second round bids that were received by Citigroup and subsequent bid proposals as they were submitted.

On June 28, 2004, GC Power Group and Bidder White each submitted revised bids in response to Citigroup’s request for “best and final” bids. In its revised bid, GC Power Group proposed to buy CenterPoint Energy’s 81% interest in us for a purchase price of $43.50 per share without a 338(h)(10) election or $44.50 per share with a 338(h)(10) election. Both the 81% and 100% alternatives included the incurrence by us of indebtedness, the proceeds of which would be distributed to all of our shareholders by means of a special dividend in an 81% transaction. GC Power Group also proposed an alternative structure for the acquisition of 100% of our outstanding common stock at a purchase price of $45.25 per share. That alternative structure, which is substantially similar to the structure of the transactions contemplated by the transaction agreement, was designed to substantially accelerate the speed and certainty of payment of 100% of the cash consideration to be payable to our unaffiliated shareholders and a substantial portion of the cash consideration to be payable to CenterPoint Energy. The structure would provide 100% of the cash consideration payable to our unaffiliated shareholders as a first step in a series of transactions, with that first step not conditioned on the receipt of NRC approval. GC Power Group’s alternate structure also contemplated the forward sale of a substantial portion of our base-load capacity through 2008 simultaneously with the execution of a definitive agreement.

In Bidder White’s revised bid, it proposed to buy CenterPoint Energy’s 81% interest for a purchase price of $40.00 per share without a 338(h)(10) election or $46.50 per share with a 338(h)(10) election. Bidder White also proposed to buy 100% of our outstanding common stock for a purchase price of $41.25 per share without a 338(h)(10) election or $47.75 per share with a 338(h)(10) election. Both the 81% and 100% alternatives included the incurrence by us of indebtedness, a portion of the proceeds of which would be distributed to all of our shareholders by means of a special dividend in an 81% transaction. Each purchase price included a $0.75 per share component that would be dependent upon our entering into certain hedging arrangements involving forward power sales acceptable to Bidder White. Bidder White again expressed a preference for a simultaneous sale of our interest in the South Texas Project to a third party buyer.

On June 29, 2004, Bidder Purple submitted a revised bid in which it proposed to purchase CenterPoint Energy’s 81% interest in us for a purchase price of $40.75 per share, consisting of a special distribution by us to all of our shareholders (including our unaffiliated shareholders) of at least $18.75 per share to be financed by at least $1.5 billion of new indebtedness to be incurred by us and cash in an amount of $22.00 per share to be paid by Bidder Purple to CenterPoint Energy. Bidder Purple again indicated an interest in discussing the debt exchange and partial spin-off alternative and the cash rich split-off alternative, the proposed terms of which were modified to reflect the higher proposed value for our shares, the increase in amount of indebtedness we would incur, and, with respect to the debt exchange and partial spin-off alternative, the increase in the amount of the special distribution by us to our shareholders.

On June 29, 2004, the special committee held a telephonic meeting to discuss the status of the auction process. At that meeting, RBC provided an overview of the auction process and reviewed with the special committee a summary of the first and second round bids that had been received by Citigroup and reported on its discussions with Citigroup. RBC also indicated that they were reviewing the third and final round bids that had been received by Citigroup on June 28th and June 29th. The special committee directed RBC to continue their review of the third and final round bids and to provide additional information to the special committee on our valuation as compared to the current trading price. At the June 29th meeting, representatives of Haynes and Boone also summarized their conversations with CenterPoint Energy representatives regarding the auction process and reiterated that the special committee was not obligated to accept any proposal and could reject any and all proposals in the fulfillment of its fiduciary duties to our unaffiliated shareholders.

On June 30, 2004, CenterPoint Energy’s board of directors held a telephonic special meeting to, among other things, update the board regarding developments in the auction process and discuss the current proposals. At the meeting, presentations were made by CenterPoint Energy management and representatives of Citigroup and Baker Botts regarding the terms of each bid and related matters. Following the discussions, the CenterPoint Energy board authorized management to continue to engage in negotiations with each of the remaining bidders.

During July 2004, CenterPoint Energy management and representatives of Citigroup and Baker Botts engaged in numerous discussions with the respective representatives of, and legal counsel for, GC Power Group, Bidder White and Bidder Purple regarding structural, financing, tax and regulatory issues, hedging arrangements and other matters relating to each bidder’s proposal, some of which conversations representatives of Haynes and Boone participated in. Representatives of RBC had multiple calls with representatives of Citigroup to discuss the status of the three bids, the due diligence process, GC Power Group’s and Bidder White’s proposed transaction agreements and Bidder Purple’s proposed transaction structures. During this time period, additional due diligence information was provided in response to further requests by GC Power Group, Bidder White and Bidder Purple.

On July 2, 2004, the special committee held a telephonic meeting to discuss the third and final round bids received by Citigroup from the three final bidders. The special committee discussed the fact that the Bidder White proposal had a higher stated per share price of $47.75, including a $0.75 per share component that would be dependent upon our entering into certain hedging arrangements acceptable to Bidder White, for a 100% transaction with a 338(h)(10) election as compared to GC Power Group’s proposal of $45.25 per share for a 100% transaction with no 338(h)(10) election. The special committee also discussed the GC Power Group transaction structure, including the fact that the unaffiliated shareholders could expect to receive payment of the consideration for their shares sooner than under Bidder White’s proposal. The special committee also discussed the tax detriment to CenterPoint Energy of any structure that included a 338(h)(10) election. The special committee directed RBC to request of the bidders certain clarifications regarding their bids for only CenterPoint Energy’s 81% ownership interest in us. Representatives of Haynes and Boone also discussed with the special committee the transaction documents and related issues associated with the various bidder proposals. The special committee also discussed the Bidder Purple bid, which offered, depending upon which of the three structures was considered, either no consideration to our unaffiliated shareholders or lower consideration to our unaffiliated shareholders than either the GC Power Group bid or the Bidder White bid.

On July 2, 2004, Baker Botts delivered a draft merger agreement to Bidder White’s legal counsel. The draft agreement was based on the form of stock purchase agreement previously provided to Bidder White and incorporated provisions requested by the special committee and Haynes and Boone and other comments, including a right of Texas Genco to terminate the agreement to accept a superior proposal and required approval by a majority of our shareholders not affiliated with CenterPoint Energy, which we refer to as a majority of the minority voting requirement, and also addressed certain matters discussed between representatives of Baker Botts and Bidder White’s legal counsel.

On July 3, 2004, GC Power Group’s legal counsel delivered a revised transaction agreement to CenterPoint Energy’s management and representatives of Citigroup and Baker Botts that was based on GC Power Group’s markup of the form of stock purchase agreement it provided as part of its June 18, 2004 bid and that reflected discussions between representatives of Baker Botts and GC Power Group’s legal counsel.

On July 6, 2004, Bidder White provided a revised bid proposal to representatives of Citigroup that included a revised draft of the merger agreement previously provided by Baker Botts. Under the terms of Bidder White’s revised bid, it proposed to purchase 100% of our outstanding common stock for a purchase price of $47.75 per share with a 338(h)(10) election. The purchase price again included a $0.75 per share component that would be dependent upon our entering into certain hedging arrangements acceptable to Bidder White. The revised proposal was structured to condition the closing of the entire transaction on the concurrent sale of our interest in the South Texas Project to a third party buyer who had already been selected by Bidder White. Accordingly, the entire transaction would be conditioned on NRC approval and compliance with the right of first refusal procedures relating to the sale of our interest in the South Texas Project, with attendant delay and risk of non-satisfaction of conditions to closing. The revised draft merger agreement from Bidder White included a limited thirty-day termination right to accept a superior proposal but did not include a majority of the minority voting requirement.

From July 7 through July 9, 2004, CenterPoint Energy management, and representatives of Citigroup and Baker Botts engaged in a series of meetings with representatives of, and legal counsel for, GC Power Group in CenterPoint Energy’s offices in Houston to discuss various aspects of the GC Power Group proposal.

On July 8, 2004, representatives of Haynes and Boone participated in conference calls with Baker Botts and legal counsel to Bidder White regarding the proposed Bidder White merger agreement. On July 8, 2004, representatives of Haynes and Boone and RBC also participated in a conference call with our management and representatives of CenterPoint Energy and Citigroup to discuss the hedging arrangements proposed by GC Power Group and Bidder White. Representatives of Haynes and Boone again discussed with Baker Botts the special committee’s desire to include a right of Texas Genco to terminate the agreement to accept a superior proposal and a majority of the minority vote requirement in the transaction agreement with GC Power Group and the merger agreement with Bidder White.

On July 13, 2004, Mr. Attwell met with David McClanahan, President and Chief Executive Officer of CenterPoint Energy, to discuss the status of the three final bid proposals. Mr. McClanahan indicated that although Bidder White’s proposal had the higher stated price, its requirement of a 338(h)(10) tax election would require CenterPoint Energy to pay additional taxes, including amounts attributable to our unaffiliated shareholders, and therefore GC Power Group’s proposal, which did not include a 338(h)(10) election, would yield higher after-tax proceeds to CenterPoint Energy. Mr. McClanahan also expressed concern about the lesser degree of certainty of the Bidder White proposal, the scope of its remaining due diligence, that its proposed structure contained more conditions to closing than GC Power Group’s structure and would likely require a longer period to close due to the fact that the entire transaction would be conditioned on obtaining NRC approval and require compliance with the right of first refusal procedures relating to the sale of our interest in the South Texas Project, whereas the GC Power Group structure was expected to permit our unaffiliated shareholders to receive their consideration sooner and without NRC approval. Mr. McClanahan also expressed concern regarding the need for NRC approval related to Bidder Purple’s straight stock sale proposal and the potential tax risks associated with each of Bidder Purple’s proposed alternative transactions. Mr. McClanahan indicated that CenterPoint Energy was still considering all three bids and that CenterPoint Energy’s board of directors was scheduled to meet on July 16, 2004, and would consider the bids and determine whether to proceed with a sale of its 81% ownership interest in us.

During the third week of July 2004, GC Power Group and Bidder White continued their due diligence efforts, with both parties making a number of requests to CenterPoint Energy and its representatives for information with respect to our company, and CenterPoint Energy, its representatives or our company responding to requests CenterPoint Energy deemed appropriate (in a number of cases following discussion with the relevant bidder). During these efforts, representatives of Bidder White contacted the special committee and its advisors on several occasions to express concerns about CenterPoint Energy’s responsiveness to its due diligence requests. At the special committee’s direction, the special committee’s representatives discussed with CenterPoint Energy’s representatives the concerns expressed and the special committee’s desire that CenterPoint Energy and its advisors take appropriate steps to respond to any remaining requests from Bidder White. In connection with these discussions, Baker Botts provided Haynes and Boone with documents prepared by CenterPoint Energy cataloging the due diligence information that had been provided to Bidder White since its due diligence review began in June 2004. Representatives of CenterPoint Energy also informed representatives of the special committee that Bidder White had only recently retained an additional third party consultant to assist Bidder White with its due diligence efforts, that a number of the most recent diligence requests solicited information that had been provided previously during the process, and that they believed CenterPoint Energy had been responsive to all of the Bidder White diligence requests that could reasonably be accommodated. Representatives of CenterPoint Energy further explained that Bidder White’s outstanding requests were for information that had not been provided to other bidders. On July 19, 2004, a representative of Bidder White reported to Mr. Attwell that Bidder White had essentially completed its due diligence process, and during that night GC Power Group advised CenterPoint Energy that it had essentially completed its due diligence process.

On July 14, 2004, management of CenterPoint Energy met with representatives of GC Power Group and agreed to continue to negotiate the remaining open items relating to the proposed transaction. CenterPoint Energy management stated that it would request the special committee to consider the GC Power Group’s proposal and, depending on the special committee’s response to the terms of GC Power Group’s bid, would recommend the proposal to the CenterPoint Energy board of directors at the July 16, 2004 meeting.

On July 14, 2004, Bidder White delivered a letter to representatives of Citigroup providing additional information regarding its proposed hedging arrangements and proposing that our minority shareholders (but not CenterPoint Energy) would receive the entire $0.75 per share component of the proposed purchase price relating to the proposed hedging arrangements whether or not the hedging arrangements were successfully implemented.

On July 14, 2004, the special committee held a meeting with representatives of Haynes and Boone and RBC. Mr. Attwell reported to the other members of the special committee his conversations with Mr. McClanahan, including Mr. McClanahan’s expressed desire that the special committee communicate to CenterPoint Energy the special committee’s preference as between the available bids and structures and whether to pursue any transaction at all before the July 16, 2004 meeting of CenterPoint Energy’s board of directors. Representatives of Haynes and Boone reported to the special committee its discussions with Baker Botts regarding the status of the auction process. Haynes and Boone also indicated that Baker Botts had advised it that both GC Power Group and Bidder White had indicated they were not willing to proceed with a transaction conditioned on a majority of the minority voting requirement.

At the July 14, 2004 meeting, RBC reviewed with the special committee its presentation regarding different valuation analyses of Texas Genco and the third and final round bids. RBC discussed with the special committee stock market valuations of comparable companies, as well as valuations that had been applied to comparable companies in asset acquisition transactions. RBC noted that it was difficult to identify comparable companies that were substantially similar to us and that none of the comparable companies or transactions was sufficiently similar to us or to the proposed transactions to provide a high degree of correlation. RBC further explained that comparing the selected companies and transactions to us and the proposed transactions involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that may have affected the values in the comparable companies and transactions. RBC discussed its analysis of the fairness, from a financial point of view, to our unaffiliated shareholders of a possible transaction with GC Power Group or Bidder White. The members of the special committee questioned RBC about its analysis of the financial projections, valuation methodologies, comparable companies and transactions, conclusions and similar matters. The special committee discussed the Bidder Purple bid and the fact that the $40.75 per share value to CenterPoint Energy in the straight stock sale proposal was less than the per share value of the other two bids, and was aware of the fact that the alternate proposals by Bidder Purple offered no consideration to our unaffiliated shareholders.

At the July 14, 2004 meeting, the special committee also discussed the hedging and financing arrangements proposed by GC Power Group and Bidder White. The special committee discussed the regulatory approvals required to consummate the proposed transactions, and the fact that the GC Power Group proposal did not require NRC approval to complete the public company merger and the distribution of the cash proceeds to our unaffiliated shareholders. The special committee also discussed the recent increases in the trading price of our common stock. Representatives of Haynes and Boone reviewed with the special committee key provisions of the current drafts of the legal documents for the GC Power Group and Bidder White transactions.

On the morning of July 15, 2004, Mr. Attwell had a conversation with Mr. McClanahan and informed Mr. McClanahan that the special committee would like Citigroup and CenterPoint Energy to present their views of the final bids. Mr. Attwell also requested on behalf of the special committee that the management of Texas Genco inform the special committee as to their views of a sale of Texas Genco and its benefits to the shareholders other than CenterPoint Energy.

On July 15, 2004, the special committee held a telephonic meeting with representatives of Haynes and Boone and RBC to discuss the bids and to determine what, if any, guidance it would provide to CenterPoint Energy’s board of directors before the meeting on July 16, 2004. After considerable discussion of the various bids, the special committee directed Mr. Attwell to contact Mr. McClanahan to discuss a number of issues including the price differential between Bidder White and GC Power Group, timing for payment of consideration to the unaffiliated shareholders and the status of Bidder Purple.

After the special committee meeting on July 15, 2004, Mr. Attwell met with Mr. McClanahan to discuss the issues raised by the special committee at the earlier meeting. Mr. McClanahan confirmed to Mr. Attwell that CenterPoint Energy’s management was continuing to communicate with all three remaining bidders. Mr. McClanahan indicated that CenterPoint Energy’s management preferred the GC Power Group proposal because of the higher after-tax proceeds to CenterPoint Energy, the expected greater certainty of closing and the expected expedited receipt of consideration to all shareholders. Mr. McClanahan reiterated CenterPoint Energy’s concerns regarding the regulatory uncertainties related to Bidder Purple’s straight stock sale proposal and the potential tax risks associated with each of Bidder Purple’s proposed alternative transactions. Mr. Attwell expressed the special committee’s concern about the price differential between GC Power Group’s proposal and Bidder White’s proposal. Mr. Attwell indicated that the stated price in the Bidder White proposal was attractive and inquired as to the possibility that GC Power Group would increase its price to our unaffiliated shareholders. Mr. Attwell also informed Mr. McClanahan of the special committee’s discussions regarding a termination right for a superior proposal, a majority of the minority voting requirement on any proposed transaction and a “clawback” provision allowing the unaffiliated shareholders to participate in any additional consideration received by CenterPoint Energy in connection with a sale of our assets by CenterPoint Energy after the public company merger at a higher price if the non-nuclear asset transaction or the nuclear asset transaction did not close under GC Power Group’s structure (Baker Botts and Haynes and Boone had previously discussed practical and business difficulties raised by such a term). Finally, Mr. Attwell requested a presentation from Citigroup and CenterPoint Energy’s and Texas Genco’s management regarding the auction process and CenterPoint Energy’s preference for the GC Power Group proposal.

On July 16, 2004, a special meeting of CenterPoint Energy’s board of directors was held by telephone conference call to update the board regarding developments in the bidding process since June 30, 2004. At the meeting, presentations were made by CenterPoint Energy management, and representatives of Citigroup and Baker Botts regarding the terms of each bid, strategic alternatives for monetizing CenterPoint Energy’s 81% interest in us, and related matters. Representatives of Citigroup reviewed certain of the financial terms of the proposals including financial analyses relating to the $45.25 per share purchase price implied by the aggregate consideration to CenterPoint Energy under the GC Power Group proposal. CenterPoint Energy’s board of directors reviewed and discussed the terms of the proposed GC Power Group transaction and management’s determination that the bid presented the most compelling proposal.

On the morning of July 16, 2004, the special committee held a telephonic meeting and discussed with its legal and financial advisors the status of Bidder White’s outstanding diligence requests based on correspondence from Bidder White to Citigroup. The special committee decided to reconvene later that afternoon to receive a report from Citigroup and CenterPoint Energy’s and Texas Genco’s management regarding the auction process, CenterPoint Energy’s preference for the GC Power Group proposal and whether CenterPoint Energy’s board of directors had made a decision at the board of directors meeting scheduled for the morning of July 16, 2004.

On the afternoon of July 16, 2004, the special committee reconvened with their legal and financial advisors for the presentation by Citigroup and CenterPoint Energy. Representatives from Citigroup delivered a presentation to the special committee regarding the three final proposals. In response to the special committee’s concerns communicated to Mr. McClanahan, GC Power Group had increased its bid by $25 million and CenterPoint Energy had agreed that this amount would be allocated disproportionately to our unaffiliated shareholders so that the per share price to our unaffiliated shareholders would increase by $1.22 per share, from $45.25 to $46.47, and the per share price to CenterPoint Energy would increase by $.10 per share, from $45.25 to $45.35. Representatives from Citigroup also noted certain advantages of GC Power Group’s proposal as compared to Bidder White’s proposal, including the advantage that the public company merger was not conditioned on NRC approval and the related expectation that receipt of consideration would be accelerated by several months under the GC Power Group structure, and the fact that GC Power Group’s proposal should not require compliance with the right of first refusal procedures relating to the sale of our interest in the South Texas Project.

At the meeting with the special committee on July 16, 2004, CenterPoint Energy representatives indicated that CenterPoint Energy’s board of directors had endorsed the GC Power Group proposal at its earlier meeting but had not formally approved it. The special committee discussed with the representatives of Citigroup and CenterPoint Energy how GC Power Group’s timing advantage and more favorable closing conditions compared to Bidder White’s advantage in stated price and the potential value impact of the accelerated receipt of consideration expected from GC Power Group’s proposal. In discussing the potential timing advantage and related impact on net present value of Bidder White’s stated price, the CenterPoint Energy representatives noted that the Bidder White transaction was expected to take between three and six months longer to close than the GC Power Group transaction. The special committee noted to Citigroup and CenterPoint Energy that despite GC Power Group’s price increase and the GC Power Group contractual advantages, the special committee remained concerned about the difference in stated price between GC Power Group’s revised proposal and Bidder White’s proposal. The special committee discussed with Citigroup and CenterPoint Energy the scope of the auction process, the due diligence process, and that GC Power Group had rejected requests to include a termination right to accept a superior proposal or a majority of the minority vote requirement in its proposed transaction agreement.

After the representatives of Citigroup and CenterPoint Energy departed the meeting, the special committee discussed whether the additional $25 million proposed by GC Power Group could be allocated 100% to our unaffiliated shareholders. The special committee also discussed the advantages and disadvantages of the GC Power Group proposal and the Bidder White proposal and the closing conditions to each proposal. The special committee also discussed that based on several factors, including the tax consequences and the lack of assurance on the contingent $.75 per share consideration to CenterPoint Energy under Bidder White’s proposal, and the expected timing advantages for closing and receipt of most of the consideration under GC Power Group’s structure, it believed that CenterPoint Energy would support GC Power Group’s proposal in preference to Bidder White’s proposal even if the language of the material adverse change closing condition and related terms of Bidder White’s proposal were improved to match the corresponding terms in GC Power Group’s proposal.

The special committee then directed representatives of RBC to contact Citigroup to advise Citigroup that the special committee would be willing to support GC Power Group’s proposal if GC Power Group increased the price to the unaffiliated shareholders to $48.00 per share. The representatives of RBC contacted representatives of Citigroup and CenterPoint Energy and informed them of the special committee’s position. Citigroup and CenterPoint Energy indicated that, based on their discussions with GC Power Group, they believed GC Power Group would not pay $48.00 per share to the unaffiliated shareholders.

The special committee reconvened immediately following RBC’s telephone call with Citigroup and CenterPoint Energy to discuss the response, and the special committee directed Mr. Attwell to contact Mr. McClanahan to discuss the special committee’s $48.00 per share proposal.

Mr. Attwell had a telephone call with Mr. McClanahan, during which Mr. McClanahan indicated that CenterPoint Energy would agree to allocate 100% of the additional $25 million proposed by GC Power Group to the unaffiliated shareholders, which would increase the price to the shareholders other than CenterPoint Energy to $46.90 per share. Mr. Attwell communicated this counter-proposal to the special committee, and the special committee directed Mr. Attwell to contact Mr. McClanahan and propose that GC Power Group pay a price of $47.00 per share to the shareholders other than CenterPoint Energy. The special committee then recessed the meeting and Mr. Attwell informed Mr. McClanahan of the $47.00 per share proposal.

In the early evening of July 16, 2004, Mr. McClanahan called Mr. Attwell and reported that GC Power Group had agreed to pay the unaffiliated shareholders a per share price of $47.00 in the public company merger (with no termination right to accept a superior proposal and no majority of the minority voting requirement). Mr. McClanahan indicated that this was GC Power Group’s final offer and the offer was acceptable to CenterPoint Energy.

The special committee then reconvened during the evening of July 16, 2004, and Mr. Attwell informed the special committee of GC Power Group’s final offer. After extensive discussions and after considering all the relevant issues and the advice of RBC as to the fairness of the offer, from a financial point of view, to our unaffiliated shareholders, the special committee unanimously determined to proceed with the GC Power Group’s final proposal.

Following the determination by the special committee, on the evening of July 16, 2004, CenterPoint Energy agreed to work in good faith on an exclusive basis with GC Power Group through July 21, 2004. From July 16 through July 20, 2004, the parties negotiated to finalize the various transaction documents. During that period, representatives of Baker Botts had discussions with representatives of Haynes and Boone to update them on the status of the negotiations and Haynes and Boone was furnished with copies of drafts of the transaction agreement.

On July 20, 2004, the special committee held a meeting with representatives of Haynes and Boone. Mr. Attwell reported to the other members of the special committee that a representative of Bidder White had called him on July 19 to report that Bidder White has essentially completed its due diligence process and that the representative did not indicate that Bidder White was willing to raise its bid price. The special committee then discussed with representatives of Haynes and Boone the current draft of the transaction agreement. The special committee discussed with representatives of Haynes and Boone the fact that the transaction agreement did not provide us with a right to terminate the agreement to accept a superior proposal and the special committee concluded that this type of provision is not essential based on the circumstances, including the purchase price of $47.00 per share, the fact that Citigroup, on behalf of CenterPoint Energy, had conducted an extensive auction process and that CenterPoint Energy had voting control of Texas Genco. The special committee also discussed the timing of the GC Power Group transaction and the expectation that NRC approval would not be required to consummate the public company merger.

The representatives of RBC then joined the special committee meeting and delivered their presentation regarding the fairness, from a financial point of view, of the GC Power Group transaction at a per share price of $47.00 to our unaffiliated shareholders. RBC also discussed with the special committee our financial projections and the auction process that Citigroup had conducted on behalf of CenterPoint Energy. The special committee discussed with representatives of RBC and Haynes and Boone the forward power sale arrangements included in GC Power Group’s proposal and their effect on our unaffiliated shareholders if the non-nuclear asset acquisition or the nuclear asset acquisition did not close.

RBC then presented to the special committee its oral opinion, which was subsequently confirmed in writing on July 21, 2004, that the per share consideration to be received in the public company merger by our shareholders, other than CenterPoint Energy, was fair, from a financial point of view, to such shareholders. The special committee considered all the issues presented to it, including the advantages and disadvantages of GC Power Group’s proposal as compared to Bidder White’s proposal, and determined by unanimous vote to recommend the GC Power Group transaction to our board of directors as being fair to, advisable and in the best interest of our unaffiliated shareholders, subject to satisfactory completion of final documents and the special committee’s receipt of the executed fairness opinion from RBC, both of which occurred on July 21, 2004.

On July 20, 2004, a special meeting of CenterPoint Energy’s board of directors was held by telephone conference call to consider the proposed transaction with GC Power Group. At the meeting, presentations were made by CenterPoint Energy management and representatives of Citigroup and Baker Botts regarding the terms of the proposed transaction and related matters. The CenterPoint Energy board reviewed and discussed the terms of the proposed transaction and management’s assessment of the transaction from financial, strategic, operating and regulatory standpoints. Representatives of Citigroup indicated that Citigroup was in a position to deliver an opinion to the CenterPoint Energy board of directors to the effect that, based on and subject to the considerations and limitations to be set forth in their written opinion, the aggregate consideration to be received by CenterPoint Energy in the non-nuclear asset acquisition and the nuclear asset acquisition as contemplated by the transaction agreement was fair, from a financial point of view, to CenterPoint Energy. After further discussions and noting that the special committee had unanimously recommended that we enter into the transaction agreement and the transactions it contemplates, CenterPoint Energy’s board of directors voted unanimously to approve the transaction agreement and the transactions it contemplates.

On July 20, 2004, a special meeting of our board of directors was held to consider the proposed transaction with GC Power Group and discuss the determinations of the special committee. Mr. Attwell provided a report on behalf of the special committee outlining the steps the special committee had taken and the proposals by Bidder White and Bidder Purple. Mr. Attwell noted that RBC was prepared to issue a fairness opinion regarding the GC Power Group transaction. He then discussed key provisions of the opinion, including its conclusion that, at a price of $47.00 per share, the proposed public company merger was fair, from a financial point of view, to our unaffiliated shareholders. Mr. McClanahan then discussed the determination by CenterPoint Energy that the GC Power Group transaction was superior to the other bidder proposals both as to CenterPoint Energy and our unaffiliated shareholders. Haynes and Boone then discussed, at Mr. Attwell’s request, whether a proposal should be made to GC Power Group that the transaction agreement be revised to provide that if the public company merger closing fell within 15 days of the record date for the payment of a regular dividend, the dividend would be accelerated and paid. Representatives of CenterPoint Energy responded that they did not expect that proposal would be agreeable to GC Power Group, noting that the agreed increase in purchase price and allocation of the entire increase to our unaffiliated shareholders had been GC Power Group’s final offer and that the proposal would effectively represent a request for payment of additional purchase price. Following a separate discussion by the special committee and Haynes and Boone, during which the other members of our board of directors temporarily left the meeting (other than Ms. Hemingway Hall, who was participating in the meeting by telephone), which led the special committee to withdraw the request for the accelerated dividend, Mr. Attwell stated that the special committee had decided by unanimous vote to recommend the GC Power Group transaction as being fair to, advisable and in the best interest of our unaffiliated shareholders, subject to satisfactory completion of final documents and the special committee’s receipt of the executed fairness opinion from RBC, both of which occurred on July 21, 2004. Our board of directors then voted unanimously to approve the transaction agreement and the transactions it contemplates.

On the morning of July 21, 2004, the transaction agreement and related documents were finalized, and shortly thereafter, RBC delivered its written fairness opinion to the special committee and our board of directors, and Citigroup delivered its fairness opinion to the board of directors of CenterPoint Energy. The transaction agreement, the power purchase agreement described under “—Other Agreements—Power Purchase and Sale Agreement” and related documents were executed, and a press release announcing the transaction was issued later that morning.

Position of Our Special Committee and Board of Directors as to the Fairness of the Public Company Merger

Determination by the Special Committee

At a meeting of the special committee held on July 20, 2004, the special committee determined by unanimous vote that the transaction agreement with GC Power Acquisition and the transactions contemplated thereby, including the public company merger, are fair to, advisable and in the best interests of Texas Genco and our shareholders, other than CenterPoint Energy, and resolved to recommend to our board of directors that the transaction agreement and the transactions contemplated thereby, including the public company merger, be approved by our board of directors, subject to satisfactory completion of the transaction agreement and the special committee’s receipt of the executed fairness opinion from RBC, each of which occurred on July 21, 2004.

The material factors considered by the members of the special committee in making its determination and recommendation set forth above were as follows:

•	The auction process described under “—Background of the Transactions” was thorough and inclusive. The auction process provided an extensive market check in which a broad range of over 100 potential strategic and financial buyers were contacted, and no restrictions were placed on the parties contacted or upon the structure or type of transaction that could be considered, other than CenterPoint Energy’s expressed preference for a cash transaction. In addition, during the auction process extensive due diligence information regarding our business, operations and financial condition was provided to potential buyers in an effort to elicit the most favorable bids.

•	The presentation of and opinion delivered by RBC that, as of July 21, 2004, the public company merger consideration to be received by our shareholders (other than CenterPoint Energy) was fair, from a financial point of view, to such holders. A summary of RBC’s presentation and material analyses is described under “—Fairness Opinion of RBC Capital Markets Corporation” and a copy of the written opinion of RBC dated July 21, 2004 is included as Appendix C to this information statement.

•	The fact that our unaffiliated shareholders are entitled to receive $47.00 per share in the public company merger while CenterPoint Energy is only entitled to receive the equivalent of approximately $45.25 per share for its 81% interest in us (consisting of approximately $34.44 per share to be paid upon the closing of the non-nuclear asset acquisition and approximately $10.81 per share to be paid at a later date upon the closing of the nuclear asset acquisition).

•	The relationship between the $47.00 price per share to be paid to our unaffiliated shareholders in the public company merger and the recent and historical market price of our common stock. The special committee deliberated over the $47.00 per share public company merger consideration to our unaffiliated shareholders as compared to the recent market price of our common stock. In RBC’s presentation to the special committee, RBC noted that the current price of our common stock had increased approximately 426.3% from the commencement of public trading in our common stock on December 18, 2002, while selected comparable companies as a whole appreciated 68.3%, the S&P 500 Index appreciated 23.6% and the S&P Electric Utilities Index appreciated 25.3%.

•	The fact that natural gas prices at the time the transaction was being considered were at historically high levels, which increased electricity prices paid to all generating companies in our markets, including companies like us that use fuels other than natural gas, and thus caused our profitability to increase during the period the transaction was being considered.

•	The fact that the public company merger consideration is all cash, which provides certainty of value to our shareholders.

•	The fact that in the final stages of the negotiations CenterPoint Energy agreed to the allocation of all of the approximately $26.6 million aggregate increase in purchase price agreed to by GC Power Group to our unaffiliated shareholders.

•	The consummation of the public company merger and the payment of the public company merger consideration to our unaffiliated shareholders is not expected to require NRC or PUC approval, which means that payment to our unaffiliated shareholders would likely occur several months earlier as compared to the transaction proposed by Bidder White.

•

The GC Power Group proposal provided greater likelihood of payment to our unaffiliated shareholders as compared to the Bidder White proposal, because there were fewer and less stringent conditions to the closing of the public company merger. In analyzing the likelihood of closing, the special committee noted in particular the following:

•	The limited scope of the material adverse effect condition to closing, because GC Power Group agreed to include certain exceptions in the definition of material adverse effect in the transaction agreement (thus making it more difficult for GC Power Group to assert that a material adverse effect has occurred).

•	The fact that consummation of the public company merger is not expected to require NRC or PUC approval.

•	The fact that the closing of the public company merger is not conditioned on the sale of our interest in the South Texas Project to a third party buyer, and, as a result, a potential material adverse event relating to our interest in the South Texas Project would be less likely to prevent the closing of the public company merger than under the transaction proposed by Bidder White.

•	GC Power Group’s commitment in the transaction agreement to take all steps necessary to avoid or eliminate each and every impediment under the HSR Act.

•	The nature of the financing commitments received by GC Power Group with respect to the proposed transactions, including the identity of the institutions providing such commitments, the limited conditions to the obligations of such institutions to fund such commitments, and the duration of such commitments.

•	The transaction had the strong support of CenterPoint Energy, which beneficially owns approximately 81% of our outstanding voting stock.

•	Our shareholders who do not support the public company merger have the ability to obtain “fair value” for their shares if they validly perfect and exercise their dissenters’ rights under Texas law. Please read “—Dissenters’ Appraisal Rights” for information on how to exercise your dissenters’ rights.

•	Under the terms of the transaction agreement, before the effective time of the public company merger, the special committee must either concur in or direct the action by us to terminate or amend the transaction agreement or waive any condition to our obligation to close the public company merger or the non-nuclear asset acquisition.

The special committee also acknowledged the following facts, but ultimately determined that the material factors discussed above outweighed these facts:

•	Our unaffiliated shareholders will not receive our anticipated quarterly December dividend if the related record date is scheduled to occur after the consummation of the public company merger.

•	The possible conflicts of interest of CenterPoint Energy and its affiliates. Please read “—Interests of CenterPoint Energy, Directors and Executive Officers,” for a description of these possible conflicts of interest. The special committee considered in this regard that its composition, consisting of members of our board of directors with no financial interest in the public company merger that is different from the interests of our unaffiliated shareholders, permitted it to represent effectively the interests of our unaffiliated shareholders.

•	The possibility of disruption to our operations following the announcement of the public company merger, and the resulting effect on us, including the market price of our common stock, if the public company merger does not close.

•	The fact that we will cease to be a public company and our current shareholders will no longer participate in any of the potential growth, or be exposed to any of the potential risks, associated with our business.

In addition, the special committee acknowledged that CenterPoint Energy’s direct wholly owned subsidiary, Utility Holding, as the holder of approximately 81% of our outstanding voting stock, would execute a written consent irrevocably approving the public company merger, the non-nuclear asset acquisition and the nuclear asset acquisition at the time of execution of the transaction agreement and, consequently, our board of directors may not consider any other offers for a sale of our assets or common stock, including through a merger, reorganization, tender offer, share exchange, exchange offer or similar transaction, and the public company merger is not conditioned upon the approval of at least a majority of our unaffiliated shareholders. Despite these facts, the special committee ultimately determined that the public company merger was procedurally fair to our unaffiliated shareholders, for the reasons discussed above.

The special committee also considered the fact that if the public company merger does not occur, we will still be subject to the hedging arrangements that were executed simultaneously with the transaction agreement, as described under “Other Agreements—Power Purchase and Sale Agreement.”

Determination by Our Board of Directors

At the meeting of our board of directors on July 20, 2004, following the special committee’s unanimous recommendation, our board of directors unanimously:

•	determined that the transaction agreement and the transactions contemplated by the transaction agreement, including the public company merger, are in the best interests of our company and our shareholders; and

•	approved the transaction agreement and the transactions contemplated by the transaction agreement, including the public company merger.

Our board of directors considered the special committee’s unanimous determination and recommendation to our board of directors in conjunction with the factors relied upon by the special committee in making such determination and recommendation. Our board of directors also considered the opinion delivered to the special committee and our board of directors by RBC that, as of July 21, 2004, the public company merger consideration to be received by our shareholders (other than CenterPoint Energy) was fair, from a financial point of view, to such holders. A copy of the written opinion of RBC dated July 21, 2004 is included as Appendix C to this information statement.

Our board of directors believes that the public company merger is procedurally fair to our shareholders based on the following factors:

•	CenterPoint Energy’s public statements since before the January 2003 distribution of approximately 19% of our outstanding common stock to CenterPoint Energy’s shareholders that it intended to exit the generation sector of the electric power industry and to monetize its interest in us, with the result that the securities markets had been aware of CenterPoint Energy’s intent since prior to the commencement of trading in our common stock.

•	The auction process described under “—Background of the Transactions” was thorough and inclusive. The auction process provided an extensive market check in which a broad range of over 100 potential strategic and financial buyers were contacted, and no restrictions were placed on the parties contacted or upon the structure or type of transaction that could be considered, other than CenterPoint Energy’s expressed preference for a cash transaction. In addition, during the auction process extensive due diligence information regarding our business, operations and financial condition was provided to potential buyers in an effort to elicit the most favorable bids.

•	The active participation of our directors, officers and senior management in the process leading up to the execution of the transaction agreement on July 21, 2004, which included preparing a confidential information memorandum that was distributed to potential bidders, participating in management and due diligence meetings with prospective bidders, and analyzing bids and transaction structures proposed by prospective bidders and related regulatory requirements.

•	The procedures and processes followed by our board of directors and the special committee in conducting the transaction, including the following:

•	The special committee, comprised of three independent members of our board of directors, was formed to represent our shareholders, other than CenterPoint Energy, in connection with (a) any proposal to acquire 100% of our outstanding common stock, including the 19% owned by our unaffiliated shareholders, (b) any determination of whether we should incur additional debt in connection with a purchase of all or a portion of our common stock, and (c) other related issues.

•	The special committee was authorized to and did engage its own legal counsel and financial advisors to assist with its representation of our unaffiliated shareholders.

•	The special committee received advice from its own financial and legal advisors during the process.

•	The transaction proposed by GC Power Group was presented to the special committee for its consideration, and the special committee possessed all power necessary for it to review and evaluate the proposed transaction, consult with its own financial and legal advisors, and determine whether or not to recommend approval of the proposal or any other proposal to our full board of directors.

•	The fact that the special committee received the presentation of and the opinion delivered by RBC that, as of July 21, 2004, the public company merger consideration to be received by our shareholders (other than CenterPoint Energy) was fair, from a financial point of view, to such holders.

•	The fact that the special committee unanimously determined that the transaction agreement and the transactions contemplated thereby, including the public company merger, were fair to, advisable and in the best interests of Texas Genco and our shareholders, other than CenterPoint Energy.

•	The fact that the public company merger consideration and the other terms and conditions of the transaction agreement resulted from active and extensive arm’s-length negotiations between the GC Power Group and its advisors, on the one hand, and each of CenterPoint Energy, the special committee and their respective advisors, on the other hand.

•	Under the terms of the transaction agreement, before the effective time of the public company merger, the special committee must either concur in or direct the action by us to terminate or amend the transaction agreement or waive any condition to our obligation to close the public company merger or the non-nuclear asset acquisition.

•	Our shareholders who do not support the public company merger have the ability to obtain “fair value” for their shares if they validly perfect and exercise their dissenters’ rights under Texas law. Please read “—Dissenters’ Appraisal Rights” for information on how to exercise your dissenters’ rights.

In addition, our board of directors acknowledged that CenterPoint Energy’s direct wholly owned subsidiary, Utility Holding, as the holder of approximately 81% of our outstanding voting stock, would execute a written consent irrevocably approving the public company merger, the non-nuclear asset acquisition and the nuclear asset acquisition at the time of execution of the transaction agreement and, consequently, our board of directors may not consider any other offers for a sale of our assets or common stock, including through a merger, reorganization, tender offer, share exchange, exchange offer or similar transaction, and the public company merger is not conditioned upon the approval of at least a majority of our unaffiliated shareholders. Despite these facts, our board of directors ultimately determined that the public company merger was procedurally fair to our unaffiliated shareholders.

Other Considerations of the Special Committee and Our Board of Directors

The special committee and our board of directors did not analyze the fairness of the public company merger consideration in isolation from the considerations referred to above. The special committee and our board of directors did not attempt to distinguish between factors that support a determination that the public company merger is “fair” and factors that support a determination that the public company merger is in the “best interests” of our shareholders.

While the special committee and our board of directors did not independently consider our going concern value, the special committee considered the various valuation methodologies and financial analyses performed by RBC that were presented to the special committee, including historical stock price performance, comparable company analysis, comparable asset acquisitions analysis and discounted cash flow analysis.

In consideration of the fairness of the public company merger to our unaffiliated shareholders, the special committee and our board of directors do not believe that our net book value was material or relevant to a determination of the fairness of the public company merger. The special committee and our board of directors do not believe that our net book value was material to its conclusion regarding the fairness of the transaction agreement and the transactions contemplated thereby, including the public company merger, because in their view our book value does not accurately reflect our value in light of the nature of our business and assets. Specifically, the special committee and our board of directors believe that our book value per share ($39.18 as of June 30, 2004) is not indicative of our market value because book value is purely historical in nature and not forward-looking. Accordingly, the special committee and our board of directors focused primarily on current period measurements of our operational and financial performance in determining the substantive fairness of the proposed transaction.

Likewise, the special committee and our board of directors did not consider our liquidation value material or relevant in determining the substantive fairness of the proposed transactions. Our special committee and board of directors consider our business to be a viable going concern, view the market price of our common stock as an indication of our value as a going concern, and do not consider our liquidation value as a relevant valuation methodology. The special committee and our board of directors believe that, as a viable going concern, our liquidation value would be significantly lower than our valuation as a going concern and would therefore not provide a useful valuation methodology in determining the substantive fairness of the proposed transactions. Therefore, the special committee and our board of directors have not conducted an appraisal of our assets to determine our liquidation value.

The preceding discussion of the factors considered by the special committee and our board of directors is not intended to be exhaustive but does set forth the material factors the special committee and our board of directors considered. The special committee and our board of directors reached their conclusions regarding the fairness of the transaction agreement and the public company merger in light of the various factors described above that each member of the special committee and our board of directors believed were appropriate. In view of the wide variety of factors considered in connection with the evaluation of the public company merger and the complexity of these matters, the special committee and our board of directors found it impracticable, and did not attempt, to quantify, rank or otherwise assign relative weights to each of the specific factors they considered or determine that any factor was of particular importance in reaching their determinations that the transaction agreement and the public company merger, are in the best interests of the company and our unaffiliated shareholders. Rather, the special committee and our board of directors viewed their determinations as being based on the judgment of their respective members, in light of the totality of the information presented and considered, including the knowledge of such members of our business, financial condition and prospects and the advice of financial and legal advisors, except that, for the reasons noted above, our board of directors gave substantial weight to the determinations and recommendation of the special committee. In considering the factors discussed above, individual directors may have given different weights to different factors.

Fairness Opinion of RBC Capital Markets Corporation

To assist the special committee with the evaluation of the public company merger and public company merger consideration, RBC was retained to render an opinion as to the fairness, from a financial point of view, of the public company merger consideration to be received by the holders of our common stock (other than CenterPoint Energy).

RBC was not engaged to, nor did it, evaluate our underlying business decision to enter into the transaction agreement, evaluate alternative transaction structures or other financial or strategic alternatives or solicit third party indications of interest with regard to our assets or common stock or otherwise participate in the transaction process. RBC was not asked to pass upon, and expressed no opinion with respect to any matters other than the fairness, from a financial point of view, of the public company merger consideration to be received by the holders of our common stock (other than CenterPoint Energy) pursuant to the transaction agreement.

On July 20, 2004, RBC delivered its oral opinion, which was subsequently confirmed in writing on July 21, 2004, to the special committee that, as of that date, and subject to the various assumptions, qualifications and limitations set forth therein, the public company merger consideration to be received by the holders of our common stock (other than CenterPoint Energy) was fair, from a financial point of view, to such holders.

RBC, as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes.

The full text of RBC’s written opinion is attached as Appendix C to this information statement and sets forth the assumptions made, general procedures followed, matters considered and limits on the review undertaken. RBC’s opinion is directed only to whether the public company merger consideration to be received by the holders of our common stock (other than CenterPoint Energy) is fair, from a financial point of view, to such holders. The summary of RBC’s written opinion below is qualified in its entirety by reference to the full text of the opinion. You are urged to read the opinion carefully and in its entirety.

In reading the discussion of the fairness opinion set forth below, you should be aware that:

•	RBC provided its opinion for the information and assistance of the special committee and our board of directors in connection with the public company merger;

•	RBC does not express any opinion or make any recommendation to our shareholders as to how to vote with respect to the public company merger.

In connection with rendering its opinion, RBC, among other things:

•	reviewed the financial terms of the draft transaction agreement received by RBC on July 20, 2004 without disclosure schedules or exhibits;

•	reviewed and analyzed certain publicly available financial and other data with respect to us and certain other relevant historical operating data relating to us made available to RBC from published sources and from our internal records;

•	conducted discussions with members of our management with respect to our business prospects and financial outlook;

•	received and reviewed financial forecasts prepared by our management;

•	reviewed the reported prices and historical trading activity for our common stock; and

•	performed other studies and analyses as RBC deemed appropriate.

In arriving at its opinion, in addition to reviewing the matters listed above, RBC performed the following analyses:

•	compared selected market valuation metrics of our company and other selected comparable publicly-traded companies with the metrics implied by the public company merger;

•	compared selected financial metrics, to the extent publicly available, of selected comparable asset acquisitions with the public company merger; and

•	prepared a discounted cash flow analysis using the financial forecasts prepared by our management.

For the purposes of its analysis and opinion, RBC assumed and relied upon, without assuming any responsibility for independent verification of, the accuracy and completeness of the financial, legal, tax, operating and other information provided to RBC by us, and the information supplied or otherwise made available to, discussed with, or reviewed by or for RBC (including, without limitation, our financial statements and the related notes thereto), and did not independently verify such information. With respect to the transaction process conducted on our behalf, RBC assumed and relied upon, without assuming any responsibility for independent verification of, the accuracy and completeness of the information supplied, summarized or otherwise made available to, discussed with, or reviewed by or for RBC, including as to the completeness of the process.

For purposes of rendering its opinion, RBC, with the consent of the special committee, assumed in all respects material to RBC’s analysis, that the representations and warranties of each party contained in the transaction agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the transaction agreement, and that all conditions to the consummation of the public company merger will be satisfied without waiver thereof.

RBC did not assume any responsibility to perform, and did not perform, an independent evaluation or appraisal of any of our assets or liabilities, nor was RBC furnished with any such valuations or appraisals. RBC did not assume any obligation to conduct, and did not conduct, any physical inspection of our properties or facilities. Additionally, RBC was not asked to and did not consider the possible effects of any litigation or other legal claims. RBC’s opinion relates to us as a going concern and, accordingly, does not express an opinion regarding our liquidation value. RBC’s opinion is necessarily based on market, economic, financial, legal and other conditions as in effect on, and the information and transaction agreement made available to RBC as of, July 20, 2004. It should be understood that, although subsequent developments may affect RBC’s opinion, RBC has not updated, revised or reaffirmed its opinion and does not have any obligation to do so.

RBC’s analyses were based on, among other things, the updated financial projections prepared by our management in July 2004, which we discuss below in “—Our Financial Projections.” RBC assumed that the financial projections were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of our future financial performance and that we will perform substantially in accordance with such forecast. RBC expressed no opinion as to any aspect of these financial projections.

In receiving RBC’s oral fairness opinion on July 20, 2004, and reviewing with RBC the written materials prepared by RBC in support of its opinion (a copy of which has been filed with the SEC, as an exhibit to the Schedule 13E-3 of which this information statement forms a part), the special committee was aware of and consented to the assumptions and other matters discussed above.

Summary of Analyses

The following is a brief summary of the material analyses performed by RBC and presented to the special committee in connection with rendering its fairness opinion. This summary is qualified in its entirety by reference to the full text of RBC’s opinion, which is attached as Appendix C to this information statement. You are urged to read the full text of the RBC opinion carefully and in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review by RBC.

RBC considered a number of analyses in assessing the fairness of the public company merger consideration, from a financial point of view, to our common shareholders (other than CenterPoint Energy). These analyses included:

•	an analysis of selected market valuation metrics of selected comparable publicly traded companies;

•	an analysis of selected financial metrics of selected comparable asset acquisitions; and

•	a discounted cash flow analysis, using the financial projections prepared by our management in July 2004, as described under “—Our Financial Projections.”

Some of the financial analyses summarized below include summary data and information presented in tabular format. In order to understand fully the financial analyses, the summary data and tables must be read together with the full text of the analyses. Considering the summary data and tables alone could create a misleading or incomplete view of RBC’s financial analyses.

Historical Common Stock Performance. RBC conducted a historical analysis of the closing price of our common stock based on closing prices on the New York Stock Exchange and also examined prices of a peer group of publicly-traded companies (this peer group of companies is listed below under “—Comparable Company Analysis”).

RBC noted that in the period from the commencement of public trading in our common stock on December 18, 2002 until July 16, 2004, our average closing stock price was $27.02 and our average daily trading volume was 115,003 shares.

RBC noted that for the year ending July 16, 2004, our average closing stock price was $32.31 and our average daily trading volume was 91,790 shares.

RBC noted that for the ninety days ending July 16, 2004, our average closing stock price was $39.29 and our average daily trading volume was 81,533 shares.

RBC noted that for the sixty days ending July 16, 2004, our average closing stock price was $41.14 and our average daily trading volume was 97,392 shares.

RBC noted that for the thirty days ending July 16, 2004, our average closing stock price was $44.09 and our average daily trading volume was 110,481 shares.

RBC also pointed out that in the period from the commencement of public trading in our common stock on December 18, 2002 until July 16, 2004, our common stock outperformed the comparable companies analyzed in RBC’s Comparable Company Analysis as well as the S&P 500 Index and the S&P Electric Utilities Index. Specifically, our common stock appreciated 426.3% over this period, while the comparable companies as a whole appreciated 68.3%, the S&P 500 Index appreciated 23.6% and the S&P Electric Utilities Index appreciated 25.3%.

Comparable Company Analysis. RBC analyzed selected historical and projected operating information provided by our management, stock price performance data, and our valuation multiples, and compared this data to that of selected publicly traded companies, comprised of the Generation, Texas-Based Utilities, and Regulated with Generation companies, listed below. RBC used historical financial information and the projections for these companies derived from publicly available financial information, and, where available, these projections were adjusted to reflect a calendar year end. For us, RBC used the financial projections prepared by management in July 2004. In conducting its analysis, RBC considered selected trading multiples of the following companies:

Generation

•	The AES Corporation

•	Calpine Corporation

•	Dynegy Inc.

•	NRG Energy, Inc.

•	Reliant Energy, Inc.

Texas-Based Utilities

•	American Electric Power Company, Inc.

•	CenterPoint Energy, Inc.

•	Entergy Corporation

•	TXU Corp.

Regulated with Generation

•	Allegheny Energy, Inc.

•	Constellation Energy Group Inc.

•	Edison International

•	FPL Group, Inc.

•	PPL Corporation

RBC reviewed, among other things, the comparable companies’ multiples of enterprise value to earnings before interest, taxes, depreciation and amortization, or EBITDA, and price to earnings for the last twelve months, or LTM, as well as calendar year, or CY, 2004 estimated and 2005 estimated. RBC calculated a range of implied valuations for our common stock using the minimum, mean, median and maximum comparable company multiples and the financial projections prepared by our management in July 2004. The following table summarizes the analysis:

	Implied Equity Value per Share
	Min.	Mean	Median	Max.
Comparable Company Analysis Multiple

Enterprise Value / EBITDA
LTM	$43.59	$62.13	$60.71	$95.03
2004E	$59.92	$69.14	$64.79	$83.44
2005E	$63.45	$72.94	$73.30	$83.84

Price / Earnings
LTM	$29.10	$37.89	$39.29	$43.90
2004E	$54.93	$58.06	$56.84	$63.62
2005E	$52.84	$62.76	$60.67	$76.06

RBC noted that none of the comparable companies are identical to us. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments regarding differences in financial and operating characteristics of the comparable companies and other factors that could affect our public valuation and that of the comparable companies.

Comparable Asset Acquisitions Analysis. RBC reviewed and analyzed selected comparable asset acquisition transactions based on recent acquisitions of power generation assets fueled by gas, coal, nuclear fuel or a combination thereof (portfolio). The acquisitions selected in the RBC analysis were (listed by Acquiror/Target/Seller):

Portfolio

•	Carlyle, Riverstone Global Energy & Power Fund, Sempra Energy Partners/10 Power Plants/American Electric Power Co.

•	PSEG Fossil LLC/Bridgeport & New Haven Power Plants/Wisconsin Energy Corp.

Coal

•	Brownsville Public Utilities Board/7.8% Interest in Oklaunion Power Station/American Electric Power Co.

•	UGI Corp./4.9% Interest in Conemaugh Generating Station/Allegheny Energy Inc.

•	Red Hawk Energy LLC/39.5% Interest in Mt. Poso Cogeneration Facility/NRG Energy Inc.

•	Sempra Energy/Bremond Plant/Texas-New Mexico Power Co.

•	Dominion Resources Inc./State Line Power Plant/Mirant Corp.

Gas

•	KGen Partners LLC/Gas-Fired Power Plants/Duke Energy Corp.

•	Centrica Plc/Bastrop Energy Partners L.P./FPL Energy LLC

•	Entergy Corp./Perryville Power Plant/Perryville Energy Partners LLC

Nuclear

•	Cameco South Texas Project LP/25.2% Interest in STP/American Electric Power Co.

•	Constellation Energy Group Inc./R.E. Ginna Nuclear Power Plant/Energy East Corp.

•	Dominion Resources Inc./Kewaunee Power Plant/WPS Resources Corp. (59%), Alliant Energy Corp. (41%)

•	Exelon Corp./50.0% Interest in AmerGen Energy Co. LLC/British Energy Plc

•	FPL Group Inc./88.2% Interest in Seabrook Nuclear Generating Station/Consortium

•	Entergy Corp./Vermont Yankee Nuclear Plant/Vermont Yankee Nuclear Power Corp.

RBC reviewed, among other things, the comparable acquisitions’ financial metric of U.S. dollar per kilowatt implied by the enterprise values and net generating capacity of the assets acquired. RBC calculated a range of implied valuations for our common stock using the minimum, mean, median and maximum comparable acquisitions’ financial metric of U.S. dollar per kilowatt and our net generating capacity as of March 31, 2004, made available to RBC from published sources. The following table summarizes the analysis:

	Implied Equity Value per Share
	Min.	Mean	Median	Max.
Fuel Type
Coal	$17.96	$27.10	$25.99	$40.24
Gas	$7.04	$15.53	$18.67	$20.88
Nuclear	$2.13	$4.75	$4.16	$7.80

Implied Total by Fuel Type	$27.13	$47.38	$48.82	$68.92

Portfolio	$30.07	$30.39	$30.39	$30.71

Discounted Cash Flow Analysis. RBC performed a discounted cash flow analysis in which it analyzed the present (as of June 30, 2004) value of our projected after-tax cash flows through December 31, 2008 at a range of discount rates and terminal EBITDA multiples. In performing this analysis, RBC:

•	defined unlevered free cash flows as EBITDA less cash taxes on earnings before interest and taxes, or EBIT, capital expenditures and changes in working capital;

•	based projected unlevered free cash flows on the financial projections prepared by our management in July 2004;

•	calculated terminal values by applying a terminal EBITDA multiple to our projected 2008 EBITDA; and

•	determined a range of appropriate weighted average costs of capital or discount rates.

In making these calculations, RBC applied a range of terminal EBITDA multiples from 6.0x to 8.5x and a range of discount rates from 8.0% to 15.0%. This analysis yielded the following per share equity values for our common stock:

	Equity Value per Share
Weighted Average Cost of Capital	Terminal EBITDA Multiple
	6.0x	6.5x	7.0x	7.5x	8.0x	8.5x
8.0%	$50.38	$53.28	$56.17	$59.07	$61.96	$64.86
9.0%	$48.80	$51.59	$54.38	$57.17	$59.96	$62.75
10.0%	$47.29	$49.98	$52.67	$55.36	$58.05	$60.74
11.0%	$45.84	$48.43	$51.02	$53.62	$56.21	$58.81
12.0%	$44.45	$46.95	$49.45	$51.96	$54.46	$56.96
13.0%	$43.12	$45.53	$47.95	$50.36	$52.78	$55.19
14.0%	$41.84	$44.17	$46.50	$48.84	$51.17	$53.50
15.0%	$40.62	$42.87	$45.12	$47.37	$49.62	$51.88

While discounted cash flow analysis is a widely used valuation methodology, it necessarily relies on numerous assumptions, including projected financial information, terminal values and discount rates. Thus, it is not necessarily indicative of our actual, present or future value or results, which may be significantly more or less favorable than suggested by such analysis.

The merger and acquisition transaction environment varies over time because of macroeconomic factors such as interest rate and equity market fluctuations and microeconomic factors such as industry results and growth expectations. RBC noted that no company or transaction reviewed was identical to the proposed transactions and that, accordingly, these analyses involve complex considerations and judgments concerning differences in financial and operating characteristics and other factors that may have affected the values in the comparable companies and transactions.

The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analysis or the summary set forth above, without considering the analysis as a whole, could create an incomplete view of the processes underlying the opinion of RBC. In arriving at its fairness determination, RBC considered the results of all these constituent analyses and did not attribute any particular weight to any particular factor or analysis considered by it; rather, RBC made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all such analyses. Certain of RBC’s analyses are based upon projections of future results and are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. The foregoing summary does not purport to be a complete description of the analyses performed by RBC. Additionally, analyses relating to the value of businesses or securities are not appraisals. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

As described above, RBC’s opinion to the special committee was among many factors taken into consideration by the special committee in making its determination to approve the transaction agreement. The decision to recommend to our board of directors the approval of the terms of the transaction agreement, including the $47.00 per share public company merger consideration to be received by the holders of our common stock (other than CenterPoint Energy), was solely that of the special committee. The opinion of RBC was provided to the special committee and the board of directors in connection with, and for the purpose of, its evaluation of the public company merger and does not constitute a recommendation to any person, including the holders of our common stock, as to how such person should vote or act on any matter related to the transaction agreement or the public company merger.

RBC has received a fee of $1.0 million in connection with its engagement and in connection with the delivery of its opinion to the special committee. RBC will also be reimbursed for its reasonable and customary expenses in connection therewith. No portion of RBC’s fee or expense reimbursement was contingent upon the successful completion of the public company merger, any other related transaction, or the conclusions reached in the RBC opinion. No limitations were imposed by the special committee on RBC with respect to the investigations made or procedures followed by it in rendering its opinion. We also agreed to indemnify RBC and related persons against liabilities, including liabilities under federal securities laws that arise out of the engagement of RBC, and expenses in connection with its engagement.

Position of CenterPoint Energy as to the Fairness of the Public Company Merger

SEC rules may require CenterPoint Energy to provide certain information regarding its position as to the fairness of the public company merger to our other shareholders. CenterPoint Energy has provided us with the information set forth in this section of the information statement.

CenterPoint Energy believes that the public company merger is fair to our unaffiliated shareholders. However, CenterPoint Energy has not performed, or engaged a financial advisor to perform, any valuation analysis for the purposes of assessing the fairness to our unaffiliated shareholders of the transactions described in this information statement.

Each of Messrs. McClanahan, Whitlock and Rozzell, to whom we collectively refer as the “CenterPoint Energy representatives,” is a member of our board of directors. In addition, each of Messrs. McClanahan, Whitlock and Rozzell is an executive officer of CenterPoint Energy, and Mr. McClanahan is also a member of CenterPoint Energy’s board of directors. None of the CenterPoint Energy representatives was a member of the special committee of our board of directors, but they attended the meeting of our board of directors held on July 20, 2004 at which our board received a presentation from the chairman of the special committee and voted to approve the transaction agreement and the transactions contemplated thereby, including the public company merger. The matters discussed during these meetings are described above under “—Background of the Transactions” and “—Position of Our Special Committee and Board of Directors as to the Fairness of the Public Company Merger.”

CenterPoint Energy and the CenterPoint Energy representatives were aware that the special committee of our board of directors had retained its own legal and financial advisors to assist in evaluating the various strategic alternatives CenterPoint Energy was pursuing. Certain of the CenterPoint Energy representatives provided requested assistance to those advisors. CenterPoint Energy, Citigroup and certain of the CenterPoint Energy representatives, as a group, also participated in numerous meetings with potential bidders to provide due diligence information. These meetings, which occurred during May, June and July 2004 and included a number of bidders in addition to the GC Power Group, are described under “—Background of the Transactions.” CenterPoint Energy and the CenterPoint Energy representatives’ participation in these meetings and their understanding of the extensive process in seeking bidders for CenterPoint Energy’s 81% interest in us are the basis for their reliance on that process as one factor for their fairness determination discussed below.

CenterPoint Energy believes that the public company merger is fair to our unaffiliated shareholders based on the following factors:

•	CenterPoint Energy’s understanding of our business and the industry in which we operate, our assets, financial condition and results of operations, and our competitive position within our industry.

•

The auction process described under “—Background of the Transactions” was thorough and inclusive. The auction process provided an extensive market check in which a broad range of over 100 potential strategic and financial buyers were contacted, and no restrictions were placed on the parties contacted or upon the structure or type of transaction that could be considered, other than CenterPoint Energy’s expressed preference for a cash transaction. In addition, during the auction process extensive due diligence information regarding our business, operations and financial condition was provided to potential buyers in an effort to elicit the most favorable bids.

•	The fact that our unaffiliated shareholders are entitled to receive $47.00 per share in the public company merger while CenterPoint Energy is only entitled to receive approximately $45.25 per share for its 81% interest in us (consisting of approximately $34.44 per share to be paid upon the closing of the non-nuclear asset acquisition and approximately $10.81 per share to be paid at a later date upon the closing of the nuclear asset acquisition).

•	The $47.00 per share public company merger consideration was $15.33 higher than the $31.67 exercise price of the RRI option described under “—Background of the Transactions—The Restructuring of Reliant Energy in Response to the Texas Electric Restructuring Law,” which RRI had declined to exercise to January 2004.

•	The fact that the public company merger consideration is all cash, which provides certainty of value to our shareholders.

•	The fact that in the final stages of the negotiations CenterPoint Energy agreed to the allocation of all of the approximately $26.6 million aggregate increase in purchase price agreed to by GC Power Group to our unaffiliated shareholders.

•	The fact that Citigroup delivered its written opinion, dated July 21, 2004, to the board of directors of CenterPoint Energy that, as of that date and based on and subject to the considerations and limitations set forth in the opinion, the aggregate consideration to be received by CenterPoint Energy in the non-nuclear asset acquisition and the nuclear asset acquisition, which is equivalent to approximately $45.25 per share, was fair, from a financial point of view, to CenterPoint Energy (although the Citigroup opinion did not address the fairness of the consideration to be received by our unaffiliated shareholders in the public company merger).

•	The fact that on August 6, 2004, as described under “—CenterPoint Houston’s 2004 True-Up Proceeding,” a valuation panel established by the independent financial expert appointed by the PUC in connection with CenterPoint Houston’s 2004 true-up proceeding issued a report to the PUC stating that, based on the analyses and factors described in its report, as of March 31, 2004, Texas Genco had a fair range of total common stock equity values between $38.27 per share and $46.58 per share, with a mid-point of $42.425 per share. In addition, during an open hearing before the PUC in August 2004 the valuation panel stated that, under its analysis, the value of our common stock increased by approximately $3.00 per share between March 31, 2004 and July 21, 2004 due to specified factors, and the actual average per share price to be paid under the terms of the transaction agreement is higher than what the valuation panel would have paid based on its own analysis.

•	The consummation of the public company merger and the payment of the public company merger consideration to our unaffiliated shareholders is not expected to require NRC or PUC approval, which means that payment to our unaffiliated shareholders will likely occur several months earlier as compared to the transactions proposed by Bidder White.

•	The GC Power Group proposal provided greater likelihood of payment to our unaffiliated shareholders as compared to the Bidder White proposal, because there were fewer and less stringent conditions to the closing of the public company merger. CenterPoint Energy notes in particular:

•	The limited scope of the material adverse effect condition to closing, because GC Power Group agreed to include certain exceptions in the definition of material adverse effect in the transaction agreement (thus making it more difficult for GC Power Group to assert that a material adverse effect has occurred).

•	The fact that consummation of the public company merger is not expected to require NRC or PUC approval.

•

The fact that the closing of the public company merger is not conditioned on the sale of our interest in the South Texas Project to a third party buyer, and, as a result, (a) a potential material adverse event relating to our interest in the South Texas Project would be less likely to prevent the closing of the public company merger than under the transaction proposed by Bidder White, and (b) the public company merger should not be subject to any potential delay associated with compliance with the right of first refusal procedures relating to the sale of our interest in the South Texas Project.

•	GC Power Group’s commitment in the transaction agreement to take all steps necessary to avoid or eliminate each and every impediment under the HSR Act.

•	The nature of the financing commitments received by GC Power Group with respect to the proposed transactions, including the identity of the institutions providing such commitments, the limited conditions to the obligations of such institutions to fund such commitments, and the duration of such commitments.

Based on CenterPoint Energy’s understanding of our business and industry, CenterPoint Energy believes that the trading histories (including trading volumes and trading prices) of our common stock is an appropriate indication of our going concern value.

CenterPoint Energy believes that the public company merger is procedurally fair to our unaffiliated shareholders based on the following factors:

•	CenterPoint Energy’s public statements since before the January 2003 distribution of approximately 19% of our outstanding common stock to CenterPoint Energy’s shareholders that it intended to exit the generation sector of the electric power industry and to monetize its interest in us, with the result that the securities markets had been aware of CenterPoint Energy’s intent since prior to the commencement of trading in our common stock.

•	The auction process described under “—Background of the Transactions” was thorough and inclusive. The auction process provided an extensive market check in which a broad range of over one hundred potential strategic or financial buyers were contacted, and no restrictions were placed on the parties contacted or upon the structure or type of transaction that could be considered other than CenterPoint Energy’s expressed preference for a cash transaction. In addition, during the auction process extensive due diligence information regarding our business, operations and financial condition was provided to potential buyers in an effort to elicit the most favorable bids.

•	The active participation of our directors, officers and senior management in the process leading up to the execution of the transaction agreement on July 21, 2004, which included preparing a confidential information memorandum that was distributed to potential bidders, participating in management and due diligence meetings with prospective bidders, and analyzing bids and transaction structures proposed by prospective bidders and related regulatory requirements.

•	The procedures and processes followed by our board of directors and the special committee in conducting the transaction, including the following:

•	The special committee, comprised of three independent members of our board of directors, was formed to represent our shareholders, other than CenterPoint Energy, in connection with (a) any proposal to acquire 100% of our outstanding common stock, including the 19% owned by our unaffiliated shareholders, (b) any determination of whether we should incur additional debt in connection with a purchase of all or a portion of our common stock, and (c) other related issues.

•	The special committee was authorized to and did engage its own legal counsel and financial advisors to assist with its representation of our unaffiliated shareholders.

•	The special committee received advice from its own financial and legal advisors during the process.

•	The transaction proposed by GC Power Group was presented to the special committee for its consideration, and the special committee possessed all power necessary for it to review and evaluate the proposed transaction, consult with its own financial and legal advisors, and determine whether or not to recommend approval of the proposal or any other proposal to our full board of directors.

•	The fact that the special committee received the presentation of and opinion delivered by RBC that, as of July 21, 2004, the public company merger consideration to be received by our shareholders (other than CenterPoint Energy) was fair, from a financial point of view, to such holders.

•	The fact that the special committee unanimously determined that the transaction agreement and the transactions contemplated thereby, including the public company merger, were fair to, advisable and in the best interests of Texas Genco and our shareholders, other than CenterPoint Energy.

•	The fact that the public company merger consideration and the other terms and conditions of the transaction agreement resulted from active and extensive arm’s-length negotiations between the GC Power Group and its advisors, on the one hand, and each of CenterPoint Energy, the special committee and their respective advisors, on the other hand.

•	Under the terms of the transaction agreement, before the effective time of the public company merger, the special committee must either concur in or direct the action by us to terminate or amend the transaction agreement or waive any condition to our obligation to close the public company merger or the non-nuclear asset acquisition.

•	Our shareholders who do not support the public company merger have the ability to obtain “fair value” for their shares if they validly perfect and exercise their dissenters’ rights under Texas law. Please read “—Dissenters’ Appraisal Rights” for information on how to exercise your dissenters’ rights.

CenterPoint Energy also believes the material factors discussed above outweigh the following facts:

•	Our unaffiliated shareholders will not receive our anticipated quarterly December dividend if the related record date is scheduled to occur after the consummation of the public company merger.

•	The possible conflicts of interest of CenterPoint Energy and its affiliates. Please read “—Interests of CenterPoint Energy, Directors and Executive Officers,” for a description of these possible conflicts of interest.

•	The possibility of disruption to our operations following the announcement of the public company merger, and the resulting effect on us, including the market price of our common stock, if the public company merger does not close.

•	The special committee did not retain an unaffiliated representative to act solely on behalf of our unaffiliated shareholders for the purpose of negotiating the transaction agreement.

In addition, CenterPoint Energy acknowledges that its direct wholly owned subsidiary, Utility Holding, as the holder of approximately 81% of our outstanding voting stock, executed a written consent irrevocably approving the public company merger, the non-nuclear asset acquisition and the nuclear asset acquisition at the time of execution of the transaction agreement and, consequently, our board of directors may not consider any other offers for a sale of our assets or common stock, including through a merger, reorganization, tender offer, share exchange, exchange offer or similar transaction, and the public company merger is not conditioned upon the approval of at least a majority of our unaffiliated shareholders. Despite these facts, CenterPoint Energy believes that the public company merger is procedurally fair to our unaffiliated shareholders.

Based on all of the above factors, CenterPoint Energy believes that the public company merger is fair to our unaffiliated shareholders. CenterPoint Energy believes that it is not possible, however, to assign specific relative weight to the foregoing factors in reaching the opinion as to the fairness of the public company merger. In making this determination, CenterPoint Energy took into account the fact that:

•	our current shareholders will no longer participate in any of the potential growth, or be exposed to any of the potential risks, associated with our business; and

•	if the public company merger does not occur, we will still be subject to the hedging arrangements that were executed simultaneously with the transaction agreement, as described under “Other Agreements—Power Purchase and Sale Agreement.”

In consideration of the fairness of the public company merger to our unaffiliated shareholders, CenterPoint Energy did not independently consider our going concern value; it did, however, consider the various valuation methodologies and financial analyses performed by Citigroup that were presented to the board of directors of CenterPoint Energy in connection with the delivery of Citigroup’s written opinion, dated July 21, 2004, that, as of that date and based on and subject to the considerations and limitations set forth in the opinion, the aggregate consideration to be received by CenterPoint Energy in the non-nuclear asset acquisition and the nuclear asset acquisition was fair, from a financial point of view, to CenterPoint Energy (although the Citigroup opinion did not address the fairness of the consideration to be received by our unaffiliated shareholders in the public company merger).

In consideration of the fairness of the public company merger to our unaffiliated shareholders, CenterPoint Energy does not believe that our net book value is material or relevant to a determination of the fairness of the public company merger. CenterPoint Energy does not believe that our net book value is material to its conclusion regarding the fairness of the transaction agreement and the transactions contemplated thereby, including the public company merger, because in its view our book value does not accurately reflect our value in light of the nature of our business and assets. Specifically, CenterPoint Energy believes that our book value per share ($39.18 as of June 30, 2004) is not indicative of our market value because book value is purely historical in nature and not forward-looking.

Likewise, CenterPoint Energy does not consider our liquidation value to be material or relevant to a determination of the fairness of the public company merger. CenterPoint Energy considers our business to be a viable going concern, views the market price of our common stock as an indication of our value as a going concern, and does not consider our liquidation value as a relevant valuation methodology. CenterPoint Energy believes that, as a viable going concern, our liquidation value would be significantly lower than our valuation as a going concern and would therefore not provide a useful valuation methodology in determining the fairness of the proposed transactions.

Opinion Received by the Board of Directors of CenterPoint Energy

CenterPoint Energy retained Citigroup to act as CenterPoint Energy’s financial advisor in connection with the sale of its 81% interest in Texas Genco. CenterPoint Energy selected Citigroup based on Citigroup’s experience and reputation. Citigroup is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, restructurings, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes.

As more fully described under “—The Transaction Agreement,” the transaction agreement provides for the non-nuclear asset acquisition and the nuclear asset acquisition to occur after completion of the public company merger. In the non-nuclear asset acquisition, Texas Genco will receive cash consideration of $2,813 million, of which up to $2,231 million, which we refer to as the non-nuclear amount, will be distributed up to CenterPoint Energy. In the nuclear asset acquisition, Utility Holding will receive $700 million in cash, without interest, which we refer to as the nuclear amount, in consideration for its 100% ownership interest in Texas Genco. In this section, we refer to the sum of the non-nuclear amount plus the nuclear amount as the aggregate consideration.

In connection with CenterPoint Energy’s evaluation of the non-nuclear asset acquisition and the nuclear asset acquisition, Citigroup delivered to the board of directors of CenterPoint Energy a written opinion, dated July 21, 2004, to the effect that, as of that date and based on and subject to the considerations and limitations set forth in the opinion, Citigroup’s work in connection with the transaction and such other factors as Citigroup deemed relevant, the aggregate consideration to be received by CenterPoint Energy in the non-nuclear asset acquisition and the nuclear asset acquisition as contemplated by the transaction agreement was fair, from a financial point of view, to CenterPoint Energy.

The full text of Citigroup’s written opinion is attached as Appendix D to this information statement and sets forth the assumptions made, general procedures followed, matters considered and limits on the review undertaken. The summary of Citigroup’s opinion below is qualified in its entirety by reference to the full text of the opinion.

You should be aware that Citigroup’s opinion:

•	was provided to CenterPoint Energy’s board of directors in connection with its evaluation of the non-nuclear asset acquisition and the nuclear asset acquisition;

•	was limited to the fairness, from a financial point of view, to CenterPoint Energy, as of the date of the opinion, of the aggregate consideration to be received by CenterPoint Energy in the non-nuclear asset acquisition and the nuclear asset acquisition as contemplated by the transaction agreement;

•	does not cover any other aspect or implication of the transactions contemplated by the transaction agreement, any related documents or arrangements or any other transactions contemplated by the transaction agreement;

•	does not address the fairness of the consideration to be received by Texas Genco’s unaffiliated shareholders in the public company merger. Citigroup was not requested to perform analyses or make presentations with respect to the fairness to Texas Genco’s unaffiliated shareholders of the consideration to be received by such shareholders in the public company merger. The fairness, from a financial point of view, to Texas Genco’s unaffiliated shareholders of the consideration to be received in the public company merger is addressed in the opinion rendered by RBC Capital Markets Corporation described under “—Fairness Opinion of RBC Capital Markets Corporation”;

•	was addressed only to CenterPoint Energy’s board of directors and states that Citigroup’s advisory services and opinion were provided only for the information of the CenterPoint Energy board of directors in its evaluation of the proposed transactions and may not be relied upon by any other party or used for any other purpose; and

•	does not, nor does Citigroup’s related analyses, constitute a recommendation with respect to any of the transactions contemplated by the transaction agreement.

In arriving at its opinion, Citigroup, reviewed the transaction agreement, and held discussions with certain senior officers, directors and other representatives and advisors of CenterPoint Energy and Texas Genco, respectively, and certain senior officers and other representatives and advisors of GC Power Acquisition, concerning the business, operations and prospects of Texas Genco. Citigroup examined certain publicly available business and financial information relating to Texas Genco, as well as certain financial projections and other information and data relating to Texas Genco which were provided to or otherwise reviewed by or discussed with Citigroup by the respective managements of CenterPoint Energy and Texas Genco. Citigroup reviewed the financial terms of the transactions contemplated by the transaction agreement in relation to, among other things:

•	current and historical market prices and trading volumes of Texas Genco common stock;

•	the historical and projected earnings and other operating data of Texas Genco; and

•	the capitalization and financial condition of Texas Genco.

Citigroup considered, to the extent publicly available, the financial terms of certain other transactions that Citigroup considered relevant in evaluating the transactions contemplated by the transaction agreement and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citigroup considered relevant in evaluating those of Texas Genco. In connection with its engagement and at the direction of CenterPoint Energy, Citigroup was requested to approach, and Citigroup held discussions with, third parties to solicit indications of interest in the possible acquisition of CenterPoint Energy’s 81% interest in us. In addition to the foregoing, Citigroup conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citigroup deemed appropriate in arriving at its opinion.

In rendering its opinion, Citigroup assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it. With respect to financial projections and other information and data relating to Texas Genco provided to or otherwise reviewed by or discussed with it, Citigroup was advised by the respective managements of CenterPoint Energy and Texas Genco that such projections and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of CenterPoint Energy and Texas Genco as to the future financial performance of Texas Genco.

Citigroup assumed, with the consent of the CenterPoint Energy board of directors, that:

•	the transactions contemplated by the transaction agreement, including the payment to us of $2,813 million in cash at the closing of the non-nuclear asset acquisition and the payment to Utility Holding of $700 million in cash at the closing of the nuclear asset acquisition, will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for such transactions, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on such transactions, CenterPoint Energy or Texas Genco;

•	no holders of Texas Genco common stock will exercise dissent or appraisal rights in connection with the transactions; and

•	CenterPoint Energy will receive, in connection with the non-nuclear asset acquisition, a cash distribution of not less than the non-nuclear amount ($2,231 million).

Citigroup did not make, and was not provided with, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Texas Genco, nor did Citigroup make any physical inspection of the properties or assets of Texas Genco. Citigroup’s opinion does not address the relative merits of the transactions contemplated by the transaction agreement as compared to any alternative business strategies that might exist for CenterPoint Energy or Texas Genco or the effect of any other transaction in which CenterPoint Energy or Texas Genco might engage. In addition, Citigroup’s opinion does not take into account the potential impact of (a) any post-closing liabilities or obligations pursuant to the transaction agreement or (b) the transactions contemplated by the transaction agreement on CenterPoint Energy’s stranded cost assets. Citigroup’s opinion is necessarily based upon information available to it, and financial, stock market and other conditions and circumstances existing, as of the date of the opinion.

Summary of Analyses

In connection with rendering its opinion, Citigroup made a presentation to the CenterPoint Energy board of directors on July 20, 2004 with respect to the material financial analyses performed by Citigroup in evaluating the fairness, from a financial point of view, to CenterPoint Energy of the aggregate consideration to be received by CenterPoint Energy in the non-nuclear asset acquisition and the nuclear asset acquisition as contemplated by the transaction agreement. The following is a brief summary of that presentation. The summary includes information presented in tabular format. In order to understand fully Citigroup’s financial analyses, these tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The following quantitative information, to the extent it is based on market data, is, except as otherwise indicated, based on market data as it existed at or prior to July 19, 2004, and is not necessarily indicative of current or future market conditions.

Historical Common Stock Price Analysis. Citigroup reviewed the recent market price performance of Texas Genco common stock and compared the performance with that of CenterPoint Energy common stock, the S&P 500 index and an index comprised of the following power generation companies selected by Citigroup:

•	Reliant Energy, Inc.

•	The AES Corporation

•	Calpine Corporation

Citigroup noted the appreciation in Texas Genco common stock over the period beginning January 6, 2003 (the first date on which Texas Genco common stock was traded regular way on The New York Stock Exchange following the distribution by CenterPoint Energy of approximately 19% of the outstanding shares of Texas Genco common stock to CenterPoint Energy’s shareholders) and ending July 19, 2004 was approximately 366%, as compared to the appreciation in the index of selected power generation companies, CenterPoint Energy common stock and the S&P 500 index of 166%, 41% and 19%, respectively, for the same period.

Citigroup also noted that the historical average market price of Texas Genco common stock for the twelve-, six-, three- and one-month periods ended July 19, 2004 was $32.70, $38.30, $41.13 and $45.52 per share, respectively.

Discounted Cash Flow Analysis. Citigroup performed a discounted cash flow analysis in order to calculate the estimated present value of Texas Genco’s unlevered after-tax free cash flows for the period 2004 to 2008. Estimated financial data used in this analysis was based upon consolidated financial projections provided by management of Texas Genco in July 2004, as discussed under “—Our Financial Projections.” Unlevered after-tax free cash flow was calculated as net income, plus after-tax net interest expense and depreciation and amortization, less increases in deferred taxes, investment in non-cash working capital, capital expenditures and other non-cash items. Citigroup calculated estimated terminal values as of December 31, 2008 by applying a range of terminal multiples of 5.0x to 6.0x to Texas Genco’s estimated 2008 earnings before interest expense, taxes, depreciation and amortization (EBITDA). Citigroup selected these multiples based upon its judgment of an appropriate range for an unregulated power generation company with a substantial portion of its baseload generating capacity fueled by sources other than natural gas and operating entirely in the ERCOT market, which is a market where power prices are closely linked to natural gas prices. The present value of unlevered after-tax cash flows and terminal values were calculated using discount rates ranging from 9.5% to 10.5%. This analysis resulted in an implied reference range for CenterPoint Energy’s approximate 81% common equity stake in Texas Genco of $2,613 million to $3,023 million (or approximately $40.34 to $46.68 per share), as compared to the aggregate consideration of $2,931 million (or approximately $45.25 per share).

Selected Public Companies Analysis. Using publicly available information, Citigroup reviewed the market values and trading multiples of selected publicly traded companies in three general categories: independent power producers, which are referred to below as IPPs, exploration and production companies, which are referred to below as E&P Companies, and oil refining companies. The selected companies considered by Citigroup were:

IPPs

•	The AES Corporation

•	Reliant Energy, Inc.

•	Calpine Corporation

E&P Companies

•	Anadarko Petroleum Corporation

•	Apache Corporation

•	Burlington Resources Inc.

•	Forest Oil Corporation

Oil Refining Companies

•	Valero Energy Corporation

•	Sunoco, Inc.

•	Premcor Inc.

•	Tesoro Petroleum Corporation

The projected financial information for the selected companies used by Citigroup for this analysis was based upon information published by each company in its respective Form 10-Q for the period ended March 31, 2004 and Form 10-K for the period ended December 31, 2003, as well as information published by certain investment banking firms, the Institutional Brokers Estimate System, which we refer to as IBES, and First Call Corporation. IBES and First Call Corporation compile summaries of financial forecasts published by various investment banking firms and securities analysts. The projected financial information for Texas Genco used by Citigroup for this analysis was based upon consolidated financial projections provided by management of Texas Genco in July 2004.

For each of the selected companies, Citigroup derived and compared, among other things:

•	the ratio of closing price per common share of each company as of July 19, 2004 to its estimated earnings per common share for each of calendar years 2004 and 2005;

•	in the case of the IPPs, the ratio of each company’s aggregate equity market value to its equity book value at March 31, 2004;

•	in the case of the E&P Companies and the oil refining companies, the ratio of closing price per common share of each company as of July 19, 2004 to its estimated after-tax cash flow per fully-diluted common share for each of calendar years 2004 and 2005;

•	in the case of the IPPs and the oil refining companies, the ratio of each company’s firm value to latest twelve months’ EBITDA as of March 31, 2004;

•	in the case of the E&P Companies, the ratio of each company’s firm value to its estimated earnings before interest expense, taxes, depletion, depreciation, amortization and exploration expense (EBITDAX) for each of calendar years 2004 and 2005; and

•	in the case of the oil refining companies, the ratio of each company’s firm value to its estimated EBITDA for each of calendar years 2004 and 2005.

Aggregate equity market values and firm values for each company were calculated as of July 19, 2004. Aggregate equity market values were calculated as the product of fully-diluted shares of common stock and the closing stock price for each company at July 19, 2004. Firm value was calculated as the sum of aggregate equity market value, non-convertible indebtedness, non-convertible preferred stock, out of the money convertible securities and minority interest, less investments in unconsolidated affiliates and cash.

Observing that the capital structure of each of the selected companies included debt, whereas Texas Genco had no debt on its balance sheet, Citigroup determined to use multiples of firm values to estimated 2004 and 2005 EBITDA as a means of deriving implied reference ranges for CenterPoint Energy’s 81% equity stake in Texas Genco. Citigroup multiplied ranges of multiples of 4.5x to 5.0x and 4.8x to 5.3x to Texas Genco’s estimated EBITDA for 2004 and 2005, respectively. Citigroup noted that none of the selected companies were directly comparable to Texas Genco but, as Citigroup observed that recent fluctuations in our operating cash flows are highly correlated with changes in natural gas prices, Citigroup weighed the multiples of EBITDA derived from the E&P Companies with material natural gas production more heavily in performing its selected companies analysis. Citigroup selected these multiples based upon its judgment of an appropriate range for an unregulated power generation company with a substantial portion of its baseload generating capacity fueled by sources other than natural gas and operating entirely in the ERCOT market, which is a market where power prices are closely linked to natural gas prices. This analysis resulted in an implied reference range for CenterPoint Energy’s approximate 81% common equity stake in Texas Genco of $2,655 million to $2,882 million (or approximately $41.00 to $44.50 per share), as compared to the aggregate consideration of $2,931 million (or approximately $45.25 per share).

Plant-by-Plant Analysis. Using publicly available information, Citigroup reviewed, among other things, the implied ratio of transaction values to total kilowatts of electric generating capacity for selected transactions involving the purchase and sale of power generation assets. Because Texas Genco’s portfolio of electric power plants includes nuclear and various fossil fuel fired power generation assets, Citigroup reviewed information for such transactions in three select categories:

•	coal fired power generation (Citigroup reviewed 18 of the transactions announced in this category since 1999);

•	oil/gas fired generation (Citigroup reviewed 32 of the transactions announced in this category since 2003); and

•	nuclear generation (Citigroup reviewed 24 of the transactions announced in this category since 1998).

In particular, Citigroup reviewed the implied dollars per kilowatt to be paid in the following recent transactions (each announced in 2004) involving sales of power generation assets within the ERCOT market:

•	American Electric Power Company’s announced sale of its Texas Central portfolio of 10 power plants to Carlyle Riverstone Global Energy & Power Fund and Sempra Partners, which included, among various oil/gas fired power generation and other assets, the Coleto Creek coal fired generating plant;

•	American Electric Power Company’s announced sale of its 25.2% stake in the South Texas Project (a nuclear generating asset in which Texas Genco also holds an ownership stake) to Cameco Corporation; and

•	American Electric Power Company’s announced sale of its 7.8% stake in the Oklaunion Power Station (a coal fired generating plant) to Golden Spread Electric Cooperative.

Citigroup applied selected ranges of dollars per kilowatt to the total kilowatts of net generating capacity for each of our electric generating stations in each case, based on Citigroup’s judgment of an appropriate dollars per kilowatt multiple for power generation assets of that type in the ERCOT market. Citigroup also noted its judgment that given market dynamics in ERCOT, baseload plants in ERCOT fired by sources other than natural gas currently generate significantly greater market value than similar-sized plants fueled by natural gas. Citigroup calculated the sum of values derived for each plant using this methodology to derive an implied total value of Texas Genco’s power generating portfolio. Citigroup also applied a selected range of dollars per kilowatt to Texas Genco’s aggregate net generating capacity to derive an implied total value of Texas Genco’s power generating portfolio. This analysis resulted in an implied reference range for CenterPoint Energy’s approximate 81% common equity stake in Texas Genco of $2,247 million to $2,533 million (or approximately $34.69 to $39.11 per share), as compared to the aggregate consideration of $2,931 million (or approximately $45.25 per share).

General

The preceding discussion is a summary of the material financial analyses furnished by Citigroup to the CenterPoint Energy board of directors, but it does not purport to be a complete description of the analyses performed by Citigroup or of its presentation to the CenterPoint Energy board of directors. The preparation of financial analyses and fairness opinions is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. Citigroup made no attempt to assign specific weights to particular analyses or factors considered, but rather made qualitative judgments as to the significance and relevance of all the analyses and factors considered and determined to give its opinion as described above.

Accordingly, Citigroup believes that its analyses, and the summary set forth above, must be considered as a whole, and that selecting portions of the analyses and of the factors considered by Citigroup, without considering all of the analyses and factors, could create a misleading or incomplete view of the processes underlying the analyses conducted by Citigroup and its opinion. With regard to the selected public companies and plant-by-plant analyses summarized above, Citigroup selected comparable public companies and precedent transactions on the basis of various factors, including size and similarity to the lines of business of Texas Genco; however, no company utilized in these analyses is identical to Texas Genco and no precedent transaction is identical to those contemplated by the transaction agreement. As a result, these analyses are not purely mathematical, but also take into account differences in financial and operating characteristics of the subject companies and other factors.

In its analyses, Citigroup made numerous assumptions with respect to Texas Genco, CenterPoint Energy, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of CenterPoint Energy and Texas Genco. Any estimates contained in Citigroup’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because these estimates are inherently subject to uncertainty, none of CenterPoint Energy, Texas Genco, their respective boards of directors, Citigroup or any other person assumes responsibility if future results or actual values differ materially from the estimates.

CenterPoint Energy has agreed to pay Citigroup a negotiated fee for its financial advisory services in connection with the sale of CenterPoint Energy’s 81% interest in Texas Genco. A significant portion of that fee is contingent upon completion of the transactions contemplated by the transaction agreement. Citigroup also received a fee in connection with the delivery of its opinion. CenterPoint Energy also has agreed to reimburse Citigroup for its reasonable out-of-pocket expenses, including the fees and expenses of legal counsel, and to indemnify Citigroup and related parties against certain liabilities, including liabilities under the federal securities laws, arising out of its engagement.

Citigroup and its affiliates in the past have provided, and currently provide, services to Texas Genco, CenterPoint Energy and affiliates of GC Power Acquisition unrelated to the transactions contemplated by the transaction agreement, for which services Citigroup and its affiliates have received and expect to receive compensation. In addition, Citigroup and/or one of its affiliates engaged in the commercial lending business may be a participant in any financing obtained by GC Power Acquisition in connection with the transactions contemplated by the transaction agreement (including acting as an arranger and agent for, and lender under, credit facilities, and as a manager for an offering of debt securities), for which services such entities would receive compensation. In the ordinary course of their business, Citigroup and its affiliates may actively trade or hold securities of Texas Genco or CenterPoint Energy for their own account or for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

Our Financial Projections

In connection with the auction process described under “—Background of the Transactions,” GC Power Group and other potential bidders were provided selected non-public financial projections that we prepared in February 2004. The February 2004 projections were based on forward NYMEX gas prices as of January 30, 2004 and did not contemplate the now anticipated acquisition of an additional interest in the South Texas Project pursuant to the May 2004 exercise of our right of first refusal following notice from one of the co-owners of the South Texas Project in March 2004 of their intent to sell their 25.2% interest in the South Texas Project.

In mid July 2004, we prepared and provided updated financial projections to our board of directors, including the special committee, RBC, CenterPoint Energy and Citigroup in order to assist our board of directors, including the special committee, and CenterPoint Energy in evaluating the competing transaction proposals and in determining whether to agree to a sale transaction. The updated projections were not provided to GC Power

Group or any other bidder, although GC Power Group, Bidder White and Bidder Purple had access to the key publicly available factual matters described in the next sentence. The July 2004 projections:

•	were based on publicly available forward NYMEX gas prices as of July 6, 2004;

•	assumed that we completed the purchase of an additional 13.2% interest in the South Texas Project for $175 million in the first quarter of 2005 pursuant to the exercise of our right of first refusal announced publicly in May 2004 and incremental capacity expansions planned at the South Texas Project; and

•	updated the February 2004 projections for actual capacity auction revenues through June 30, 2004 and other results of operations through May 31, 2004, which reflected lower than anticipated forced outage rates at our baseload facilities during such periods, which information had been provided to GC Power Group and Bidder White.

Our projected net income for 2004 increased in the July 2004 projections, as compared to the February 2004 projections, due to the following factors that arose during the first six months of 2004 but were not anticipated at the time the February 2004 projections were prepared:

•	sales of surplus NOx emissions allowances;

•	lower than anticipated forced outage rates at our baseload facilities; and

•	reduced property tax estimates.

Our projected revenue for 2004 decreased in the July 2004 projections, as compared to the February 2004 projections, because of a reduction in estimated 2004 energy payment revenues due to a reduction in anticipated demand for our gas-fired generating facilities.

Our projected net income for 2005 through 2008 increased in the July 2004 projections, as compared to the February 2004 projections, due to:

•	the forward gas prices described above;

•	the assumed acquisition of an additional 13.2% interest in the South Texas Project in the first quarter of 2005 and incremental capacity expansions planned at the South Texas Project; and

•	reduced property tax estimates.

We do not as a matter of course make public any projections as to future revenue, earnings or other results. The projections set forth below have been prepared by us and are included in this information statement only because this information was, in the case of the February 2004 projections, provided to our board of directors, RBC, CenterPoint Energy, Citigroup, GC Power Group and other potential bidders in connection with their evaluation of a potential transaction and, in the case of the July 2004 projections, provided to our board of directors, RBC, CenterPoint Energy and Citigroup.

The accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information. This information is not fact and should not be relied upon as being necessarily indicative of future results, and we caution you not to place undue reliance on the prospective financial information.

Neither our independent auditors nor any other independent accountants have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. Our auditors assume no responsibility for, and disclaim any association with, the accuracy, reasonableness or achievability of the prospective financial information.

This prospective financial information is subjective in many respects and is therefore susceptible to various interpretations. This prospective financial information is based on a variety of assumptions relating to our business industry, operating performance, general business and economic conditions, and other matters, which are inherently subject to significant uncertainties and contingencies, many of which are beyond our control. These assumptions involve judgments with respect to, among other things, future economic and competitive conditions and future business conditions. Therefore, actual results ultimately may be either higher or lower than those set forth below. The inclusion of this information should not be regarded as an indication that GC Power Group or anyone else who received this information considered, or now considers, it to be a reliable prediction of future events, and this information should not be relied on as such. Neither we, nor GC Power Group nor any other person is under any obligation to, or has any intent to, update these projections at any future time.

The transactions contemplated by the transaction agreement, including our forward power sales pursuant to the power purchase and sale agreement described under “—Other Agreements—Power Purchase and Sale Agreement,” were not considered in the preparation of the projections. We caution you not to place undue reliance on this information.

Financial Projections Prepared in February 2004 ($ in millions)

	2004	2005	2006	2007	2008
Revenue	$2,053.4	$2,123.6	$1,875.0	$2,071.0	$2,140.0
Operating Income	455.9	343.4	256.8	272.7	267.0
EBIT	462.4	354.3	268.7	286.4	284.2
Net Income	308.4	238.2	182.6	194.1	192.6
Net Cash From Operations	482.2	310.1	260.6	330.8	338.9
Capital Expenditures	93.9	129.5	149.1	102.2	62.0

Updated Financial Projections Prepared in July 2004 ($ in millions)

	2004	2005	2006	2007	2008
Revenue	$2,000.2	$2,174.7	$2,163.7	$2,087.6	$1,977.3
Operating Income	476.5	527.1	580.9	492.1	387.6
EBIT	481.6	532.3	592.6	510.2	412.0
Net Income	320.6	353.9	393.1	339.5	275.7
Net Cash From Operations	542.2	422.0	569.9	521.0	457.5
Capital Expenditures	107.0	316.3	170.5	118.4	73.1

CenterPoint Houston’s 2004 True-Up Proceeding

On March 31, 2004, CenterPoint Houston, Genco LP and Reliant Energy Retail Services LLC, a former affiliate of CenterPoint Energy and a current subsidiary of RRI, filed with the PUC the final true-up application required by the Texas electric restructuring law. The Texas electric restructuring law authorizes public utilities to recover in 2004 a true-up balance composed of stranded power plant costs, the cost of environmental controls and certain other costs associated with transition from a regulated to a competitive environment. CenterPoint Houston’s requested true-up balance is approximately $3.7 billion, excluding interest, which includes CenterPoint Houston’s request to recover approximately $2.4 billion of stranded power plant costs. The amount of stranded power plant costs is based on the market valuation for our generation assets of $36.26 per outstanding share of our common stock, or approximately $2.9 billion in the aggregate, established as of March 31, 2004 under the partial stock market valuation method contemplated under the Texas electric restructuring law and Reliant Energy’s business separation plan. CenterPoint Houston has provided testimony and documentation to support the $3.7 billion it seeks to recover, and from June 21, 2004 through July 7, 2004 the PUC conducted hearings regarding the request, in a proceeding that we refer to as the 2004 True-Up Proceeding. Third parties have challenged the amounts CenterPoint Houston has requested to recover, and recommended partial or total disallowance of such amounts. The staff of the PUC has recommended the disallowance of $1.8 billion and all interest. In addition, the staff of the PUC has not taken a position on many of the third party challenges to CenterPoint Houston’s requested recovery.

In June 2004, the PUC retained an investment bank to serve as an independent financial expert pursuant to the Texas electric restructuring law to determine whether the share value established under the partial stock market valuation method is fairly representative of the value of our common stock equity or whether a control premium exists for CenterPoint Energy’s 81% interest in us, and, if so, the value of the amount of any control premium. CenterPoint Houston provided testimony and documentation to support a finding that no control premium exists; the staff of the PUC and third party intervenors provided testimony and documentation to support a contrary position. On July 19, 2004, a valuation panel, consisting of three representatives from the independent financial expert, conducted a hearing on the issue. On August 6, 2004, the valuation panel issued a report to the PUC stating that, based on the evidence provided and the analyses and factors described in its report, as of March 31, 2004, Texas Genco had a fair range of total common stock equity values between $38.27 per share and $46.58 per share, with a mid-point of $42.425 per share. In its report, the valuation panel indicated that it had performed a variety of financial and comparative analyses, including:

•	discounted cash flow analyses;

•	an examination of selected precedent generation asset transactions;

•	a comparison of our financial, operating and stock market data to corresponding data of certain selected publicly traded companies in the non-regulated power generation industry; and

•	a consideration of the terms of the transactions contemplated under the transaction agreement.

In its report, the valuation panel indicated that in conducting its discounted cash flow analyses it had relied on the February 2004 financial projections described under “—Our Financial Projections” and on a revised set of projections it prepared to adjust for changes in forward natural gas price curves as of March 31, 2004 and the implied resultant changes in power prices. The valuation panel also stated that under its discounted cash flow analysis it determined the discounted present value of our projected unlevered after-tax cash flows generated over a five-year period and then added a terminal value based on a range of EBITDA multiples, and it discounted our projected unlevered after-tax cash flows and terminal value using a range of discount rates representing estimates of our weighted average cost of capital. The report states that in conducting its precedent asset transaction analysis, the valuation panel divided the selected generation asset transactions into different categories based on the fuel type and technology of the generation assets. The valuation panel stated that it calculated the purchase price in the selected transactions as a multiple of net capacity ($/kW) and then determined the range of valuation for our generation assets by applying the multiple ranges derived from the precedent transactions. The report also states that in conducting the public market comparables analysis, the valuation panel reviewed the ratio of firm value to forecasted fiscal 2004 and 2005 EBITDA as of March 31, 2004. In considering the terms of the transactions contemplated under the transaction agreement, the report states that the valuation panel considered adjustments to the value implied by the transactions to take into account changes in circumstances between the March 31, 2004 valuation date and July 21, 2004, such as an upward movement in the forward price curves for natural gas and the implied resultant changes in power prices, and the effect of our exercise of our right of first refusal to acquire an additional 13.2% interest in the South Texas Project.

During an open hearing before the PUC on August 19, 2004 in which the PUC questioned the valuation panel regarding its report, the valuation panel stated that it had conducted extensive due diligence regarding us and performed sensitivity analysis regarding the financial projections prepared by our management. During the hearing, the valuation panel also stated that, under its analysis, the value of our common stock increased by approximately $3.00 per share between March 31, 2004 and July 21, 2004 due to the movement in natural gas prices and our exercise of the right of first refusal for an additional 13.2% interest in the South Texas Project, and that the actual average per share price to be paid under the terms of the transaction agreement was higher than what the valuation panel would have paid based on its own analysis.

The Texas electric restructuring law requires a final order to be issued by the PUC not more than 150 days after a proper filing is made by the regulated utility, although under its rules the PUC can extend the 150-day deadline for good cause. CenterPoint Energy expects a decision from the PUC addressing CenterPoint Houston’s application in September 2004. CenterPoint Houston and/or third parties may appeal such decision to the Texas state courts. Any such appeal may delay resolution and any recovery of disputed amounts. To the extent recovery of any portion of the true-up balance is denied or if CenterPoint Houston agrees to forego recovery of a portion of the request under a settlement agreement, CenterPoint Houston would be unable to recover those amounts in the future.

Effects of the Transactions; Plans or Proposals After the Transactions

Public Company Merger

After the Genco LP division, the receipt of all required regulatory approvals and the satisfaction of the other conditions to the public company merger, we will merge with NN Houston Sub and all of the approximately 19% of our issued and outstanding shares of common stock owned by the public will be converted into the right to receive $47.00 per share in cash, without interest and less any applicable withholding taxes, subject to the right of dissenting shareholders to request appraisal of their shares as provided under Texas law. We will be the surviving corporation of the public company merger.

As a result of the public company merger:

•	each share of our common stock issued and outstanding immediately before the effective time of the public company merger will be converted into the right to receive $47.00 in cash, without interest and less any applicable withholding taxes, other than shares of common stock:

•	owned by CenterPoint Energy or any of its subsidiaries, including us and Utility Holding; or

•	held by shareholders who perfect their appraisal rights under Texas law; and

•	Utility Holding will own all of the outstanding shares of our common stock.

The directors of NN Houston Sub immediately prior to the public company merger will be the initial directors of the surviving corporation following the public company merger. Our officers immediately prior to the public company merger will be the initial officers of the surviving corporation following the public company merger. Our articles of incorporation and bylaws prior to the public company merger will be the articles of incorporation and bylaws of the surviving corporation following the public company merger.

When the public company merger is completed, we will be a privately held corporation, wholly owned by Utility Holding. There will be no public market for our common stock, and shares of our common stock will be delisted from the New York Stock Exchange and deregistered under the Exchange Act. The deregistration of our common stock will make certain provisions of the Exchange Act, including the periodic reporting obligations, the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy or information statement in connection with shareholders’ meetings, and the new corporate governance requirements under the Sarbanes-Oxley Act of 2002, no longer applicable to us. However, we expect GC Power Acquisition to issue debt securities in connection with the transactions contemplated by the transaction agreement. Under the terms of that debt, GC Power Acquisition may become a voluntary filer under the Exchange Act. As a voluntary filer, GC Power Acquisition would become subject to certain corporate governance requirements under the Sarbanes-Oxley Act of 2002.

Upon completion of the public company merger, our current public shareholders will cease to have ownership interests in us or rights as our shareholders and therefore will not have the opportunity to share in any of our future earnings and growth or bear the risk of any losses generated by our operations or any decrease in our value after the public company merger. Similarly, because CenterPoint Energy has agreed to a fixed amount of consideration in the transactions, it will also not have the opportunity to share in any of our future earnings and growth or bear the risk of any losses generated by our operations or any decrease in our value after the public company merger, unless the nuclear asset acquisition does not close, in which event we will continue to be an indirect, wholly owned subsidiary of CenterPoint Energy.

Non-Nuclear Asset Acquisition

On the first business day after the closing of the public company merger or as soon as possible thereafter, and subject to the satisfaction of other conditions to the non-nuclear asset acquisition, two wholly owned subsidiaries of GC Power Acquisition will merge with and into Genco II LP and Genco Services. As a result of these mergers, Genco II LP and Genco Services will become indirect wholly owned subsidiaries of GC Power Acquisition. In the non-nuclear asset acquisition, we will receive $2,789 million in cash, without interest, in exchange for our ownership interests in Genco II LP and $24 million in cash, without interest, in exchange for our ownership interests in Genco Services, for an aggregate of $2,813 million. After the closing of the non-nuclear asset acquisition, all of our business operations will be conducted by Genco LP, which will hold only cash and our assets and liabilities relating to our interest in the South Texas Project. After the closing of the non-nuclear asset acquisition, we will distribute up to an aggregate of $2,231 million in cash to Utility Holding.

Nuclear Asset Acquisition

Following receipt of approval by the NRC and the satisfaction of other conditions to the nuclear asset acquisition, HPC Merger Sub, a wholly owned subsidiary of GC Power Acquisition, will merge with and into us. As a result of this merger, we will become an indirect wholly owned subsidiary of GC Power Acquisition. In the nuclear asset acquisition, Utility Holding will receive $700 million in cash, without interest, in consideration for its 100% ownership interest in us.

The Transaction Agreement

The following description is a summary of the material terms and conditions of the transaction agreement. The provisions of the transaction agreement are complicated and not easily summarized. This summary may not contain all of the information about the transaction agreement that is important to you. This summary is qualified in its entirety by the actual provisions of the transaction agreement, a copy of which is attached to this information statement as Appendix A. We encourage you to read the transaction agreement in its entirety.

Closing of the Transactions

Public Company Merger. The closing of the public company merger will take place on the first business day (that is a day that is followed by three consecutive days that are all business days) following the date on which all of the conditions to the closing of the public company merger described below under “—Conditions to the Closing of the Public Company Merger” have been satisfied or waived, or at such other date or time as the parties may agree. The public company merger will be consummated and become effective at the time specified in the articles of merger for the public company merger to be filed with the Secretary of State of the State of Texas, which is expected to be on the closing date of the public company merger.

Non-Nuclear Asset Acquisition. The closing of the non-nuclear asset acquisition will take place on the first business day after the closing of the public company merger or as soon as possible thereafter on the terms and subject to the conditions to the closing of the non-nuclear asset acquisition described below under “—Conditions to the Closing of the Non-Nuclear Asset Acquisition.” The non-nuclear asset acquisition will be consummated and become effective at the time specified in the articles of merger for those transactions to be filed with the Secretary of State of the State of Texas, which is expected to be on the closing date of the non-nuclear asset acquisition.

Nuclear Asset Acquisition. The closing of the nuclear asset acquisition will take place on the fifth business day following the date on which all of the conditions to each party’s obligations with respect to the nuclear asset acquisition described below under “—Conditions to the Closing of the Nuclear Asset Acquisition,” including receipt of necessary regulatory approvals from the NRC have been satisfied or waived, or at such other date or time as CenterPoint Energy and GC Power Acquisition may agree. The nuclear asset acquisition will be consummated and become effective at the time specified in the articles of merger to be filed with the Secretary of State of the State of Texas, which is expected to be on the closing date of the nuclear asset acquisition.

Mechanics of the Public Company Merger

Treatment of Common Stock Owned by Public Shareholders of Texas Genco. At the effective time of the public company merger, each share of our common stock issued and outstanding immediately prior to that effective time (other than shares owned by CenterPoint Energy or any of its subsidiaries and shares held by shareholders who validly perfect dissenters’ rights under Texas law) will, by virtue of the public company merger and without any action on the part of the shareholders, be converted into the right to receive $47.00 in cash payable without interest and less any applicable withholding taxes, which we refer to as the public company merger consideration.

Exchange and Payment Procedures. Prior to the effective time of the public company merger, CenterPoint Energy will appoint a bank or trust company reasonably acceptable to GC Power Acquisition and to us to act as the paying agent for the public company merger. At or promptly after the effective time of the public company merger, the surviving corporation will deposit with the paying agent an amount of cash required for payment of the public company merger consideration to our public shareholders in the public company merger upon surrender of the certificates formerly evidencing shares of our common stock.

As soon as reasonably practical after the effective time of the public company merger, the paying agent will mail to each holder of record of a certificate or certificates that immediately prior to the effective time of the public company merger represented outstanding shares of our common stock:

•	a form of letter of transmittal, which will specify that delivery will be effected, and risk of loss and title to the shareholder’s certificates will pass, only upon proper delivery of the certificates to the paying agent and which will be in customary form and have such other provisions as CenterPoint Energy, GC Power Acquisition and we may reasonably specify; and

•	instructions for use in effecting the surrender of a share certificate or certificates in exchange for the public company merger consideration.

You should not forward your stock certificates to the paying agent without a letter of transmittal.

Upon surrender of a certificate for cancellation to the paying agent, together with a duly completed and validly executed letter of transmittal and any other documents the paying agent reasonably may require, the holder of such certificate will be entitled to receive the public company merger consideration in respect of shares formerly represented by such certificate and the surrendered certificate will be canceled. The public company merger consideration delivered upon the proper surrender of a certificate will be deemed to have been delivered at the effective time of the public company merger in full satisfaction of all rights pertaining to the shares of common stock formerly represented by the certificate.

If your shares of common stock are held in “street name” by your broker, you will receive instructions from your broker as to how to effect the surrender of your “street name” shares and receive cash for those shares.

At the close of business on the date on which the effectiveness of the public company merger occurs, our share transfer books will be closed and there will be no further registration of transfers of shares of our common stock that were outstanding immediately prior to the public company merger effective time. If, after the close of business on the date on which the public company merger effective time occurs, certificates are presented to the surviving corporation or the paying agent for transfer or any other reason, they will be canceled and exchanged for the public company merger consideration.

None of the parties to the transaction agreement, the surviving corporation or the paying agent will be liable to any person in respect of any cash or property delivered to a public official pursuant to applicable abandoned property, escheat or similar law. Any portion of the public company merger consideration deposited with the paying agent that remains undistributed to the holders of certificates for twelve months after the public company merger effective time (or immediately prior to such earlier date on which any cash or property in respect of such certificate would otherwise escheat to or become the property of any governmental authority) will be delivered to the surviving corporation, upon demand. Any holders of certificates formerly representing shares of our common stock who have not theretofore surrendered their certificates will thereafter look only to the surviving corporation and only as general creditors thereof for payment of the public company merger consideration, if any, to which such shareholders may be entitled.

If your stock certificate has been lost, stolen, defaced or destroyed, then you will only be entitled to receive the public company merger consideration upon executing and delivering an affidavit that your certificate was lost, stolen, defaced or destroyed and, if the surviving corporation requires, you will have to post a bond in a reasonable amount determined by the surviving corporation indemnifying against any claim that may be made with respect to such lost, stolen, defaced or destroyed certificate.

The surviving corporation or paying agent will be entitled to deduct and withhold any applicable taxes from the public company merger consideration otherwise payable to a holder of shares of our common stock.

Articles of Incorporation and Bylaws. Our articles of incorporation and bylaws immediately prior to the public company merger will be the articles of incorporation and bylaws, respectively, of the surviving corporation following the public company merger effective time.

Directors and Officers. The directors of NN Houston Sub immediately prior to the public company merger effective time will be the initial directors of the surviving corporation following the public company merger effective time. Our officers immediately prior to the public company merger effective time will be the officers of the surviving corporation immediately after the public company merger effective time.

The Non-Nuclear Asset Acquisition and the Nuclear Asset Acquisition

In the non-nuclear asset acquisition, we will receive $2,789 million in cash, without interest, in consideration for our ownership interests in Genco II LP and $24 million in cash, without interest, in consideration for our ownership interests in Genco Services. After the closing of the non-nuclear asset acquisition, we will distribute up to an aggregate of $2,231 million in cash to Utility Holding. In the nuclear asset acquisition, Utility Holding will receive $700 million in cash, without interest, in consideration for its 100% ownership interest in us. The aggregate of up to $2,931 million in cash to be received by Utility Holding as a result of the non-nuclear asset acquisition and the nuclear asset acquisition represents a per share purchase price of approximately $45.25 for each of the 64,764,240 shares of our common stock that Utility Holding currently owns.

Between the non-nuclear asset acquisition and the nuclear asset acquisition, the members of our senior management team will continue to serve in their current capacities at Texas Genco and to manage the nuclear assets and liabilities. At or prior to the nuclear asset acquisition closing, all of our and our subsidiaries’ directors will deliver to us written resignations and all of our and our subsidiaries’ officers will deliver to us written resignations or CenterPoint will cause those officers to be removed from their positions as officers, in each case effective on the closing date of the nuclear asset acquisition.

Representations and Warranties in the Transaction Agreement

Each of the parties to the transaction agreement made certain customary representations and warranties related to their due organization, good standing, and authorization to enter into the transaction agreement, consents of governmental entities required as a result of the transactions contemplated by the transaction agreement, brokers’ fees and the absence of any violation of or conflict with such party’s organizational documents, applicable law or material contracts of such party as a result of entering into the transaction agreement and consummating the transactions contemplated by the transaction agreement, among others. In addition, each party made certain representations and warranties particular to such party to certain other parties to the agreement. The representations and warranties are, in some cases, subject to specified exceptions and qualifications. You should read the transaction agreement in its entirety to understand the nature of these representations and warranties and risks that they represent to completion of the public company merger.

Representations and Warranties of CenterPoint Energy. In addition to the customary representations noted above, CenterPoint Energy also made representations and warranties that relate to, among other things:

•	Utility Holding’s ownership of our shares free and clear, with certain exceptions, of liens;

•	affiliate transactions;

•	the transactions relating to the previous separation of Texas Genco from CenterPoint Energy; and

•	the tax-exempt status under the Internal Revenue Code of certain pollution control bonds issued by governmental authorities on behalf of CenterPoint Energy and CenterPoint Houston.

Representations and Warranties of Texas Genco. In addition to the customary representations noted above, we also made representations and warranties that relate to, among other things:

•	our and our subsidiaries’ capitalization;

•	the absence of “poison pills” and “anti-takeover” plans;

•	the ownership of shares of our common stock;

•	our filings with the SEC, the NRC, the PUC and other governmental authorities since December 11, 2002;

•	our financial statements and the financial statements of the South Texas Project;

•	our disclosure controls and procedures;

•	the absence of undisclosed liabilities;

•	the absence of certain changes and events since December 31, 2003;

•	the absence of litigation;

•	our compliance with laws and possession of all approvals, authorizations, certificates, licenses, consents and permits of governmental authorities necessary for us to own, lease and operate our properties and to carry on our business;

•	employment and labor matters, including matters related to employee benefit plans;

•	title, ownership and related matters with respect to our owned and leased real property;

•	taxes, environmental matters, insurance, intellectual property;

•	material contracts;

•	our election not be governed by certain restrictions on business combinations under the Texas Business Corporations Act;

•	regulatory matters, including matters related to:

•	the 1935 Act, the Atomic Energy Act of 1954, the Texas utility law and ERCOT protocols;

•	the South Texas Project’s compliance with applicable health, safety, regulatory and other legal requirements;

•	Genco LP’s status as an exempt wholesale generator as defined in Section 32 of the 1935 Act, the absence of proceedings to revoke or modify such status and the absence of facts that are reasonably likely to cause Genco LP to lose such status;

•	qualified and non-qualified decommissioning funds;

•	agreements and transactions with affiliates;

•	swaps, caps, floors, collars, futures contracts, forward contracts, options and other derivative financial instruments or contracts;

•	our receipt of the fairness opinion from RBC Capital Markets Corporation;

•	the approval and recommendation by our board of directors, upon the unanimous recommendation of a special committee thereof, of the transaction agreement and the transactions contemplated by the transaction agreement; and

•	ownership of assets by us or our subsidiaries other than Genco LP, Genco Services and, after the Genco LP division, Genco II LP.

Representations and Warranties of GC Power Acquisition. In addition to the customary representations noted above, GC Power Acquisition also made representations and warranties that relate to, among other things:

•	delivery to us of the debt financing letter and equity letter (as described below under “—Financing of the Transactions”);

•	the absence of litigation;

•	its independent review and analysis of our business, operations, assets, liabilities, results of operations, financial condition, technology and prospects, and its access to our personnel, properties, premises and records;

•	the absence of any ownership or control of, or construction-in-progress with respect to, generating assets located in or capable of delivering electricity to the ERCOT market; and

•	its ownership of our securities.

Our representations and warranties and the representations and warranties of GC Power Acquisition will expire at the effective time of the public company merger, except that the representations and warranties that relate to our nuclear assets and liabilities will expire at the closing of the nuclear asset acquisition. The representations and warranties of CenterPoint Energy (other than with regard to required consents and the absence of conflicts) will survive indefinitely.

Conduct of Our Business Pending the Closing of the Nuclear Asset Acquisition

We have agreed that prior to the closing of the nuclear asset acquisition, unless otherwise contemplated by the transaction agreement or required by applicable law, or unless GC Power Acquisition gives its prior written consent (which cannot be unreasonably withheld or delayed), we and our subsidiaries will:

•	conduct our businesses only in the ordinary course of business, in a manner consistent with past practice, in compliance with all applicable laws and in accordance with good utility practices; and

•	preserve substantially intact our business organization, preserve our assets and properties in good repair and condition and preserve our present relationships with governmental authorities, customers, suppliers and other persons with whom we have business relations.

We also have agreed that during that time period, unless otherwise contemplated by the transaction agreement or unless GC Power Acquisition gives its prior written consent (which cannot be unreasonably withheld or delayed), we and our subsidiaries will not:

•	amend or otherwise change our or any of our subsidiaries’ articles of incorporation, bylaws or similar organization documents;

•	except as required under a contract in force as of the date of the transaction agreement, issue, deliver, lease, sell and leaseback, pledge, license, transfer, mortgage, encumber, dispose of or otherwise subject to any lien any of our or our subsidiaries’ securities or any of our or our subsidiaries’ property or assets whether tangible or intangible other than assets sold, leased, pledged, licensed, transferred, disposed of or encumbered in the ordinary course of business and in a manner consistent with past practice;

•	declare, set aside, make or pay any dividend or other distribution, payable in cash, stock or other equity interests, property or otherwise with respect to any security of ours or our subsidiaries, other than:

•	prior to the public company merger, regular quarterly cash dividends on our common stock not in excess of $0.25 per share per quarter, in each case with usual declaration, record and payment dates and otherwise in accordance with our past dividend policy;

•	following the closing of the non-nuclear asset acquisition and the repayment of all principal and interest under the overnight bridge loan described below under “—Financing of the Transactions”, distributions by us of up to $2,231 million; and

•	dividends by a direct or indirect wholly owned subsidiary of ours to its parent to the extent required to fund the dividends described in the two immediately preceding bullet points;

•	reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly any of our or our subsidiaries’ securities;

•	repurchase, repay or incur any indebtedness or issue any securities in respect of indebtedness or assume, guarantee or endorse or otherwise become responsible for the obligations or indebtedness of any person, other than:

•	repayments in the ordinary course of business and in a manner consistent with past practice under our existing $75 million revolving credit agreement;

•	borrowings of up to $75 million under our existing $75 million revolving credit agreement;

•	borrowings under the overnight bridge loan facility discussed below under “—Financing of the Transactions”; and

•	borrowings under any new or amended credit agreement not containing prepayment penalties and on customary terms:

•	to fund the purchase price for an additional interest in the South Texas Project pursuant to the pending exercise of our right of first refusal with respect to up to an additional 25.2% interest in the South Texas Project;

•	to fund dividends or distributions allowed under the terms of the transaction agreement; and

•	of up to $75 million to fund working capital requirements to meet operating cash needs (less any amount borrowed for working capital purposes under our existing $75 million revolving credit agreement);

•

make payments under certain identified affiliated company contracts, other than any such payments prior to the non-nuclear asset acquisition closing date, in excess of $3 million per month, forgive any liabilities, debts or obligations under such contracts, take any action outside the ordinary course of business consistent with past practice pursuant to any of those contracts or engage in or enter into additional affiliated company contracts;

•	amend in any material respect, terminate, cancel or renew certain contracts;

•	acquire any assets (other than in the ordinary course of business), business or any corporation, partnership, limited liability company, association or business organization or division thereof (other than acquisitions prior to the closing of the non-nuclear asset acquisition with an aggregate consideration of not more than $5 million) other than fuel, supplies, maintenance materials and other inventory items in the ordinary course of business consistent with past practice;

•	subject to certain exceptions, authorize or make any capital expenditures except such expenditures made prior to the closing of the non-nuclear asset acquisition and not in excess of $5 million individually or $25 million in the aggregate except as contemplated by the transaction agreement;

•	amend, terminate, cancel or renew the agreements described under “—Other Agreements —Power Purchase and Sale Agreement” and “—Other Agreements—Back-to-Back Power Purchase Arrangements”;

•	except as required by applicable law, reactivate or enter into any “reliability must run” contract with respect to any generating plant that was shut down or “mothballed” as of the date of the transaction agreement;

•	except to the extent required by applicable law or the terms of any employee benefit plan existing as of the date of the transaction agreement, increase or otherwise amend the compensation or fringe benefits of any present or former director, officer or employee of us or our subsidiaries (except for increases in salary or hourly wage rates, in the ordinary course of business consistent with past practice); grant any retention, severance or termination payment to any of those individuals or enter into or amend any employment, consulting or severance contract with any of those individuals; loan or advance any money or property to those individuals; establish, enter into, adopt, amend or terminate any employee benefit plan or collective bargaining agreements; or hire any new employees;

•	fail to maintain our or our subsidiaries’ books and records in accordance with GAAP in any material respect or, except as may be required as a result of a change in law or in GAAP, change material tax, pension, regulatory or financial accounting policies, procedures, practices or principles used by us or our subsidiaries;

•	make, change or rescind any material tax election; fail to duly and timely file all material tax returns and other documents required to be filed with any governmental authority, subject to timely extensions permitted by applicable law; extend the statute of limitations with respect to any tax; or, except in the ordinary course of business, settle or compromise any material federal, state, local or foreign tax liability;

•	waive, release, assign, settle or compromise any pending or threatened legal proceeding or action which is material, which relates to the transactions contemplated by the transaction agreement or which is brought by any of our or our subsidiaries’ shareholders in that capacity;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of us or any of our subsidiaries;

•	pay, discharge or satisfy any material claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than any payment, discharge or satisfaction when due or otherwise in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against on our balance sheet or incurred in the ordinary course of business after March 31, 2004 and consistent with past practice;

•	make any loans, advances or capital contributions (including any “keep well” or other contracts to maintain any financial statement condition of another person) to, or investments in, any person, other than loans, advances and capital contributions to our wholly owned subsidiaries in existence on the date of the transaction agreement (but excluding loans by Genco LP or Genco Services);

•	other than in the ordinary course of business and in a manner consistent with past practice or as required by applicable law, modify in any material respect our trading policies or any similar policy, other than modifications which are more restrictive to us, or enter into any contract or transaction related to any derivative product or any similar transaction (other than as permitted by the trading policies);

•	enter into, amend, terminate, cancel or renew any contract or other transaction other than in the ordinary course of business and in a manner consistent with past practice, as required by applicable law, or otherwise that individually or in the aggregate with all other contracts or transactions, would conflict with, violate or otherwise not be permitted under our trading policies or any similar purchasing policy;

•	fail to maintain in full force and effect insurance policies covering us, our subsidiaries and our respective properties, assets and businesses in a form and amount consistent with good utility practice and to promptly and diligently prosecute claims under such policies;

•	except to the extent required by applicable law, take any action that would reasonably be expected to result in any of our representations and warranties that is qualified by materiality or material adverse effect becoming untrue or that is not so qualified becoming untrue in any material respect, or result in any condition to the public company merger not being satisfied;

•	fail to take any action that would reasonably be expected, directly or indirectly, to prevent or materially impair or delay the consummation of the transactions; or

•	take, offer, propose to take or enter into or amend any contract to take, offer or propose any of the actions described above.

Additional Agreements

Access to Information. Until the closing of the nuclear asset acquisition and subject to certain limitations, we have agreed to, and to cause our subsidiaries and our and their respective officers, directors, employees, accountants, auditors, counsel, financial advisors and other agents and representatives to:

•	give GC Power Acquisition and its representatives and potential financing sources reasonable access to our and our subsidiaries’ officers, employees, agents, properties (including the South Texas Project), offices, plants and other facilities and to our and our subsidiaries’ books, personnel, contracts and records;

•	permit GC Power Acquisition to make such copies and inspections thereof as GC Power Acquisition may reasonably request; and

•	furnish GC Power Acquisition with such financial, trading, marketing and operating data and other information concerning the business, properties (including the South Texas Project), contracts, assets, liabilities, personnel and other aspects of us or any of our subsidiaries as GC Power Acquisition and its representatives and potential financing sources may from time to time reasonably request.

GC Power Acquisition has agreed to hold this information in confidence, pursuant to the terms of the letter agreements between the members of GC Power Acquisition and CenterPoint Energy, until the nuclear asset acquisition closing date with respect to the nuclear assets and liabilities and until the non-nuclear asset acquisition closing date with respect to the non-nuclear assets and liabilities.

Consents and Cooperation. We, GC Power Acquisition, CenterPoint Energy and Utility Holding have agreed to cooperate, and to use commercially reasonable efforts, to take all actions and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by the transaction agreement as promptly as practicable, including but not limited to making all filings and obtaining all approvals and third party consents necessary to consummate the transactions. Those efforts will not require CenterPoint Energy, Utility Holding, NN Merger Sub, GC Power Acquisition or us or our subsidiaries to make any payment to obtain any approval or consent, other than nominal transfer fees or filing fees and/or the costs and expenses of third parties pursuant to the terms of any contract. We, CenterPoint Energy and our respective subsidiaries are not permitted to consent to any action or make or offer to make any substantive commitment or undertaking or incur any liability or obligation with respect to us or our subsidiaries without the consent of GC Power Acquisition, which will not be unreasonably withheld. CenterPoint Energy and GC Power Acquisition will file with the United States Federal Trade Commission and the United States Department of Justice the notification and report form required for the transactions and agree to cooperate with respect to such filings, as well as resolution of any impediments to the consummation of the transactions and obtaining necessary consents. We, GC Power Acquisition, CenterPoint Energy and Utility Holding have agreed to keep the other party apprised of the status of matters relating to the completion of the transactions contemplated by the transaction agreement. In addition, we have agreed to use our reasonable best efforts to obtain from the IRS a ruling regarding the taxability of certain events related to the transactions.

Public Announcements. Prior to the closing of the nuclear asset acquisition, the parties to the transaction agreement generally have agreed not to issue any report, statement or press release or otherwise make any public statements with respect to the transaction agreement unless reasonably believed to be required by law or in connection with a party’s obligations as a publicly held, exchange-listed company, in which case the parties will use their commercially reasonable efforts to mutually agree on the language of the statement.

Tax Matters. CenterPoint Energy, Utility Holding and GC Power Acquisition have agreed upon certain tax matters, including matters that relate to tax elections, tax indemnifications, computation of tax liabilities, tax returns, notification and control over certain tax contests, transfer taxes, refunds and overpayments, resolution of tax-related disputes and post-closing actions that affect liability for taxes.

Debt Financing. We, CenterPoint Energy and Utility Holding have agreed to provide, and to cause each of our respective subsidiaries and representatives to provide, all cooperation GC Power Acquisition reasonably requests that is necessary in connection with the arrangement of the debt financing for the transactions, including (subject to certain exceptions):

•	participation in meetings, drafting sessions, due diligence sessions, management presentation sessions, “road shows” and sessions with rating agencies;

•	preparation by us of business projections, financial statements, offering memoranda, private placement memoranda, prospectuses and similar documents; and

•	execution and delivery by us and our subsidiaries of underwriting or placements agreements, pledge and security documents, other definitive financing documents, including indemnity agreements, or other requested certificates or documents, including a certificate of the chief financial officers of us or any of our subsidiaries with respect to solvency matters, comfort letters of accountants, consents of accountants for use of their reports in any materials relating to the financing to be used in connection with the transactions contemplated by the transaction agreement, legal opinions, engineering reports, environmental reports, surveys and title insurance as may be reasonably requested by GC Power Acquisition.

We have agreed to use our commercially reasonable efforts to provide, or to cause our subsidiaries and their respective representatives to provide, certain information and documentation related to our real property constituting a power generating site and to our Energy Development Center facility, including title insurance policies, surveys, current estoppel certificates and other evidence of title.

GC Power Acquisition has agreed to use commercially reasonable efforts to arrange the debt financing on the terms and conditions described in the debt financing letter provided to GC Power Acquisition by Goldman Sachs Credit Partners L.P., including using commercially reasonable efforts to negotiate definitive agreements for the debt financing and to satisfy all conditions applicable to GC Power Acquisition in the definitive agreements that are within its control.

CenterPoint Energy and we have agreed to use commercially reasonable efforts to obtain any waivers, amendments, modifications or supplements necessary in connection with the transactions contemplated by the transaction agreement to our existing credit agreement and CenterPoint Energy’s existing $2.3 billion bank facility.

Employees; Employee Benefits. We have agreed on certain matters that relate to employees and employee benefits. GC Power Acquisition also has agreed on certain matters that relate to employees and employee benefits, including honoring our existing severance and benefit plans. In addition, GC Power Acquisition, CenterPoint Energy and Utility Holding have agreed that certain mirror retirement, savings and benefit restoration plans, along with certain severance agreements and plans for employees who will continue to work for us following the non-nuclear asset acquisition, may be entered into. In addition, GC Power Acquisition has agreed to comply with our collective bargaining agreements.

Insurance. CenterPoint Energy has agreed to certain matters that relate to insurance, including not taking action (and causing its subsidiaries not to take action) that would adversely affect the applicability of, or limit or restrict the coverage available under, certain insurance policies and agreements, as they apply to our assets and liabilities. CenterPoint Energy has also agreed, in certain circumstances, to cooperate with and facilitate us and our subsidiaries in making claims under that insurance coverage.

No Solicitation of Transactions. We, CenterPoint Energy and Utility Holding have agreed not to, and to cause our and their respective representations not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate (including by way of furnishing non-public information) any inquiries or the making or implementation of any proposal or offer (including any proposal from or offer to our shareholders) with respect to (each, an “alternative proposal”):

•	a merger, reorganization, share exchange, tender offer, exchange offer, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction involving us or any of our subsidiaries; or

•	any purchase or sale of more than 10% of the assets of us and our subsidiaries taken as a whole, or any of our or our subsidiaries securities.

We, CenterPoint Energy and Utility Holding have further agreed and have agreed to cause our and their respective representatives, not to:

•	have any discussion with or provide any confidential information or data to any person relating to an alternative proposal;

•	engage in any negotiations concerning an alternative proposal; or

•	otherwise facilitate any effort or attempt to make or implement an alternative proposal or accept an alternative proposal.

If we receive an alternative proposal, we, CenterPoint Energy and Utility Holding are required to notify GC Power Acquisition of it promptly (and in any event by 5:00 p.m., New York City time, on the next business day). We have agreed that neither our board of directors nor any committee thereof will approve or recommend an alternative proposal. CenterPoint Energy has agreed not to sell, transfer, pledge, hypothecate, encumber, assign or dispose of any membership interests in Utility Holding (or any beneficial ownership thereof) or its beneficial ownership interest in shares of our common stock or offer to make such a sale, transfer or other disposition to any person. Utility Holding has also agreed not to sell, transfer or otherwise dispose of shares of our common stock.

Tax-Exempt Financing. CenterPoint Energy and GC Power Acquisition have agreed to certain matters regarding the future use of pollution control facilities we own that were financed or refinanced with outstanding tax exempt pollution control bonds issued by governmental authorities on behalf of CenterPoint Energy and CenterPoint Houston and future cooperation with respect to efforts by CenterPoint Energy or CenterPoint Houston to refinance the bonds.

NRC Approval. We and GC Power Acquisition have agreed to prepare jointly and file one or more applications with the NRC for approval of any transfer of the nuclear license deemed to be created by the nuclear asset acquisition. We, CenterPoint Energy, Utility Holding and GC Power Acquisition have agreed to cooperate with one another to facilitate the review of the application and to provide information reasonably requested during the review.

Directors’ and Officers’ Indemnification and Insurance. The governing documents of the surviving corporation of the public company merger will contain provisions regarding the limitation of liability and indemnification of officers and directors as are currently included in our governing documents, and will provide indemnification to our directors and officers with respect to claims arising from facts or events that occurred prior to the effective time of the public company merger to the fullest extent permitted by and in accordance with the Texas Business Corporation Act and other applicable law from time to time. GC Power Acquisition will not amend, repeal or otherwise modify those provisions for a period of six years following the public company merger in any manner that would adversely affect those indemnification rights.

In addition, GC Power Acquisition agreed that the surviving corporation of the public company merger would cause to be obtained “tail” insurance policies with a claims period of at least six years from the effective time of the public company merger with respect to directors’ and officers’ liability insurance in amount and scope at least as favorable as our existing policies for claims arising from facts or events that occurred prior to the effective time of the public company merger, subject to limitations on the cost that may be incurred for that insurance.

Section 16 Matters. Prior to the closing of the public company merger, we and CenterPoint Energy will take all such steps required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of our common stock (including derivative securities with respect to our common stock) that are treated as dispositions to us under that rule and result from the public company merger by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to us or CenterPoint Energy.

Intercompany Accounts and Agreements. We, CenterPoint Energy and Utility Holding have agreed upon certain matters that relate to intercompany accounts and agreements, including that any intercompany accounts and all amounts due under intercompany leases and other agreements between any of us or any of our subsidiaries and CenterPoint Energy or Utility Holding and their affiliates (other than us and our subsidiaries) will be paid or otherwise settled in cash and terminated at the applicable closing, except as contemplated by the transaction agreement. For a description of some of these arrangements, please refer to “—Material Transactions Between CenterPoint Energy and Us.”

Transition Services and Other Intercompany Arrangements. The parties have agreed that a subsidiary of CenterPoint Energy and GC Power Acquisition will enter into a transition services agreement on the closing date of the non-nuclear asset acquisition. For more information, please read “—Other Agreements—Transition Services Agreement.” In addition, on or prior to the closing date of the public company merger, we, CenterPoint Energy, GC Power Acquisition and Genco LP will execute an amendment to our existing separation agreement as described under “—Other Agreements—Amendment and Assignment and Assumption Agreement to the Separation Agreement.”

Power Purchase Agreement. On or prior to the closing date of the non-nuclear asset acquisition, Genco LP and Genco II LP will enter into a power purchase agreement as described under “—Other Agreements—Back-to-Back Power Purchase Arrangements.”

Decommissioning Undertakings. Following the closing of the nuclear asset acquisition, GC Power Acquisition has agreed to cause its subsidiary that owns our interest in the South Texas Project to maintain the nuclear decommissioning trust in compliance in all material respects with all applicable laws and regulations, including regulations and rulings of the Internal Revenue Service, the NRC and the PUC. CenterPoint Energy has agreed to cause CenterPoint Houston to:

•	maintain in its tariffed rates for the delivery of electricity the non-bypassable nuclear decommissioning funding charge as established in CenterPoint Houston’s most recent rate order, with such changes to the charge as may be authorized or ordered by the PUC from time to time; and

•	deposit the decommissioning revenues collected by CenterPoint Houston through the decommissioning charges into the nuclear decommissioning trust for the South Texas Project.

CenterPoint Energy and GC Power Acquisition have also agreed to cooperate with each other in certain other matters related to these and other decommissioning undertakings.

True-Up Proceeds. GC Power Acquisition has acknowledged that it has no claim or entitlement to any recovery or other amount resulting from any final order issued by the PUC in the stranded cost true-up proceeding relating to CenterPoint Houston now pending before the PUC or to any proceeds from any securitization bonds that may be issued by a subsidiary of CenterPoint Energy to recover amounts CenterPoint Energy and its subsidiaries may be entitled to recover as a result of that proceeding. In the event that GC Power Acquisition or any subsidiary receives any stranded cost recovery, amount or proceeds referred to in the prior sentence, GC Power Acquisition will (or will cause its subsidiary to) immediately pay such recovery, amount or proceeds over to CenterPoint Energy.

Environmental Reporting of Nitrous Oxide Emission Reductions. GC Power Acquisition has agreed that for the next three years it will furnish to CenterPoint Energy a statement detailing its capital expenditures for purposes of reduction of emissions of nitrous oxide during the prior year, unless CenterPoint Energy notifies it that CenterPoint Energy is not required to furnish such information to the PUC.

Leases. Prior to the Genco LP division, CenterPoint Energy will (or will cause its applicable subsidiary to) enter into one or more lease agreements with Genco LP or its designated affiliate on terms contemplated in the transaction agreement and otherwise on terms and conditions reasonably acceptable to GC Power Acquisition.

Conditions to the Closing of the Public Company Merger

Our obligations to consummate the public company merger are subject to the following conditions, some of which we may not waive without GC Power Acquisition’s consent:

•	the absence of any law or order that prohibits or makes illegal consummation of the public company merger, the non-nuclear asset acquisition or any of the other transactions related thereto;

•	the expiration or termination of any waiting period applicable to the public company merger or the non-nuclear asset acquisition under applicable U.S. antitrust or trade regulation laws and regulations, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976;

•	requirements under Rule 14c-2 of the Exchange Act must be satisfied;

•	the requirements related to the financing of the transactions must be satisfied, including:

•	our access to immediately available funds under the overnight bridge loan facility on terms and conditions described below under “—Financing of the Transactions” or on terms and conditions which are, in the judgment of GC Power Acquisition, comparable or more favorable (to GC Power Acquisition) in the aggregate thereto;

•	the receipt of proceeds by GC Power Acquisition from its financings in an amount equal to the consideration to be paid in the non-nuclear asset acquisition (or the funding of such amount into escrow as contemplated by the debt financing letter) on terms and conditions described below under “—Financing of the Transactions” or on terms and conditions which are, in the judgment of GC Power Acquisition, comparable or more favorable (to GC Power Acquisition) in the aggregate thereto; and

•	the closing of documentation related to (but not funding of) a $475 million delayed draw term facility among GC Power Acquisition and the financial institutions party thereto, which facility will be in full force and effect and will be on terms and conditions described below under “—Financing of the Transactions” or on terms and conditions which are, in the judgment of GC Power Acquisition, comparable or more favorable (to GC Power Acquisition) in the aggregate thereto;

•	the receipt by CenterPoint Energy and Utility Holding of a certificate from GC Power Acquisition stating that, based on GC Power Acquisition’s receipt of a certificate from us and CenterPoint Energy regarding certain of GC Power Acquisition’s conditions to the closing of the non-nuclear asset acquisition, among others things, GC Power Acquisition is prepared to consummate the non-nuclear asset acquisition on the following business day (subject to the satisfaction of certain conditions);

•	the representations and warranties of GC Power Acquisition set forth in the transaction agreement must be true and correct as of the date of the transaction agreement and as of the closing date of the public company merger (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), which representations and warranties will be deemed to be true and correct unless the failure or failures of all such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or material adverse effect) would reasonably be expected, in the aggregate, to materially adversely affect the ability of GC Power Acquisition to consummate the transactions contemplated by the transaction agreement or directly or indirectly prevent or materially impair or delay the ability of GC Power Acquisition to perform its obligations thereunder;

•	GC Power Acquisition must have performed in all material respects all of its obligations required to be performed by it under the transaction agreement at or prior to the closing of the public company merger;

•	the receipt by Genco LP and CenterPoint Energy of a certificate signed on behalf of GC Power Acquisition certifying as to the satisfaction of the matters set forth in the two preceding bullet points; and

•	the certification of Genco II LP as an exempt wholesale generator by the Federal Energy Regulatory Commission.

Conditions to the Closing of the Non-Nuclear Asset Acquisition

The obligations of each party to consummate the non-nuclear asset acquisition are subject to the satisfaction or waiver of the following conditions on or prior to the closing date of the non-nuclear asset acquisition:

•	the absence of any law or order that prohibits or makes illegal consummation of the non-nuclear asset acquisition or any of the other transactions related thereto;

•	the expiration or termination of any waiting period applicable to the non-nuclear asset acquisition under applicable U.S. antitrust or trade regulation laws and regulations, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976; and

•	the public company merger must have been consummated.

CenterPoint Energy’s and our obligations to consummate the non-nuclear asset acquisition are subject to the satisfaction or waiver of the following additional conditions on or prior to the closing date of the public company merger:

•	the representations and warranties of GC Power Acquisition set forth in the transaction agreement must be true and correct as of the date of the transaction agreement and as of the closing date of the public company merger (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), which representations and warranties will be deemed to be true and correct unless the failure or failures of all such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or material adverse effect) would reasonably be expected, in the aggregate, to materially adversely affect the ability of GC Power Acquisition to consummate the transactions contemplated by the transaction agreement or directly or indirectly prevent or materially impair or delay the ability of GC Power Acquisition to perform its obligations thereunder;

•	GC Power Acquisition must have performed in all material respects all of its obligations required to be performed by it under the transaction agreement at or prior to the closing of the public company merger; and

•	the receipt by Genco LP and CenterPoint Energy of a certificate signed on behalf of GC Power Acquisition certifying as to the satisfaction of the matters set forth in the two preceding bullet points.

CenterPoint Energy’s and our obligations to consummate the non-nuclear asset acquisition are subject to the satisfaction or waiver of the following additional conditions on or prior to the closing date of the non-nuclear asset acquisition:

•	the cancellation and return of all first mortgage bonds issued by Genco LP related to the power purchase agreement described under “—Other Agreements—Power Purchase and Sale Agreement.”

GC Power Acquisition’s obligations to consummate the non-nuclear asset acquisition are subject to the satisfaction or waiver of the following additional conditions on or prior to the closing date of the public company merger:

•	the representations and warranties of CenterPoint Energy, Utility Holding and us set forth in the transaction agreement must be true and correct as of the date of the transaction agreement and as of the closing date of the public company merger (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), which representations and warranties will be deemed to be true and correct unless the failure or failures of all such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or material adverse effect) would reasonably be expected, in the aggregate, subject to certain exceptions, to be materially adverse to the business, assets, properties, liabilities, conditions (financial or otherwise) or results of operations of us or our subsidiaries taken as a whole or to directly or indirectly prevent or materially impair or delay, directly or indirectly, CenterPoint Energy’s, Utility Holding’s or our performance of their respective obligations under the transaction agreement;

•	the representations and warranties of CenterPoint Energy and Utility Holding as to ownership of our securities and of us as to our and our subsidiaries’ capitalization must be true and correct in all material respects as of the date of the transaction agreement and as of the closing date of the public company merger (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date);

•	CenterPoint Energy, Utility Holding and we must have performed in all material respects all of our respective obligations required to be performed by us under the transaction agreement at or prior to the closing of the public company merger, including, without limitation, the consummation of the Genco LP division;

•	the absence of any state of facts, change, development, event, effect, condition or occurrence that, individually or in the aggregate has been or would reasonably be expected to be materially adverse to the business, assets, properties, liabilities, conditions (financial or otherwise) or results of operations of us or our subsidiaries taken as a whole or to prevent or materially impair or delay, directly or indirectly, CenterPoint Energy’s, Utility Holding’s or our performance of their respective obligations under the transaction agreement;

•	GC Power Acquisition must have received a certificate signed on behalf of CenterPoint Energy, Utility Holding and us certifying as to the satisfaction of the matters set forth in the four preceding bullet points;

•	the requirements related to the financing of the transactions must be satisfied, including:

•	our access to immediately available funds under the overnight bridge loan facility on terms and conditions described below under “—Financing of the Transactions” or on terms and conditions which are, in the judgment of GC Power Acquisition, comparable or more favorable (to GC Power Acquisition) in the aggregate thereto;

•	the receipt of proceeds by GC Power Acquisition from its financings in an amount equal to the consideration to be paid in the non-nuclear asset acquisition (or the funding of such amount into escrow as contemplated by the debt financing letter) on terms and conditions described below under “—Financing of the Transactions” or on terms and conditions which are, in the judgment of GC Power Acquisition, comparable or more favorable (to GC Power Acquisition) in the aggregate thereto;

•	the closing of documentation related to (but not funding of) a $475 million delayed draw term facility by GC Power Acquisition and the financial institutions party thereto, which facility will be in full force and effect and will be on terms and conditions described below under “—Financing of the Transactions” or on terms and conditions which are, in the judgment of GC Power Acquisition, comparable or more favorable (to GC Power Acquisition) in the aggregate thereto; and

•	a subsidiary of CenterPoint Energy and GC Power Acquisition must have entered into a transition services agreement as described under “—Other Agreements—Transition Services Agreement” and such agreement must not have been revoked, terminated or amended;

•	CenterPoint Energy, Texas Genco, Genco LP and GC Power Acquisition must have entered into an amendment to the currently existing separation agreement between us and CenterPoint Energy as described under “—Other Agreements—Amendment and Assignment and Assumption Agreement to the Separation Agreement” and such agreement must not have been revoked, terminated or amended;

•	Genco II LP must have been certified as an exempt wholesale generator by the Federal Energy Regulatory Commission; and

•	Genco II LP and Genco Services must hold all permits necessary to operate our non-nuclear assets and liabilities except where the failure to hold such permits would not reasonably be expected to have a material adverse effect.

GC Power Acquisition’s obligations to consummate the non-nuclear asset acquisition are subject to the satisfaction or waiver of the following additional conditions on or prior to the closing date of the non-nuclear asset acquisition:

•	CenterPoint Energy, Utility Holding and Texas Genco must have performed in all material respects all of their respective obligations required to be performed by them under the transaction agreement in order to consummate the non-nuclear asset acquisition and all of their respective obligations required to be performed by them under the transaction agreement from the closing of the public company merger through and prior to the closing of the non-nuclear asset acquisition;

•	GC Power Acquisition must have received a certificate, dated the non-nuclear asset acquisition closing date, signed on behalf of CenterPoint Energy, Utility Holding and Texas Genco certifying to the satisfaction of the matters set forth in the immediately preceding bullet point; and

•	so long as GC Power Acquisition has satisfied the condition described above relating to the first mortgage bonds issued by Genco LP related to the power purchase agreement, (1) the indenture (as defined in that agreement) must have been satisfied and discharged or (2) (A) Genco II LP must have been released and discharged from all obligations and covenants under that indenture and on and under all securities then outstanding under that indenture and (B) all assets of Genco II LP must have been released from all liens under that indenture.

Conditions to the Closing of the Nuclear Asset Acquisition

The obligations of CenterPoint Energy and GC Power Acquisition to consummate the nuclear asset acquisition are subject to the satisfaction or waiver of the following conditions on or prior to the closing date of the nuclear asset acquisition:

•	the absence of any law or order that prohibits or makes illegal consummation of the nuclear asset acquisition or any of the other transactions related thereto;

•	the expiration or termination of any waiting period applicable to the nuclear asset acquisition under applicable U.S. antitrust or trade regulation laws and regulations, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976;

•	the NRC must have approved any transfer of the nuclear license deemed to be created by the nuclear asset acquisition; and

•	the non-nuclear asset acquisition must have been consummated.

GC Power Acquisition’s obligations to consummate the nuclear asset acquisition are subject to the satisfaction or waiver of the following additional conditions on or prior to the closing date of the nuclear asset acquisition:

•	the representations and warranties of CenterPoint Energy, Utility Holding and us in the transaction agreement relating to us and our subsidiaries (excluding the non-nuclear assets and liabilities transferred in the non-nuclear asset acquisition) must be true and correct as of the date of the transaction agreement and as of the closing date of the nuclear asset acquisition (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), which representations and warranties will be deemed to be true and correct unless the failure or failures of all such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or material adverse effect) would reasonably be expected, in the aggregate, subject to certain exceptions, to be materially adverse to the business, assets, properties, liabilities, conditions (financial or otherwise) or results of operations of us or our subsidiaries taken as a whole (including for these purposes the non-nuclear assets and liabilities as in effect as of the date of the transaction agreement) or to directly or indirectly prevent or materially impair or delay, directly or indirectly, CenterPoint Energy’s, Utility Holding’s or our performance of their respective obligations under the transaction agreement;

•	the representations and warranties of CenterPoint Energy and Utility Holding as to ownership of our securities are true and correct as of the closing date of the nuclear asset acquisition as though such representations and warranties were made on and as of such dates.

•	from the closing date for the non-nuclear asset acquisition through the closing date of the nuclear asset acquisition, CenterPoint Energy, Utility Holding and we must have performed in all material respects all obligations relating to us and our subsidiaries (excluding the non-nuclear assets and liabilities transferred in the non-nuclear asset acquisition) required to be performed by them under the transaction agreement at or prior to the closing of the nuclear asset acquisition;

•

the absence of any state of facts, change, development, event, effect, condition or occurrence with respect to us or our subsidiaries (excluding the non-nuclear assets and liabilities transferred in the non-

nuclear asset acquisition) that, individually or in the aggregate, has had or would reasonably be expected to be materially adverse to the business, assets, properties, liabilities, conditions (financial or otherwise) or results of operations of us or our subsidiaries taken as a whole (including for these purposes the non-nuclear assets and liabilities as in effect as of the date of the transaction agreement) or to directly or indirectly prevent or materially impair or delay, directly or indirectly, CenterPoint Energy’s, Utility Holding’s or our performance of their respective obligations under the transaction agreement; and

GC Power Acquisition must have received a certificate signed on behalf of CenterPoint Energy, Utility Holding and us certifying as to the satisfaction of the matters set forth in the four preceding bullet points.

Termination of the Transaction Agreement

The transaction agreement may be terminated at any time prior to the closing of the nuclear asset acquisition as follows:

•	by the mutual written consent of CenterPoint Energy, GC Power Acquisition and us;

•	by CenterPoint Energy, GC Power Acquisition or us if:

•	the closing of the nuclear asset acquisition has not occurred on or before April 30, 2005; provided, however, that any party may extend this termination date for up to two consecutive 90-day periods if (1) the waiting periods under applicable U.S. antitrust or trade regulations or laws have not expired or been terminated or (2) the NRC approval has not been obtained or is being contested and, in each case, all other conditions to the applicable closing are satisfied or capable of being satisfied, and CenterPoint Energy, Utility Holding and Texas Genco, on the one hand, or GC Power Acquisition, on the other hand, are still attempting to obtain such necessary consents and approvals or are contesting the refusal of a governmental or regulatory entity to give such consents or approvals or the entry of a judgment, injunction, order or decree in court or through applicable governmental proceedings; provided, further, however, that the right to terminate the transaction agreement is not available to any party whose failure to comply with the transaction agreement has been the cause of or resulted in the failure of the public company merger or the nuclear asset acquisition to have occurred on or before the applicable termination date;

•	a governmental authority has issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the transaction agreement and such order has become final and non-appealable; or

•	a governmental authority of competent jurisdiction has denied or otherwise failed to grant a required governmental approval and such failure or denial has become final and non-appealable, a result of which the applicable closing conditions to the public company merger, the non-nuclear asset acquisition or the nuclear asset acquisition have become incapable of being satisfied; or

•	by GC Power Acquisition if:

•	there has been a material breach of any of the covenants or agreements or any of the representations or warranties set forth in the transaction agreement on the part of CenterPoint Energy, Utility Holding or Texas Genco, which breach, individually or in the aggregate with all other breaches, would give rise to the failure of certain closing conditions, and the breach has not been cured within 30 days of receipt of written notice of the breach or by its nature or timing such breach cannot be cured by the applicable closing date; or

•	the non-nuclear asset acquisition has not occurred within three calendar days after the closing of the public company merger; and

•

by CenterPoint Energy or us if there has been a material breach of any of the covenants or agreements or any of the representations or warranties set forth in the transaction agreement on the part of GC Power Acquisition, which breach, individually or in the aggregate with all other breaches, would give rise to the failure of certain closing conditions, and the breach has not been cured within 30 days of receipt of written notice of the breach or by its nature or timing such breach cannot be cured by the applicable closing date.

Any action by us to terminate the transaction agreement is subject to the limitations set forth under “—Role of Our Special Committee” below.

Effect of Termination

If the transaction agreement is terminated, it will become void and have no effect, other than the confidentiality provisions and certain miscellaneous provisions, including those relating to the payment of fees and expenses. No party is required to pay a fee to any other party if the transaction is terminated. Termination will not, however, relieve any party from liability or damages resulting from any breach by that party of the transaction agreement.

Amendment and Waiver

The transaction agreement may be amended, modified or supplemented at any time by an instrument in writing signed by all the parties. For any waiver of a provision of the transaction agreement to be effective, the waiver must be in writing and signed by the party against whom the waiver is sought to be enforced. Any action by us to amend the transaction agreement or waive any condition to our obligation to close the public company merger or the non-nuclear asset acquisition is subject to the limitations set forth under “—Role of our Special Committee” below.

Role of Our Special Committee

Before the effective time of the public company merger, the special committee of our board of directors must either concur in or direct any action by us to terminate or amend this agreement or waive any condition to our obligation to close the public company merger or the non-nuclear asset acquisition.

Other Agreements

Transition Services Agreement

At the time of the closing of the non-nuclear asset acquisition, a subsidiary of CenterPoint Energy and GC Power Acquisition will enter into a transition services agreement that is expected to continue for 180 days except with respect to certain executive management services, which will continue until the closing of the nuclear asset acquisition or the termination of the transaction agreement with respect to the nuclear asset acquisition. Pursuant to the transition services agreement, CenterPoint Energy will provide specified business support services, including accounting, corporate finance, human resources, information technology and other formerly shared services, to GC Power Acquisition.

Power Purchase and Sale Agreement

In connection with the transaction, we have entered into a master power purchase and sale agreement with a member of the Goldman Sachs group. Under that agreement, we have sold forward a substantial portion of our available base-load energy through 2008 on a firm, fixed price basis. The pricing for this energy was based on current market prices for firm energy in the ERCOT market for a transaction of this size at the time of execution of the agreement. This agreement also contains covenants restricting various actions by us, including issuing indebtedness and incurring liens, as well as various requirements for the posting of collateral. Our obligations under the agreement will continue regardless of whether the non-nuclear asset acquisition closes. If the non-nuclear asset acquisition closes, our rights and obligations under this agreement will be transferred along with our non-nuclear assets.

Back-to-Back Power Purchase Arrangements

At the time of the closing of the non-nuclear asset acquisition, Texas Genco will enter into a power purchase and sale agreement with Genco II LP, the principal surviving entity of the non-nuclear asset acquisition, which will be wholly owned at that time by GC Power Acquisition. At such time, our principal remaining asset will be our interest in the South Texas Project nuclear facility. Under that agreement, we will sell forward through 2008 the portion of our share of the energy from the South Texas Project nuclear facility equal to the forward energy sales commitments in the South ERCOT zone transferred to Genco II LP in the non-nuclear asset acquisition, which will be a substantial portion of our total share of the energy from the South Texas Project nuclear facility but less in 2008 than in the prior years. This energy will be sold on a unit-contingent basis, meaning that we will be excused (subject to the contingent payment for economic costs described below) from our obligations to deliver this energy to the extent the energy is unavailable as a result of a derating or forced outage at the South Texas Project nuclear facility or certain other specified causes.

During the period from the closing of the non-nuclear asset acquisition until the closing of the nuclear asset acquisition or the termination of the transaction agreement prior to that closing, the pricing for this energy is at the weighted-average price achieved by Genco II LP on its firm forward sales in the South ERCOT zone pursuant to forward energy sales commitments transferred to Genco II LP in the non-nuclear asset acquisition, subject to payment by us to Genco II LP, in the event the nuclear asset acquisition does not close, of 50% of the economic cost (i.e. liquidated damages payable to third parties or cost of cover) incurred by Genco II LP during that period as a result of energy from the South Texas Project nuclear facility being unavailable to meet the contract quantity. After that period, the pricing for this energy is at 90% of such weighted-average price, with no contingent payment for economic costs.

Service Agreement Arrangements

At the time of the closing of the non-nuclear asset acquisition, we will enter into a services agreement with Genco II LP, which will then be an indirect, wholly owned subsidiary of GC Power Acquisition. Under that agreement, Genco II LP will provide energy dispatch and coordination services to us, administer our PUC-mandated capacity auctions, market our excess capacity and energy to third parties, and assist us generally in managing our trading business. For those services, we will pay Genco II LP a monthly fee at cost.

Amendment and Assignment and Assumption Agreement to the Separation Agreement

At the time of the closing of the non-nuclear asset acquisition, we, CenterPoint Energy, Genco LP and GC Power Acquisition will enter into an agreement pursuant to which the separation agreement we entered into with CenterPoint Energy in August 2002 in connection with our separation from CenterPoint Energy will be amended and our rights and obligations under that agreement relating to our assets and liabilities to be acquired by GC Power Acquisition in the non-nuclear asset acquisition will be assigned to GC Power Acquisition. Under the amended separation agreement, we will not be liable for, and CenterPoint Energy will assume and indemnify us against, liabilities that we originally assumed in the separation to the extent, and only to the extent, that such liabilities are covered by certain insurance policies or other similar agreements held by CenterPoint Energy. Also under the amended separation agreement, we will assign to CenterPoint Energy our right, title and interest in and to the intellectual property that CenterPoint Energy owns or partly owns and CenterPoint uses primarily, and CenterPoint Energy will assign to us its right, title and interest in and to the intellectual property that we own or partly own and we use primarily, and each party will grant the other cross-licenses to any of that intellectual property that was used by the other on the separation date. The agreement will also eliminate specified provisions in the separation agreement, including those related to restrictions on our future issuance of common stock, PUC findings, audit rights, capacity auctions and nuclear decommissioning trust.

Regulatory Approvals

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules promulgated under that act by the United States Federal Trade Commission, the transactions may not be consummated until notifications have been given and information has been furnished to the Antitrust Division of the Department of Justice and the FTC, and specified waiting period requirements have been satisfied. We and GC Power Acquisition each filed pre-merger notification and report forms with the Antitrust Division and the FTC on August 30, 2004. At any time before or after the consummation of the public company merger, and notwithstanding the satisfaction of the Hart-Scott-Rodino requirements, the Antitrust Division or the FTC or any state could take action under the federal or state antitrust laws to seek to enjoin consummation of the transactions. Private parties may also seek to take legal action under the antitrust laws.

We and GC Power Acquisition are seeking Nuclear Regulatory Commission approval under the Atomic Energy Act of any transfer of the South Texas Project facility’s license deemed to be created by the nuclear asset acquisition and, if necessary, any conforming amendment of that license to reflect that transfer. The STP Nuclear Operating Company will file an application on behalf of us and GC Power Acquisition with the NRC seeking approval of any such transfer and we and GC Power Acquisition have agreed to cooperate with each other to facilitate the NRC’s review of that application. The receipt of the required NRC approval of any transfer of the nuclear license deemed to be created by the nuclear asset acquisition is a condition to the parties’ respective obligations to close the nuclear asset acquisition. In accordance with terms of our license, we will notify the NRC that we plan to transfer all of our non-nuclear assets and liabilities prior to the transfer of our nuclear assets. Although we do not believe that NRC approval of the transfer of the non-nuclear assets and liabilities is required, it is possible that the NRC will require us to provide additional information regarding our financial qualifications during the period from the sale of our non-nuclear assets and liabilities until the transfer of our nuclear assets and liabilities to GC Power Acquisition.

In the transaction agreement, we have agreed to obtain a certification from the Federal Energy Regulatory Commission that Genco II LP is an exempt wholesale generator as defined in Section 32 of the 1935 Act. As an exempt wholesale generator, Genco II LP would be exempt from substantially all provisions of the 1935 Act. The receipt of exempt wholesale generator certification for Genco II LP is a condition to the parties’ respective obligations to close the public company merger and is a condition to GC Power Acquisition’s obligation to close the non-nuclear asset acquisition.

Under the rules of the PUC, CenterPoint Energy must provide the PUC with notice of the non-nuclear asset acquisition and the nuclear asset acquisition within 30 days of the closing of those respective steps of the transactions.

Neither we, nor GC Power Acquisition is aware of any other license or regulatory permit that is material to the businesses of us or GC Power Acquisition and that is likely to be adversely affected by consummation of the transactions or of any approval or other action by any state, federal or foreign government or governmental agency, other than routine re-licensing procedures, that would be required before the consummation of the transactions.

Financing of the Transactions

The Public Company Merger

In connection with the public company merger, we will pay an aggregate of approximately $717 million in cash to our unaffiliated shareholders (other than those who validly perfect dissenters’ rights under Texas law). We have been provided a commitment pursuant to GC Power Acquisition’s debt financing letter from Goldman Sachs Credit Partners, L.P. who have agreed to provide us with an overnight bridge loan facility of up to $717 million to finance the public company merger. The overnight bridge loan will mature within 72 hours of its funding. A portion of the consideration for the non-nuclear asset acquisition will be paid directly to the lenders under the overnight bridge loan facility to the extent necessary to repay in full any amounts outstanding under that facility.

Borrowings under the overnight bridge loan facility will bear interest at one-day LIBOR plus 1.00%. The overnight bridge loan facility will be unsecured and guaranteed by all of our existing and subsequently acquired or organized domestic subsidiaries. The overnight bridge loan facility will include events of default as are usual and customary for a financing of its kind, including, without limitation, the following:

•	failure to make payments when due;

•	defaults under certain other agreements or instruments of indebtedness;

•	breaches of representations and warranties; and

•	bankruptcy.

We will pay all reasonable, documented out-of-pocket costs and expenses in connection with the overnight bridge loan facility.

The closing of the public company merger is conditioned on our access to the overnight bridge loan facility, which is itself conditioned on, in addition to customary corporate and documentation conditions, the closing and funding into escrow of the debt financing for the non-nuclear asset acquisition and the closing of documentation related to (but not the funding of) a $475 million delayed draw term loan facility to fund the nuclear asset acquisition, which we refer to as the delayed draw term facility, among GC Power Acquisition and the financial institutions party thereto, on terms and conditions described below or on terms and conditions which are, in the judgment of GC Power Acquisition, comparable or more favorable (to GC Power Acquisition) in the aggregate thereto.

The Non-Nuclear Asset Acquisition

GC Power Acquisition will pay us $2,813 million as consideration for the non-nuclear asset acquisition. A portion of that amount will be paid directly to the lenders under the overnight bridge loan facility to the extent necessary to repay in full any amounts outstanding under that facility.

The consideration for the non-nuclear asset acquisition and GC Power Acquisition’s related fees, costs and expenses will come from a combination of equity contributions by the members of GC Power Acquisition and borrowings and issuances of debt securities by GC Power Acquisition. It is expected that the members of GC Power Acquisition will contribute up to $913 million in equity to GC Power Acquisition to fund the non-nuclear asset acquisition. The remaining proceeds necessary to finance the non-nuclear asset acquisition (including all related fees, costs and expenses) are expected to be obtained by GC Power Acquisition through borrowings in an aggregate principal amount of up to $775 million, which we refer to as the term facility, from a syndicate of lenders led by Goldman Sachs Credit Partners L.P., whom we refer to as the arranger, and an issuance of an aggregate principal amount of up to $1,250 million in senior secured notes, which we refer to as the notes. GC Power Acquisition has obtained commitments from the arranger to provide the entire amount of the term facility and to provide an aggregate principal amount of up to $1,250 million in bridge loans, which we refer to as the bridge loans, in the event that GC Power Acquisition is unable to issue the anticipated aggregate principal amount of the notes.

In addition, GC Power Acquisition obtained commitments for:

•	the delayed draw facility, to be used to finance a portion of the cash consideration for the nuclear asset acquisition;

•	a revolving credit facility, to be used for on-going working capital requirements and for general corporate purposes; and

•	letter of credit facilities, to be used to provide letters of credit to support GC Power Acquisition’s and its affiliates’ hedging obligations, including with respect to the power purchase and sale agreement with a member of the Goldman Sachs Group.

We refer to the term facility, the delayed draw term facility, the revolving credit facility and the letter of credit facilities collectively as the senior facilities. Each of these commitments, including the commitment to provide the bridge loans, expires on September 30, 2005, and is subject to various closing conditions customary for debt financing letters issued in connection with an acquisition of this type.

Because the funding into escrow of the borrowings under the term facility and the issuance of the notes (or the borrowings of the bridge loans in lieu thereof) is a condition to the closing of the public company merger and the non-nuclear asset acquisition, each condition to funding is effectively a condition to our obligation to effect the public company merger and our and GC Power Acquisition’s obligation to effect the non-nuclear asset acquisition, respectively. There are numerous conditions to these financings, certain of which are set forth in the subsequent paragraph, and there can be no assurance that these conditions will be satisfied or waived or that such financings will be made available.

The funding of the loans under the term facility and issuance of the notes (or funding of the bridge loans in lieu thereof) into escrow on the closing date of the public company merger will be subject to the satisfaction or waiver of certain conditions precedent, including the following:

•	GC Power Acquisition must have issued equity in an amount equal to approximately 80% of the aggregate equity commitments of the four sponsor firms and the proceeds from that issuance, together with borrowings under the term facility and the issuance of the notes (or borrowings of the bridge loans in lieu thereof), must be sufficient to pay us the consideration for the non-nuclear asset acquisition, including all related fees, costs and expenses;

•	the public company merger must have been completed or must be completed concurrently with such funding;

•	all preexisting indebtedness of GC Power Acquisition and its subsidiaries must be repaid, retired or redeemed in full;

•	the pro forma ratio of consolidated indebtedness of GC Power Acquisition on the closing date of the public company merger (after giving effect to all of the transactions contemplated by the transaction agreement) to the consolidated EBITDA (or earnings before interest, taxes, depreciation or amortization) of GC Power Acquisition for the trailing four quarter period ending within 45 days prior to the closing date of the public company merger (after giving effect to all of the transactions contemplated by the transaction agreement) is not greater than 4.5 to 1.0; and

•	the administrative agent with respect to the senior facilities must have been granted perfected first priority security interests in the collateral, the indenture trustee under the notes (or administrative agent under the bridge loans) must have been granted a perfected second priority security interest in the collateral and each must have received assurances that title insurance policies for its benefit have been obtained.

Equity Investment. GC Power Acquisition’s four sponsor firms have provided it with a commitment letter pursuant to which each sponsor firm has agreed, subject to the satisfaction or waiver of the applicable conditions in the transaction agreement, to contribute or cause to be contributed to GC Power Acquisition up to $228.25 million, for a total of up to $913 million, for purposes of funding the non-nuclear asset acquisition.

The Nuclear Asset Acquisition

GC Power Acquisition will pay $700 million in cash consideration, for the nuclear asset acquisition. It is expected that this amount will come from a combination of equity contributions by the members of GC Power Acquisition and borrowings by GC Power Acquisition. It is expected that the members of GC Power Acquisition will contribute up to $167 million in equity to GC Power Acquisition, which will contribute the net proceeds to HPC Merger Sub immediately prior to the closing of the nuclear asset acquisition. The remaining proceeds necessary to finance the nuclear asset acquisition are expected to be obtained by GC Power Acquisition, through an aggregate principal amount of up to $475 million in borrowings under the delayed draw term facility from a syndicate of lenders led by the arranger. In connection with the execution of the transaction agreement, GC Power Acquisition obtained commitments from the arranger to provide the entire amount of the delayed draw term facility. This commitment expires on September 30, 2005, and is subject to the closing conditions set forth in the subsequent paragraph.

The funding of loans under the delayed draw term facility will be subject to certain conditions precedent, including the following:

•	GC Power Acquisition must have issued equity in an amount that is equal to approximately 20% of the aggregate equity commitments of the four sponsor firms and the proceeds from that issuance, together with borrowings under the delayed draw term facility, must be sufficient to pay us the consideration for the nuclear asset acquisition, including any related fees and expenses;

•	the nuclear asset acquisition will have been completed or must be completed concurrently with that funding;

•	there not existing any default or event of default under the loan documentation relating to the senior facilities or the documentation related to the notes and/or bridge loan or under any other material indebtedness of GC Power Acquisition or its subsidiaries; and

•	all governmental, shareholder and third-party approvals and consents necessary to consummate the nuclear asset acquisition and the funding of the delayed draw term facility must have been obtained.

Equity Investment. Under the commitment letter described above, GC Power Acquisition’s four sponsor firms have agreed, subject to the satisfaction or waiver of the applicable conditions to the nuclear asset acquisition in the transaction agreement, to contribute or cause to be contributed to GC Power Acquisition, for purposes of funding the nuclear asset acquisition, up to $41.75 million each, for a total of up to $167 million, which together with any amounts provided by the sponsor firms in connection with the non-nuclear asset acquisition, will total up to $1,080 million.

Fees and Expenses

Pursuant to the transaction agreement, all costs and expenses incurred in connection with or in anticipation of the transaction agreement and the transactions it contemplates will be paid by the party incurring those expenses, except in certain limited circumstances, including the following:

•	GC Power Acquisition will pay all out-of-pocket costs and expenses reasonably incurred by CenterPoint Energy, Utility Holding or us in connection with those parties’ cooperation with GC Power Acquisition in its arrangement of debt financing, unless the transaction agreement is terminated under specified circumstances;

•	GC Power Acquisition, on the one hand, and CenterPoint Energy and Utility Holding, on the other hand, will share equally the costs of all NRC staff fees payable in connection with the parties’ NRC application and the costs incurred by South Texas Project Nuclear Operating Company in filing and prosecuting the NRC application. In the event that the parties agree on the use of common counsel relating to that application, they will share equally the fees and expenses of that counsel; and

•	GC Power Acquisition will reimburse CenterPoint Energy for all documented out-of-pocket expenses CenterPoint Energy reasonably incurs in connection with its provision of information for, and otherwise supporting filings with, the PUC in connection with the nuclear decommissioning funding charge described under “—The Transaction Agreement—Additional Agreements—Decommissioning Undertakings.”

In addition, GC Power Acquisition is obligated to pay specified fees and expenses pursuant to the terms of the debt financing letter.

We expect that, upon the closing of the public company merger, we will be obligated to pay the following fees and expenses for that merger:

Description	Amount
Advisory fees and expenses	$
Filing fees
Debt financing fees and expenses
Legal fees and expenses
Accounting fees and expenses
Printing and mailing costs
Miscellaneous expenses

Total	$

Material Transactions Between CenterPoint Energy and Us

CenterPoint Energy and its affiliates derived revenues from sales of natural gas to us totaling $9 million in 2003 and $16 million in the six months ended June 30, 2004.

In connection with the distribution of a portion of our common stock to CenterPoint Energy’s shareholders, CenterPoint Energy and we entered into a separation agreement. This agreement contains provisions governing our relationship with CenterPoint Energy following the distribution and specifies the related ancillary agreements between CenterPoint Energy and us. In addition, the separation agreement provides for cross-indemnities intended to place sole financial responsibility on us and our subsidiaries for all liabilities associated with the current and historical business and operations we conduct, regardless of the time those liabilities arose, and to place sole financial responsibility for liabilities associated with CenterPoint Energy’s other businesses with CenterPoint Energy and its other subsidiaries. The separation agreement also contains indemnification provisions under which we and CenterPoint Energy indemnify each other with respect to breaches by the indemnifying party of the separation agreement or any ancillary agreements. Prior to the closing date of the public company merger, we, CenterPoint Energy, GC Power Acquisition and Genco LP will execute an amendment to the existing separation agreement as described under “—Other Agreements—Amendment and Assignment and Assumption Agreement to the Separation Agreement.”

CenterPoint Energy and we also have entered into a transition services agreement under which CenterPoint Energy provides us, through the earlier of such time as all services under the agreement are terminated or CenterPoint Energy ceases to own a majority of our common stock, various corporate support services that include accounting, finance, investor relations, planning, legal, communications, governmental and regulatory affairs and human resources, as well as information technology services and other services such as corporate security, facilities management, accounts receivable, accounts payable and payroll, office support services and purchasing and logistics as were provided prior to CenterPoint Energy’s distribution of approximately 19% of our common stock to its shareholders. These services consist generally of the same types of services as were provided on an intercompany basis prior to the distribution of a portion of our common stock to CenterPoint Energy’s shareholders. The charges we pay for these services are on a basis generally intended to allow CenterPoint Energy to recover the fully allocated direct and indirect costs of providing the services, plus all out-of-pocket costs and expenses, but without any profit to CenterPoint Energy, except to the extent routinely included in traditional utility cost of capital. These charges are not necessarily indicative of those that would have been incurred had we not been an affiliate of CenterPoint Energy. Pursuant to a separate lease agreement, CenterPoint Energy has agreed to lease office space in its principal office building in Houston to us for an interim period. Amounts charged to us for these services were $32 million for 2003 and $12 million for the six months ended June 30, 2004. Prior to the Genco LP division, the lease agreement will terminate and CenterPoint Energy will (or will cause its applicable subsidiary to) enter into one or more lease agreements with Genco LP or its designated affiliate on terms contemplated in the transaction agreement and otherwise on terms and conditions reasonably acceptable to GC Power Acquisition. On the closing date of the non-nuclear asset acquisition, the existing transition services agreement will terminate and be replaced by a new transition services agreement described under “—Other Agreements—Transition Services Agreement.”

We are a member of CenterPoint Energy’s consolidated group for tax purposes, and we will continue to file a consolidated federal income tax return with CenterPoint Energy while CenterPoint Energy retains its 81% interest in us. Accordingly, we have entered into a tax allocation agreement with CenterPoint Energy to govern the allocation of U.S. income tax liabilities and to set forth agreements with respect to certain other tax matters. CenterPoint Energy will be responsible for preparing and filing any U.S. income tax returns required to be filed for any company or group of companies of the CenterPoint Energy consolidated group, including all tax returns for us for so long as we are a member of CenterPoint Energy’s consolidated group. CenterPoint Energy will also be responsible for paying the taxes related to the returns it is responsible for filing. We will be responsible for paying CenterPoint Energy our allocable share of such taxes. CenterPoint Energy will determine all tax elections for tax periods during which we are a member of CenterPoint Energy’s consolidated group. Generally, if there are tax adjustments related to us which relate to a tax return filed for a period when we were a member of the CenterPoint Energy consolidated group, we will be responsible for any increased taxes and will receive the benefit of any tax refunds. Upon completion of the nuclear asset acquisition, we will cease to be a member of CenterPoint Energy’s consolidated group.

From time to time, we have borrowed money from CenterPoint Energy or its subsidiaries. As of December 31, 2003 and June 30, 2004, we had no short-term or long-term working capital borrowings from CenterPoint Energy and its subsidiaries. Interest expense associated with borrowings during 2003 was $7 million. The largest principal amount of such borrowings outstanding during 2003 was $272 million, and the weighted average interest rate on the borrowings during 2003 was 6.2%. In addition, we had net accounts payable to CenterPoint Energy and affiliates of $8 million as of December 31, 2003. As of June 30, 2004, we had short-term notes receivable from affiliates of $1 million, which represented funds invested in CenterPoint Energy’s money pool for unregulated subsidiaries. Under the transaction agreement, on the closing date of the non-nuclear asset acquisition, all intercompany agreements and accounts between Texas Genco and its subsidiaries, on the one hand, and CenterPoint Energy and its other affiliates, on the other hand, will be paid or settled in cash, including participation in that money pool by Genco II LP and Genco Services. Notwithstanding the foregoing, intercompany accounts under the existing transition services agreement and certain other agreements will be paid in the ordinary course, and following the non-nuclear asset acquisition we and our remaining subsidiaries may continue to borrow funds from the money pool. Our participation in the money pool will terminate on the closing date of the nuclear asset acquisition, and all intercompany agreements and accounts between us and our subsidiaries, on the one hand, and CenterPoint Energy and its other affiliates, on the other hand, including those relating to the money pool will be paid or otherwise settled in cash as of that date, provided that amounts due under the transition services agreement entered into at the non-nuclear asset acquisition will be paid in the ordinary course in accordance with that agreement.

Our Directors and Executive Officers

The following persons are our directors and executive officers as of the date of this information statement. None of these persons has been convicted in a criminal proceeding during the past five years (excluding traffic violations and similar misdemeanors), nor has any of these persons been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining that person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. Each of our directors and executive officers is a citizen of the United States of America and has his or her principal business address at c/o Texas Genco Holdings, Inc., 1111 Louisiana, Houston, Texas 77002 (Telephone: (713) 207-1111).

Name	Age	Position
J. Evans Attwell	73	Director
Donald R. Campbell	64	Director
Robert J. Cruikshank	73	Director
Patricia A. Hemingway Hall	51	Director
David M. McClanahan	55	Chairman and Director
David G. Tees	60	President, Chief Executive Officer and Director
Scott E. Rozzell	55	Executive Vice President, General Counsel, Corporate Secretary and Director
Gary L. Whitlock	55	Executive Vice President, Chief Financial Officer and Director
James S. Brian	57	Senior Vice President and Chief Accounting Officer

J. Evans Attwell is the former managing partner of Vinson & Elkins L.L.P. in Houston, Texas and is currently of counsel to that firm. Mr. Attwell has been a director of Texas Genco since March 2003.

Donald R. Campbell is primarily engaged in managing his personal investments in Houston, Texas. Prior to his retirement in September 2000, he was the Chief Financial Officer of Sanders Morris Harris Group, a NASDAQ listed regional investment banking firm. He previously served as Vice Chairman of the board of directors and Chief Financial Officer of Pinnacle Global Group. He also serves on the board of directors of Sanders Morris Harris. Mr. Campbell has been a director of Texas Genco since March 2003.

Robert J. Cruikshank is primarily engaged in managing his personal investments in Houston, Texas. Prior to his retirement in 1993, he was a Senior Partner in the accounting firm of Deloitte & Touche LLP. He also serves as a director of Kaiser Aluminum Corporation, MAXXAM Inc., Encysive Pharmaceuticals, Inc. and Weingarten Realty Investors and as an advisory director of Compass Bank—Houston. He served as a director of CenterPoint Energy and its predecessors from 1993 until his retirement from the board of CenterPoint Energy at its annual meeting in 2003. Mr. Cruikshank has been a director of Texas Genco since March 2003.

Patricia A. Hemingway Hall is President of BlueCross BlueShield of Texas, a division of Health Care Service Corporation. She has served in various executive officer capacities with Health Care Service Corporation and its subsidiaries since 1993. Ms. Hemingway Hall has been a director of Texas Genco since March 2003.

David M. McClanahan has been the Chairman of Texas Genco’s Board of Directors since January 2003 and was the sole director of Texas Genco from its formation in August 2001 to December 2002. Mr. McClanahan has also served on the board of directors and as the President and Chief Executive Officer of CenterPoint Energy since September 2002. He served as the Vice Chairman of Reliant Energy from October 2000 to September 2002 and as President and Chief Operating Officer of Reliant Energy’s Delivery Group from 1999 to September 2002. He also served as the President and Chief Operating Officer of Reliant Energy HL&P from 1997 to 1999 and in various other executive capacities with Reliant Energy since 1986. He currently serves on the boards of the Edison Electric Institute and the American Gas Association.

David G. Tees is Texas Genco’s President and Chief Executive Officer. He has been a director of Texas Genco since December 2002. Mr. Tees served as Senior Vice President, Generation Operations of Reliant Energy from 1998 through August 2002. He also served as Vice President of Energy Production of Reliant Energy HL&P from 1986 through 1998. Mr. Tees has served on the executive committee of the Edison Electric Institute Energy Supply Subcommittee and presently represents CenterPoint Energy as a Research Advisory Committee Member of the Electric Power Research Institute and is the Chairman of the Board of the STP Nuclear Operating Company.

Scott E. Rozzell is Texas Genco’s Executive Vice President, General Counsel and Corporate Secretary. He has been a director of Texas Genco since March 2003. Mr. Rozzell has also served as the Executive Vice President, General Counsel and Corporate Secretary of CenterPoint Energy since September 2002. He served as Executive Vice President and General Counsel of the Delivery Group of Reliant Energy from March 2001 to September 2002. Prior to joining Reliant Energy, Mr. Rozzell was a senior partner in the law firm of Baker Botts L.L.P.

Gary L. Whitlock is Texas Genco’s Executive Vice President and Chief Financial Officer. He has been a director of Texas Genco since March 2003. Mr. Whitlock has also served as the Executive Vice President and Chief Financial Officer of CenterPoint Energy since September 2002. He served as Executive Vice President and Chief Financial Officer of the Delivery Group of Reliant Energy from July 2001 to September 2002. Mr. Whitlock served as the Vice President, Finance and Chief Financial Officer of Dow AgroSciences, a subsidiary of The Dow Chemical Company, from 1998 to 2001.

James S. Brian is our Senior Vice President and Chief Accounting Officer. Mr. Brian has also served as the Senior Vice President and Chief Accounting Officer of CenterPoint Energy since August 2002. He served as Senior Vice President, Finance and Administration of the Delivery Group of Reliant Energy from 1999 to August 2002, and as Vice President and Chief Financial Officer of Reliant Energy HL&P from 1997 to 1999. He has served in various executive capacities with Reliant Energy since 1983.

CenterPoint Energy’s Directors and Executive Officers

The following persons are the directors and executive officers of CenterPoint Energy as of the date of this information statement. None of these persons has been convicted in a criminal proceeding during the past five years (excluding traffic violations and similar misdemeanors), nor has any of these persons been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining that person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. Each of CenterPoint Energy’s directors and executive officers is a citizen of the United States of America and has his or her principal business address at c/o CenterPoint Energy, Inc., 1111 Louisiana, Houston, Texas 77002 (Telephone: (713) 207-1111). Please see “—Our Directors and Executive Officers” above for biographical information regarding Messrs. McClanahan, Tees, Whitlock, Rozzell and Brian.

Name	Age	Position
Milton Carroll	54	Chairman and Director
John T. Cater	69	Director
Derrill Cody	66	Director
O. Holcombe Crosswell	63	Director
Thomas F. Madison	68	Director
David M. McClanahan	55	President and Chief Executive Officer and Director
Robert T. O’Connell	66	Director
Michael E. Shannon	67	Director
Scott E. Rozzell	55	Executive Vice President, General Counsel and Corporate Secretary
Stephen C. Schaeffer	56	Executive Vice President and Group President, Gas Distribution and Sales
Gary L. Whitlock	55	Executive Vice President and Chief Financial Officer
James S. Brian	57	Senior Vice President and Chief Accounting Officer
Byron R. Kelley	57	Senior Vice President and Group President–Pipelines and Field Services
Thomas R. Standish	54	Senior Vice President and Group President–Houston Electric and Information Technology
David G. Tees	60	President and Chief Executive Officer, Texas Genco

Milton Carroll has been a director of CenterPoint Energy since 1992 and its Chairman since September 2002. Mr. Carroll is Chairman of Instrument Products, Inc., an oil-tool manufacturing company in Houston, Texas. He also serves as Chairman of Healthcare Service Corporation and a director of Devon Energy Corporation, EGL, Inc. and Texas Eastern Products Pipeline Company, LLC, the general partner of TEPPCO Partners, LP.

John T. Cater has been a director of CenterPoint Energy since 1983. Mr. Cater is primarily engaged in managing his personal investments in Houston, Texas. Prior to his retirement in 2000, he was Chairman of Compass Bank-Houston. He previously served as President of Compass Bank-Houston, as Chairman and CEO of River Oaks Trust Company, and as President, Chief Operating Officer and a director of MCorp, a Texas bank holding company.

Derrill Cody has been a director of CenterPoint Energy since May 2003. Mr. Cody is presently of counsel to the law firm of McKinney & Stringer, P.C. in Oklahoma City, Oklahoma. Mr. Cody also serves as a director of Texas Eastern Products Pipeline Company, LLC, the general partner of TEPPCO Partners, LP. Mr. Cody previously served as a director of Barrett Resources Corporation from 1995 to 2001, Executive Vice President of Texas Eastern Corporation and as Chief Executive Officer of Texas Eastern Gas Pipeline Company from 1987 to 1990.

O. Holcombe Crosswell has been a director of CenterPoint Energy since 1997. Mr. Crosswell is President of Griggs Corporation, a real estate and investment company in Houston, Texas.

Thomas F. Madison has been a director of CenterPoint Energy since January 2003. He has served as President and Chief Executive Officer of MLM Partners, a small business consulting and investments company in Minneapolis, since 1993. He previously served as President of US West Communications-Markets until December 1992. He later served as Vice Chairman of Minnesota Mutual Life Insurance Company until September 1994, Chairman of Communication Holdings, Inc. until March 1999, and as an advisory director of CenterPoint Energy Minnegasco, a gas distribution unit of CenterPoint Energy. He is a director of Valmont Industries, Inc., Banner Health System, Delaware Group of Funds, Digital River, Inc., and Rimage Corporation.

Robert T. O’Connell has been a director of CenterPoint Energy since June 2004. He is a business consultant focusing on financial, strategic and business development matters. Residing in Boston, Massachusetts, he has been a board member of Commonwealth Corporation and a member of the Boston Finance Commission, two Massachusetts public service entities, since 2003. From 1997 to 2003, he served as a director of RWD Technologies, Inc. and as its Senior Vice President of Strategic Business Planning from August 1997 to July 2000 and its Chief Financial Officer and Senior Vice President of Strategic Business Planning from August 2000 to June 2001. Mr. O’Connell served as Senior Vice President and Chief Staff Officer of EMC Corporation from 1995 to 1997. Between 1965 and 1994, Mr. O’Connell held several positions in General Motors Corporation, including Chief Financial Officer of General Motors Corporation from 1988 to 1992 and Chairman of General Motors Acceptance Corporation from 1992 to 1994.

Michael E. Shannon has been a director of CenterPoint Energy since January 2003. He has been President of MEShannon & Associates, Inc., a private firm specializing in corporate financial advisory services and investments, since 2000. He served as Chairman of the Board and Chief Financial and Administrative Officer of Ecolab, Inc. (a specialty chemical company) from 1996 until his retirement in January 2000. Prior to that, he held senior management positions with Ecolab, Inc., Republic Steel and Gulf Oil Corp. Mr. Shannon is a director of Apogee Enterprises, Inc., The Clorox Company, and NACCO Industries, Inc.

Stephen C. Schaeffer has served as Executive Vice President and Group President-Gas Distribution and Sales since October 2002, having previously served as Executive Vice President-Government and Regulatory Affairs of CenterPoint Energy. Prior to this position, Mr. Schaeffer served as Senior Vice President-Regulatory of Reliant Energy beginning in 1999. From 1997 to 1998, he served as Executive Vice President-Retail Energy Regulation of Reliant Energy’s Retail Energy Group. He has served in various executive capacities with CenterPoint Energy since 1989.

Byron R. Kelley has served as Senior Vice President and Group President-Pipelines and Field Services since June 2004, having previously served as President and Chief Operating Officer Pipelines and Gathering since June 2003. Prior to joining CenterPoint Energy he served as President of El Paso International, a subsidiary of El Paso Corporation, from January 2001 to August 2002 and as Executive Vice President of Development, Operations and Engineering from March 1999 through December 2000. He currently serves on the Board of Directors of the Interstate Natural Gas Association of America.

Thomas R. Standish has served as Senior Vice President and Group President-Houston Electric and Information Technology since June 2004, having previously served as President and Chief Operating Officer of CenterPoint Houston since August 2002. He served as President and Chief Operating Officer for both electricity and natural gas for Reliant Energy’s Houston area from 1999 until August 2002, and as Senior Vice President of Distribution Customer Service for Reliant Energy HL&P from 1997 to 1999. Mr. Standish has served in various executive capacities with CenterPoint Energy since 1993. He currently serves on the Board of Directors of ERCOT.

Interests of CenterPoint Energy, Directors and Executive Officers

You should be aware that CenterPoint Energy, some of its directors and executive officers, Utility Holding and some of our directors and executive officers may have interests in the transactions, including the public company merger, that may be different from or in addition to your interests as a shareholder generally and may create potential conflicts of interest.

Stock Ownership

The following table shows ownership of our common stock and of CenterPoint Energy common stock as of August 1, 2004 by CenterPoint Energy, our directors, our executive officers, our executive officers and directors as a group, CenterPoint Energy’s directors, CenterPoint Energy’s executive officers and CenterPoint Energy’s executive officers and directors as a group. Our directors and executive officers, individually and as a group, and CenterPoint Energy’s directors and executive officers, individually and as a group, beneficially owned less than 1% of our outstanding common stock and less than 1% of CenterPoint Energy’s common stock as of that date. CenterPoint Energy, through its wholly owned subsidiary Utility Holding, held 64,764,240 shares of our common stock, representing approximately 80.96% of our outstanding common stock, as of August 1, 2004.

Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act, and, except as otherwise indicated, the respective holders have sole voting and investment powers over such shares. The address of our directors and executive officers is c/o Texas Genco Holdings, Inc., 1111 Louisiana, Houston, Texas 77002 (Telephone: (713) 207-1111). The address of CenterPoint Energy’s directors and executive officers is c/o CenterPoint Energy, Inc., 1111 Louisiana, Houston, Texas 77002 (Telephone: (713) 207-1111).

Texas Genco Officers and Directors

Name	Number of Shares of Texas Genco Common Stock		Number of Shares of CenterPoint Energy Common Stock
J. Evans Attwell	1,340	(1)(2)	21,800	(1)(2)
James S. Brian	1,539	(4)	133,486	(5)
Donald R. Campbell	-0-		-0-
Robert J. Cruikshank	350		7,000	(3)
Patricia A. Hemingway Hall	-0-		-0-
David M. McClanahan	3,111	(4)	646,872	(5)
Scott E. Rozzell	504	(4)	251,740	(5)
David G. Tees	1,105	(1)(4)	102,456	(1)(5)
Gary L. Whitlock	718	(4)	114,116	(5)
All of the above officers and directors as a group (9 persons)	8,667	(4)	1,277,470	(5)

(1)	Includes shares held by spouse.
(2)	Includes shares held in family foundation.
(3)	Includes shares held jointly with spouse.
(4)	Includes shares of our common stock held under CenterPoint Energy’s savings plan, as to which the participants do not have voting power but retain dispositive power.
(5)	Includes shares covered by CenterPoint Energy stock options that are exercisable within 60 days as follows: Mr. Brian, 90,158 shares; Mr. McClanahan, 524,948 shares; Mr. Rozzell, 206,688 shares; Mr. Tees, 75,081 shares; Mr. Whitlock, 91,119 shares; and the group, 987,994 shares. Also includes shares of CenterPoint Energy common stock held under CenterPoint Energy’s savings plan, for which the participant has sole voting power (subject to such power being exercised by the plan’s trustee in the same proportion as directed shares in the savings plan are voted in the event the participant does not exercise voting power).

CenterPoint Energy Officers and Directors

Name	Number of Shares of Texas Genco Common Stock		Number of Shares of CenterPoint Energy Common Stock
James S. Brian	1,539	(1)	133,486	(2)
Milton Carroll	750		26,000
John T. Cater	250		11,000
Derrill Cody	-0-		11,000
O. Holcombe Crosswell	579		12,595
Byron R. Kelley	-0-		12,691	(2)
Thomas F. Madison	-0-		3,500
David M. McClanahan	3,111	(1)	646,872	(2)
Robert T. O’Connell	-0-		2,000
Scott E. Rozzell	504	(1)	251,740	(2)
Stephen C. Schaeffer	3,298	(1)	311,675	(2)
Michael E. Shannon	-0-		3,000
Thomas R. Standish	630	(1)	158,631	(2)
Gary L. Whitlock	718	(1)	114,116	(2)
All of the above officers and directors and other executive officers as a group (15 persons)	12,484	(1)	1,800,762	(2)

(1)	Includes shares of our common stock held under CenterPoint Energy’s savings plan, as to which the participants do not have voting power but retain dispositive power.
(2)	Includes shares covered by CenterPoint Energy stock options that are exercisable within 60 days as follows: Mr. Brian, 90,158 shares; Mr. Kelley, 10,482 shares; Mr. McClanahan, 524,948 shares; Mr. Rozzell, 206,688 shares; Mr. Schaeffer, 212,317 shares; Mr. Standish, 115,393 shares; Mr. Whitlock, 91,119 shares; and the group, 1,326,186 shares, Also includes shares of CenterPoint Energy common stock held under CenterPoint Energy’s savings plan, for which the participant has sole voting power (subject to such power being exercised by the plan’s trustee in the same proportion as directed shares in the savings plan are voted in the event the participant does not exercise voting power).

There have been no transactions in shares of Texas Genco common stock during the past 60 days by CenterPoint Energy, or any of its subsidiaries, including us, or any of their, or our, respective officers of directors.

Other Interests of Our Directors and Officers

Indemnification. In the transaction agreement, GC Power Acquisition agreed that the governing documents of the surviving corporation of the public company merger will contain provisions regarding the limitation of liability and indemnification of officers and directors as are currently included in our governing documents, and that the surviving corporation would cause to be obtained directors’ and officers’ insurance coverage, in each case, for the benefit of our officers and directors with respect to claims arising from facts or events that occurred prior to the effective time of the public company merger, as more fully described above under “—The Transaction Agreement—Additional Agreements—Directors’ and Officers’ Indemnification and Insurance.”

CenterPoint Energy Retention Agreement. Mr. Tees has a retention agreement with CenterPoint Energy, dated October 15, 2001, that provides for benefits upon the occurrence of certain events in connection with our sale, including the termination of Mr. Tees’s employment prior to December 31, 2005. The retention agreement provides for a supplemental retirement benefit to be determined by a set formula under the CenterPoint Energy retirement plan at the time of Mr. Tees’s termination of employment, provided that such benefit would be offset by any transition pension benefit or other similar benefit provided pursuant to the CenterPoint Energy retirement plan or provided by GC Power Acquisition. Retirement benefits based on compensation above the qualified plan limit or in excess of the qualified plan limit on annual benefits under the Internal Revenue Code are provided through the CenterPoint Energy benefit restoration plan.

Mr. Tees is covered under the CenterPoint Energy executive life insurance plan, which provides endorsement split-dollar life insurance in the form of a death benefit for covered officers, with coverage continuing after the officer’s termination of service at age 65 or later. Mr. Tees has single-life coverage equal to two times current salary. Mr. Tees’ retention agreement provides that he will be treated as a retired participant (as if he had attained age 65) as of the date of his termination of employment with CenterPoint Energy or its subsidiaries for purposes of this plan. In accordance with the Internal Revenue Code, Mr. Tees must recognize imputed income, which is currently based upon the policy holder’s one-year term rates. The plan also provides for a paid tax gross-up to Mr. Tees to cover his after-tax cost of this imputed income. Upon his death, Mr. Tees’s beneficiaries will receive the specified death benefit, and we will receive any balance of the insurance proceeds payable in excess of such death benefit.

Texas Genco Severance Agreement. The transaction agreement provides that we (or Genco II LP) may enter into a severance agreement with Mr. Tees to provide certain severance benefits for Mr. Tees in the event of a “Covered Termination” of employment within two years after the closing of the nuclear asset acquisition. A Covered Termination will occur if Mr. Tees’s employment is terminated for reasons other than death, disability (entitling him to long-term disability plan benefits), involuntary termination due to Cause (as defined), or Mr. Tees’s resignation, unless his resignation is due to:

•	a failure to maintain Mr. Tees in his position or a substantially equivalent position;

•	a significant adverse change in Mr. Tees authorities, powers, functions, responsibilities or duties;

•	a reduction in Mr. Tees’ annual base salary;

•	a significant reduction in Mr. Tees’ qualified retirement benefits, nonqualified benefits and welfare benefits (with certain exceptions);

•	a reduction in Mr. Tees’ overall compensation opportunities for a short-term incentive plan bonus or under our performance unit plan;

•	a change in the location of Mr. Tees’ principal place of employment by more than 50 miles; or

•	a failure to provide directors and officers liability insurance covering Mr. Tees.

If there is a Covered Termination of his employment, Mr. Tees will be entitled to:

•	a lump-sum cash payment equal to two times his annual base salary plus target short-term incentive plan bonus;

•	a lump-sum cash payment equal to his target short-term incentive plan bonus prorated for the year during which his Covered Termination occurs;

•	a lump-sum cash payment for earned but unused vacation;

•	continuation of welfare benefits for two years, or if Mr. Tees is not age 65 as of his Covered Termination date, until he is age 65 and for his spouse until she is age 65 (or a lump sum cash payment in lieu thereof);

•	two years of age and service credit added for retirement plan benefit purposes; and

•	outplacement services up to $10,000.

In addition, the agreement will provide for the reimbursement of legal fees incurred related to enforcement of the agreement and a tax gross-up payment to cover any excise taxes, interest and penalties that may be assessed on Mr. Tees as a result of the severance payment.

Litigation Concerning the Transactions

On July 23, 2004, two plaintiffs filed substantially identical lawsuits in Harris County, Texas state district courts. The suits, purportedly brought on behalf of holders of our common stock, name us and each of our directors as defendants. Both plaintiffs allege, among other things, self-dealing and breach of fiduciary duty by the defendants in entering into the transaction agreement. Among other relief, the plaintiffs seek to enjoin the transaction or, alternatively, to rescind the transaction and/or recover damages on behalf of a putative class of holders of our common stock in the event that the transaction is consummated. In August 2004, the cases were consolidated in state district court in Harris County, Texas. We believe both lawsuits are without merit and intend to vigorously defend against them.

Material U.S. Federal Income Tax Consequences of the Public Company Merger

The following is a summary of the material U.S. federal income tax consequences of the public company merger to our shareholders with respect to their exchange of shares of common stock for cash pursuant to the public company merger. This summary does not purport to be a description of all tax consequences that may be relevant to our shareholders. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended, or the Code, existing regulations promulgated under the Code, and current administrative rulings and court decisions, all of which are subject to change, possibly retroactively. It is assumed that the shares of our common stock are held as capital assets. This summary does not address the consequences of the public company merger under state, local or foreign law, nor does it address all aspects of federal income taxation that may be important to some or all of our shareholders in light of their individual circumstances. It also does not address tax issues that may be significant to shareholders subject to special rules, such as financial institutions, broker-dealers or traders in securities; persons who are not citizens or residents of the United States or that are foreign corporations, partnerships, estates or trusts; a non-U.S. shareholder holding 5% or more of the shares of our common stock; mutual funds; insurance companies; tax-exempt entities; holders who acquired their shares through stock option or stock purchase programs or otherwise as compensation; holders who are subject to alternative minimum tax; or holders who hold their shares as part of a hedge, straddle or other risk-reduction transaction.

Shareholders are encouraged to consult their own tax advisors to determine the particular tax consequences to them (including the application and effect of any federal, state, local and foreign income and other tax laws) of the public company merger.

Texas Genco and NN Houston Sub

The public company merger will not have any material U.S. federal income tax consequences for us or NN Houston Sub.

Texas Genco Shareholders

General

The receipt by a U.S. shareholder of cash in the public company merger in exchange for shares of our common stock (including by reason of the exercise of appraisal rights) will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, a U.S. shareholder will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the amount received in exchange for the shares of our common stock and the shareholder’s adjusted tax basis in the shares.

Assuming that the shares constitute capital assets in the hands of the shareholder, such gain or loss will be capital gain or loss. If, at the time of the public company merger, the shares of our common stock then exchanged have been held for more than one year by the shareholder, such gain or loss will be long-term capital gain or loss.

However, with respect to the exercise of appraisal rights, amounts, if any, that are interest (or are deemed to be interest) for federal income tax purposes will be taxed as ordinary income.

Under current law, long-term capital gains of individuals are generally taxed at lower rates than items of ordinary income and short-term capital gains. Capital losses are deductible only to the extent of capital gains plus $3,000 of ordinary income in the case of taxpayers other than corporations. Capital losses that are not currently deductible may be carried forward to other years, subject to certain limitations.

Non-U.S. Shareholders

Non-U.S. shareholders will generally not be subject to U.S. federal income tax on the receipt of cash in exchange for shares of our common stock pursuant to the public company merger, unless such non-U.S. shareholder’s gain is effectively connected with a U.S. trade or business or, in the case of gain recognized by an individual non-U.S. shareholder, such individual is present in the United States for 183 days or more during the taxable year and certain other conditions are satisfied.

Backup Withholding

Shareholders may be subject to the applicable “backup withholding” rate under U.S. tax law when they receive payments of cash pursuant to the public company merger. Backup withholding is not an additional tax but merely an advance payment, which will be allowed as a refund or credit against the shareholder’s federal income tax liability if the shareholder furnishes the requested information to the Internal Revenue Service in a timely manner.

Certain persons generally are entitled to an exemption from backup withholding, including corporations and financial institutions. Penalties apply for failure to furnish correct information and for failure to include the reportable payments in income. We advise each shareholder to consult with his or her tax advisor as to the shareholder’s qualification for an exemption from withholding and the procedure for obtaining such exemption.

To avoid the imposition of backup withholding, U.S. shareholders and non-U.S. shareholders should follow the instructions set forth below.

U.S. Shareholders

In order to avoid “backup withholding” on payments of cash pursuant to the public company merger (including any cash paid pursuant to the exercise of appraisal rights), a U.S. shareholder surrendering shares of our common stock in the public company merger must, unless an exemption applies, provide the paying agent with the shareholder’s correct taxpayer identification number (TIN) on a Substitute Form W-9 and certify under penalty of perjury that the TIN is correct and that the shareholder is not subject to backup withholding.

If a U.S. shareholder does not provide the shareholder’s correct TIN or fails to provide the certifications described above, the Internal Revenue Service may impose a penalty on the shareholder, and payment of cash to the shareholder pursuant to the public company merger may be subject to backup withholding at the applicable rate. All U.S. shareholders surrendering shares of our common stock pursuant to the public company merger should complete and sign the Substitute Form W-9 that is included as part of the letter of transmittal that accompanies this Information Statement.

Non-U.S. Shareholders

In order to avoid backup withholding, non-U.S. shareholders other than corporations should properly complete and provide to the paying agent a Substitute Form W-8BEN. You can obtain a Substitute Form W-8BEN by contacting the paying agent at the address that is shown on the letter of transmittal. Foreign corporations should follow the instructions above with respect to the completion of Substitute Form W-9.

For purposes of this Information Statement, “U.S. shareholder” and “non-U.S. shareholder” have the following meanings:

•	“U.S. Shareholder” means: (a) a citizen or resident of the United States, including an alien individual (such as a citizen of another country) who is a lawful permanent resident of the United States or meets the “substantial presence test” under Section 7701(b) of the Code (for example, because the alien individual is present in the United States for 183 days or more in the current calendar year); (b) a corporation or partnership created or organized in the United States or under the laws of the United States or any political subdivision thereof; or (c) an estate or trust that is not a foreign estate or trust under Section 7701(a)(31) of the Code.

•	“Non-U.S. Shareholder” means any shareholder that is not a U.S. shareholder, except for non-U.S. shareholders, if any, who are subject to United States federal income tax on payments received pursuant to the public company merger because such payments are effectively connected with their conduct of a U.S. trade or business. Any such shareholder receiving payments that are effectively connected with the conduct of a U.S. trade or business should contact an independent tax advisor with respect to the backup withholding and other U.S. tax consequences or receiving payments pursuant to the public company merger.

Dissenters’ Appraisal Rights

You may exercise dissenters’ rights in connection with the public company merger by properly complying with the requirements of Articles 5.11, 5.12 and 5.13 of the Texas Business Corporation Act. By exercising dissenter’s rights, you would have the “fair value” of your shares of our common stock determined by a court and paid to you in cash. The following is a general summary of your dissenters’ rights and is qualified in its entirety by reference to Articles 5.11, 5.12 and 5.13 of the Texas Business Corporation Act. The full text of these articles is set forth in Annex B. You should read Annex B in its entirety for more complete information concerning your right to dissent from the public company merger.

If you are a holder of shares of our common stock outstanding as of the effective date of the public company merger, and you follow the procedures set forth in Articles 5.11, 5.12 and 5.13 of the Texas Business Corporation Act, you will be entitled to demand the purchase of your shares of our common stock for a purchase price equal to the fair value of your shares. Under Texas law, fair value of shares for purposes of the exercise of dissenter’s rights is defined as the value of the shares as of the date Utility Holding’s written consent authorizing the public company merger was delivered to us, excluding any appreciation or depreciation in value of the shares in anticipation of the public company merger.

Within 10 days after the effectiveness of the public company merger, we must mail to all of our shareholders written notice of the effectiveness of the public company merger and of your right to dissent from that transaction. The notice will be accompanied by a copy of Article 5.12 of the Texas Business Corporation Act and any articles or documents the surviving corporation has filed with the Secretary of State of the State of Texas to effect the public company merger. You may then, within 20 days after the date of our mailing of the notice to you, make a written demand on us for the payment of the fair value of your shares. Your demand must state the number and class of shares of our common stock you own and your estimate of the fair value of your common stock. If you fail to make such a demand within the 20-day period, you will lose the right to dissent and will be bound by the terms of the public company merger. In order to preserve dissenters’ rights, within 20 days of making a demand for payment, you also must submit your stock certificates to us for the appropriate notation of the demand. We, at our option, may terminate your rights under Article 5.12 of the Texas Business Corporation Act if you fail to submit your stock certificates within 20 days after demanding payment unless a court of competent jurisdiction directs otherwise upon a showing to the court that there is good and sufficient cause.

Within 20 days of our receipt of your proper demand for payment, we must deliver or mail to you written notice that either:

•	we accept the amount you claimed and agree to pay the amount of your demand within 90 days after the effectiveness of the public company merger upon receipt of your duly endorsed stock certificates; or

•	contains our estimate of the fair value of your shares and includes an offer to pay the amount of our estimate within 90 days after the effectiveness of the public company merger, provided that we receive notice from you within 60 days after the effective date of the public company merger that you agree to accept our estimate and upon receipt of your duly endorsed stock certificates.

If you and we agree on the value of your shares within 60 days after effectiveness of the public company merger, we will pay you the amount of the agreed value upon receipt of your duly endorsed stock certificates within 90 days of the effectiveness of the public company merger. Upon our payment of the agreed value, you will no longer have any interest in us or in those shares.

If you and we do not agree on the value of your shares within 60 days after the effectiveness of the public company merger, then either you or we may, within 60 days after the expiration of that 60-day period, file a petition in a court of competent jurisdiction in the county in which our principal office is located, seeking a determination of the fair value of your shares. Please consult your own legal counsel regarding the proper court for such filing. We will file with the court a list of all shareholders who have demanded payment for their shares with whom an agreement as to value has not been reached within 10 days following receipt of the petition filed by a dissenting shareholder or upon our filing of such a claim. The clerk of the court will give notice of the hearing of any such claim to us and to all of the dissenting shareholders on the list we have provided. We and all dissenting shareholders notified in this manner will be bound by the final judgment of the court as to the value of the shares.

In considering such a petition, the court will determine which of the dissenting shareholders have complied with the provisions of the Texas Business Corporation Act and are entitled to the payment of the fair value of their shares and will appoint one or more qualified appraisers to determine the fair value of the shares who are directed to make such determination “upon such investigation as to them may seem proper.” The appraisers will also allow the dissenting shareholders and the corporation to submit to them evidence as to the fair value of the shares. Upon receipt of the appraisers’ report, the court will determine the fair value of the shares of the dissenting shareholders and will direct the payment to the dissenting shareholders of the amount of the fair value of their shares, with interest from the date 91 days after the effectiveness of the public company merger to the date of the judgment, by us, upon receipt of the dissenting shareholder’s stock certificates. Upon payment of the judgment, the dissenting shareholders will no longer have any interest in us or in those shares.

You may withdraw your demand at any time before receiving payment for the shares or before a petition has been filed seeking determination of the fair value of the shares. You may not withdraw your demand after payment has been made or, unless we consent to the withdrawal, where a petition has been filed.

If you have properly demanded payment for your shares, you will not have any rights as a shareholder except the right to receive payment for such shares and the right to claim that the public company merger and the related transactions were fraudulent.

Failure to follow the steps required by Articles 5.11, 5.12 and 5.13 of the Texas Business Corporation Act for perfecting dissenters’ rights may result in the loss of dissenters’ rights, in which event you will be entitled to receive the consideration with respect to the holder’s dissenting shares in accordance with the transaction agreement. In view of the complexity of Articles 5.11, 5.12 and 5.13 of the Texas Business Corporation Act, if you are considering dissenting from the public company merger, we urge you to consult your own legal counsel.

Market for Common Stock and Related Shareholder Matters

As of             , we had 80,000,000 shares of common stock issued and outstanding that were held of record by approximately              shareholders. Our common stock is listed on The New York Stock Exchange and is traded under the symbol “TGN.”

On January 6, 2003, CenterPoint Energy distributed 15,235,760 of the 80,000,000 outstanding shares of our common stock, or approximately 19.04% of our outstanding shares, to CenterPoint Energy’s shareholders of record as of the close of business on December 20, 2002, the record date for the distribution. Our common stock began trading when issued on December 18, 2002 and regular-way on The New York Stock Exchange on January 7, 2003. Accordingly, no high and low sales price information is available for any full quarterly period in 2002.

The following table sets forth the high and low sales prices of our common stock on The New York Stock Exchange composite tape during the periods indicated, as reported by Bloomberg, and the cash dividends declared in these periods.

	Market Price		Dividend Declared Per Share
	High	Low
2003
First Quarter	$18.58	$10.50	$0.25
Second Quarter	$23.99	$16.20	$0.25
Third Quarter	$25.70	$21.56	$0.25
Fourth Quarter	$32.71	$23.40	$0.25
2004
First Quarter	$38.34	$31.50	$0.25
Second Quarter	$46.80	$34.12	$0.25
Third Quarter (through August 31, 2004)	$47.17	$44.67	$0.25	(1)

(1)	A quarterly cash dividend of $0.25 per share has been declared, and is payable on September 20, 2004 to holders of record as of August 26, 2004.

The closing market price of our common stock on July 20, 2004, the last day prior to the public announcement of the transactions contemplated by the transaction agreement, was $46.48 per share. The closing market price of our common stock on August 31, 2004 was $46.30 per share.

While we intend to continue to pay regular quarterly cash dividends on our common stock until the closing of the public company merger, our board of directors will determine the amount of future dividends in light of:

•	applicable legal requirements, including restrictions under the transaction agreement;

•	our earnings and cash flows;

•	our financial condition; and

•	other factors our board of directors deems relevant.

Pursuant to the transaction agreement we have agreed to restrict our dividend payments, to regular quarterly cash dividends with respect to the common stock, not in excess of $0.25 per share per quarter.

CenterPoint Energy has pledged the approximately 81% of our outstanding common stock that it owns to secure any of its obligations under its $2.3 billion bank facility executed in October 2003.

Historical Consolidated Financial Data

Historical Financial Data

Our audited financial statements are included in our annual report on Form 10-K for the year ended December 31, 2003, which is incorporated in this information statement by reference. In addition, our unaudited consolidated financial statements as of and for the three months ended March 31 and June 30, 2004 are included in our quarterly reports on Form 10-Q for those respective periods, which are incorporated in this information statement by reference. Please see “Where You Can Find More Information” if you would like to obtain copies of these documents.

Summarized Financial Information

	Year ended December 31,		Six months ended June 30,
	2002	2003	2003	2004
Income Statement Data
Revenues	$1,540,975	$2,002,368	$937,098	$991,847
Operating income	(133,561)	221,959	32,928	209,619
Income (loss) before cumulative effect of accounting change	(92,943)	151,266	22,411	141,008
Net income (loss)	(92,943)	250,176	121,321	141,008
Balance Sheet Data
Current assets	$238,285	$298,392	$358,972	462,836
Noncurrent assets	4,269,797	4,341,239	4,335,176	4,316,004
Current liabilities	336,712	328,751	482,272	342,610
Noncurrent liabilities	1,347,327	1,277,719	1,306,511	1,302,061
Shareholders’ Equity	2,824,043	3,033,161	2,905,365	3,134,169

Net Income Per Common Share

The following table sets forth our net income per common share (basic and diluted) for the periods indicated:

	Year ended December 31,		Six months ended June 30,
	2002	2003	2003	2004
Income (loss) before cumulative effect of accounting change	$(1.16)	$1.89	$0.28	$1.76
Cumulative effect of accounting change, net of tax	—	1.24	1.24	—

Net income (loss) per common share (basic and diluted)	$(1.16)	$3.13	$1.52	$1.76

Ratio of Earnings to Fixed Charges

The following table sets forth our ratio of earnings to fixed charges for the periods indicated. For purposes of calculating the ratio of earnings available to cover fixed charges:

•	earnings consist of income (loss) before income taxes plus fixed charges and amortization of capitalized interest, less capitalized interest; and

•	fixed charges consist of interest expensed and capitalized, plus the assumed interest component of rent expense.

Year ended December 31,		Six months ended June 30,(1)
2002	2003	2003	2004
—(2)	15.56	3.83	26.02

(1)	We believe that the ratios for the six month periods are not necessarily indicative of the ratios for the twelve month periods due to the seasonal nature of our business.
(2)	Our earnings for the year ended December 31, 2002 were inadequate to cover fixed charges by approximately $129 million.

Book Value Per Share

As of December 31, 2003 and June 30, 2004, our book value per share was approximately $37.91 and $39.18, respectively. Book value per share is not a term defined by accounting principles generally accepted in the United States of America. Book value per share is calculated by dividing total shareholders’ equity by the number of shares of common stock outstanding as of the date of determination.

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain further information regarding the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public on the SEC’s Internet site located at http://www.sec.gov and on our Internet site located at http://www.txgenco.com. You can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We have filed a Schedule 13E-3 with the SEC with respect to the public company merger. As permitted by the SEC, this information statement omits certain information contained in the Schedule 13E-3. The Schedule 13E-3, together with any amendments and exhibits filed with or incorporated by reference in the Schedule 13E-3 (including written reports by RBC Capital Markets Corporation to the special committee in connection with the public company merger) is available for inspection or copying as set forth above.

Incorporation By Reference

The SEC allows us to “incorporate by reference” information in other documents that we file with the SEC into this information statement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this information statement. We incorporate by reference into this information statement the following documents that we filed with the SEC under the Exchange Act:

•	our Annual Report on Form 10-K for the year ended December 31, 2003, filed with the SEC on March 15, 2004;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004, filed with the SEC on May 10, 2004;

•	our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2004, filed with the SEC on August 6, 2004;

•	our Current Report on Form 8-K, filed with the SEC on January 29, 2004;

•	our Current Report on Form 8-K, filed with the SEC on June 2, 2004; and

•	our Current Report on Form 8-K, filed with the SEC on July 22, 2004.

We also incorporate by reference into this information statement each document we file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this information statement and before the effective date of the public company merger.

You should rely only on the information contained in this information statement or to which we refer you or incorporate by reference. We have not authorized anyone to provide you with information that is different. This information statement is dated                     , 2004. You should not assume that the information contained in this information statement is accurate as of any date other than that date. Documents incorporated by reference in this information statement are available from us without charge, excluding all exhibits (unless we have specifically incorporated by reference an exhibit in this information statement). You may obtain documents incorporated by reference by requesting them in writing or by telephone as follows:

Texas Genco Holdings, Inc.

Attn: Investor Relations

1111 Louisiana Street

Houston, Texas 77002

(713) 207-6500

If you would like to request documents from us, please do so by                     , 2004 in order to ensure timely receipt before the effective date of the written consent approving the public company merger. You should be sure to include your complete name and address in your request. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

Cautionary Statement Regarding Forward-Looking Statements

From time to time we make statements concerning our expectations, beliefs, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are not historical facts. These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those expressed or implied by these statements. You can generally identify our forward-looking statements by the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “plan,” “potential,” “predict,” “projection,” “should,” “will,” or other similar words.

We have based our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that assumptions, beliefs, expectations, intentions and projections about future events may and often do vary materially from actual results. Therefore, we cannot assure you that actual results will not differ materially from those expressed or implied by our forward-looking statements.

Some of the factors that could cause actual results to differ from those expressed or implied by our forward-looking statements are described under “Risk Factors” beginning on page 18 in Item 1 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements.

Appendix A

TRANSACTION AGREEMENT

among

CENTERPOINT ENERGY, INC.,

UTILITY HOLDING, LLC,

NN HOUSTON SUB, INC.,

TEXAS GENCO HOLDINGS, INC.,

HPC MERGER SUB, INC.

and

GC POWER ACQUISITION LLC

Dated as of July 21, 2004

A-i

A-ii

[1]	Exhibits and schedules to the Transaction Agreement have been omitted.

A-iii

TRANSACTION AGREEMENT

TRANSACTION AGREEMENT, dated as of July 21, 2004 (this “Agreement”), by and among CenterPoint Energy, Inc., a Texas corporation (“CenterPoint”), Utility Holding, LLC, a Delaware limited liability company and wholly-owned subsidiary of CenterPoint (“Utility Holding” and, together with CenterPoint, sometimes collectively referred to as “Parents” and, individually, a “Parent”), NN Houston Sub, Inc., a Texas corporation and a direct wholly-owned subsidiary of Utility Holding (“Merger Sub”), Texas Genco Holdings, Inc., a Texas corporation (“Genco Holdings”), GC Power Acquisition LLC, a Delaware limited liability company (“Buyer”), and HPC Merger Sub, Inc., a Texas corporation and a wholly-owned subsidiary of Buyer (“STP Merger Sub”). Parents, Merger Sub, Genco Holdings, Buyer and STP Merger Sub are hereinafter collectively referred to as the “parties” and each individually as a “party.”

WHEREAS, Utility Holding owns 64,764,240 shares (the “Shares”) of common stock, par value $.001 per share (“Common Stock”), of Genco Holdings; and

WHEREAS, the Shares represent approximately 80.96% of the total outstanding shares of Common Stock of Genco Holdings; and

WHEREAS, Genco Holdings, through its direct and indirect subsidiaries identified in Section 4.3(a) of the Companies Disclosure Letter (as defined below) (Genco Holdings and such direct and indirect subsidiaries and any direct or indirect subsidiaries of Genco Holdings formed after the date hereof are collectively referred to herein as the “Companies,” and, individually, each as a “Company”), (a) owns 11 electric power generation facilities, and a 30.8% (subject to potential increase pursuant to the exercise of a right of first refusal) interest in South Texas Project Nuclear Electric Generating Station (the “South Texas Project” or “STP”), all of which are located in Texas, and (b) sells wholesale electric generation capacity, energy and ancillary services in the Electric Reliability Council of Texas, Inc. market (the “ERCOT Market”) (such business referred to herein as the “Genco Business”); and

WHEREAS, the respective Boards of Directors of CenterPoint, Genco Holdings and Merger Sub, and the sole manager of Utility Holding, have approved, and deem it advisable to consummate, the merger of Merger Sub with and into Genco Holdings (the “Public Company Merger”), with Genco Holdings surviving as the Surviving Corporation (as defined below), on terms and subject to the conditions set forth in this Agreement; and

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to Buyer’s willingness to enter into this Agreement, Utility Holding will deliver its written consent in the form attached hereto as Exhibit A (the “Parent Written Consent”), pursuant to which Utility Holding will approve this Agreement and the transactions contemplated hereby (including the Public Company Merger); and

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to Buyer’s willingness to enter into this Agreement, Texas Genco, LP, a Texas limited partnership and an indirect wholly-owned subsidiary of Genco Holdings (“Genco LP”), has entered into a Master Power Purchase and Sale Agreement between Genco LP and J. Aron & Company, dated the date hereof (the “Power Purchase Agreement”); and

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to Parents’ and Genco Holdings’ willingness to enter into this Agreement, Buyer has entered into a commitment letter (the “Debt Financing Letter”) with financing sources with respect to the debt financing (the “Debt Financing”) for the transactions contemplated hereby other than the Public Company Merger, which financing will include (a) a $775.0 million senior first prior secured term loan facility, (b) a $475.0 million delayed draw term loan facility (the “Delayed Draw Term Facility”), (c) a $200.0 million senior first priority secured revolving credit facility, (d) a $200.0 million senior first priority secured letter of credit facility, (e) a $425.0 million senior first priority secured letter of credit facility, and (f) the issuance of $1,250.0 million of senior second priority secured notes or, alternatively, $1,250.0 million under senior second priority secured increasing rate bridge loans; and

WHEREAS, Annex E to the Debt Financing Letter (the “Public Company Merger Debt Term Sheet”) provides for debt financing to Genco Holdings for the Public Company Merger, which financing will consist of a $717.0 million overnight bridge loan (the “Overnight Bridge Loan”); and

WHEREAS, prior to the Public Company Merger Closing Date (as defined below), upon the terms and subject to the conditions set forth in this Agreement, a Texas limited partnership to be formed by Genco Holdings as a wholly-owned indirect subsidiary of Genco Holdings (“Genco II LP”), will merge with Genco LP, and as a result of that merger be allocated all of the Non-STP Assets and Liabilities (as defined below) other than those held by Texas Genco Services, LP, a Texas limited partnership wholly-owned by Genco Holdings (“Genco Services”) (such transaction, the “Genco LP Division”); and

WHEREAS, on the first business day following consummation of the Public Company Merger or as soon as possible thereafter, upon the terms and subject to the conditions set forth in this Agreement, (1) a Texas limited partnership to be formed by Buyer as a wholly-owned indirect subsidiary of Buyer (“Newco”), will merge with and into Genco II LP (such merger, the “Genco II LP Acquisition”), with Genco II LP being the surviving entity in the Genco II LP Acquisition as an indirect wholly-owned subsidiary of Buyer, and (2) a Texas limited partnership to be formed by Buyer as a wholly-owned indirect subsidiary of Buyer (“Newco2”) will merge with and into Genco Services (such merger, the “Genco Services Acquisition”), with Genco Services being the surviving entity in the Genco Services Acquisition as an indirect wholly-owned subsidiary of Buyer (the Genco II LP Acquisition and the Genco Services Acquisition, collectively, the “Non-STP Acquisition”); and

WHEREAS, following consummation of the Public Company Merger and the Non-STP Acquisition, upon the terms and subject to the conditions set forth in this Agreement, STP Merger Sub will merge with and into Genco Holdings (the “STP Acquisition”), with Genco Holdings being the surviving corporation in the STP Acquisition as a direct wholly-owned subsidiary of Buyer; and

WHEREAS, Buyer is owned by Blackstone Capital Partners IV L.P., Hellman & Friedman Capital Partners IV, L.P., KKR Millennium Fund, L.P., TPG Partners IV, L.P. and their respective affiliates (collectively, the “Investors”);

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the parties agree as follows:

ARTICLE I

PUBLIC COMPANY MERGER

Section 1.1    The Public Company Merger. On the terms and subject to the conditions of this Agreement and in accordance with the Texas Business Corporation Act (“TBCA”), at the Public Company Merger Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into Genco Holdings. As a result of the Public Company Merger, the separate corporate existence of Merger Sub shall cease and Genco Holdings shall survive the Public Company Merger (sometimes hereinafter referred to as the “Surviving Corporation”). From and after the Public Company Merger Effective Time, the Public Company Merger shall have the effects provided in Article 5.06A of the TBCA. All rights, titles and interests to all properties owned by Genco Holdings and Merger Sub shall be allocated to and vested in the Surviving Corporation without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing Liens thereon. All liabilities and obligations of Genco Holdings and Merger Sub shall become liabilities and obligations of the Surviving Corporation.

Section 1.2    Time and Place of Public Company Merger Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 10.1 and subject to the satisfaction or waiver of the conditions set forth in Article VII, the closing of the Public Company

Merger (the “Public Company Merger Closing”) will take place at the offices of Baker Botts L.L.P., One Shell Plaza, 910 Louisiana Street, Houston, Texas 77002-4995 at 9:00 a.m. (local time) on the first business day (that is a day that is followed by three consecutive days that are all business days) following the date on which all of the conditions set forth in Article VII (other than those that by their nature are intended to be satisfied at the Public Company Merger Closing) have been satisfied or waived, or at such other date, place or time as the parties may agree. The date on which the Public Company Merger Closing occurs and the transactions contemplated by the Public Company Merger become effective is referred to as the “Public Company Merger Closing Date.”

Section 1.3    Effective Time of the Public Company Merger. On the Public Company Merger Closing Date, the parties shall cause the Public Company Merger to be consummated by filing the articles of merger (the “Articles of Merger”) with the Secretary of State of the State of Texas (the “Texas Secretary of State”) in such form as is required by, and executed in accordance with, the relevant provisions of the TBCA and shall make any other filings or recordings required under the TBCA (the date and time of the issuance of a certificate of merger by the Texas Secretary of State pursuant to Article 5.05 of the TBCA (or such later time as is specified in the Articles of Merger) on the Public Company Merger Closing Date, being the “Public Company Merger Effective Time”).

Section 1.4    Directors and Officers. The directors of Merger Sub immediately prior to the Public Company Merger Effective Time shall be the initial directors of the Surviving Corporation following the Public Company Merger, and the officers of Genco Holdings immediately prior to the Public Company Merger Effective Time shall be the initial officers of the Surviving Corporation following the Public Company Merger, in each case until their respective successors are duly elected or appointed or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

Section 1.5    Articles of Incorporation and Bylaws. Following the Public Company Merger Effective Time, the articles of incorporation of Genco Holdings shall be the articles of incorporation of the Surviving Corporation until thereafter changed or amended in accordance with the provisions thereof and applicable Law. Following the Public Company Merger Effective Time, the bylaws of Genco Holdings shall be the bylaws of the Surviving Corporation until thereafter changed or amended in accordance with the provisions thereof and applicable Law.

Section 1.6    Effect of Public Company Merger on Capital Stock. As of the Public Company Merger Effective Time, by virtue of the Public Company Merger and without any action on the part of Genco Holdings, Merger Sub or any holder of any shares of capital stock of Genco Holdings or any shares of capital stock of Merger Sub:

(a)  Common Stock of Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Public Company Merger Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $.001 per share, of the Surviving Corporation (such shares, the “Surviving Corporation Shares”).

(b)  Cancellation of Certain Common Stock. Each share of Common Stock that is owned by CenterPoint or any of its subsidiaries (including Utility Holding, Genco Holdings or Merger Sub), in each case immediately prior to the Public Company Merger Effective Time shall automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

(c)  Conversion of Common Stock. Subject to the provisions of this Section 1.6, each share of Common Stock, other than Dissent Shares and shares cancelled pursuant to Section 1.6(b), issued and outstanding immediately prior to the Public Company Merger Effective Time shall, by virtue of the Public Company Merger and without any action on the part of the holder thereof, be converted into the right to receive $47.00 in cash payable without interest (the “Public Company Merger Consideration”) deliverable, in each case, to the holder of such share, upon surrender, in the manner provided in Section 1.7, of a certificate formerly evidencing such share (a “Certificate”).

(d)  Dissenters’ Rights. Notwithstanding anything in this Agreement to the contrary, shares of Common Stock that are issued and outstanding immediately prior to the Public Company Merger Effective Time and that are held by any person who is entitled to dissent from and properly dissents from this Agreement pursuant to, and who complies in all respects with, Articles 5.11, 5.12 and 5.13 of the TBCA (the “Dissenters’ Statute”), in each case to the extent applicable (“Dissent Shares”), shall not be converted into a right to receive the Public Company Merger Consideration as provided in Section 1.6(c), but rather the holders of Dissent Shares shall be entitled to the right to receive payment of the fair value of such Dissent Shares in accordance with the Dissenters’ Statute upon surrender of the certificate or certificates duly endorsed representing such Dissent Shares; provided, however, that if any such holder shall fail to perfect or otherwise shall effectively waive, withdraw or lose the right to receive payment of the fair value under the Dissenters’ Statute, then the right of such holder to be paid the fair value of such holder’s Dissent Shares shall cease and such Dissent Shares shall be deemed to have been converted as of the Public Company Merger Effective Time into the right to receive the Public Company Merger Consideration as provided in Section 1.6(c). Genco Holdings shall give prompt notice to Buyer (and, until the STP Acquisition Closing (as defined in Section 2.6), CenterPoint) of any objections or demands received by Genco Holdings for payment of the fair value of Common Stock pursuant to the Dissenters’ Statute, and Buyer (and, until the STP Acquisition Closing, CenterPoint) shall have the right to direct all negotiations and proceedings with respect to such objections or demands. Genco Holdings shall not, without the prior written consent of Buyer (and until the STP Acquisition Closing, CenterPoint), make any payment with respect to, or settle or offer to settle, any such objections or demands, or agree to do any of the foregoing.

Section 1.7    Exchange of Certificates.

(a)  Deposit with Payment Agent. Prior to the Public Company Merger Effective Time, CenterPoint shall appoint a bank or trust company reasonably acceptable to Buyer and Genco Holdings to act as agent (the “Paying Agent”) for the delivery of the Public Company Merger Consideration upon surrender of the Certificates in accordance with this Article I. At or promptly after the Public Company Merger Effective Time, the Surviving Corporation shall deposit with the Paying Agent an amount of cash required for the payment of the Public Company Merger Consideration upon surrender of Certificates in accordance with this Article I. Such funds shall be invested by the Paying Agent as directed by the Surviving Corporation, provided that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Services, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $500,000,000. Any net profit resulting from, or interest or income produced by, such investments will be payable to the Surviving Corporation.

(b)  Exchange and Payment Procedures. As soon as reasonably practicable after the Public Company Merger Effective Time, the Paying Agent shall mail to each holder of record of a Certificate (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such person shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in customary form and have such other provisions as the parties may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Public Company Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Surviving Corporation, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Public Company Merger Consideration in respect of the shares formerly represented by such Certificate pursuant to Section 1.6(c), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Common Stock that is not registered in the share transfer books of Genco Holdings, the Public Company Merger Consideration may be paid and delivered in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such Public Company Merger Consideration shall pay any transfer or other Taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable. No interest shall be paid or shall accrue on the Public Company Merger Consideration payable upon surrender of any Certificate.

(c)  No Further Ownership Rights in Common Stock. Until surrendered as contemplated by Section 1.7(b), each Certificate shall be deemed at any time after the Public Company Merger Effective Time to represent only the right to receive upon such surrender the Public Company Merger Consideration as contemplated by this Article I. The Public Company Merger Consideration delivered upon the surrender of a Certificate in accordance with the terms of this Article I shall be deemed to have been delivered at the Public Company Merger Effective Time in full satisfaction of all rights pertaining to the shares of Common Stock formerly represented by such Certificate. At the close of business on the date on which the Public Company Merger Effective Time occurs, the share transfer books of Genco Holdings shall be closed, and there shall be no further registration of transfers on the share transfer books of the Surviving Corporation of the shares of Common Stock that were outstanding immediately prior to the Public Company Merger Effective Time. If, after the close of business on the date on which the Public Company Merger Effective Time occurs, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, they shall be cancelled and exchanged as provided in this Article I.

(d)  No Liability. None of the parties to this Agreement, the Surviving Corporation and the Paying Agent shall be liable to any person in respect of any cash or property delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Public Company Merger Consideration deposited with the Paying Agent pursuant to this Article I which remains undistributed to the holders of the Certificates for twelve months after the Public Company Merger Effective Time (or immediately prior to such earlier date on which any cash or property in respect of such Certificate would otherwise escheat to or become the property of any Governmental Authority) shall be delivered to the Surviving Corporation, upon demand. Any holders of Certificates who have not theretofore complied with this Article I shall thereafter look only to the Surviving Corporation and only as general creditors thereof for payment of their claim, if any, to which such holders may be entitled.

(e)  Lost Certificates. If any Certificate shall have been lost, stolen, defaced or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen, defaced or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay in respect of such lost, stolen, defaced or destroyed Certificate the Public Company Merger Consideration.

(f)  Withholding Rights. The Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold any applicable Taxes from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Common Stock.

ARTICLE II

OTHER TRANSACTIONS

Section 2.1    Genco LP Division. Prior to the Public Company Merger Closing Date, CenterPoint and Genco Holdings shall cause the Genco LP Division to be consummated, as follows: Genco LP and Genco II LP shall execute and deliver a merger agreement substantially in the form attached hereto as Exhibit B and consummate the Genco LP Division on the terms and conditions set forth therein pursuant to a multiple survivor merger of Genco LP and Genco II LP pursuant to which (i) except for the STP Assets and Liabilities (as defined below), all of Genco LP’s right, title and interest in and to any and all properties, assets, rights, claims, Contracts and Permits and all debts, liabilities and obligations shall be allocated to Genco II LP (the “Genco LP Non-STP Assets and Liabilities”), (ii) all of the properties, assets, rights, claims, Contracts and Permits set forth in Section 2.1(a) of the Companies Disclosure Letter (as defined herein) shall be allocated to Genco LP (the “STP Assets”) and (iii) all of the debts, liabilities and obligations set forth in Section 2.1(b) of the Companies Disclosure Letter shall be allocated to Genco LP (the “STP Liabilities” and collectively with the STP Assets, the

“STP Assets and Liabilities”). CenterPoint and Genco Holdings agree that after the date of this Agreement Buyer shall have the right to review the items set forth on Sections 2.1(a) and 2.1(b) of the Companies Disclosure Letter and the parties agree that to the extent the parties in good faith determine that any such items are more properly characterized as Non-STP Assets and Liabilities, as applicable, such items shall be removed from such Sections. The Genco LP Non-STP Assets and Liabilities together with the assets, rights, claims, Contracts, Permits, debts, liabilities and obligations of Genco Services immediately prior to the effective time of the Genco Services Acquisition are referred to collectively as the “Non-STP Assets and Liabilities”.

Section 2.2    Merger Agreements.

(a)  On or prior to the Public Company Merger Date, Genco II LP and Newco shall execute and deliver a merger agreement substantially in the form of Exhibit C (the “Genco II Merger Agreement”).

(b)  On or prior to the Public Company Merger Date, Genco Services and Newco2 shall execute and deliver a merger agreement substantially in the form of Exhibit D (the “Genco Services Merger Agreement”).

Section 2.3    Non-STP Acquisition. On the first business day after the Public Company Merger Closing Date or as soon as possible thereafter (the “Non-STP Acquisition Closing Date”), on the terms and subject to the conditions set forth in Article VIII, at the Non-STP Acquisition Closing (as defined below), Buyer shall cause Newco and Newco2, and CenterPoint and Genco Holdings shall cause Genco II LP and Genco Services, as applicable, to consummate the Non-STP Acquisition, as follows:

(a)  Genco II LP and Newco shall consummate the Genco II LP Acquisition on the terms and conditions set forth in the Genco II Merger Agreement, with Genco II LP being the surviving entity in the Genco II LP Acquisition as an indirectly wholly owned subsidiary of Buyer.

(b)  Genco Services and Newco2 shall consummate the Genco Services Acquisition on the terms and conditions set forth in the Genco Services Merger Agreement, with Genco Services being the surviving entity in the Genco Services Acquisition as an indirectly wholly owned subsidiary of Buyer.

(c)  In the Non-STP Acquisition, (i) Buyer shall cause to be paid in the Genco II LP Acquisition to the partners of Genco II LP total consideration of $2,789 million in cash without interest (the “Genco II LP Consideration”) by wire transfer of immediately available funds and (ii) Buyer shall cause to be paid in the Genco Services Acquisition to the partners of Genco Services total consideration of $24 million in cash without interest (together with the Genco II LP Consideration, the “Non-STP Consideration”), in each case to the accounts specified by Genco Holdings to Buyer in writing at least two business days prior to the Non-STP Acquisition Closing Date. To the extent Genco Holdings has received proceeds under the Overnight Bridge Loan prior to the Non-STP Acquisition Closing, a portion of the Non-STP Consideration shall be paid directly by Buyer to the lenders thereof to repay such borrowings and interest thereon in full.

(d)  The parties have agreed in Schedule 2.3 hereto to the proposed allocation of the Non-STP Consideration among the Non-STP Assets and Liabilities as of the date hereof in accordance with section 1060 of the Code and the regulations promulgated thereunder (the “1060 Allocation”). Such 1060 Allocation shall be amended by agreement of the parties on the Non-STP Acquisition Closing Date to reflect any changes required by Section 1060 of the Code and the regulations promulgated thereunder (such 1060 Allocation as amended, the “Final 1060 Allocation”). The Final 1060 Allocation shall be used by CenterPoint and Buyer in preparing Internal Revenue Service Form 8594, Asset Acquisition Statement (which Form 8594 shall be completed, executed and delivered by such parties as soon as practicable after the Non-STP Acquisition Closing Date but in no event later than 15 days prior to the date such form is required to be filed). CenterPoint and Buyer each shall file, or cause to be filed, Form 8594 prepared in accordance with this Section 2.3(d) with the U.S. federal income Tax Returns for the taxable period which includes the Non-STP Acquisition Closing Date. The Final 1060 Allocation shall be binding upon the parties hereto and upon each of their successors and assigns, and the parties hereto shall report for tax purposes the transactions contemplated by this Agreement in accordance with such allocations.

Section 2.4    Time and Place of Non-STP Acquisition Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 10.1 and subject to the satisfaction or waiver of the conditions set forth in Article VIII, the closing of the Non-STP Acquisition (the “Non-STP Acquisition Closing”) will take place at the offices of Baker Botts L.L.P., One Shell Plaza, 910 Louisiana Street, Houston, Texas 77002-4995 at 9:00 a.m. (local time) on the Non-STP Acquisition Closing Date, or at such other date, place or time as CenterPoint and the Buyer may agree.

Section 2.5    STP Acquisition. On the terms and subject to the conditions set forth in Article IX, and in accordance with the TBCA, at the STP Acquisition Closing (as defined below), the parties hereto shall cause the STP Acquisition to be consummated as follows:

(a)  STP Merger Sub shall be merged with and into Genco Holdings. As a result of the STP Acquisition, the separate corporate existence of STP Merger Sub shall cease and Genco Holdings shall survive the merger (sometimes hereinafter referred to as the “STP Survivor”). From and after the STP Acquisition Effective Time (as defined below), the STP Acquisition shall have the effects provided in Article 5.06A of the TBCA. All rights, titles and interests to all properties owned by Genco Holdings and STP Merger Sub shall be allocated to and vested in STP Survivor without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing Liens thereon. All liabilities and obligations of Genco Holdings and STP Merger Sub shall become liabilities and obligations of STP Survivor.

(b)  As soon as practicable after the STP Acquisition Closing, the parties shall cause the STP Acquisition to be consummated by filing articles of merger (the “STP Articles of Merger”) with the Texas Secretary of State in such form as is required by, and executed in accordance with, the relevant provisions of the TBCA and shall make all other filings or recordings required under the TBCA (the date and time of the issuance of a certificate of merger by the Texas Secretary of State pursuant to Article 5.05 of the TBCA (or such later time as is specified in the STP Articles of Merger) on the STP Acquisition Closing Date, being the “STP Acquisition Effective Time”).

(c)  Following the STP Acquisition Effective Time, the articles of incorporation of Genco Holdings shall be the articles of incorporation of the STP Survivor until thereafter changed or amended in accordance with the provisions thereof and applicable Law. Following the STP Acquisition Effective Time, the bylaws of Genco Holdings shall be the bylaws of the STP Survivor until thereafter changed or amended in accordance with the provisions thereof and applicable Law.

(d)  As of the STP Acquisition Effective Time, by virtue of the STP Acquisition and without any action on the part of Genco Holdings, STP Merger Sub or any holder of any shares of capital stock of Genco Holdings or any shares of capital stock of STP Merger Sub:

(i)  Each share of common stock of STP Merger Sub issued and outstanding immediately prior to the STP Acquisition Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $.001 per share, of the STP Survivor.

(ii)  The shares of capital stock in Genco Holdings issued and outstanding immediately prior to the STP Acquisition Effective Time shall, by virtue of the STP Acquisition and without any action on the part of the holder thereof, be converted into the right to receive total aggregate merger consideration of $700 million in cash without interest (the “STP Consideration”) by wire transfer of immediately available funds to an account specified by Utility Holding to Buyer in writing at least two business days prior to the STP Acquisition Closing Date.

Section 2.6    Time and Place of STP Acquisition Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 10.1 and subject to the satisfaction or waiver of the conditions set forth in Article IX, the closing of the STP Acquisition (the “STP Acquisition Closing”) will take place at the offices of Baker Botts L.L.P., One Shell Plaza, 910 Louisiana Street, Houston, Texas 77002-4995 at 9:00 a.m. (local time) on the fifth business day following the date on which all of the conditions to each party’s obligations set forth in Article IX (other than those that by their nature are intended to be satisfied at the STP Acquisition Closing) have been satisfied or waived, or at such other date, place or time as CenterPoint and Buyer may agree. The date on which the STP Acquisition Closing occurs, which shall be the date of the STP Acquisition Effective Time, is referred to as the “STP Acquisition Closing Date.”

Section 2.7    FIRPTA Certificate. At each of the STP Acquisition Closing and the Non-STP Acquisition Closing, Parents shall deliver (or in the case of the Non-STP Acquisition, shall cause Genco Holdings to deliver) a duly executed and acknowledged certificate, in form and substance reasonably acceptable to Buyer and in accordance with the Code and Treasury Regulations, certifying Parents’ non-foreign status as provided under Treasury regulation Section 1.1445-2(b)(2).

Section 2.8    Director and Officer Resignations. At or prior to the STP Acquisition Closing, all the directors of Genco Holdings and its subsidiaries shall deliver to Genco Holdings written resignations and all of the officers of Genco Holdings and its subsidiaries shall deliver to Genco Holdings written resignation, or CenterPoint shall cause such officers to be removed, in each case, from their positions as directors or officers of Genco Holdings and its subsidiaries, effective as of the STP Acquisition Closing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF CENTERPOINT

CenterPoint represents and warrants to Buyer as follows:

Section 3.1    Organization; Etc. Each of the Parents and Merger Sub (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has all requisite corporate or limited liability company power and authority, as applicable, to execute and deliver this Agreement and all other agreements and instruments executed in connection herewith or delivered pursuant hereto (including the Parent Written Consent), to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement and (c) is duly qualified or licensed to do business, and is in good standing in each jurisdiction in which the nature of its business or the ownership, operation or leasing of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not reasonably be expected to, individually or in the aggregate, have a Companies Material Adverse Effect.

Section 3.2    Authority Relative to this Agreement. The execution, delivery and performance of this Agreement and all other agreements and instruments executed in connection herewith or delivered pursuant hereto (including the Parent Written Consent) by the Parents and Merger Sub and the consummation of the transactions contemplated by this Agreement and all other agreements and instruments executed in connection herewith or delivered pursuant hereto have been duly and validly authorized by all requisite corporate or limited liability company action, as applicable, on the part of each of the Parents and Merger Sub and no other corporate or similar actions or proceedings on the part of either Parent is necessary to authorize the execution, delivery and performance of this Agreement and all other agreements and instruments executed in connection herewith or delivered pursuant hereto by each of the Parents and Merger Sub or for the Parents or Merger Sub to consummate the transactions so contemplated. This Agreement and all other agreements and instruments executed in connection herewith or delivered pursuant hereto (including the Parent Written Consent) have been, or will be, duly and validly executed and delivered by each of the Parents and Merger Sub and, with respect to this Agreement and any other such agreement, assuming it has been duly authorized, executed and delivered by any other party (other than Parents, Merger Sub and any of their affiliates other than Genco Holdings and its controlled affiliates), constitutes, or will constitute when executed, a valid and binding agreement of such Parent and Merger Sub, enforceable against such Parent and Merger Sub in accordance with its terms, except that (a) enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors’ rights generally, and (b) enforcement of this Agreement, including, among other things, the remedy of specific performance and injunctive and other forms of equitable relief, may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business or conducted any operations other than in connection with the transaction contemplated hereby.

Section 3.3    Ownership of Shares

(a)  Except as set forth in Section 3.3(a) of the disclosure letter delivered by Parents to Buyer concurrently with the execution hereof (the “Parents Disclosure Letter”), (i) all the Shares are owned beneficially and of record by Utility Holding free and clear of all Liens and (ii) all of the membership interests of Utility Holding are owned beneficially and of record by CenterPoint free and clear of all Liens. The Shares represent approximately 80.96% of the issued and outstanding Common Stock on a primary and fully diluted basis.

(b)  Except as set forth in Section 3.3(b) of the Parents Disclosure Letter, after giving effect to the Public Company Merger, Utility Holding will own 100% of the outstanding capital stock of the Surviving Corporation, free and clear of all Liens. After giving effect to the merger contemplated by the STP Acquisition in Section 2.5(a), Buyer will own 100% of the outstanding capital stock of the STP Survivor, free and clear of all Liens, other than Liens granted by Buyer. After giving effect to the merger contemplated by the Non-STP Acquisition in Section 2.3, Buyer will own 100% of the interests in Genco II LP and 100% of the interests in Genco Services, in each case, free and clear of all Liens, other than Liens granted by Buyer.

Section 3.4    Consents and Approvals; No Violations. Except for the Required Approvals (as defined in Section 4.5) or as set forth in Section 3.4 of the Parents Disclosure Letter, none of the execution, delivery and performance of this Agreement and any other agreements and instruments executed in connection herewith or delivered pursuant hereto (including the Parent Written Consent) by Parents, nor the consummation by Parents of the transactions contemplated by this Agreement, will (a) conflict with, violate or result in any breach of any provision of the certificate of formation, articles of incorporation, regulations, bylaws or similar documents, as applicable, of Parents, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or any right or obligation to purchase or sell securities or assets) under, or require any consent or result in a material loss of a material benefit to Parents under, any contract (written or oral), obligation, plan, undertaking, arrangement, commitment, note, bond, mortgage, indenture, agreement, lease, other instrument or Approval (as defined below) (collectively, “Contracts” and individually, a “Contract”) to which either Parent is a party or by which any of them or any of their respective businesses, properties or assets are bound, (c) violate any Permit that is currently in effect applicable to either Parent or its business, properties or assets, or (d) require any permit, license, authorization, certification, tariff, consent, approval, concession or franchise from, action by, filing with or notification to (collectively, “Approvals” and, individually, an “Approval”), any foreign, Federal, state, or local government or regulator or any court, arbitrator, administrative agency, regional transmission organization, the ERCOT Market independent system operator, or commission or other governmental, quasi-governmental, taxing or regulatory (including a stock exchange or other self-regulatory body) authority, official or agency (including a public utility commission, public services commission or similar regulatory body), domestic, foreign or supranational (a “Governmental Authority”), except in the case of clauses (b), (c) and (d) of this Section 3.4, those which would not reasonably be expected to, individually or in the aggregate, have a Companies Material Adverse Effect, or which become applicable solely as a result of the business or activities in which Buyer is engaged.

Section 3.5    Affiliate Transactions. Except as set forth in Section 3.5 of the Parents Disclosure Letter or as disclosed in Genco Holding’s proxy statement relating to the election of directors dated April 23, 2004, there are no Contracts or transactions between any Company, on the one hand, and any (A) Parent or its controlled affiliates (other than the Companies), on the other hand, other than any Contract or transaction entered into in the ordinary course of business and on terms no less favorable than would have been reached on an arm’s-length basis that is not material to the Company, or (B) (i) officer or director of any Parent or its affiliates or (ii) affiliate of any such officer or director, on the other hand, in each case in this clause (B) other than any Contract or transaction entered into in the ordinary course of business and on terms no less favorable than would have been reached on an arm’s-length basis or that is not material to the Company (all Contracts and transactions, whether entered into before or after the date hereof, referred to in clauses (A) or (B), “Parent Affiliate Contracts”). True and complete copies of the Parent Affiliate Contracts have been made available to Buyer.

Section 3.6    Separation Transactions

(a)  The transactions contemplated by the Separation Agreement (the “Spin-off Separation Agreement”) between CenterPoint and Genco Holdings dated August 31, 2002, including the contribution and transfer by Parents and their respective affiliates to the Companies of substantially all of the assets and related liabilities associated with the Genco Business on such date (the “Separation Transactions”) have been consummated in all material respects as described in the Spin-off Separation Agreement. Parents have made available to Buyer a true and complete copy of the Spin-off Separation Agreement and all other Contracts among Parents or their affiliates or any of their respective predecessors (other than any Company) and any Company in connection with the transactions contemplated by the Spin-off Separation Agreement (collectively, the “Separation Documents”). Parents have made available to Buyer a true and complete copy of the Master Separation Agreement (the “Master Separation Agreement”) between Reliant Energy, Incorporated and Reliant Resources, Inc. (“RRI”) dated December 31, 2000.

(b)  The execution, delivery and performance of the Separation Documents by any of Parents and their respective affiliates (including the Companies) party thereto, and the consummation of the transactions contemplated thereby, were duly and validly authorized by all requisite action. Each of the Separation Documents was duly and validly executed and delivered by Parents and their respective affiliates (including the Companies) party thereto and constitutes a valid and binding agreement of such parties, enforceable against such persons in accordance with its terms, except that (a) enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors’ rights generally, and (b) enforcement, including, among other things, the remedy of specific performance and injunctive and other forms of equitable relief, may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 3.7    Brokers; Finders and Fees. Except for Citigroup Global Markets Inc., whose fees will be paid by CenterPoint, neither of the Parents or their respective affiliates (other than the Companies) has employed, engaged or entered into a Contract with any investment banker, broker, finder, other intermediary or any other person or incurred any liability for any investment banking, financial advisory or brokerage fees, commissions, finders’ fees or any other fee in connection with this Agreement or the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF GENCO HOLDINGS

Genco Holdings represents and warrants to Buyer as follows.

Section 4.1    Organization; Etc. Each Company (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has all requisite corporate, partnership or limited liability company power and authority, as applicable, to own, lease and operate all of its properties and assets and to carry on its business substantially as it is now being conducted, and (c) is duly qualified or licensed to do business, and is in good standing in each jurisdiction in which the nature of its business or the ownership, operation or leasing of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not reasonably be expected to, individually or in the aggregate, have a Companies Material Adverse Effect. As used in this Agreement, the term “Companies Material Adverse Effect” means any state of facts, change, development, event, effect, condition or occurrence materially adverse to the business, assets, properties, liabilities, condition (financial or otherwise) or results of operations of the Companies taken as a whole or that, directly or indirectly, prevents or materially impairs or delays the ability of any of the Parents or Genco Holdings to perform its obligations hereunder; provided, however, that (a) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or any other Law of or by any national, state or regional Governmental Authority (including, for the avoidance of doubt, the ERCOT Market), (b) changes or developments in national, regional or state wholesale or retail markets for fuel, including, without limitation, changes in commodity prices, or related products, (c) changes or developments in national, regional or state wholesale or retail electric power prices, (d) system-wide changes or developments in national, regional or state electric transmission or distribution systems, other than changes or developments involving physical damage or destruction thereto, and (e) changes or developments in financial or securities markets or the economy in general shall, in each case, be excluded from such determination to the extent any such Laws, changes and developments do not have a disproportionate effect on the Companies as compared to other entities engaged in the power generation business in any of the relevant geographic areas with respect to such Laws, changes or developments, as applicable. In interpreting the definition of “Companies Material Adverse Effect” with respect to plant outages, the parties agree that the effect of the unplanned plant outages at the Companies from August 31, 2002 to March 31, 2004 did not in and of themselves have a Companies Material Adverse Effect after taking into account all relevant facts and circumstances. Genco Holdings has made available to Buyer a true and complete copy of the certificates of incorporation and the bylaws (or similar organizational documents) of each of the Companies, in each case as currently in effect. Genco Holdings has made available to Buyer true and complete copies of the minutes of all meetings or written consents of the shareholders (or other equityholders) and the boards of directors (or similar body) and any committee thereof of each of the Companies (and, to the extent applicable to the Genco Business, any affiliate of Parent engaged in the Genco Business that transferred, directly or indirectly, assets or liabilities to any Company in the Separation Transactions), in each case, since January 1, 2001.

Section 4.2    Authority Relative to this Agreement. The execution, delivery and performance of this Agreement and all other agreements and instruments executed in connection herewith or delivered pursuant hereto, by the Companies and the consummation of the transactions contemplated by this Agreement and all other agreements and instruments executed in connection herewith or delivered pursuant hereto have been duly and validly authorized by all requisite corporate, partnership or limited liability company action, as applicable, on the part of the applicable Company and no other actions or proceedings on the part of any Company is necessary to authorize the execution, delivery and performance of this Agreement and all other agreements and instruments executed in connection herewith or delivered pursuant hereto by any Company or, upon delivery of the Parent Written Consent, to consummate the transactions so contemplated. With the receipt of the Parent Written Consent, no vote of the holders of any class or series of the capital stock of Genco Holdings is necessary to approve this Agreement or to consummate the transactions contemplated hereby (including the Public Company Merger). This Agreement and all other agreements and instruments executed in connection herewith or delivered pursuant hereto have been, or will be, duly and validly executed and delivered by the applicable Company and, with respect to this Agreement and any other such agreement, assuming it has been duly authorized, executed and delivered by any other party (other than an affiliate of Genco Holdings other than Parents), constitutes, or will constitute when executed, a valid and binding agreement of such Company, enforceable against such Company in accordance with its terms, except that a enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors’ rights generally, and (b) enforcement of this Agreement, including, among other things, the remedy of specific performance and injunctive and other forms of equitable relief, may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.3    Capitalization.

(a)  The authorized capital stock of Genco Holdings consists of 160,000,000 shares of Common Stock and no preferred stock. Section 4.3(a) of the disclosure letter delivered by Genco Holdings to Buyer concurrently with the execution hereof (the “Companies Disclosure Letter”) sets forth the name, jurisdiction of incorporation or organization and capitalization of each Company. As of the date hereof, Genco Holdings has (i) 80,000,000 shares of Common Stock issued and outstanding and no other issued or outstanding shares of capital stock and (ii) no shares of Common Stock are held in the treasury of Genco Holdings. All outstanding shares of capital stock of or interests in each Company are validly issued, fully paid and nonassessable, and owned by a Company (except in the case of shares of Genco Holdings) free of preemptive (or similar) rights and free and clear of any security interests, liens, claims, pledges, Contracts, limitations in voting, dividend or transfer rights, charges or other encumbrances of any nature whatsoever (“Liens”), except as set forth in Section 4.3(a) of the Companies Disclosure Letter. As of the date hereof, except as set forth in Section 4.3(a) of the Companies Disclosure Letter, there are not (A) any capital stock or other equity interests or voting securities, in any Company issued or outstanding, (B) any securities convertible into or exchangeable or exercisable for shares of any capital stock or equity interests or voting securities in any Company, (C) any subscriptions, options, warrants, calls, rights, convertible securities or other Contracts or commitments of any character obligating any Company to issue, transfer or sell any of its capital stock or other equity interests or voting securities, or (D) equity equivalents, interests in the ownership or earnings or similar rights, or any agreements, arrangements or understandings granting any person any rights in any Company similar to capital stock or other equity interests or voting securities (the items in clauses (A), (B), (C) or (D), collectively, “Company Securities”). Except as set forth in Section 4.3(a) of the Companies Disclosure Letter, none of the Parents and their respective affiliates (other than the Companies) owns any Company Securities. There are no (1) outstanding obligations of any Company to repurchase, redeem or otherwise acquire any Company Securities, (2) voting trusts, proxies, registration rights agreements or other agreements or understandings with respect to the voting, disposition, dividends or otherwise or concerning any Company Securities to which the Companies or Parents are a party or (3) outstanding obligations of any Company to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other Company or any other person, including as a result of the transactions contemplated by this Agreement. All dividends on the Common Stock that have been declared or have accrued prior to the date of this Agreement have been paid in full, and, as of the date of this Agreement, no dividends have been declared since May 13, 2004.

(b)  No Company has any direct or indirect equity interest in any person, other than another Company. None of the Companies own any capital stock of Genco Holdings.

(c)  Section 4.3(c) of the Companies Disclosure Letter sets forth a true and complete list of each Contract in effect on the date of this Agreement pursuant to which any Indebtedness (as defined below) of any Company in excess of $1,000,000 is outstanding or may be incurred, together with the amount outstanding thereunder as of the date of this Agreement. No Contract pursuant to which any Indebtedness of any Company is outstanding or may be incurred provides for the right to vote (or is convertible into, or exchangeable for, securities having the right to vote) on any matters on which the shareholders of any Company may vote. “Indebtedness” means (A) indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), including indebtedness evidenced by a note, bond, debenture or similar instrument, (B) obligations required to be classified and accounted for as capital leases on a balance sheet under GAAP, (C) obligations in respect of outstanding letters of credit, acceptances and similar obligations created for the account of such person, (D) obligations under interest rate cap agreements, interest rate swap agreements, foreign currency exchange agreements and other hedging or similar agreements, (E) to the extent not otherwise included in the foregoing, any financing of accounts receivable or inventory and (F) guarantees of any of the foregoing of another person. No event has occurred which either entitles, or could entitle (with or without notice or lapse of time or both) the holder of any Indebtedness described in Section 4.3(c) of the Companies Disclosure Letter to accelerate, or which does accelerate, the maturity of any such Indebtedness.

(d)  No Company has in effect any stockholder rights plan or similar device or arrangement, commonly or colloquially known as a “poison pill” or “anti-takeover” plan, or any similar plan, device or arrangement (a “Rights Plan”), and the board of directors of Genco Holdings has not adopted or authorized the adoption of such a plan, device or arrangement.

Section 4.4    Ownership of Shares, Company Securities. Except as set forth in Section 4.4 of the Companies Disclosure Letter, all the Shares are owned beneficially and of record by Utility Holding and beneficially by CenterPoint free and clear of all Liens. The Shares represent approximately 80.96% of the issued and outstanding Common Stock on a primary and fully diluted basis.

Section 4.5    Consents and Approvals; No Violations. Except for applicable requirements of the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”), the filing with the SEC of the Information Statement and a Rule 13e-3 Transaction Statement pursuant to the applicable requirements of the Exchange Act and the filing of applications for de-listing of the Common Stock with the New York Stock Exchange (the “NYSE”), approval from the Nuclear Regulatory Commission (the “NRC”) of any indirect license transfer deemed to be created by the STP Acquisition (the “NRC Approval”), certification that Genco II LP is an “exempt wholesale generator” (“EWG”) as defined in Section 32 of the Public Utility Holding Company Act of 1935 (“PUHCA”) by the Federal Energy Regulatory Commission (“FERC”), the filing of articles or certificates of merger, as applicable, with the Secretary of State of the State of Texas with respect to the Genco LP Division, the Genco II LP Acquisition, the Genco Services Acquisition and the STP Acquisition or as set forth in Section 4.5 of the Companies Disclosure Letter (collectively, the “Required Approvals”), none of the execution, delivery and performance of this Agreement by Genco Holdings, nor the consummation by Genco Holdings of the transactions contemplated by this Agreement, will (a) conflict with, violate or result in any breach of any provision of the certificate of formation, articles of incorporation, regulations, bylaws or similar documents, as applicable, of any Company, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or any right or obligation to purchase or sell securities or assets) under, or require any consent or result in a material loss of a material benefit to the Companies under, any Contract to which any Company is a party or by which any Company or its businesses, properties or assets are bound, (c) violate any Order, writ, injunction, decree, statute, rule or regulation (collectively, “Laws,” and individually, a “Law”) or Permit applicable to any Company or any of its businesses properties or assets, or (d) require any Approval from, by or to any Governmental Authority, except in the case of clauses (b), (c) and (d) of this Section 4.5 for those which would not reasonably be expected to, individually or in the aggregate, have a Companies Material Adverse Effect, or which become applicable solely as a result of the business or activities in which Buyer is engaged.

Section 4.6    Reports and Financial Statements.

(a)  Since the date Genco Holdings’ registration statement on Form 10 was declared effective by the Securities and Exchange Commission (the “SEC”) (December 11, 2002), Genco Holdings and, to the extent applicable, each of the other Companies, has timely filed (i) with the SEC all forms, reports, schedules, statements, registration statements and definitive proxy statements (all such filings, including such registration statement on Form 10, the “Genco SEC Reports”) required to be filed by the Companies under each of the Securities Act of 1933, as amended, and the respective rules and regulations thereunder (the “Securities Act”) and the Securities Exchange Act of 1934, as amended, and the respective rules and regulations thereunder (the “Exchange Act”), and (ii) with the SEC, the NRC, the Public Utility Commission of Texas (the “PUC”) and any other Governmental Authority with jurisdiction all material forms, reports, schedules, registrations, declarations and other filings required to be filed by it under all applicable Laws, including PUHCA, the Atomic Energy Act of 1954 (“AEA”) and the Texas Public Utility Regulatory Act, and the respective rules and regulations thereunder (“PURA”), all of which, as amended if applicable, complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations promulgated thereunder. As of their respective dates the Genco SEC Reports (including exhibits and all other information incorporated by reference thereto) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated or incorporated by reference therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the audited and unaudited consolidated financial statements (including any related notes) of Genco Holdings included in the Genco SEC Reports (including exhibits and all other information incorporated by reference thereto), including its Annual Report on Form 10-K for the year ended December 31, 2003 (the “Genco Holdings 10-K”) when filed, complied in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, was prepared from, and is in accordance with, the books and records of the Companies, which books and records have been maintained, and which financial statements were prepared, in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the financial position of Genco Holdings and its subsidiaries as of the dates thereof and the results of their operations, cash flows and changes in financial position for the periods reported (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments that are immaterial to the Companies as a whole). All of the Companies are consolidated for accounting purposes.

(b)  Section 4.6(b) of the Companies Disclosure Letter contains true and complete copies of the audited balance sheet for South Texas Project, as of December 31, 2003, December 31, 2002 and December 31, 2001, and the audited statement of income of South Texas Project for the fiscal years ended December 31, 2003, December 31, 2002 and December 31, 2001 (collectively, the “STP Financial Statements”). Each of the STP Financial Statements was prepared from, and is in accordance with, the books and records of South Texas Project, which books and records have been maintained, and which financial statements were prepared, in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes thereto) and, as of their respective dates, fairly presented in all material respects the financial position of South Texas Project as of the dates thereof and the results of their operations, cash flows and changes in financial position for the periods reported.

(c)  The management of Genco Holdings has (i) implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) intended to ensure that material information relating to the Companies is timely made known to the management of Genco Holdings by others within those entities, and (ii) has disclosed, based on its most recent evaluation, to Genco Holdings’ outside auditors and the audit committee of board of directors of Genco Holdings (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which could adversely affect Genco Holdings’ ability to record, process, summarize and report financial information on a timely basis and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Genco Holdings’ internal control over financial reporting. A summary of any such disclosure made by management to Genco Holdings’ auditors and audit committee has been made available to Buyer.

Section 4.7    Absence of Undisclosed Liabilities. Except (a) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since March 31, 2004, or (b) as otherwise disclosed in the audited financial statements included in the Genco Holdings 10-K or reflected in the notes thereto, in the unaudited interim financial statements included in Genco Holding’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004 or reflected in the notes thereto, or in Section 4.7 of the Companies Disclosure Letter, no Company has incurred any liabilities, debts or obligations of any nature (whether direct, indirect, accrued, asserted, unasserted, contingent, known or unknown, determined or determinable, matured or unmatured or otherwise) in excess of $10,000,000, individually or in the aggregate, that would be required to be reflected or reserved against in the consolidated balance sheet of Genco Holdings, or in the notes thereto, prepared in accordance with GAAP as used in preparing the December 31, 2003 balance sheet included in the audited financial statements in the Genco Holdings 10-K.

Section 4.8    Absence of Certain Changes. Except as set forth in Section 4.8 of the Companies Disclosure Letter or disclosed in the Genco SEC Reports filed and publicly available prior to the date of this Agreement, since December 31, 2003 and until the date of this Agreement, the Companies have conducted their businesses only in the ordinary course and in a manner consistent with past practice, and since such date there has not been any state of facts, change, development, event, effect, condition or occurrence that has or would reasonably be expected to, individually or in the aggregate, have a Companies Material Adverse Effect. Since December 31, 2003, except as (i)

specifically contemplated by this Agreement, (ii) disclosed in the Genco SEC Reports filed and publicly available prior to the date of this Agreement or (iii) set forth in Section 4.8 of the Companies Disclosure Letter, there has not occurred any action, development, event or occurrence or failure to act that, if it had occurred after the date of this Agreement, would have required the consent of Buyer under Section 6.1.

Section 4.9    Litigation. Except as set forth in Section 4.9 of the Companies Disclosure Letter, there is no litigation, suit, claim, action, administrative, arbitral or other proceeding, inquiry, audit, hearing petition, grievance, complaint or governmental or regulatory investigation (each an “Action”) pending or, to the knowledge of the Companies, threatened against any Company, nor are there any outstanding Orders that affect or bind any Company or its businesses, properties or assets that would reasonably be expected to, individually or in the aggregate, have a Companies Material Adverse Effect.

Section 4.10    Compliance with Law.

(a)  Each Company is, and since December 31, 2001, each Company (and to the extent related to the Genco Business, any affiliate of a Parent previously engaged in the Genco Business that transferred directly or indirectly, assets or liabilities to any Company in the Separation Transaction) has been in compliance with all applicable Law and none of the Companies has received any notice (including through any Action), and there has been no Action filed, commenced or, to the knowledge of the Companies, threatened against any Company, alleging any violation of Law, except for any noncompliance or violation that would not reasonably be expected to, individually or in the aggregate, have a Companies Material Adverse Effect.

(b)  Except as would not reasonably be expected to, individually or in the aggregate, have a Companies Material Adverse Effect, (1) the Companies hold all Approvals, authorizations, certificates, licenses, consents and permits of Governmental Authorities (“Permits”) necessary for the Companies to own, lease and operate their respective properties and assets and to carry on their respective businesses as currently conducted, and (2) all such Permits are in full force and effect. Except as would not reasonably be expected to, individually or in the aggregate, have a Companies Material Adverse Effect, (1) there has occurred no breach of or default under (with or without notice or lapse of time or both) any such Permit, and none of the Companies has received any notice (including through any Action), and (2) to the knowledge of any Company, there has been no Action filed, commenced or threatened against it, alleging any such breach or default or otherwise seeking to revoke, terminate, suspend or modify any Permit or impose any fine, penalty or other sanctions for violation of any Laws relating to any Permit.

Section 4.11    Employee Benefit Plans

(a)  Section 4.11(a)(i) of the Companies Disclosure Letter sets forth, a true and complete list of all “employee benefit plans” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including multi-employer plans within the meaning of Section 3(37) of ERISA, and all stock purchase, stock option, employment, change-in-control, collective bargaining, incentive, employee loan, deferred compensation, pension, profit-sharing, retirement, bonus, retention bonus, severance and other employee benefit or fringe benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), whether formal or informal, oral or written, legally binding or not, under which (i) any current or former employee, director or consultant of any Company (the “Company Employees”) has any present or future right to benefits and which are maintained or sponsored by or with respect to which contributions are made by any Company, Parent or any subsidiary of a Parent, in any such case, for the benefit of Company Employees, or (ii) any Company has had or has any present or future liability (collectively, the “Plans” and individually, the “Plan”). Section 4.11(a)(ii) of the Companies Disclosure Letter identifies each Plan that is sponsored, established, maintained or contributed to solely by any Company, or to which solely the Companies are required to contribute or under which any of the Companies has any liability (collectively, the “Company Plans” and individually, the “Company Plan”). With respect to each Plan, Genco Holdings has made available to Buyer true and complete copies of (i) the most recent Plan documents and any amendments thereto, (ii) the most recent summary plan description and all related summaries of material modifications, and (iii) for any Plan intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), other than the TGN Retirement Plan and the TGN Savings Plan, as defined in Section 6.8(e) of this Agreement, a copy of the most recent favorable determination letter received from the Internal Revenue Service (the “IRS”), and (iv) for the three most recent years (A) the annual report on Form 5500 filed with the IRS, (B) audited financial statements, and (C) actuarial valuation reports (and, with respect to any Plan other than a Company Plan, such actuarial valuation separately indicates the valuation of the Plan liabilities to the Company Employees and a current statement of assets underlying such liabilities).

(b)  All Plans and their related trusts have been and are, in all material respects, maintained in accordance with each such Plan’s terms and in operation in compliance with applicable requirements of ERISA, the Code, and all other applicable Law. Each Plan intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified and, other than the TGN Retirement Plan and the TGN Savings Plan, as defined in Section 6.8(e) of this Agreement, has been determined to be so qualified by the IRS and, to the knowledge of the Companies, there are no facts which would adversely affect the qualified status of any such Plan. Except as would not reasonably be expected, individually or in the aggregate, to have a Companies Material Adverse Effect, no event has occurred and no condition exists that would subject any of the Companies, the Parents or Buyer, either directly or by reason of the Companies’ or the Parents’ affiliation with any ERISA Affiliate (as defined below), to any tax, fine, Lien, penalty or other liability imposed by ERISA, the Code or other applicable Law. For each Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form since the date thereof. Except as otherwise contemplated by this Agreement, there is no present intention that any Plan be materially amended, suspended or terminated, or otherwise modified to adversely change benefits (or the levels thereof) under any Plan at any time within the 12 months immediately following the date of this Agreement.

(c)  No Plan or employee pension plan within the meaning of Section 3(2) of ERISA (“Employee Pension Benefit Plan”) maintained by any of the Companies, Parents, or any entity that is required to be treated as a single employer together with the Companies or Parents under Section 414 of the Code (“ERISA Affiliate”) that is subject to Section 412 of the Code has had an “accumulated funding deficiency” (as such term is defined in Section 412 of the Code and in Section 303 of ERISA), that remains unsatisfied, whether or not waived, and no unsatisfied liability to the Pension Benefit Guaranty Corporation (“PBGC”) has been incurred with respect to any such plan by any Company.

(d)  None of the Companies, Parents or any ERISA Affiliate contributes to, has at any time within the last ten years had an obligation to contribute to, or has or had any liability (including withdrawal liability as defined in Section 4201 of ERISA) under, or with respect to, any multiemployer plan within the meaning of Section 3(37) of ERISA that remains unsatisfied.

(e)  The requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B (“COBRA”) have been complied with in all material respects by each such Plan that is an employee welfare benefit plan, within the meaning set forth in Section 3(1) of ERISA (“Employee Welfare Benefit Plan”), subject to COBRA. Except as set forth in Section 4.11(e) of the Companies Disclosure Letter, none of the Companies or Parents has incurred any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for current, former or retired employees of any of the Companies, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other applicable Law.

(f)  Except as set forth in Section 4.11(f) of the Companies Disclosure Letter, (i) no such Plan that is an Employee Pension Benefit Plan has been completely or partially terminated or been the subject of a Reportable Event within the meaning of Section 4043 of ERISA during the six years preceding the Non-STP Acquisition Closing Date, and (ii) no proceeding by the PBGC to terminate any such Employee Pension Benefit Plan has been instituted or threatened and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the IRS or other governmental agencies are pending, threatened or in progress (including any routine requests for information from the PBGC).

(g)  With respect to each Plan (i) there has been no prohibited transaction within the meaning of Section 406 of ERISA and Section 4975 of the Code, and no fiduciary within the meaning of Section 3(21) of ERISA has any material liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Plan, and (ii) except as set forth in Section 4.11(g) of the Companies Disclosure Letter, no Action involving any Plan (other than routine claims for benefits) is pending or threatened, and, to the knowledge of the Companies or employees of the Companies with responsibility for employee benefits matters, there is no basis for any such Action.

(h)  Except as set forth in Section 4.11(h) of the Companies Disclosure Letter, no Plan is a split-dollar life insurance program or provides for loans to executive officers of the Companies (within the meaning of the Sarbanes-Oxley Act of 2002).

(i)  Except as set forth in Section 4.11(i) of the Companies Disclosure Letter, no Plan exists that, as a result of the execution of this Agreement, shareholder approval of this Agreement or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), could (i) entitle any Company Employee to severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Plans, (iii) limit or restrict the right of any Company to merge, amend or terminate any of the Plans, (iv) cause any Company to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award, or (v) result in payments under any of the Plans which would not be deductible under Section 280G of the Code.

Section 4.12    Labor and Employment Matters. Except as set forth in Section 4.12 of the Companies Disclosure Letter, as of the date of this Agreement there are no collective bargaining agreements or other labor Contracts relating to any Company or covering any Company Employee to which any Company is a party or by which it is bound, and, except as would not reasonably be expected, individually or in the aggregate, to have a Companies Material Adverse Effect, there are no (a) Actions or Orders pending or, to the knowledge of any Company, threatened, in each case relating to Company Employees or employment practices or asserting that any Company has committed an unfair labor practice or is seeking to compel any Company to bargain with any labor union or labor organization, (b) pending or, to the knowledge of any Company, threatened labor strikes or other labor troubles affecting any Company, (c) labor strikes, disputes, walk-outs, work stoppages, slow-downs, lockouts, arbitrations or grievances involving any Company (and there has been none with respect to any Company or the Genco Business in the last five years), (d) representation questions respecting any of the Company Employees (and there has been none with respect to any Company or the Genco Business in the last five years), (e) to the knowledge of any Company, campaigns conducted to solicit cards from Company Employees to authorize representation by a labor organization or (f) unfair labor practices committed by the Companies or their employees. Except as would not reasonably be expected, individually or in the aggregate, to have a Companies Material Adverse Effect, each Company is in compliance in all respects with all collective bargaining agreements and all applicable Laws regarding employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health.

Section 4.13    Taxes. Except as set forth in Section 4.13 of the Companies Disclosure Letter:

(a)  With respect to each Company, (i) all material Tax Returns required to be filed have been or will be timely filed in accordance with any applicable Laws and all such Tax Returns are or will be true and complete in all material respects, and (ii) all Taxes due have been or will be paid (whether or not such Taxes are shown as being due on any Tax Returns).

(b)  With respect to each Company, (i) there is no material action, suit, proceeding, audit, written claim or assessment pending or proposed with respect to Taxes or with respect to any Tax Return, (ii) there are no waivers or extensions of any applicable statute of limitations for the assessment or collection of Taxes with respect to any Tax Return which remain in effect, and (iii) there are no material Liens for Taxes upon the assets of any Company, except for Liens for Taxes not yet due and payable or Liens for Taxes being contested in good faith through appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP.

(c)  Genco Holdings is and will be a member of an affiliated group filing a consolidated federal income tax return of which CenterPoint is the common parent. None of the Companies (i) is currently or has ever been a member of an affiliated group (other than a group the common parent of which is CenterPoint or any Company) filing a consolidated federal income Tax Return or (ii) has any liability for the Taxes of any person (other than the affiliated group of which CenterPoint is the common parent) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Laws), or as a transferee or successor, by contract or otherwise.

(d)  None of the Companies is a party to, bound by or has any obligation under, any Tax sharing, Tax indemnity or similar contract with a party that is not a member of the affiliated group of which CenterPoint is the common parent.

(e)  Each Company has withheld and paid over all Taxes required to have been withheld and paid over, and complied in all respects with all information reporting requirements, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party.

(f)  No property of any Company is property that any Company or any party to this transaction is or will be required to treat as being owned by another person pursuant to the provisions of Code Section 168(f)(8) (as in effect prior to its amendment by the Tax Reform Act of 1986) or is “tax exempt use property” within the meaning of Code Section 168(h).

(g)  None of the Companies has been a party to any distribution occurring during the last two years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(h)  No actions have been taken by Parents or any of their affiliates that would reasonably be expected to, individually or in the aggregate, have jeopardized the qualification of the interest as tax-exempt on any tax-exempt bonds that relate to any assets of the Companies.

(i)  None of the Companies is required to include amounts in income, or exclude items of deduction, in a taxable period beginning after the STP Acquisition Closing Date (a “Post-Closing Tax Period”) as a result of (i) a change in method of accounting, (ii) a closing agreement as described in section 7121 of the Code (or corresponding or similar provision of state, local or foreign Tax Laws), (iii) an installment sale or open transaction arising in a taxable period ending on or before the STP Acquisition Closing Date (a “Pre-Closing Tax Period”), (iv) a prepaid amount received, or paid, in a Pre-Closing Tax Period or (v) deferred gains that could be recognized in a Post-Closing Tax Period.

(j)  None of the Companies has engaged in any “reportable transactions” within the meaning of Treas. Reg. § 1.6011-4(b).

(k)  All assets that are owned by each Company and required to be listed on the property tax rolls have been properly listed and described on the property tax rolls for 2004 and all Pre-Closing Tax Periods and no portion of each Company’s assets constitutes omitted property for property tax purposes.

(l)  Genco Holdings does not hold an interest in any entity treated as a corporation or partnership for federal income tax purposes and all of the Companies (other than Genco Holdings) are treated as disregarded entities for federal income tax purposes.

Section 4.14    Title, Ownership and Related Matters. Each Company has good title to, or rights by license, lease or other agreement to use, all properties and assets (or rights thereto) (other than cash, cash equivalents and securities and except as contemplated in this Agreement) necessary to permit each Company to conduct its business as currently conducted, except as set forth in Section 4.14 of the Companies Disclosure Letter or otherwise where the failure to have such title or rights would not reasonably be expected to, individually or in the aggregate, have a Companies Material Adverse Effect. Without limiting the generality of the foregoing:

(a)  Section 4.14(a)(i) of the Companies Disclosure Letter lists and identifies the owner of all material real property and material interests in real property owned by each Company (such real property and interests in real property, together with (A) all the buildings, improvements, structures and fixtures now or subsequently located on the fee property owned by each Company (excluding those structures and fixtures for which title was retained by RRI in the vesting deeds (“RRI Retained Structures”), and (B) such buildings, improvements, structures and fixtures now or subsequently located on the property a non-fee interest in which is owned by each Company that were either (i) conveyed to such Company by RRI in the vesting deed or easement or (ii) built by or for such Company or its predecessors (excluding RRI Retained Structures) (collectively, the “Owned Real Property”). For purposes of this Section 4.14(a) only, each Company’s “predecessors” shall include Genco Holdings, CenterPoint, Reliant Energy, Incorporated, Houston Lighting & Power Company and all other predecessors in title of each such entity with respect to the Real Property. The “Energy Development Center” means the tract of land identified in paragraph (Q) of Section 4.14(a)(i) of the Companies Disclosure Letter and all the buildings, improvements, structures and fixtures now or subsequently located thereon. Section 4.14(a)(ii) of the Companies Disclosure Letter lists all agreements other than easements or rights of way (together with any amendments, modifications or supplements thereto, the “Leases”) pursuant to which any Company leases, subleases, licenses or otherwise occupies (whether as landlord, tenant, subtenant or other occupancy arrangement) any real property or interest in real property that is material to the Genco Business taken as a whole (collectively, the “Leased Real Property”, together with the Owned Real Property, the “Real Property”) and identifies the Company party thereto. With respect to each of the Real Property and except as would not reasonably be expected to, individually or in the aggregate, have a Companies Material Adverse Effect:

(i)  the identified owner of each parcel of Owned Real Property has good, valid and indefeasible fee simple title to the Owned Real Property that consists of fee property as contrasted with some lesser estate therein, and the identified owner of each parcel of Owned Real Property that does not consist of fee property has good title to such Owned Real Property, free and clear of all Liens other than (A) Liens for current taxes and assessments not yet due and payable, (B) inchoate mechanics’ and materialmen’s Liens for construction in progress, (C) workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Companies consistent with past practice, and (D) all Liens and other imperfections of title and encumbrances which would not reasonably be expected to materially interfere with the conduct of the Genco Business, taken as a whole (collectively, “Permitted Liens”);

(ii)  each Leased Real Property is held subject to a Lease that is a valid and subsisting agreement in full force and effect and constitutes a valid and binding obligation of, and is legally enforceable against, the respective parties thereto and each Company, as applicable, has good and valid title to the leasehold estate in the Leased Real Property, free and clear of any Liens other than Permitted Liens;

(iii)  there are no pending or, to the knowledge of the Companies, threatened condemnation, expropriation or taking proceedings against the Real Property; and

(iv)  there are no outstanding options or rights of first refusal to purchase or lease the Real Property, or any portion thereof or interest therein.

(b)  Section 4.14(b) of the Companies Disclosure Letter sets forth a true and complete list of all material real property or material interests in real property sold, leased, transferred or disposed of since August 31, 2002.

(c)  Except as would not reasonably be expected to, individually or in the aggregate, have a Companies Material Adverse Effect, (1) all of the Companies’ properties, rights and assets are in good operating condition and repair, subject to continued repair and replacement consistent with past practice, and (2) there are no structural defects in any such properties, rights and assets.

Section 4.15    Environmental. Except as set forth in Section 4.15 of the Companies Disclosure Letter, or as would not reasonably be expected to, individually or in the aggregate, have a Companies Material Adverse Effect:

(a)  The Companies are in compliance with all applicable Environmental Laws, and no Company or Parent has received any written communication from any Governmental Authority that alleges that any of the Companies (or, to the extent applicable to the Genco Business, any affiliate of Parents previously engaged in the Genco Business that transferred, directly or indirectly, assets or liabilities to any Company in the Separation Transactions) is not in compliance with applicable Environmental Laws;

(b)  Each Company has obtained and possesses all environmental, health and safety Permits, including all air emissions allowances and water rights (collectively, the “Environmental Permits”) necessary for the construction and operation of its facilities or the conduct of its business, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending approval by any Governmental Authority, and the Companies are in compliance with all terms and conditions of the Environmental Permits.

(c)  There is no Environmental Claim (as defined below) (i) pending or, to the knowledge of the Companies, threatened against any Company or (ii) to the knowledge of the Companies, pending or threatened against any real or personal property or operations that any Company owns, leases or uses, in whole or in part, including any off-site facility used by any Company for the treatment, storage and disposal of any Hazardous Substance.

(d)  To the knowledge of the Companies, there has been no Release (as defined below) of any Hazardous Substance (as defined below) that has formed or would reasonably be expected to form the basis of (i) any Environmental Claim against any Company or against any person (including any predecessor of the Companies) whose liability for such claim the Companies has or may have retained or assumed, either by operation of Law or by Contract, or (ii) any requirement on the part of any Company to undertake Remedial Action.

(e)  To the knowledge of the Companies, each Company has disclosed to Buyer all facts which such Company reasonably believes forms the basis of (i) any Environmental Claim against any such Company or (ii) any obligation of any such Company currently required, or known to be required in the future, to incur costs for pollution control equipment or environmental remediation under, or otherwise to comply with, applicable Environmental Laws.

For purposes of this Agreement:

“Environmental Claim” means any and all Actions, demands, demand letters, directives, Liens or notices of noncompliance or violation by any person (including any Governmental Authority) alleging potential liability (including potential responsibility for or liability for enforcement costs, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural-resources damages, property damages, personal injuries, fines or penalties) arising out of, based on or resulting from (A) the presence, or Release or threatened Release into the environment, of any Hazardous Substances at any location, whether or not owned, operated, leased or managed by the Companies or joint ventures; (B) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law; or (C) any and all Actions by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Substances;

“Environmental Law” means all Laws relating to pollution, the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health and safety as it relates to the environment, including Laws relating to Releases or threatened Releases of any Hazardous Substance, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Substance including the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”) (42 U.S.C. Section 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Clean Water Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (33 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 7401 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.) (“OSHA”) and the regulations promulgated pursuant thereto, and any such applicable state or local statutes, and the regulations promulgated pursuant thereto, as such Laws have been and may be amended or supplemented to the date of this Agreement;

“Hazardous Substance” means any substance listed, defined or classified as hazardous, toxic or radioactive pursuant to any applicable Environmental Law, including petroleum and any derivative or by-product thereof, and any other substance regulated pursuant to, or the presence or exposure to which may form the basis for liability under, any applicable Environmental Law;

“Release” means any spilling, emitting, leaking, pumping, pouring, emptying, injecting, escaping, dumping, disposing, discharging, or leaching into the environment, or into or out of any property owned, operated or leased by the applicable party; and

“Remedial Action” means all actions, including any capital expenditures, required by a governmental entity or required under any Environmental Law, or voluntarily undertaken to (a) clean up, remove, treat, or in any other way ameliorate or address any Hazardous Substance in the environment; (b) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Substance so it does not endanger or threaten to endanger the public health or welfare of the indoor or outdoor environment; (c) perform pre-remedial studies and investigations or post-remedial monitoring and care pertaining or relating to a Release; or (d) bring the applicable party into compliance with any Environmental Law.

Section 4.16    Brokers; Finders and Fees

(a)  Except for RBC Capital Markets Corporation, whose fees will be paid by Genco Holdings, none of the Companies and their respective controlled affiliates has employed, engaged or entered into a Contract with any investment banker, broker, finder, other intermediary or any other person or incurred any liability for any investment banking, financial advisory or brokerage fees, commissions, finders’ fees or any other fee in connection with this Agreement or the transactions contemplated by this Agreement.

(b)  Set forth in Section 4.16(b) of the Companies Disclosure Letter is the Genco Holdings’ reasonable estimate of the fees and expenses incurred or payable, or to be incurred or payable, by any Company in connection with this Agreement and the consummation of the transactions contemplated hereby.

Section 4.17    Texas Business Combination Law. Genco Holdings validly elected in its original bylaws not to be governed by Part Thirteen of the TBCA such that Part Thirteen of the TBCA would not apply to the Public Company Merger and the other transactions contemplated hereby.

Section 4.18    Intellectual Property. Except as set forth in Section 4.18 of the Companies Disclosure Letter, or as would not reasonably be expected to, individually or in the aggregate, have a Companies Material Adverse Effect: (i) the Companies own or have the valid right to use all the Intellectual Property necessary or desirable to conduct their businesses as currently conducted and consistent with past practice free and clear of all Liens; (ii) the Company IP is valid, enforceable and unexpired, has not been abandoned, and does not infringe, impair, misappropriate, dilute, make unauthorized use of, or otherwise violate (“Infringe”) the Intellectual Property of any third party and is not being Infringed by any third party; (iii) no Action or Order is outstanding or pending, or to the knowledge of the Companies, threatened that seeks to cancel, limit or challenge the ownership, use, value, validity or enforceability of any Company IP, and to the knowledge of the Companies, there is no valid basis for same; (iv) each Company has taken all necessary steps (including executing non-disclosure and intellectual property assignment agreements and filing for statutory protections) to protect, preserve, police, maintain and safeguard the value, validity and their ownership of its Company IP, including any confidential Company IP; and (v) each Company has executed all appropriate agreements with current and past employees, contractors and agents to assign to the Companies all of their right, title and interest in any Company IP.

Section 4.19    Contracts. Section 4.19 of the Companies Disclosure Letter contains a true and complete list of the following Contracts to which any Company is a party or by which any Company properties are bound or affected as of the date of this Agreement:

(a)  Contracts containing covenants restricting the payment of dividends or limiting the freedom in any material respect of any Company or any of their respective affiliates to engage in any line of business or compete with any person or operate at any location;

(b)  Joint venture agreements, limited liability company agreements, partnership agreements or similar agreements;

(c)  the Transition Services Agreement, dated as of August 31, 2002, between CenterPoint and Genco Holdings (the “Current Transition Services Agreement”), the Technical Services Agreement (the “Technical Services Agreement”) between Genco Holdings and RRI dated as of December 31, 2000, and the Contract (the “Pipeline Services Agreement”), effective April 1, 2002 between Genco Holdings and CenterPoint Energy Pipeline Services;

(d)  Contracts (other than employment agreements) involving expenditures which are reasonably expected to be in excess of $1,000,000 per annum pursuant to which any person is engaged to perform services replacing, or similar in nature to, any services provided since July 1, 2003 by any of Parent, RRI and their respective affiliates in connection with any of the Current Transition Services Agreement, the Technical Services Agreement and the Pipeline Services Agreement;

(e)  Contracts involving expenditures (capital or otherwise), liabilities or revenues to the Companies which are reasonably expected to be in excess of $5,000,000 per annum or $25,000,000 in the aggregate;

(f)  Contracts with terms of one year or longer, unless expenditures, liabilities or revenues thereunder are not reasonably expected to be in excess of $1,000,000 per annum;

(g)  Each lease of personal property (i) requiring lease payments equal to or exceeding $250,000 per annum or (ii) the loss of which would reasonably be expected to, individually or in the aggregate with other such losses, have a Companies Material Adverse Effect;

(h)  The Second Amended and Restated Decommissioning Master Trust Agreement for the South Texas Project (the “Decommissioning Trust Agreement”) made August 31, 2002, by and between Genco Holdings and Mellon Bank, N.A. and all Contracts related thereto; and

(i)  Contracts otherwise material to the Companies.

True and complete copies of the written Contracts required to be identified in Sections 4.3(c), 4.11(a), 4.12, 4.19, 4.20, 4.22 and 4.23 of the Companies Disclosure Letter (all such Contracts, whether now or hereafter existing, collectively, the “Company Contracts”) (and true and complete written summaries of any such oral Contracts) have been made available to Buyer, except as set forth in Section 4.19 of the Companies Disclosure Letter.

Except as would not reasonably be expected, individually or in the aggregate, to have a Companies Material Adverse Effect, no Company is and, to the knowledge of the Companies, no other party is in default under, or in breach or violation of, any Company Contract and, to the knowledge of the Companies, no event has occurred which would result in any breach or violation of, constitute a default, require consent or result in the loss of a material benefit under, give rise to a right to permit or require the purchase or sale of assets or securities under, give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of any Company (in each case, with or without notice or lapse of time or both) a connection with to, any Company Contract, and each Company Contract is valid, binding and enforceable in accordance with its terms and is in full force and effect.

Section 4.20    Insurance. Section 4.20 of the Companies Disclosure Letter contains a true and complete list of the insurance policies and fidelity bonds of or for the benefit of any Company or its assets, businesses, operations, employees, officers or directors (the “Company Insurance Policies”). Each of the Company Insurance Policies is valid, enforceable, existing and binding, and the premiums due thereon have been timely paid. There are no outstanding unpaid claims under any of the Company Insurance Policies with respect to any Company, except in the ordinary course of business consistent with past practice. No Company has received notice of cancellation, termination or non-renewal of any Company Insurance Policy or has been denied insurance coverage. The Company Insurance Policies are sufficient for compliance with applicable Law and all Contracts to which any of the Companies is a party or by which it or any of its assets are bound, and are in such amounts, against such risks and losses, and on such terms and conditions as are consistent with industry practice in the business of each Company.

Section 4.21    Regulatory Matters

(a)  PUHCA and Utility Regulation. Each of the Companies is subject to regulation under PUHCA as a “subsidiary” of CenterPoint, which is a “registered holding company” (as such terms are defined under PUHCA). Genco LP is subject to regulation (i) under the AEA as a licensee or the owner of licensee, (ii) under Texas utility Law as a “power generation company” (as such term is defined under PURA), and (iii) under the ERCOT protocols as a “resource entity” (as such term is defined in the ERCOT protocols). Except as set forth in the immediately preceding sentences, the Companies are not subject to regulation as a public utility, public utility holding company or public service company (or similar designation) by any Governmental Authority.

(b)  STP Compliance. Except as set forth in Section 4.21(b) of the Companies Disclosure Letter, the operation of the South Texas Project is and has since January 1, 1999 been conducted in compliance in all material respects with applicable health, safety, regulatory and other legal requirements. Such legal requirements include, but are not limited to, the NRC Facility Operating Licenses for the South Texas Project issued pursuant to 10 C.F.R. Chapter I, and all regulations, requirements and orders related in any way thereto; and all obligations of the owners of South Texas Project pursuant to contracts with the United States Department of Energy for the disposal of spent nuclear fuel and high-level radioactive waste, and any Laws of the State of Texas or any agency thereof. The operations of the South Texas Project are not the subject of any outstanding notice of violation or material request for information from the NRC or any other agency with jurisdiction over such facility. The South Texas Project maintains, and is in compliance in all material respects with, emergency plans designed to protect the health and safety of the public in the event of an unplanned release of radioactive materials, and the NRC has determined that such plans are in compliance with its requirements.

(c)  Exempt Wholesale Generator Status. Genco LP is, and has been determined by order of the FERC to be, an EWG, and neither such order nor Genco LP’s status as an EWG under PUHCA is the subject of any pending or, to the knowledge of the Companies, threatened judicial or administrative proceeding to revoke or modify such status. To the knowledge of the Companies, there are no facts that are reasonably likely to cause Genco LP to lose its status as an EWG under PUHCA.

(d)  Qualified Decommissioning Fund. Except as set forth in Section 4.21(d) of the Companies Disclosure Letter:

(i)  With respect to all periods prior to the STP Acquisition Closing Date: (i) Genco Holding’s Qualified Decommissioning Fund consists of one or more trusts that are validly existing and in good standing under the laws of its jurisdiction of formation with all requisite authority to conduct its affairs as it now does; (ii) Genco Holding’s Qualified Decommissioning Fund satisfies the requirements necessary for such fund to be treated as a “Nuclear Decommissioning Reserve Fund” within the meaning of Code Section 468A(a) and as a “Nuclear Decommissioning Fund” and a “Qualified Nuclear Decommissioning Fund” within the meaning of Treas. Reg. Section l.468A-l(b)(3); (iii) Genco Holdings’ Qualified Decommissioning Fund is in compliance in all material respects with all applicable rules and regulations of any Governmental Authority having jurisdiction, including the NRC, the PUC and the IRS, (iv) Genco Holdings’ Qualified Decommissioning Fund has not engaged in any acts of “self-dealing” as defined in Treas. Reg. Section 1.468A-5(b)(2); (v) no “excess contribution,” as defined in Treas. Reg. Section 1.468A-5(c)(2)(ii), has been made to Genco Holdings’ Qualified Decommissioning Fund which has not been withdrawn within the period provided under Treas. Reg. Section 1.468A-5(c)(2)(i); and (vi) except as set forth in Section 4.21(d) of the Companies Disclosure Letter, Genco Holdings has made timely and valid elections to make annual contributions to Genco Holding’s Qualified Decommissioning Fund since its inception and Genco Holdings has heretofore delivered copies of such elections to Buyer. As used in this Agreement, the term “Qualified Decommissioning Fund” means all amounts contributed to qualified funds for administrative costs and costs incurred in connection with the entombment, dismantlement, removal and disposal of the structures, systems and components of a unit of common facilities, including all costs incurred in connection with the preparation for decommissioning, such as engineering and other planning expenses incurred with respect to the unit of common facilities after actual decommissioning occurs, such as physical security and radiation monitoring expenses, as part of Genco LP’s cost of service required by PURA or as approved by the PUC.

(ii)  Genco Holdings has heretofore delivered to Buyer a copy of Genco Holdings’ Decommissioning Trust Agreement as in effect on the date of this Agreement.

(iii)  With respect to all periods prior to the STP Acquisition Closing Date, (i) Genco Holdings and/or Mellon Bank, N.A. (the “Trustee”) of Genco Holdings’ Qualified Decommissioning Fund has/have filed or caused to be filed with the NRC, the IRS and any other Governmental Authority all material forms, statements, reports, documents (including all exhibits, amendments and supplements thereto) required to be filed by Genco Holdings and/or the Trustee of Genco Holdings’ Qualified Decommissioning Fund; and (ii) there are no interim rate orders that may be retroactively adjusted or retroactive adjustments to interim rate orders that may affect amounts that Buyer may contribute to Genco Holdings’ Qualified Decommissioning Fund or may require distributions to be made from Genco Holdings’ Qualified Decommissioning Fund. Genco Holdings has delivered to Buyer a copy of the schedule of ruling amounts most recently issued by the IRS for Genco Holdings’ Qualified Decommissioning Fund and a complete copy of the request that was filed with the IRS to obtain such schedule of ruling amounts and a copy of any pending request for revised ruling amounts, in each case together with all exhibits, amendments and supplements thereto. Any amounts contributed to Genco Holdings’ Qualified Decommissioning Fund while such request is pending before the IRS and which turn out to exceed the applicable amounts provided in the schedule of ruling amounts issued by the IRS will be withdrawn from Genco Holdings’ Qualified Decommissioning Fund within the period provided under Treas. Reg. Section 1.468A-5(c)(2)(i).

(iv)  Genco Holdings has made available to Buyer a statement of assets and liabilities prepared by the Trustee for Genco Holdings’ Qualified Decommissioning Funds as of December 31, 2003 and as of June 30, 2004 and will make such a statement available as of the most recently available month end preceding the STP Acquisition Closing, and they fairly presented and will fairly present as of such dates the financial position of each of Genco Holdings’ Qualified Decommissioning Funds. Genco Holdings has made available to Buyer information from which Buyer can determine the Tax Basis of all assets in Genco Holdings’ Qualified Decommissioning Fund and will make such a statement available as of the most recently available month end preceding the STP Acquisition Closing.

(v)  Genco Holdings has made available to Buyer all material contracts and agreements to which the Trustee of Genco Holdings’ Qualified Decommissioning Fund, in its capacity as such, is a party.

(vi)  With respect to all taxable periods prior to the STP Acquisition Closing Date, Genco Holdings’ Qualified Decommissioning Fund has filed all material Tax Returns required to be filed, including but not limited to returns for estimated Income Taxes, such Tax Returns are true and complete in all material respects, and all Taxes have been paid in full. No notice of deficiency or assessment has been received from any taxing authority with respect to any liability for Taxes of Genco Holdings’ Qualified Decommissioning Fund which have not been fully paid or finally settled. There are no outstanding agreements or waivers extending the applicable statutory periods of limitations for any Taxes associated with Genco Holdings’ Qualified Decommissioning Fund for any period.

(e)  Nonqualified Decommissioning Funds. Except as set forth in Section 4.21(e) of the Companies Disclosure Letter:

(i)  With respect to all periods prior to the STP Acquisition Closing Date, Genco Holdings’ Nonqualified Decommissioning Funds is a trust validly existing and in good standing under the laws of its jurisdiction of formation with all requisite authority to conduct its affairs as it now does. Genco Holdings’ Nonqualified Decommissioning Funds are in full compliance in all material respects with all applicable rules and regulations of any Governmental Authority, including the NRC and the PUC. Company’s Nonqualified Decommissioning Funds are, and since their inception have been, classified as a grantor trust owned by the Parents under Section 671 to 677 of the Code. As used in this Agreement, the term “Nonqualified Decommissioning Funds” means the nonqualified funds, as determined by the Trustee and Texas Genco, LP, established and maintained under the Decommissioning Trust Agreement for decommissioning South Texas Project Unit No. 1, South Texas Project Unit No. 2 and the common facilities to which monies are contributed, which nonqualified funds are not subject to the conditions and limitations of Section 468A of the Code.

(ii)  With respect to all periods prior to the STP Acquisition Closing Date, Genco Holdings and the Trustee of Genco Holdings’ Nonqualified Decommissioning Funds have filed or caused to be filed with the NRC and any other Governmental Authority all material forms, statements, reports, documents (including all exhibits, amendments and supplements thereto) required to be filed by either of them.

(iii)  Genco Holdings has made available to Buyer a statement of assets and liabilities prepared by the Trustee for Genco Holdings’ Nonqualified Decommissioning Funds as of December 31, 2003 and as of June 30, 2004 and will make such a statement available as of the end of the most recently available month end preceding the STP Acquisition Closing, and they fairly presented and will fairly present as of such dates the financial position of each of Genco Holdings’ Nonqualified Decommissioning Funds. Genco Holdings has made available to Buyer all contracts and agreements to which the Trustee of Genco Holdings’ Nonqualified Decommissioning Funds, in its capacity as such, is a party.

(iv)  Genco Holdings has made available to Buyer all material contracts and agreements to which the Trustee of Genco Holdings’ Nonqualified Decommissioning Funds, in its capacity as such, is a party.

Section 4.22    Affiliate Transactions. Except as set forth in Section 4.22 of the Companies Disclosure Letter or as disclosed in Genco Holding’s proxy statement relating to the election of directors dated April 23, 2004, there are no Contracts or transactions between any Company, on the one hand, and any (A) Parent or its affiliates (other than the Companies), on the other hand, other than any Contract or transaction entered into in the ordinary course of business and on terms no less favorable than would have been reached on an arms-length basis that is not material to the Company, or (B) (i) officer or director of any Company or Parent or its affiliates, or (ii) affiliate of any such officer or director, on the other hand, in each case in this clause (B) except those of a type available to Company Employees generally and other than any Contract or transaction entered into in the ordinary course of business and on terms no less favorable than would have been reached on an arm’s-length basis or that is not material to the Company (all Contracts and transactions referred to in clauses (A) or (B), whether entered into before or after the date hereof, “Company Affiliate Contracts”).

Section 4.23    Derivative Products.

(a)  All Derivative Products entered into for the account of any Company were entered into in accordance with (i) established risk parameters, limits and guidelines and in compliance with the risk management policies approved by the board of directors of Genco Holdings (the “Trading Policies”), in each case both as in effect at the time such Derivative Products were entered into and as in effect on the date of this Agreement, to restrict the level of risk that any Company is authorized to take, individually and in the aggregate, with respect to Derivative Products and monitor compliance with such risk parameters and (ii) applicable Law and policies of any Governmental Authority.

(b)  Genco Holdings has made available Buyer a true and complete copy of the Trading Policies, and the Trading Policies contain a true and complete description of the practice of the Companies with respect to Derivative Products, as of the date of this Agreement.

(c)  At no time has any Company engaged in any “round trip,” “sale/buyback” or “wash” trading or any similar transaction.

(d)  For purposes of this Agreement, “Derivative Product” means (i) any swap, cap, floor, collar, futures contract, forward contract, option and any other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including electricity, natural gas, crude oil and other commodities, emissions allowances, currencies, interest rates and indices and (ii) forward contracts for physical delivery, physical output of assets, and physical load obligations.

Section 4.24    Fairness Opinion. Genco Holdings has received the written opinion of RBC Capital Markets Corporation to the effect that, as of the date of this Agreement, the consideration to be received in the Public Company Merger by Genco Holdings’ shareholders (other than CenterPoint) is fair to such shareholders from a financial point of view. An executed copy of such opinion has been delivered to Buyer.

Section 4.25    Board Recommendation. The board of directors of Genco Holdings, upon the unanimous recommendation of a special committee thereof, has unanimously (i) adopted resolutions approving this Agreement and the transactions contemplated hereby, including the Public Company Merger, in accordance with the TBCA, (ii) determined that this Agreement and the transactions contemplated hereby, including the Public Company Merger, are advisable and fair to and in the best interests of the shareholders of Genco Holdings, (iii) resolved to recommend approval of this Agreement and the transactions contemplated hereby, including the Public Company Merger, to the shareholders of Genco Holdings and (iv) directed that approval of this Agreement be submitted to Genco Holdings’ shareholders.

Section 4.26    Ownership of Assets. Except as set forth in Section 4.26 of the Companies Disclosure Letter, none of Genco Holdings or any of its subsidiaries (other than Genco LP, Genco Services and, after the Genco LP Division, Genco II LP) (i) owns, leases or has any other right, title or interest in any assets or properties, (ii) is a party to, or is otherwise bound by or subject to, any Contract, (iii) owns or holds any Permits, or (iv) has any Company Employees.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Parents and Genco Holdings as follows:

Section 5.1    Organization; Etc. Buyer (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has all requisite limited liability company power and authority to execute and deliver this Agreement and all other agreements and instruments executed in connection herewith or delivered pursuant hereto, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement and (c) is duly qualified or licensed to do business, and is in good standing in each jurisdiction in which the nature of its business or the ownership, operation or leasing of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not reasonably be expected to, individually or in the aggregate, have a Buyer Material Adverse Effect. As used in this Agreement, the term “Buyer Material Adverse Effect” means an event, change or circumstance which would materially adversely affect the ability of Buyer to consummate the transactions contemplated by this Agreement or directly or indirectly prevent or materially impair or delay the ability of Buyer to perform its obligations hereunder.

Section 5.2    Authority Relative to this Agreement. The execution, delivery and performance of this Agreement and all other agreements and instruments executed in connection herewith or delivered pursuant hereto, by Buyer and the consummation of the transactions contemplated by this Agreement and all other agreements and instruments executed in connection herewith or delivered pursuant hereto have been duly and validly authorized by all requisite corporate or limited liability company action, as applicable, on the part of Buyer and no other corporate actions or proceedings on the part of Buyer is necessary to authorize the execution, delivery and performance of this Agreement and all other agreements and instruments executed in connection herewith or delivered pursuant hereto by Buyer or to consummate the transactions so contemplated. This Agreement and all other agreements and instruments executed in connection herewith or delivered pursuant hereto have been, or will be, duly and validly executed and delivered by Buyer and, with respect to this Agreement and any other such agreement, assuming it has been duly authorized, executed and delivered by any other party (other than an affiliate of Buyer), constitutes, or will constitute when executed, a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except that (a) enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors’ rights generally, and (b) enforcement of this Agreement, including, among other things, the remedy of specific performance and injunctive and other forms of equitable relief, may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 5.3    Consents and Approvals; No Violations. Except for the Required Approvals, none of the execution, delivery and performance of this Agreement by Buyer, nor the consummation by Buyer of the transactions contemplated by this Agreement, will (a) conflict with, violate or result in any breach of any provision of the certificate of formation, articles of incorporation, regulations, bylaws or similar documents, as applicable, of Buyer, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or any right or obligation to purchase or sell securities or assets) under, or require any consent or result in a material loss of a material benefit to Buyer under, any Contract to which Buyer is a party or by which any of its businesses, properties or assets are bound, (c) violate any Law or Permit applicable to Buyer or its business, properties or assets, or (d) require any Approval from, by or to any Governmental Authority, except in the case of clauses (b), (c) and (d) of this Section 5.3 for those which would not reasonably be expected to, individually or in the aggregate, have a Buyer Material Adverse Effect.

Section 5.4    Debt Financing. As of the date hereof, Buyer has delivered to Genco Holdings true and complete copies of (a) the Debt Financing Letter on Section 5.4(a) of the disclosure letter delivered by Buyer to Parents and Genco Holdings concurrently with the execution hereof (the “Buyer Disclosure Letter”) hereto, and (b) the equity letter on Section 5.4(b) of the Buyer Disclosure Letter.

Section 5.5    Litigation. There is no Action pending or, to the knowledge of Buyer, threatened against Buyer by or before any Governmental Authority, nor are there any Orders that affect or bind any of them or any of their respective businesses, properties or assets which would not reasonably be expected to, individually or in the aggregate, have a Buyer Material Adverse Effect.

Section 5.6    Investigation by Buyer. Buyer has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology and prospects of the Genco Business and acknowledges that Buyer has been provided access to personnel, properties, premises and records of the Genco Business for such purpose. In entering into this Agreement, Buyer has relied upon, among other things, its due diligence investigation and analysis of the Companies and the Genco Business, and Buyer:

(a)  acknowledges and agrees that it has not been induced by and has not relied upon any representations or warranties, whether express or implied, made by Parents or any of their respective directors, officers, shareholders, employees, affiliates, controlling persons, agents, advisors or representatives (in each case other than Genco Holdings) that are not expressly set forth in Article III of this Agreement, whether or not any such representations, warranties or statements were made in writing or orally, and acknowledges and agrees that all representations and warranties made in Article III are made by CenterPoint and not Genco Holdings;

(b)  acknowledges and agrees that it has not been induced by and has not relied upon any representations or warranties, whether express or implied, made by the Companies or any of their respective directors, officers, shareholders, employees, affiliates, controlling persons, agents, advisors or representatives (in each case other than Parents) that are not expressly set forth in Article IV of this Agreement, whether or not any such representations, warranties or statements were made in writing or orally, and acknowledges and agrees that all representations and warranties made in Article IV are made by Genco Holdings and not CenterPoint;

(c)  acknowledges and agrees that none of Parents and the Companies or any of their respective directors, officers, shareholders, employees, affiliates, controlling persons, agents, advisors or representatives makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Buyer or its directors, officers, employees, affiliates, controlling persons, agents or representatives, including without limitation, any information included in the Confidential Information Memorandum dated February 2004, as supplemented to the date of this Agreement, and any information, document, or material provided or made available, or statements made, to Buyer (including its directors, officers, employees, affiliates, controlling persons, advisors, agents or representatives) during site or office visits, in any “data rooms,” management presentations or supplemental due diligence information provided to Buyer (including its directors, officers, employees, affiliates, controlling persons, advisors, agents or representatives) in connection with discussions or access to management of the Genco Business or in any other form in expectation of the transactions contemplated by this Agreement, in each case except, with respect to Parents and Genco Holdings, as applicable, to the extent reflected in the respective representations and warranties of CenterPoint in Article III or Genco Holdings in Article IV (collectively, “Due Diligence Information”);

(d)  acknowledges and agrees that (i) the Due Diligence Information includes certain projections, estimates and other forecasts, and certain business plan information, (ii) there are uncertainties inherent in attempting to make such projections, estimates and other forecasts and plans and Buyer is familiar with such uncertainties, and (iii) Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, estimates and other forecasts and plans so furnished to it and any use of or reliance by Buyer on such projections, estimates and other forecasts and plans shall be at its sole risk; and

(e)  agrees, to the fullest extent permitted by Law, that none of Parents, the Companies or any of their respective directors, officers, shareholders, employees, affiliates, controlling persons, agents, advisors or representatives shall have any liability or responsibility whatsoever to Buyer or its directors, officers, shareholders, employees, affiliates, controlling persons, agents, advisors or representatives on any basis (including, without limitation, in contract or tort, under federal or state securities laws or otherwise) resulting from the furnishing to Buyer, or Buyer’s use of, any Due Diligence Information, except for fraud or intentional misrepresentation.

Section 5.7    Brokers; Finders and Fees. No broker, finder, investment banker or other person whose fees or expenses would be payable by the Parents or, prior to the STP Acquisition Closing, the Companies may be entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

Section 5.8    Buyer’s ERCOT Generation. Buyer and its affiliates do not directly or indirectly own, control or have under construction any generating assets located in or capable of delivering electricity to the ERCOT Market. Neither Buyer nor its controlled affiliates have a present intention to acquire or construct any generating assets located in or capable of delivering electricity to the ERCOT Market except through the Companies.

Section 5.9    Ownership of Genco Holding Stock. Except as set forth in Section 5.9 of Buyer Disclosure Letter, as of the date of this Agreement, neither Buyer nor any of its “affiliates” or “associates” (as those terms are defined under Rule 12b-2 under the Exchange Act) beneficially owns any shares of Common Stock or any other security of Genco Holdings.

ARTICLE VI

COVENANTS OF THE PARTIES

Section 6.1    Covenants of Genco Holdings. During the period from the date of this Agreement to the STP Acquisition Closing, unless otherwise expressly contemplated by this Agreement, as set forth in Section 6.1 of the Companies Disclosure Letter or required by applicable Law or unless Buyer gives its prior written consent, which consent shall not be unreasonably withheld or delayed, Genco Holdings shall, and shall cause each other Company to, (1) conduct its businesses only in, and not to take any action except in, the ordinary course of business, in a manner consistent with past practice, in compliance with applicable Laws and in accordance with good utility practices and (2) preserve substantially intact its business organization, to preserve its assets and properties in good repair and condition and to preserve its present relationships with Governmental Authorities, customers, suppliers and other persons with which it has business relations. By way of amplification and not limitation, during the period from the date of this Agreement to the STP Acquisition Closing, Genco Holdings agrees that no Company shall directly or indirectly do, or propose, authorize or commit to do, any of the following, in each case unless otherwise expressly contemplated by this Agreement, as set forth in Section 6.1 of the Companies Disclosure Letter or without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed:

(a)  amend or otherwise change any Company’s articles of incorporation or bylaws (or similar organizational documents);

(b)  except as required under a Contract in force as of the date of this Agreement, issue, deliver, sell, lease, sell and leaseback, pledge, license, transfer, mortgage, encumber, dispose of or otherwise subject to any Lien (i) any Company Securities or (ii) any property or assets, whether tangible or intangible, of any Company, other than assets sold, leased, pledged, licensed, transferred, disposed of or encumbered in the ordinary course of business and in a manner consistent with past practice;

(c)  declare, set aside, make or pay any dividend or other distribution, payable in cash, stock or other equity interests, property or otherwise, with respect to any of Company Securities other than (i) dividends by a direct or indirect wholly-owned subsidiary of Genco Holdings to its parent to the extent required to fund the dividends referred to in clause (ii) or (iii) below, (ii) prior to the Public Company Merger Closing Date, regular quarterly cash dividends with respect to the Common Stock, not in excess of $0.25 per share per quarter, in each case with usual declaration, record and payment dates and otherwise in accordance with Genco Holdings’ past dividend policy and (iii) following the Non-STP Acquisition Closing and the repayment of all principal and interest under the Overnight Bridge Loan, if any, distribution by Genco Holdings of up to $2,231 million in the aggregate of Non-STP Consideration or other cash;

(d)  reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of the Company Securities;

(e)  repurchase, repay or incur any Indebtedness or issue any securities in respect of Indebtedness or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations or Indebtedness of any person, other than repayments in the ordinary course of business and in a manner consistent with past practice under the revolving credit line under the Credit Agreement dated as of December 23, 2003 among Genco Holdings, Texas Genco GP, LLC, Texas Genco LP, LLC, Genco Services, Genco LP, various lenders and Deutsche Bank AG New York Branch, as Administrative and Collateral Agent (as amended, modified or supplemented prior to the date of this Agreement or as contemplated by Section 6.7(d), which amendments, modifications and supplements have been furnished to Buyer, the “Credit Agreement”) and other than borrowings under the Overnight Bridge Loan, if any;

(f)  (i) make aggregate payments pursuant to the Company Affiliate Contracts set forth in Section 4.22 of the Companies Disclosure Letter, other than any such payments prior to the Non-STP Acquisition Closing Date, not in excess of $3,000,000 per month, (ii) forgive any liabilities, debts or obligations under any Company Affiliate Contract set forth in Section 4.22 of the Companies Disclosure Letter; (iii) take any action outside the ordinary course of business consistent with past practice pursuant to any Company Affiliate Contracts set forth in Section 4.22 of the Companies Disclosure Letter; or (iv) engage in or enter into any Company Affiliate Contract which would be required to be set forth in Section 4.22 of the Companies Disclosure Letter if in effect on the date of this Agreement;

(g)  (i) amend in any material respect, terminate, cancel or renew any Company Contract or enter into any Contract that would be a Company Contract if in effect on the date of this Agreement, provided that, for the avoidance of doubt, to the extent any such Contract is entered into after the date of this Agreement in accordance with this Agreement, such Contract shall be deemed to be a Company Contract for purposes of this Agreement, (ii) acquire (including by merger, consolidation or acquisition of stock or assets) any assets (other than in the ordinary course of business), business or any corporation, partnership, limited liability company, association or business organization or division thereof (other than acquisitions prior to the Non-STP Acquisition Closing having an aggregate consideration of not more than $5,000,000) other than fuel, supplies, maintenance materials and other inventory items in the ordinary course of business consistent with past practice, or (iii) except as set forth in Section 6.1(g) of the Companies Disclosure Letter, authorize or make any capital expenditures, except such expenditures made prior to the Non-STP Acquisition Closing Date in an amount not in excess of $5,000,000 individually or $25,000,000 in the aggregate;

(h)  amend, terminate, cancel or renew the Power Purchase Agreement or the agreements referred to in Section 6.18;

(i)  except as required by applicable Law (including, for the avoidance of doubt, ERCOT Market regulation), reactivate or enter into any “reliability must run” Contract with respect to any generating plant that, as of the date of this Agreement, is shutdown or “mothballed”;

(j)  except to the extent required under applicable Law or the terms of any Company Plan existing as of the date of this Agreement, (i) increase or otherwise amend the compensation or fringe benefits of any present or former director, officer or employee of any Company (except for increases in salary or hourly wage rates, in the ordinary course of business consistent with past practice), (ii) grant any retention, severance or termination pay to, or enter into, or amend, any employment, consulting or severance Contract with any present or former director, officer or employee of any Company, (iii) loan or advance any money or other property to any present or former director, officer or employee of any Company; (iv) establish, enter into, adopt, amend or terminate any Company Plan, any collective bargaining agreements identified on Section 4.12 of the Companies Disclosure Letter or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Plan if it were in existence as of the date of this Agreement; or (v) hire any new employees;

(k)  fail to maintain its books and records in accordance with GAAP in any material respect or, except as may be required as a result of a change in Law or in GAAP, and subject to the establishment of the TGN Retirement Plan pursuant to Section 6.8(e) of this Agreement, change material Tax, pension, regulatory or financial accounting policies, procedures, practices or principles used by it;

(l)  make, change or rescind any material Tax election; fail to duly and timely file all material Tax Returns and other documents required to be filed with any Governmental Authority, subject to timely extensions permitted by applicable Law; extend the statute of limitations with respect to any Tax; or, except in the ordinary course of business, settle or compromise any material federal, state, local or foreign Tax liability;

(m)  waive, release, assign, settle or compromise any pending or threatened Action which is material, which relates to the transactions contemplated hereby or which is brought by any current, former or purported holder of any Company Securities in such capacity;

(n)  adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any Company;

(o)  pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction when due or otherwise in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the balance sheet or incurred in the ordinary course of business after March 31, 2004 and consistent with past practice;

(p)  make any loans, advances or capital contributions (including any “keep well” or other Contract to maintain any financial statement condition of another person) to, or investments in, any other person, except for loans, advances and capital contributions to Companies that are wholly-owned by Genco Holdings and are in existence on the date of this Agreement (other than any loan by Genco LP or Genco Services);

(q)  other than in the ordinary course of business and in a manner consistent with past practice or as required by applicable Law, (i) modify in any material respect the Trading Policies or any similar policy, other than modifications which are more restrictive to any Company, or (ii) enter into any Contract or transaction related to any Derivative Product or any similar transaction (other than as permitted by the Trading Policies);

(r)  enter into, amend, terminate, cancel or renew any Contract or other transaction other than in the ordinary course of business and in a manner consistent with past practice, as required by applicable Law, or otherwise that, individually or in the aggregate with all other Contracts or transactions, would conflict with, violate or otherwise would not be permitted under the Trading Policies or any similar purchasing policy;

(s)  fail to maintain in full force and effect insurance policies covering the Companies and their respective properties, assets and businesses in a form and amount consistent with good utility practice, including the Company Insurance Policies (except in the ordinary course of business to the extent any such policies expire in accordance with their term and they are replaced with policies consistent with good utility practice) and to promptly and diligently prosecute claims under such policies;

(t)  except to the extent required by applicable Law, take any action that would reasonably be expected to result in (i) any representation and warranty of the Companies set forth in this Agreement (A) that is qualified as to materiality or Companies Material Adverse Effect becoming untrue or (B) that is not so qualified becoming untrue in any material respect or (ii) any condition to the Public Company Merger set forth in Article VII not being satisfied;

(u)  fail to take any action that would reasonably be expected to, directly or indirectly, prevent or materially impair or delay the consummation of the transactions contemplated hereby (except to the extent specifically permitted by Section 10.1); or

(v)  take, offer, propose to take or enter into or amend any Contract to take, offer or propose any of the actions described above in Sections 6.1(a) through 6.1(u).

Section 6.2    Access to Information.

(a)  From the date of this Agreement to the STP Acquisition Closing, Genco Holdings will, and will cause each other Company and its and their respective officers, directors, employees, accountants, auditors, counsel, financial advisors and other agents and representatives (collectively, “Representatives”) to (i) give Buyer and its Representatives and potential financing sources for the transactions contemplated by this Agreement reasonable access during normal business hours to the officers, employees, agents, properties (including the South Texas Project), offices, plants and other facilities and to the books, personnel, Contracts and records of Genco Holdings or any Company, (ii) permit Buyer to make such copies and inspections thereof as Buyer may reasonably request, and (iii) furnish Buyer with such financial, trading, marketing and operating data and other information concerning the business, properties (including the South Texas Project), Contracts, assets, liabilities, personnel and other aspects of any Company, as Buyer and its Representatives and potential financing sources may from time to time reasonably request, provided, however, that any access to properties of the Companies shall be conducted at Buyer’s expense, at a reasonable time, under the reasonable supervision of the Companies’ personnel and in such a manner as to not interfere unreasonably with the operation of the businesses of Genco Holdings or the Companies; provided, further, that Genco Holdings shall not be required to provide access to any information (i) that is subject to attorney-client privilege to the extent doing so would reasonably be expected to cause such privilege to be waived or (ii) that is subject to contractual prohibition against disclosure to the extent doing so would violate such prohibition, it being agreed that Genco Holdings shall use its commercially reasonable efforts to seek to furnish any such information in a manner that does not result in any such waiver or violation, including entering into joint defense agreements and obtaining requisite consents.

(b)  All such information and access shall be subject to the terms and conditions of the letter agreements (collectively, the “Confidentiality Agreement”) between the Investors and CenterPoint, until the STP Acquisition Closing Date, with respect to the STP Assets and Liabilities, and until the Non-STP Acquisition Closing Date with respect to the Non-STP Assets and Liabilities. Notwithstanding anything to the contrary contained in this Agreement, none of Parents, the Companies or any of their affiliates will have any obligation to make available or provide to Buyer or its representatives a copy of any consolidated, combined or unitary Tax Return filed by Genco Holdings, or any of their affiliates, or any related material other than any portions of such Tax Returns that relate to the Companies.

Section 6.3    Consents; Cooperation.

(a)  Each of Parents and Buyer shall cooperate, and use commercially reasonable efforts, to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable, including, but not limited to making all filings and obtaining all Approvals and third party consents necessary to consummate the transactions contemplated by this Agreement, provided, however, that, with respect to the foregoing, (i) such efforts shall not require Parents, Merger Sub, the Companies, Buyer or any of their respective subsidiaries to make any payment to obtain any such Approval or third-party consent, other than nominal transfer fees or filing fees and/or the costs and expenses of third parties pursuant to the terms of any Contract, (ii) Parents, Merger Sub and the Companies shall not be permitted to consent to any action or to make or offer to make any substantive commitment or undertaking or incur any liability or obligation with respect to the Companies without the consent of Buyer, which shall not be unreasonably withheld and (iii) that, notwithstanding the foregoing, the actions of Parents, Merger Sub, the Companies and Buyer with respect to filings, approvals and other matters (A) pursuant to the HSR Act and any local, state, federal (other than the HSR Act) or foreign antitrust statute, antitrust law, antitrust regulation or antitrust rule applicable to Parents, the Companies or Buyer (“Other Antitrust Regulations”) shall be governed by subsections (b), (c), (d) and (e) of this Section 6.3 and (B) related to the NRC Approval shall be governed by Section 6.12 hereof.

(b)  CenterPoint and Buyer shall file with (i) the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”), the notification and report form required for the transactions contemplated by this Agreement and any supplemental information requested in connection with such notification and report form pursuant to the HSR Act, and (ii) any other applicable Governmental Authority, all filings, reports, information and documentation required for the consummation of the transactions contemplated by this Agreement pursuant to the Other Antitrust Regulations. Each of CenterPoint and Buyer shall furnish to each other’s counsel such necessary information and reasonable assistance as the other party may reasonably request in connection with its preparation of any filing or submission that is necessary under the HSR Act and Other Antitrust Regulations. Each of CenterPoint and Buyer shall consult with each other as to the appropriate time of making such filings and submissions and shall use commercially reasonable efforts to make such filings and submissions at the agreed upon time.

(c)  Each of Parents, the Companies and Buyer shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and other governmental or regulatory entities and shall comply promptly by responding to any such inquiry or request.

(d)  Each of Parents, the Companies and Buyer shall use commercially reasonable efforts to vigorously defend, lift, mitigate and rescind the effect of any Action materially and adversely affecting this Agreement or the ability of the parties to consummate the transactions contemplated by this Agreement, including promptly appealing any adverse Order.

(e)  Prior to the date specified in Section 10.1(b) (as it may be extended pursuant thereto), each of Genco Holdings and Buyer shall take any and all steps necessary to avoid or eliminate each and every impediment under the HSR Act and any Other Antitrust Regulations that may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement so as to enable the Public Company Merger Closing, the Non-STP Acquisition Closing and the STP Acquisition Closing to occur as soon as reasonably possible, including proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such assets or businesses of Buyer or any of its subsidiaries or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, product lines or assets of Buyer or its subsidiaries, as may be required in order to avoid the entry of, or to the effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of preventing or delaying the Public Company Merger Closing, the Non-STP Acquisition Closing or the STP Acquisition Closing. At the request of CenterPoint, Buyer shall agree to divest, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the businesses or assets of Buyer or any of its subsidiaries, provided that (i) any such action may be conditioned upon the consummation of the transactions contemplated by this Agreement and (ii) any such actions do not and would not reasonably be expected to have, individually or in the aggregate, a Companies Material Adverse Effect.

(f)  With respect to any agreements for which any required Approval or third-party consent is not obtained prior to the Public Company Merger Closing Date, the Non-STP Acquisition Closing or the STP Acquisition Closing Date, as applicable, Parents, the Companies and Buyer will each use commercially reasonable efforts to obtain any such consent or approval after such date until such consent or approval has been obtained and Parents will provide Buyer or, after the STP Acquisition Closing Date, any Company, with the same benefits arising under such agreements, including performance by either Parent as agent, if legally and commercially feasible, provided that Buyer will provide Parents with such access to the premises, books and records and personnel as is necessary to enable Parents to perform their obligations under such agreements and Buyer shall pay or satisfy the corresponding liabilities for the enjoyment of such benefits to the extent Buyer would have been responsible therefor if such consent or approval had been obtained.

(g)  Parents and Genco Holdings shall keep Buyer reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby and shall promptly furnish Buyer with copies of all notices or other communications received by Parents or by any Company or its or their Representatives from any third party and/or any Governmental Authorities with respect to the transactions contemplated hereby. Parents and Genco Holdings shall promptly furnish to Buyer such necessary information and reasonable assistance as Buyer may request in connection with the foregoing and shall promptly provide counsel for Buyer with copies of all filings made by Parents or the Companies, and all correspondence between Parents or the Companies (and their respective Representatives) with any Governmental Authority and any other information supplied by Parents and any Company (and their respective Representatives) to a Governmental Authority in connection herewith and the transactions contemplated hereby. Parents and Genco Holdings shall, subject to applicable Law, permit counsel for Buyer reasonable opportunity to review in advance, and consider in good faith the views of Buyer in connection with, any proposed written communication by Parents or the Companies to any Governmental Authority. Parents, Merger Sub and Genco Holdings agree not to participate, or to permit any Company to participate, in any substantive meeting or discussion, either in person or by telephone, with any Governmental Authority in connection herewith and the transactions contemplated hereby unless it consults with Buyer in advance and, to the extent not prohibited by such Governmental Authority, gives Buyer and its counsel the opportunity to attend and participate.

(h)  Buyer shall keep CenterPoint and Genco Holdings reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby and shall promptly furnish CenterPoint and Genco Holdings with copies of all notices or other communications received by Buyer or its Representatives from any third party and/or any Governmental Authorities with respect to the transactions contemplated hereby, other than with respect to the Debt Financing for which Buyer’s obligations shall be governed by Section 6.7(a). Buyer shall promptly furnish to CenterPoint and Genco Holdings such necessary information and reasonable assistance as CenterPoint and Genco Holdings may request in connection with the foregoing and shall promptly provide counsel for CenterPoint and Genco Holdings with copies of all filings made by Buyer, and all correspondence between Buyer (and its Representatives) with any Governmental Authority and any other information supplied by Buyer (and its Representatives) to a Governmental Authority in connection herewith and the transactions contemplated hereby. Buyer shall, subject to applicable Law, permit counsel for CenterPoint and Genco Holdings reasonable opportunity to review in advance, and consider in good faith the views of CenterPoint and Genco Holdings in connection with, any proposed written communication by Buyer to any Governmental Authority. Buyer agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Authority in connection herewith and the transactions contemplated hereby unless it consults with CenterPoint and Genco Holdings in advance and, to the extent not prohibited by such Governmental Authority, gives CenterPoint and Genco Holdings and its respective counsel the opportunity to attend and participate.

(i)  In the event and for so long as Buyer actively is prosecuting, contesting or defending any Action against a third party in connection with (i) any transactions contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction involving the Companies arising out of or related to facts or events, existing prior to the STP Acquisition Closing, the Parents shall, and shall cause their respective affiliates to, cooperate with Buyer and, after the STP Acquisition Closing, the Companies and their counsel in the prosecution, contest or defense, make available its personnel, and provide such testimony and access to its books and records and facilities as shall be reasonably necessary in connection with the prosecution, contest or defense, all at the sole control, cost and expense of the Companies.

(j)  Genco Holdings shall use its reasonable best efforts to obtain from the IRS prior to the STP Acquisition Closing (i) a ruling that the indirect transfer of the assets of the Qualified Decommissioning Fund pursuant to this Agreement is not a taxable event and (ii) a ruling that Genco Holdings will continue to be entitled to make tax-deductible contributions to the Qualified Decommissioning Fund after the STP Acquisition Closing. Parent and Genco Holdings shall keep Buyer apprised of the status of any communications with, and any inquiries or requests for additional information from, the IRS with respect to such rulings and shall promptly respond to any such inquiry or request.

Section 6.4    Commercially Reasonable Efforts. Each of Parents, Genco Holdings and Buyer shall cooperate, and use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by this Agreement. Without limiting the foregoing, after the Non-STP Acquisition Closing, each of the parties at the reasonable request of the other shall execute and deliver, or cause to be executed and delivered, such assignments, deeds, bills of sale and other instruments of transfer as any party reasonably may request as necessary, proper or advisable in order to effect or further evidence the Non-STP Acquisition and the other transactions contemplated thereby. In addition, at the STP Acquisition Closing, Parents shall deliver, or cause to be delivered, to Buyer all minute books, stock record books (or similar registries) and corporate (or similar) records and seals of the Companies held by Parents or their respective affiliates (other than the Companies) or otherwise not in the possession of the Companies, other than such items delivered in connection with the Non-STP Acquisition.

Section 6.5    Public Announcements. Prior to the STP Acquisition Closing, except as otherwise agreed to by the parties, the parties shall not issue any report, statement or press release or otherwise make any public statements with respect to this Agreement and the transactions contemplated by this Agreement, except as described in the following sentence and in the reasonable judgment of the party may be required by Law (including in connection with regulatory proceedings) or in connection with its obligations as a publicly-held, exchange-listed or Nasdaq-quoted company, in which case the parties will use their commercially reasonable efforts to reach mutual agreement as to the language of any such report, statement or press release. Upon the execution of this Agreement and upon each of the Public Company Merger Closing, the Non-STP Acquisition Closing and the STP Acquisition Closing, the parties will consult with each other with respect to the issuance of a joint report, statement or press release with respect to this Agreement and the transactions contemplated by this Agreement.

Section 6.6    Tax Matters.

(a)  No Election Under Section 338(h)(10). CenterPoint and Buyer agree that they will not make a joint election under Section 338(h)(10) of the Code or under any comparable provision of state or local Law (an “Election”) with respect to the STP Acquisition.

(b)  Indemnification.

(i)  Parents’ Indemnification of Buyer. Notwithstanding anything in the Spin-off Separation Agreement to the contrary, Parents shall indemnify Buyer and the Companies from, against and in respect of any (A) Taxes (as defined in Section 6.6(n) of this Agreement) with respect to the Non-STP Assets and Liabilities for any Taxable period ending on or prior to the Non-STP Acquisition Closing Date and the portion of any Straddle Period ending on the Non-STP Acquisition Closing Date (determined in accordance with the provisions of paragraph (c) below), (B) Taxes imposed on any Company (including, without limitation, any Taxes attributable to the Non-STP Acquisition or the Genco LP Division) for any Taxable period ending on or prior to the STP Acquisition Closing Date and the portion of any Straddle Period ending on the STP Acquisition Closing Date (determined in accordance with the provisions of paragraph (c) below), (C) Taxes for which any Company may be liable under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as a member of an affiliated, consolidated or combined group, (D) Taxes of any other person for which any Company may be liable as a transferee or successor, by contract or otherwise, (E) Taxes resulting from any obligation under, any Tax sharing, Tax indemnity or similar contract and (F) any Transfer Taxes (as defined below) for which either Parent is liable under Section 6.6(f) of this Agreement.

(ii)  Buyer’s Indemnification of Parents. Buyer shall indemnify Parents from, against and in respect of any liability of Parents or their subsidiaries for any (A) Taxes with respect to the Non-STP Assets and Liabilities for any Taxable period beginning after the Non-STP Acquisition Closing Date and the portion of any Straddle Period beginning after the Non-STP Acquisition Closing Date (determined in accordance with the provisions of paragraph (c) below), (B) Taxes imposed on any Company for any Taxable period beginning after the STP Acquisition Closing Date and the portion of any Straddle Period beginning after the STP Acquisition Closing Date (determined in accordance with the provisions of paragraph (c) below); and (C) Transfer Taxes for which Buyer is liable under Section 6.6(f) of this Agreement.

(c)  Computation of Tax Liabilities; Proration of Taxes and Earnings and Profits. To the extent permitted by applicable Law or administrative practice, the taxable years of the Companies shall end on and include the Non-STP Acquisition Closing Date with respect to any Company acquired (directly or indirectly) by Buyer on such date or STP Acquisition Closing Date with respect to any Company acquired (directly or indirectly) by Buyer on such date. Whenever it is necessary to determine the liability for Taxes, or the earnings and profits, for a portion of a taxable year or period that begins before and ends after, as applicable, the Non-STP Acquisition Closing Date or the STP Acquisition Closing Date (the “Applicable Closing Date”) (a “Straddle Period”), the determination of the Taxes or the earnings and profits for the portion of the year or period ending on, and the portion of the year or period beginning after, the Applicable Closing Date shall be determined by assuming that the taxable year or period ended on and included the Applicable Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis and annual property taxes shall be prorated on the basis of the number of days in the annual period elapsed through the Applicable Closing Date as compared to the number of days in the annual period elapsing after the Applicable Closing Date. Notwithstanding anything to the contrary herein, any franchise Tax paid or payable with respect to any Company shall be allocated to the taxable period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another taxable period is obtained by the payment of such franchise Tax.

(d)  Tax Returns.

(i)  Parents shall prepare, or cause to be prepared, in accordance with past practice unless otherwise required by applicable Law, and file or cause to be filed when due Tax Returns with respect to the Companies for any taxable period, or portion thereof, ending on or before the STP Acquisition Closing Date which are required or permitted by applicable Law or administrative practice to be filed with respect to a taxable period, or portion thereof, ending on or before the STP Acquisition Closing Date.

(ii)   Buyer shall prepare, or cause to be prepared, and file or cause to be filed when due all other Tax Returns with respect to the Companies required to be filed with respect to a taxable period, or portion thereof, ending after the STP Acquisition Closing Date.

(iii)  If either Buyer or Parents may be liable for any material portion of the Tax payable in connection with any Tax Return to be filed by the other (or any item reported on such Tax Return is likely to affect the Tax liability of such party), the party responsible under this Agreement for filing such return (the “Preparer”) shall prepare and deliver to the other party (the “Payor”) a copy of such return and any schedules, work papers and other documentation then available that are relevant to the preparation of the portion of such return for which the Payor is or may be liable under this Agreement not later than 45 days before the Due Date (as defined in Section 6.6(n) of this Agreement). The Preparer shall not file such return until the earlier of either the receipt of written notice from the Payor indicating the Payor’s consent thereto, or the Due Date.

The Payor shall have the option of providing to the Preparer, at any time at least 15 days prior to the Due Date, written instructions as to how the Payor wants any, or all, of the items for which it may be liable (or any item that is likely to affect the Tax liability of such party) reflected on such Tax Return. The Preparer shall, in preparing such return, cause the items for which the Payor is liable under this Agreement to be reflected in accordance with the Payor’s instructions (unless, in the opinion of a partner of a nationally recognized law firm retained by the Preparer, complying with the Payor’s instructions would likely subject the Preparer to any criminal penalty or to civil penalties under sections 6662 through 6664 of the Code or similar provisions of applicable state, local or foreign Law) and, in the absence of having received such instructions, in accordance with past practice.

If the Preparer fails to satisfy its obligations under this Section 6.6(d), the Payor shall have no obligation to indemnify the Preparer for any Taxes which are reflected on any such return or any related loss, and shall retain any and all remedies it may otherwise have which arise out of such failure.

(e)  Contest Provisions.

(i)  Notification of Contests. Each of Buyer, on the one hand, and Parents, on the other hand (the “Recipient”), shall notify the chief tax officer (or other appropriate person) of Parents or Buyer, as the case may be, in writing within 15 days of receipt by the Recipient of written notice of any pending or threatened audits, adjustments or assessments (a “Tax Audit”) which are likely to affect the liability for Taxes of such other party. If the Recipient fails to give such prompt notice to the other party, it shall not be entitled to indemnification for any Taxes arising in connection with such Tax Audit to the extent that such failure to give notice adversely affects the other party’s right to participate in the Tax Audit.

(ii)  Which Party Controls.

(a)  Parents’ Items. If such Tax Audit relates to any taxable period, or portion thereof, ending on or before the Applicable Closing Date or for any Taxes for which Parents are liable in full under this Agreement, Parents shall, at their expense, control the defense and settlement of such Tax Audit.

(b)  Buyer’s Items. If such Tax Audit relates to any taxable period, or portion thereof, beginning on or after the Applicable Closing Date or for any Taxes for which Buyer is liable in full under this Agreement, Buyer shall, at its expense, control the defense and settlement of such Tax Audit.

(c)  Combined and Mixed Items. If such Tax Audit relates to Taxes for which both Parents and Buyer are liable under this Agreement, to the extent practicable such Tax Items (as defined in Section 6.6(n) of this Agreement) will be distinguished and each party will control the defense and settlement of those Taxes for which it is so liable. If such Tax Audit relates to a taxable period, or portion thereof, beginning before and ending after the Applicable Closing Date and any Tax Item cannot be identified as being a liability of only one party or cannot be separated from a Tax Item for which the other party is liable, Parents, at their expense, shall control the defense and settlement of the Tax Audit, provided that such party defends the items as reported on the relevant Tax Return and provided further that no such matter shall be settled without the written consent of both parties, not to be unreasonably withheld.

(d)  Participation Rights. Any party whose liability for Taxes may be affected by a Tax Audit shall be entitled to participate at its expense in such defense and to employ counsel of its choice at its expense and shall have the right to consent to any settlement of such Tax Audit, (such consent not to be unreasonably withheld) to the extent that such settlement would have an adverse effect for a period for which that party is liable for Taxes, under this Agreement or otherwise.

(f)  Transfer Taxes. All excise, sales, use, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, resulting directly from the Non-STP Acquisition or the STP Acquisition (the “Transfer Taxes”), shall be shared equally by Parents and Buyer. Notwithstanding Section 6.6(d) of this Agreement, which shall not apply to Tax Returns relating to Transfer Taxes, any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared and filed when due by the party primarily or customarily responsible under the applicable local Law for filing such Tax Returns, and such party will use its commercially reasonable efforts to provide such Tax Returns to the other party at least 10 days prior to the Due Date for such Tax Returns.

(g)  Buyer’s Claiming, Receiving or Using of Refunds and Overpayments. If, after the STP Acquisition Closing Date, Buyer or any Company (i) receives any refund or (ii) actually utilizes the benefit of any overpayment of Taxes which, in each case (i) and (ii), (A) relates to Taxes paid by Parents or any Company with respect to a taxable period, or portion thereof, ending on or before the STP Acquisition Closing Date, or (B) is the subject of indemnification by Parents under this Agreement, Buyer shall promptly transfer, or cause to be transferred, to Parents the entire amount of the refund or overpayment (including interest, if any, received from the Taxing Authority with respect to such refund) received or actually utilized by Buyer or any Company (net of any tax thereon), provided, however, that any refund or tax benefit related to the carryback of any Tax Item of any Company from a taxable period beginning after the STP Acquisition Closing Date to a taxable period ending on or before the STP Acquisition Closing Date to the extent permitted by Section 6.6(h) shall be for the account of Buyer. Buyer agrees to notify Parents within 15 days following the receipt of any such refund or actual utilization of any such overpayment.

(h)  Buyer shall make, and shall cause the Companies to make, elections under Section 172(b)(3) and any other applicable provision of the Code and the Treasury Regulations promulgated thereunder, and under any comparable provision of any state, local or foreign tax law in any state, locality or foreign jurisdiction in which any Company files a combined, consolidated or unitary return with Parents, to relinquish the entire carryback period with respect to any Tax Item of any Company arising in any taxable period beginning after the STP Acquisition Closing Date that could be carried back to a taxable year of such Company ending on or before the STP Acquisition Closing Date; provided, however, that with respect to any such item for which an election cannot be made under applicable Law, Parents shall be required to pay to Buyer or the applicable Company thereof any Tax refund received or credit utilized that results solely from such carryback net of any costs of Seller in procuring such Tax refund or credit. To the extent permitted by this Section 6.6(h), Parents shall permit Buyer or any Company to (or, with respect to consolidated, combined or unitary income taxes, Parents shall at Buyer’s request) amend and file any Tax Return filed by or including any Company in order to carryback any Tax Item of any Company from a taxable period beginning after the STP Acquisition Closing Date to a taxable period ending on or before the STP Acquisition Closing Date.

(i)  Resolution of All Tax-Related Disputes. In the event that Parents and Buyer cannot agree on the calculation of any amount relating to Taxes or the interpretation or application of any provision of this Agreement relating to Taxes, such dispute shall be resolved by a partner at a nationally recognized law firm or nationally recognized accounting firm mutually acceptable to Parents and Buyer, whose decision shall be final and binding upon all persons involved and whose expenses shall be shared equally by Parents and Buyer.

(j)  Post-Closing Actions Which Affect Liability for Taxes.

(a)  Buyer shall not permit any Company to take any action on or after the Applicable Closing Date which could materially increase Parents’ liability for Taxes (including any liability of Parents to indemnify Buyer and the Companies for Taxes under this Agreement). Parents shall not take any action on or after the Applicable Closing Date which could materially increase Buyer’s or any Company’s liability for Taxes (including any liability of Buyer or any Company to indemnify Parents for Taxes under this Agreement).

(b)  Except to the extent required by applicable Law, or as provided in Sections 6.6(g) and (h), neither Buyer, Parents, any Company nor any affiliate of any of them shall, without the prior written consent of the other party, amend any Tax Return (with respect to any Tax Item of any Company) filed by, or with respect to, any Company or any of their subsidiaries for any taxable period, or portion thereof, beginning before the Applicable Closing Date.

(k)  Assistance and Cooperation. The parties agree that, after the Applicable Closing Date:

(i)  Each party shall assist (and cause their respective affiliates to assist) the other party in preparing any Tax Returns which such other party is responsible for preparing and filing;

(ii)  The parties shall cooperate fully in preparing for any Tax Audits, or disputes with taxing authorities, relating to any Tax Returns or Taxes of any Company, including providing access to relevant books and records relating to Taxes at issue;

(iii)  The parties shall make available to each other and to any taxing authority as reasonably requested all relevant books and records relating to Taxes;

(iv)  Each party shall promptly furnish the other party with copies of all relevant correspondence received from any taxing authority in connection with any Tax Audit or information request relating to Taxes for which such other party may have an indemnification obligation under this Agreement; and

(v)  Except as otherwise provided in this Agreement, the party requesting assistance or cooperation shall bear the other party’s out-of-pocket expenses in complying with such request to the extent that those expenses are attributable to fees and other costs of unaffiliated third-party service providers.

(l)  This Section 6.6 alone shall govern the procedure for all Tax indemnification claims.

(m)  The Tax Allocation Agreement by and among CenterPoint Energy, Inc. and its Affiliated Companies and Texas Genco Holdings, Inc. and its Affiliated Companies dated as of August 31, 2002 (the “Tax Allocation Agreement”), shall remain in effect until (i) the Non-STP Acquisition Closing Date, with respect to any Company acquired (directly or indirectly) by Buyer on such date or (ii) the STP Acquisition Closing Date, with respect to any Company acquired (directly or indirectly) by Buyer on such date, at which time such agreement, and any other Tax sharing agreement or arrangements, written or unwritten, binding any Company shall terminate. Notwithstanding the foregoing, unless the transactions contemplated by this Agreement are terminated, no payments shall be made by Genco Holdings or any other Company under the Tax Allocation Agreement or any Tax sharing agreements or arrangements, other than payments with respect to current Taxes payable imposed in the ordinary course of business for the current taxable period (the “Permitted Payments”)(for the avoidance of doubt, such Permitted Payments shall exclude (A) any Taxes relating to the Non-STP Acquisition or the Genco LP Division and (B) any adjustments which would otherwise be made to Taxes paid under such Tax Allocation Agreement by Genco Holdings or any other Company for prior periods), and provided, however that any Permitted Payments that would not have been due under the terms of the Tax Allocation Agreement until after the Non-STP Acquisition Closing Date or STP Acquisition Closing Date, as applicable, shall be paid on the date set forth in such Tax Allocation Agreement (notwithstanding the fact that such Tax Allocation Agreement may have been previously terminated pursuant to this Section 6.6(m)).

(n)  For purposes of this Agreement, “Tax” or “Taxes” shall mean taxes (other than the Transfer Taxes) of any kind, levies or other like assessments, customs, duties, imposts, charges or fees, including income taxes, gross receipts, ad valorem, value added, excise, real or personal property, asset, sales, use, license, payroll, transaction, capital, net worth, franchise, withholding, estimated, social security, utility, workers’ compensation, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes, unclaimed property and escheat obligations, franchise fees, street rentals, right-of-way fees and any other fees or impositions related to the use or occupancy of public rights of way or other governmental taxes imposed by or payable to the United States, or any state, county, local or foreign government or subdivision or agency thereof, together with any interest, penalties or additions with respect thereto and any interest in respect of such additions or penalties; “Due Date” shall mean, with respect to any Tax Return, the date such return is due to be filed (taking into account any valid extensions); “Tax Item” shall mean, with respect to Taxes, any item of income, gain, deduction, loss or credit or other tax attribute “Tax Return” shall mean any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Section 6.7    Debt Financing.

(a)  Parents and Genco Holdings agree to provide, and shall cause each Company and their respective Representatives to provide, all cooperation reasonably requested by Buyer and necessary in connection with the arrangement of the Debt Financing, including (i) participation in meetings, drafting sessions, due diligence sessions, management presentation sessions, “road shows” and sessions with rating agencies, (ii) preparation by Genco Holdings of business projections, financial statements, offering memoranda, private placement memoranda, prospectuses and similar documents and (iii) execution and delivery by the Companies of any underwriting or placement agreements, pledge and security documents, other definitive financing documents, including any indemnity agreements, or other requested certificates or documents, including a certificate of the chief financial officers of any Company with respect to solvency matters, comfort letters of accountants, consents of accountants for use of their reports in any materials relating to the financing to be used in connection with the transactions contemplated by this Agreement, legal opinions, engineering reports, environmental reports, surveys and title insurance as may be reasonably requested by Buyer, provided, however, that no such agreements or documents shall impose any monetary obligation or liability (i) on the Companies (excluding, for the avoidance of doubt, the Non-STP Assets and Liabilities in any Company acquired in the Non-STP Acquisition) prior to the STP Acquisition Closing other than payment obligations under the Overnight Bridge Loan, or (ii) on CenterPoint or any of its affiliates other than the Companies. Parents and Genco Holdings shall use commercially reasonable efforts to cause Deloitte & Touche LLP, the independent auditors of the Companies, to provide any unqualified opinions, consents or customary comfort letters with respect to the financial statements needed in connection with the Debt Financing. Genco Holdings agrees to allow Buyer’s accounting representatives the opportunity to review the financial statements in draft form and to allow such representatives access to each Company and supporting documentation with respect to the preparation of such financial statements and to use commercially reasonable efforts to cause its independent auditors to provide reasonable access to their working papers relating to procedures performed with respect to such financial statements. Buyer shall keep CenterPoint reasonably apprised of the status of all material matters relating to the arrangement of the Debt Financing and shall give CenterPoint and Genco Holdings prompt written notice of (i) any material breach by any party of the Debt Financing Letter (or any definitive agreements entered into pursuant thereto) or (ii) any termination of the Debt Financing Letter.

(b)  Without limiting the generality of the provisions of Section 6.7(a), to the extent reasonably required in connection with the Debt Financing, Genco Holdings shall use commercially reasonable efforts to provide, or cause each of the Company and their respective Representatives to provide, the following:

(i)  (1) for each tract of Real Property constituting a power generating site and the power generating assets located thereon owned by one of the Companies (“Plant Real Property”), and for the Energy Development Center, Texas standard form owner’s (with respect to the portion thereof constituting Owned Real Property) and leasehold (with respect to the portion thereof constituting Leased Real Property) title insurance policies and, if applicable, a Texas standard form mortgagee’s policy of title insurance reasonably satisfactory to Buyer’s sources of Debt Financing (“Buyer’s Lender”) from one or more nationally recognized title companies satisfactory to Buyer, Genco Holdings and CenterPoint (the “Title Company”), with each such policy (A) dated as of the Public Company Merger Closing Date, (B) in an amount reasonably acceptable to Buyer, (C) accompanied by copies of all documents referenced as exceptions to title, (D) insuring good, valid and indefeasible fee simple title to the Owned Real Property and good, valid and indefeasible leasehold interest in the Leased Real Property in one of the Companies subject only to the Permitted Liens and such matters as may be reasonably requested by Buyer, (E) naming such Company as “insured” and (F) containing such other available endorsements (including, without limitation, non-imputation endorsements) and affirmative coverages as Buyer may reasonably request, and (2) duly executed affidavits and other documents executed by the Companies, consistent with local practice, as are necessary to induce the Title Company to issue the policies, endorsements and affirmative coverages described in the manner set forth above in subclause (1);

(ii)  a new or recertified survey for each Plant Real Property and the Energy Development Center (a “Survey”) of the type and with such detail as a reasonably prudent financial institution making a project financing loan for existing electric power generating plants would require (the “Survey Standard”), prepared or recertified on or after the date of this Agreement by land surveyors licensed in the states in which the Owned Real Property is located, which Surveys have been certified or recertified by said surveyors to each Company, Buyer, Buyer’s Lender and, to the extent necessary to satisfy the Survey Standard set forth above, show the following items: (A) no material violation of any setback or building line requirement (whether such requirements are imposed by Law or deed or plat), unless the Title Company is willing and able to insure over such violation; (B) no material encroachment by improvements located on adjoining properties onto any material portion of any Plant Real Property or the Energy Development Center, or by improvements located on any material portion of Plant Real Property or the Energy Development Center, onto adjoining properties, easements, utilities or rights of way, unless the Title Company is willing and able to insure over such encroachment; (C) adequate means of ingress and egress to and from each Plant Real Property or the Energy Development Center; and (D) the CEHE Land (if any) adjacent to each tract of Owned Real Property constituting Plant Real Property;

(iii)  a current estoppel certificate, in form reasonably satisfactory to Buyer, for each Lease, from each lessor thereunder; and

(iv)  for all Real Property other than Plant Real Property and the Energy Development Center, such evidence of title as a reasonably prudent financial institution making a project financing loan for an existing portfolio of electric power generating assets would require.

(c)  Buyer shall use commercially reasonable efforts to arrange the Debt Financing on the terms and conditions described in the Debt Financing Letter, including using commercially reasonable efforts (i) to negotiate definitive agreements with respect thereto on the terms and conditions contained therein and (ii) to satisfy all conditions applicable to Buyer in such definitive agreements that are within its control. In the event any portion of the Debt Financing becomes unavailable in the manner or from the sources contemplated in the Debt Financing Letter, Buyer shall use commercially reasonable efforts to arrange any such portion from alternative sources on terms and conditions which are, in the reasonable judgment of Buyer, comparable or more favorable (to Buyer) in the aggregate thereto, and to the extent that any terms and conditions are not set forth in the Debt Financing Letter, on terms and conditions reasonably satisfactory to Buyer.

(d)  CenterPoint and Genco Holdings shall use commercially reasonable efforts to obtain any waivers, amendments, modifications or supplements necessary in connection with the transactions contemplated by this Agreement to the Credit Agreement or the Credit Agreement, dated October 7, 2003, among CenterPoint, as Borrower, and JPMorgan Chase Bank, as Administrative Agent.

(e)  All documented out-of-pocket costs and expenses reasonably incurred by Parents or the Companies in complying with Sections 6.7(a), (b) or (c) shall be paid by Buyer, unless this Agreement is terminated prior to the Public Company Merger Effective Time (i) under circumstances in which Buyer would have the right to terminate this Agreement under Section 10.1(c) or (ii) as a result of the failure of the conditions set forth in Section 8.3(a) or 8.3(b) to be satisfied. All documented out-of-pocket costs and expenses incurred reasonably by Genco Holdings in complying with Section 6.7(d) shall be paid by CenterPoint.

Section 6.8    Employees; Employee Benefits.

(a)  On or as soon as reasonably practicable following the execution of this Agreement, Genco Holdings shall provide Buyer with a true and complete list (which shall be confirmed and adjusted as necessary five (5) days prior to the Non-STP Acquisition Closing Date or, in the case of the employees listed on Section 6.8(a) of the Companies Disclosure Letter (the “Scheduled Employees”), the STP Acquisition Closing Date) of (i) all individuals who are employed by the Companies on a full-time, permanent or part-time basis principally at or with respect to the business of the Companies immediately prior to the Non-STP Acquisition Closing Date or, in the case of the Scheduled Employees, the STP Acquisition Closing Date (such individuals hereinafter referred to as the “Active Company Employees”), which list shall include each Active Company Employee’s name, position, hourly wage rate or salary, total compensation (including incentive and similar compensation), the Company by which such Active Company Employee is employed, and the vacation time to which each employee is entitled (for purposes of Section 6.8(b)), and (ii) all individuals who are employees of the Companies on a full-time, permanent or part-time basis and are on a leave of absence (due to sickness, disability or any other reason) immediately prior to the Non-STP Acquisition Closing Date or, in the case of the Scheduled Employees, the STP Acquisition Closing Date (such individuals hereinafter referred to as the “Employees on Leave”), which list shall include the same information provided in clause (i) for Active Company Employees. The parties agree that an Employee on Leave who returns to active employment with the Companies at his or her former work location not later than twelve (12) weeks from the Non-STP Acquisition Closing Date or, in the case of the Scheduled Employees, the STP Acquisition Closing Date (or such later date as required by Law) shall be considered an Active Company Employee as of the date such individual returns to active employment with a Company at his or her former work location. None of the Companies, Buyer or Buyer’s affiliates shall have any obligation under this Agreement to continue the employment of any Active Company Employee or Employee on Leave following the Non-STP Acquisition Closing Date or, in the case of the Scheduled Employees, the STP Acquisition Closing Date. Parents shall retain all responsibility and liability for any wages, compensation or benefits for any individual employee while such individual is an Employee on Leave until (and if) such individual becomes an Active Company Employee.

(b)  From and after the Non-STP Acquisition Closing Date or, in the case of the Scheduled Employees, the STP Acquisition Closing Date, Buyer and its affiliates will honor in accordance with their terms and this Agreement the executive, employment and other agreements and arrangements set forth in Section 6.8(b) of the Companies Disclosure Letter, as of the date of this Agreement, between a Company and certain employees and former employees thereof, and all of the Plans; provided, however, that nothing herein shall preclude any change in any Plan, including termination of any Plan, effective on a prospective basis, and consistent with applicable Law. Beginning immediately after the Non-STP Acquisition Closing Date or, in the case of the Scheduled Employees, the STP Acquisition Closing Date, any Employee Welfare Benefit Plan or material fringe benefit including vacation pay or paid sick leave, that Buyer maintains, contributes to or participates in (collectively, “Buyer Employee Benefit Plans”) shall be made available to each Active Company Employee when, and on the same terms and conditions, such Buyer Employee Benefit Plan would be made available to a new employee of Buyer or its controlled affiliates who is similarly situated to the Active Company Employee; provided, however, that, during the one-year period commencing on the Non-STP Acquisition Closing Date, and subject to Section 6.8(h) of this Agreement, health and welfare benefits provided under the Employee Welfare Benefit Plans of the Companies and Buyer or its affiliates for the Active Company Employees shall be substantially similar in the aggregate to such benefits provided to Active Company Employees immediately prior to the execution of this Agreement by the Companies and Parents, with such changes to such Plans, but only to the extent permitted under section 6.1(j) of this Agreement; and provided, further, that nothing in this Section 6.8(b) shall result in Buyer providing a duplication of benefits to any Company Employees or Active Company Employees. Buyer and Buyer Employee Benefit Plans shall recognize (i) all of each Active Company Employee’s time of employment and service with Parents, their affiliates and the Companies, as applicable, from such Active Company Employee’s initial date of hire through the Non-STP Acquisition Closing Date or, in the case of the Scheduled Employees, the STP Acquisition Closing Date for the purpose of determining vesting and eligibility (but not for purposes of benefit accruals) under Buyer Employee Benefit Plans, (ii) the amount of annual vacation time under Buyer’s vacation policy to which an Active Company Employee shall be entitled, and (iii) all other purposes for which such service is either taken into account or recognized; provided, however, that such service need not be credited to the extent it would result in a duplication of benefits. On and after the Non-STP Acquisition Closing Date until (i) December 31, 2004, if the Non-STP Acquisition Closing occurs in 2004, or (ii) June 30, 2005, if the Non-STP Acquisition Closing occurs in 2005 (such period the “Transition Period”), each Active Company Employee shall continue to be covered under the Company vacation policy and sick leave policy in which such Active Company Employee participated immediately prior to the Non-STP Acquisition Closing or, in the case of the Scheduled Employees, the STP Acquisition Closing Date. During the year in which the Non-STP Acquisition Closing or, in the case of the Scheduled Employees, the STP Acquisition Closing Date occurs, in addition to vacation time earned or accrued with any Company, Buyer or its affiliate after the Non-STP Acquisition Closing or, in the case of the Scheduled Employees, the STP Acquisition Closing Date, each Active Company Employee shall be entitled to receive any unused earned or accrued vacation time with the Company, Buyer or its affiliates that he or she may have accrued or earned immediately prior to the Non-STP Acquisition Closing Date or, in the case of the Scheduled Employees, the STP Acquisition Closing Date, subject to management approval for the specific days of vacation required by the Active Company Employee; provided, however, that, if Buyer deems it necessary to disallow such Active Company Employee from taking such earned or accrued vacation and such vacation cannot be rescheduled, Buyer shall be liable for and pay in cash to each such Active Company Employee an amount equal to the vacation time not taken as provided under the terms of the vacation policy. Any Active Company Employee whose employment is voluntarily or involuntarily terminated by Buyer during the Transition Period shall receive pay for earned or accrued and unused vacation time in accordance with such Company’s vacation policy as in effect immediately prior to the Non-STP Acquisition Closing or, in the case of the Scheduled Employees, the STP Acquisition Closing Date.

(c)  If the Non-STP Acquisition Closing occurs during 2004, then Buyer shall cause each Company (or its affiliates) to, or, Buyer shall, continue and maintain in effect and operation the Texas Genco Holdings, Inc. Short-Term Incentive Plan (“TGN STI Plan”), as in effect on the date of this Agreement, subject to such changes as permitted in Section 6.8(c) of the Companies Disclosure Letter, with the same performance goals and objectives as established for 2004, for the remainder of 2004, and, provided and to the extent such 2004 performance goals are met, bonuses earned for 2004 shall be paid under the TGN STI Plan to the Active Company Employees covered by such plan in 2005 in accordance with the terms of the TGN STI Plan. If the Non-STP Acquisition Closing occurs after June 30, 2005, then Buyer shall cause each Company (or its affiliates) or, Buyer shall, continue and maintain in effect and operation the TGN STI Plan, as in effect on the date of this Agreement, subject to such changes as are permitted in Section 6.8(c) of the Companies Disclosure Letter, with the same performance goals and objectives as established for 2005, and, provided and to the extent such 2005 performance goals are met, bonuses earned for 2005 shall be paid under the TGN STI Plan to the Active Company Employees covered by such plan in 2006 in accordance with the terms of the TGN STI Plan. From the date of this Agreement until the Non-STP Acquisition Closing Date, Parents shall, or shall cause the Companies to, accrue the target amounts payable under the TGN STI Plan in respect of the period prior to the Non-STP Acquisition Closing Date.

(d)  Notwithstanding anything to the contrary in this Section 6.8, Parents shall be liable for any amounts to which any Company Employee becomes entitled under any benefit, retention or severance policy, plan, agreement arrangement or program which exists or arises or may be deemed to exist or arise, under any applicable Law or otherwise, as a result of, or in connection with, the transactions contemplated by this Agreement other than an Active Company Employee whose employment is terminated (following the Non-STP Acquisition Closing) on or after the Non-STP Acquisition Closing Date or, in the case of the Scheduled Employees, the STP Acquisition Closing Date. In the event that an Active Company Employee’s employment is terminated, other than for cause (as defined in Section 6.8(f)), by Buyer, its affiliates or any Company (following the Non-STP Acquisition Closing) on or after the Non-STP Acquisition Closing Date or, in the case of the Scheduled Employees, the STP Acquisition Closing Date, then Buyer shall be responsible for severance costs for such Active Company Employee, including any severance benefits due under Section 6.8(f) below. Buyer shall be responsible and assume all liability for all notices or payments due to any Active Company Employees, and all notices, payments, fines or assessments due to any governmental authority, under any applicable foreign, federal, state or local Law with respect to the employment, discharge or layoff of employees by any Company after the Non-STP Acquisition Closing Date or, in the case of the Scheduled Employees, the STP Acquisition Closing Date, including, but not limited to, the Worker Adjustment and Retraining Notification Act and any rules or regulations as have been issued in connection with the foregoing. On or promptly after the Non-STP Acquisition Closing or, in the case of the Scheduled Employees, the STP Acquisition Closing Date, Parents (to the extent Parents have such information and the Companies do not have such information) and the Companies shall provide to Buyer a list of all Company Employees whose employment was terminated within 90 days prior to the Non-STP Acquisition Closing or, in the case of the Scheduled Employees, the STP Acquisition Closing Date and the date that each such Company Employee was terminated.

(e)  Buyer and Parents agree that prior to the Non-STP Acquisition Closing Date Genco LP (or such other appropriate Company) may establish the Texas Genco Retirement Plan, and related trust (“TGN Retirement Plan”), Texas Genco Savings Plan, and related trust (“TGN Savings Plan”), and Texas Genco Benefit Restoration Plan (“TGN BRP”) to provide benefits for eligible Company Employees; provided, however, that prior to the STP Acquisition Closing Date, the Scheduled Employees shall not be eligible to participate in any such plans. The TGN Retirement Plan shall be a pension plan, intended to be qualified under Section 401(a) of the Code, established to provide benefits for Company Employees that are substantially similar to the benefits provided for such employees under the CenterPoint Energy, Inc. Retirement Plan (the “CNP Retirement Plan”), as in effect as of the date of this Agreement. Notwithstanding the foregoing, if Genco LP (or such other appropriate Company) establishes the TGN Retirement Plan prior to the Non-STP Acquisition Closing Date, such Company and CenterPoint agree to (i) provide for the transfer of assets to the TGN Retirement Plan from the CNP Retirement Plan on terms that are consistent with applicable Law, and (ii) provide Buyer with a reasonable opportunity prior to such transfer to review the proposed transfer and, with respect to the Scheduled

Employees, CenterPoint agrees to transfer the accrued benefits of the Scheduled Employees from the CNP Retirement Plan to the TGN Retirement Plan effective as of the STP Acquisition Closing Date, subject to clause (i) above; provided, however, that CenterPoint shall only have such obligation if the TGN Retirement Plan has not been terminated and no action has been taken by Buyer or the plan sponsor to terminate such plan as of such date. The TGN Savings Plan shall be a savings plan, intended to be qualified under Section 401(a) of the Code, established to provide benefits for Company Employees that are substantially similar to the benefits provided for such employees under the CenterPoint Energy, Inc. Savings Plan (“CNP Savings Plan”), as in effect as of the date of this Agreement, which shall include an employee stock ownership plan within the meaning of Section 4975 of the Code (“ESOP”); provided, however, that except as required by applicable Law, Buyer shall not be required to continue the ESOP on or after the Non-STP Acquisition Closing Date and, to the extent required by applicable federal securities law, Parents shall prepare and file a registration statement on Form S-8, along with a related prospectus, with respect to the ESOP securities on or before the effective date of such plan, and maintain the effectiveness of such registration statement through the Non-STP Acquisition Closing Date to the extent required by applicable Law. CenterPoint agrees to take such action to cause any plan-to-plan transfer of the Scheduled Employees’ account balances under the CNP Savings Plan to the TGN Savings Plan as of, or as soon as administratively practicable after, the STP Acquisition Closing Date; provided, however, that CenterPoint shall only have such obligation if such plan has not been terminated and no action has been taken by Buyer or the plan sponsor to terminate such plan as of such date. The TGN BRP shall be an excess benefits plan related to the TGN Retirement Plan established to provide benefits for Company Employees that are substantially similar to the excess benefits provided for such employees under the CenterPoint Energy, Inc. Benefit Restoration Plan, as in effect as of the date of this Agreement.

(f)  Buyer and Parents agree that, prior to the Non-STP Acquisition Closing Date, Genco Holdings (or Genco II LP) may enter into a severance agreement with each of the Active Company Employees listed in Section 6.8(f) of the Companies Disclosure Letter (individually, “TGN Severance Agreement” and collectively, “TGN Severance Agreements”) to provide the severance benefits described in Section 6.8(f) of the Companies Disclosure Letter to such Active Company Employees in the event of an eligible termination of employment during the two-year period commencing on the Non-STP Acquisition Closing Date, and Buyer and its affiliates will cause Genco Holdings and its successors to honor such agreements in accordance with their terms and this Agreement. Buyer and Parents agree that, prior to the STP Acquisition Date, Genco Holding (or Genco II LP) may establish the Texas Genco Severance Benefits Plan #2060 (“TGN Severance Plan #2060”), which shall provide (i) benefits that are identical to those provided under the Texas Genco Holdings, Inc. Severance Benefits Plan #2050 (“TGN Severance Plan #2050”), for the Scheduled Employees who were listed as “Employees” under the TGN Severance Plan #2050 as of such plan’s effective date, and (ii) such Scheduled Employees severance benefits in the event of an eligible termination of employment during the two-year period commencing on the STP Acquisition Closing Date. With respect to an Active Company Employee (1) who is not eligible for benefits under the TGN Severance Plan #2050, the TGN Severance Plan #2060 or a TGN Severance Agreement and (2) whose employment is terminated, other than for Cause, by Buyer, its affiliates or any Company within one year after the Non-STP Acquisition Closing Date, or, in the case of a Scheduled Employee, the STP Acquisition Closing Date (each a “Covered Employee”), Buyer shall provide or cause the applicable Company to provide each such terminated Covered Employee with severance benefits which shall be no less favorable than the following benefits:

(i)  a lump-sum cash severance payment in an amount equal to three weeks of the Covered Employee’s base salary or annualized base rate of pay (“severance pay”) multiplied by the number of full years of Service credited to the Covered Employee, with a minimum of 12 weeks and a maximum of 52 weeks of severance pay to be awarded to a Covered Employee;

(ii)  an additional lump-sum cash severance payment in an amount equal to the Covered Employee’s target award under the TGN STI Plan, if any, based upon the Covered Employee’s actual eligible earnings for the period commencing on January 1st of the year during which his or her termination occurs and ending on the Covered Employee’s termination date;

(iii)  for the applicable period required by COBRA for benefits provided to the Covered Employee under a group health plan, as defined in Section 5000(b)(1) of the Code, of the Buyer or its affiliates

(“Buyer Medical Plan”), the Covered Employee shall pay the active employee rate with respect to coverage during the period of time commencing as of his or her termination date equal to the total number of weeks used to calculate his or her severance benefit in clause (i) above, and thereafter the full COBRA rate (which is equal to 102% of the full group rate, which includes the employee’s and employer’s share of the group coverage cost and a 2% administrative fee) with respect to such coverage for the remainder of the continuation coverage period required by COBRA, with such benefits governed by and subject to (a) the terms and conditions of the plan documents providing such benefits, including the reservation of the right to amend or terminate such benefits under those plan documents at any time, and (b) the provisions of COBRA, and such Covered Employee who, as of his or her termination date, has (1) attained age 50, but not age 55, and (B) completed at least 20 years of Service shall have the same access to the Company’s or Buyer’s retiree medical plan (if any) as such Covered Employee would have been eligible to access had the Covered Employee terminated his or her employment immediately after attaining age 55; provided, however, that such access shall not commence prior to the date the Covered Employee actually attains age 55;

(iv)  in addition to any benefit the Covered Employee is otherwise entitled to under the TGN Retirement Plan, if the Covered Employee as of his or her termination date has (a) attained age 50, but not yet 55, and (b) completed at least 20 years of Service, then he or she shall be deemed eligible to receive a benefit equal to the early retirement benefit (payable in a form other than a lump-sum) under the TGN Retirement Plan that the Covered Employee would have been eligible to receive thereunder had he or she terminated his or her employment immediately after attaining age 55; provided, however, that such benefit shall not commence prior to the date the Covered Employee actually attains age 55 and, for benefit accrual purposes, that the Covered Employee’s benefit under the TGN Retirement Plan shall be based on his actual Service as of his or her termination date; and

(v)  the Covered Employee shall be offered outplacement services appropriate to his or her employment position on his or her termination date as provided in Section 6.8(f)(v) of the Companies Disclosure Letter.

For purpose of the severance benefits payable under Section 6.8(f)(i) above, (1) the term “Cause” shall mean termination from employment due to (i) gross negligence in the performance of duties; (ii) intentional and continued failure to perform duties; (iii) intentional engagement in conduct which is materially injurious to Genco Holdings or its affiliates, successors, employees or property (monetarily or otherwise) or Buyer; an intentional act of fraud, embezzlement or theft; an intentional wrongful disclosure of confidential or proprietary information of the Company or an affiliate; or (iv) conviction of a felony or a misdemeanor involving moral turpitude; provided, however, that for this purpose, an act or failure to act on the part of an Active Company Employee will be deemed “intentional” only if done or omitted to be done by the Active Company Employee not in good faith and without reasonable belief that his or her action or omission was in the best interest of the Company, and no act or failure to act on the part of the Active Company Employee will be deemed “intentional” if it was due primarily to an error in judgment or negligence; and (2) the term “Service” shall be defined as in the TGN Retirement Plan, as in effect on the Non-STP Acquisition Closing Date or, in the case of a Scheduled Employee, the STP Acquisition Closing Date; provided, however, that (i) less than six months of Service shall not constitute a year of Service, and six months or more of Service shall constitute a full year of Service (except in the event a Covered Employee has a total of less than six months of Service, in which case the employee shall be deemed to have one year of Service); and (ii) to the extent not credited as Service under the TGN Retirement Plan, Service shall include the employee’s employment with Genco Holdings or its affiliates during the period commencing on the Non-STP Acquisition Closing Date or, in the case of a Scheduled Employee, the STP Acquisition Closing Date and ending on the employee’s termination date. The parties to this Agreement agree that any severance benefits payable pursuant to this Section 6.8(f) (including benefits payable under the TGN Severance Plan #2050 and TGN Severance Agreements) shall be in exchange for, subject to, and conditioned upon, a Covered Employee’s execution of a valid and enforceable waiver and release that shall release Parents, Parents’ affiliates, the Companies, the affiliates of the Companies, Buyer, Buyer’s affiliates, Genco Holdings, Genco Holdings’ affiliates and each of their directors, officers, employees and agents, employee benefit plans, and the fiduciaries and agents of said plans from liability and damages in any way related to the Covered Employee’s employment with or separation from employment with Buyer, Parents, the Companies or any of their affiliates.

(g)  Buyer agrees that upon the Non-STP Acquisition Closing Date, or, in the case of the Scheduled Employees, the STP Acquisition Closing Date, each Active Company Employee shall be immediately eligible to participate, without any waiting time, in a group health plan, as defined in Section 5000(b)(1) of the Code of Buyer or its affiliates (“Buyer Medical Plan”). Buyer agrees that Buyer Medical Plan shall credit each Active Company Employee towards the deductibles, coinsurance and maximum out-of-pocket provisions imposed under such group health plan, for the calendar year during which the Non-STP Acquisition Closing Date occurs, with any applicable expenses already incurred during the portion of the year preceding the Non-STP Acquisition Closing Date or, in the case of the Scheduled Employees, the STP Acquisition Closing Date, under the applicable group health plans of Parents.

(h)  Following the Non-STP Acquisition Closing Date, to the extent applicable, Parents shall retain all liabilities, obligations and responsibilities to provide post-retirement medical, health and life insurance benefits (“Retiree Medical Benefits”) to any Company Employee or Active Company Employee who (A) retired on or prior to the Non-STP Acquisition Closing Date or, in the case of the Scheduled Employees, the STP Acquisition Closing Date, or (B) would have, had such Company Employee or Active Company Employee retired prior to the Non-STP Acquisition Closing Date or, in the case of the Scheduled Employees, the STP Acquisition Closing Date, been entitled to Retiree Medical Benefits pursuant to the terms of any Plan; provided, that such Company Employee or Active Company Employee shall be entitled to elect to receive such benefits upon their termination with Buyer. Notwithstanding anything to the contrary in this Agreement, including, without limitation, the provisions of Section 6.8(b) of this Agreement, Buyer shall have no obligation to continue, establish or maintain any Plan or Employee Welfare Benefit Plan that provides for Retiree Medical Benefits (except to the extent required by applicable Law).

(i)  Except as otherwise provided in this Section 6.8 or under the Transition Services Agreement referenced in Section 8.3(f) of this Agreement, Buyer acknowledges that, on and after the Non-STP Acquisition Closing Date with respect to the Companies other than Genco Holdings and Genco LP, and on and after the STP Acquisition Closing Date with respect to Genco Holdings and Genco LP, the participation by the Companies in all Plans not sponsored or maintained solely by any of the Companies shall terminate as of the applicable date, and Buyer shall be solely responsible for providing any successor or alternate plans; provided, however, that nothing in this Section 6.8 shall require Buyer to provide such plans for the benefit of the Scheduled Employees on or prior to the STP Acquisition Closing Date.

(j)  Buyer shall comply with any obligations under any collective bargaining agreements identified on Section 4.12 of the Companies Disclosure Letter, to the extent required by applicable Law.

(k)  After the Non-STP Acquisition Closing Date or, in the case of the Scheduled Employees, the STP Acquisition Closing Date, Buyer shall be responsible for, and shall indemnify and hold harmless, Parents, the Companies and their respective officers, directors, employees, affiliates and agents and the fiduciaries (including plan administrators) of the Plans, from and against, any and all claims, losses, damages, costs and expenses (including attorneys’ fees and expenses) and other liabilities and obligations relating to or arising out of (i) all salaries, commissions and vacation entitlements accrued but unpaid as of the Non-STP Acquisition Closing or, in the case of the Scheduled Employees, the STP Acquisition Closing Date and post-closing bonuses (with respect to the Non-STP Acquisition Closing Date or the STP Acquisition Closing Date, as applicable), due to any Active Company Employee, (ii) the liabilities assumed by Buyer under this Section 6.8 or any failure by Buyer to comply with the provisions of this Section 6.8, and (iii) any claims of, or damages or penalties sought by, any Active Company Employee, or any governmental entity on behalf of or concerning any Active Company Employee, with respect to any act or failure to act by Buyer to the extent arising from the employment, discharge, layoff or termination of any Active Company Employee who becomes an employee of Buyer or any Company after the Non-STP Acquisition Closing Date or, in the case of the Scheduled Employees, the STP Acquisition Closing Date.

(l)  Parents shall retain responsibility for and continue to pay all medical, life insurance, disability and other welfare plan expenses and benefits for each Company Employee with respect to claims incurred by such Company Employees or their covered dependents prior to the Non-STP Acquisition Closing or, in the case of the Scheduled Employees, the STP Acquisition Closing Date and with respect to any Company Employee who retired or was terminated prior to the Non-STP Acquisition Closing Date or, in the case of the Scheduled Employees, the STP Acquisition Closing Date. Such expenses and benefits with respect to claims incurred by Company Employees or their covered dependents on or after the Non-STP Acquisition Closing shall be the responsibility of Buyer. For purposes of this paragraph, a claim is deemed incurred when the services that are the subject of the claim are performed; in the case of life insurance, when the death occurs; and in the case of long-term disability benefits, when the disability occurs. In addition, after the Non-STP Acquisition Closing Date, Parents shall be responsible for, and shall indemnify and hold harmless, Buyer and its officers, directors, employees, affiliates and agents and the fiduciaries (including plan administrators) of the CenterPoint Energy, Inc. Savings Plan and the CenterPoint Energy, Inc. Retirement Plan, from and against any and all claims, losses, damages, costs and expenses (including attorneys’ fees and expenses) and other liabilities and obligations relating to or arising out of any litigation, arbitration and administrative or other proceeding with respect to the CenterPoint Energy, Inc. Savings Plan or the CenterPoint Energy Inc. Retirement Plan.

(m)  Nothing herein expressed or implied shall confer upon any of the employees of the Parents, the Companies or any of their affiliates, any rights or remedies, including any right to employment, or continued employment for any specified period, of any nature or kind whatsoever under or by reason of the Agreement.

Section 6.9    Insurance.

(a)  From and after the date of this Agreement (including after the Non-STP Acquisition Closing Date and after the STP Acquisition Closing Date), CenterPoint shall not take or fail to take, and shall cause each of its subsidiaries not to take or fail to take, any action (including any termination, alteration or amendment) if such action or inaction, as the case may be, would adversely affect the applicability of, or limit or restrict the coverage available under: (i) any insurance policies (including, without limitation, the Company Insurance Policies) held by CenterPoint or any of its subsidiaries or predecessors that cover all or any part of the Genco Business, the Companies or any liabilities or obligations that were initially assumed or are of the type initially assumed by Genco Holdings in the Spin-off Separation Agreement (“Applicable Insurance Policies”); or (ii) any cost sharing, coverage-in-place, or similar arrangement or agreement related to and/or replacing the Applicable Insurance Policies (“Applicable Insurance Agreements”, and together with the Applicable Insurance Policies, the “Applicable Insurance”). CenterPoint agrees that from and after August 31, 2002, all Applicable Insurance (including the proceeds therefrom) directly or indirectly applicable to such assets or liabilities shall be for the benefit of the Companies. CenterPoint and its affiliates and, prior to the STP Acquisition Closing Date, Genco Holdings, shall not agree to any buy out of coverage with respect to liability exposures under any Applicable Insurance Policies without Buyer’s prior written consent (not to be unreasonably withheld). In connection with any such buy out approved by Genco Holdings, Genco Holdings shall receive a share of any such buyout proceeds as agreed to by CenterPoint and the Buyer.

(b)  Any Company shall be entitled to assert any rights such Company has under any Applicable Insurance. To the extent necessary to satisfy Section 6.9(a) and permissible under Applicable Insurance Policies without causing cancellation or loss of rights under Applicable Insurance, CenterPoint agrees to transfer or assign to the Companies or otherwise cause to be vested in the Companies the Applicable Insurance with respect to the Non-STP Assets and Liabilities at or prior to the Non-STP Acquisition Closing Date and at or prior to the STP Acquisition Closing Date with respect to the STP Assets and Liabilities. The parties agree that, in the event and to the extent that CenterPoint is not able to cause all Applicable Insurance to be modified, amended and/or assigned so that Buyer and its subsidiaries (including, for clarification, the applicable Companies that become subsidiaries of Buyer as of such time as those Companies become subsidiaries) are the direct beneficiaries of, and additional insureds under such Applicable Insurance, with all rights to directly enforce, obtain the benefit of and take all other action in respect of such Applicable Insurance, prior to the Non-STP Acquisition Closing Date, the following provisions shall apply:

(i)  The Separation Amendment shall amend the Spin-Off Separation Agreement and related agreements and instruments to clarify that CenterPoint shall retain all liabilities included in the Non-STP Assets and Liabilities, and the STP Assets and Liabilities, to the extent and only to the extent that such liabilities are covered under the Applicable Insurance (the “Insured Retained Liabilities”).

(ii)  CenterPoint agrees, after receipt of a claim, to use commercially reasonable efforts to obtain the maximum available actual recovery for any Insured Retained Liabilities under the Applicable Insurance, provided that CenterPoint shall have no liability or obligation to Buyer or any Company (other than its obligation to comply herewith) for any amounts or costs in excess of amounts actually recovered under the Applicable Insurance. Buyer agrees to reasonably cooperate in defending claims relating to the Insured Retained Liabilities, including, without limitation, at CenterPoint’s request, providing information, direction and guidance to CenterPoint. Buyer further agrees to reimburse CenterPoint and/or its counsel for documented out-of-pocket expenses reasonably incurred subsequent to the Non-STP Acquisition Closing Date with respect to the Non-STP Assets and Liabilities and subsequent to the STP Acquisition Closing Date with respect to the STP Assets and Liabilities in defending such claims, but only to the extent that such documented out-of-pocket expense are not paid under any Applicable Insurance.

(iii)  To the extent any Insured Retained Liability is partially, but not fully, covered by the Applicable Insurance: (a) Buyer and its subsidiaries and Representatives shall be entitled to participate in all aspects of the defense, litigation, settlement and any other proceedings and negotiations regarding such Insured Retained Liability; and (b) neither CenterPoint nor any of its affiliates or Representatives shall enter into any settlement of such Insured Retained Liability without Buyer’s prior written consent.

(iv)  CenterPoint shall promptly notify Buyer in writing of any Insured Retained Liability for which: (a) coverage is denied or threatened to be denied in part or in full under the Applicable Insurance and/or (b) CenterPoint believes that no coverage is available under the Applicable Insurance. CenterPoint shall provide together with such notice sufficient documentation to demonstrate the basis for any asserted lack of coverage for such Insured Retained Liability. To the extent Buyer is satisfied that there is no coverage for such Insured Retained Liability, such Insured Retained Liability shall cease to qualify as an Insured Retained Liability and to such extent shall be deemed a Genco Liability (as defined in the Spin-Off Separation Agreement). During the resolution of any disputes with respect to the matters set forth in this clause (iv), CenterPoint agrees that Buyer and its subsidiaries and Representatives shall be entitled to participate in all aspects of the defense, litigation, settlement and any other proceedings and negotiations regarding the disputed Insured Retained Liability (hereinafter, “Disputed Insured Retained Liability”) except to the extent that such participation would jeopardize maintenance of the Applicable Insurance in effect; provided that in such event participation shall be allowed to the greatest extent that would not jeopardize maintenance of the Applicable Insurance in effect.

(v)  Notwithstanding the provisions of subsection (iv) above, CenterPoint, at Buyer’s expense: (a) shall contest any denial or reduction of coverage for any Insured Retained Liability; and (b) shall not settle any claim related to any Disputed Insured Retained Liability without Buyer’s prior written consent.

(vi)  In no event shall CenterPoint or any of its affiliates enter into any cost sharing, coverage-in-place or similar agreement or arrangement or any other compromise or settlement relating to any Applicable Insurance or Insured Retained Liability without the prior written approval of Buyer.

(vii)  Nothing in this Section 6.9 shall constitute a representation or warranty by CenterPoint that coverage is available to Buyer and its subsidiaries under the Applicable Insurance for any specific claim. Neither this Section 6.9 nor any provision hereof shall be read in a manner that violates or conflicts with any provision of any of the Applicable Insurance. Nothing in this Section 6.9 shall be deemed (A) to constitute an assignment of any Applicable Insurance Policy or any interest therein to the Buyer or (B) to provide CenterPoint or any of its affiliates with rights to coverage other than as already set forth in the Applicable Insurance. To the extent that this Section 6.9 or any provision hereof violates or conflicts with any provision of any Applicable Insurance Policy or would cause a cancellation or loss of rights under any Applicable Insurance Policy, the parties agree that this Section 6.9 shall be amended or construed with respect only to such Applicable Insurance Policy and to the minimum extent necessary to cure or avoid such conflict, inconsistency, violation, cancellation or loss of rights, provided, however, that this provision shall not constitute a representation or warranty that any such conflict, purported assignment, inconsistency or violation may be avoided or cured.

(viii)  CenterPoint agrees promptly to provide Buyer with copies of correspondence with insurers and other counterparties under the Applicable Insurance in respect of any Insured Retained Liability.

(c)  Parents and Genco Holdings agree that Buyer and its subsidiaries may use, following the Non-STP Acquisition Closing Date, the third party providers, including legal counsel, currently used by Parents and the Companies to defend and manage the defense of asbestos-related claims involving the Companies.

Section 6.10    No Solicitation of Transactions.

(a)  Each of Parents and Genco Holdings agrees that neither it nor any other Company shall, and that it shall cause its Representatives and the Representatives of any Company not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate (including by way of furnishing non-public information) any inquiries or the making or implementation of any proposal or offer (including any proposal from or offer to its shareholders) with respect to (i) a merger, reorganization, share exchange, tender offer, exchange offer, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction involving any Company or (ii) any purchase or sale of more than 10% of the assets of the Companies, taken as a whole, or any Company Securities (any such proposal or offer being hereinafter referred to as an “Alternative Proposal”). Each of Parents and Genco Holdings further agrees that neither it nor any Company shall, and that it shall cause its Representative and the Representative of any Company not to, directly or indirectly, have any discussion with or provide any confidential information or data to any person relating to an Alternative Proposal, or engage in any negotiations concerning an Alternative Proposal, or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal or accept an Alternative Proposal.

(b)  CenterPoint shall not, directly or indirectly, sell, transfer, pledge, hypothecate, encumber, assign or dispose of any membership interests in Utility Holding (or any beneficial ownership thereof) or its beneficial ownership interest in the Shares or offer to make such a sale, transfer or other disposition (collectively, “Transfer”) to any person, and Utility Holding shall not Transfer the Shares (or any beneficial ownership thereof).

(c)  Each of Parents and Genco Holdings (as applicable) shall notify Buyer promptly (and in any event by 5:00 p.m. New York City time, on the next business day) of the receipt of any inquiries, proposals or offers relating to an Alternative Proposal received by any Parent or Company or its Representatives, indicating, in connection with such notice, the name of such person and the material terms of any inquiries, proposals or offers. Each of Parents and Genco Holdings shall keep Buyer reasonably informed of the status of any inquiries, proposals or offers and any modifications thereto. Each of Parents and Genco Holdings further agrees that neither of the Parents nor any Company shall enter into any agreement with any person subsequent to the date of this Agreement with respect to an Alternative Proposal or that prohibits Genco Holdings from providing such information to Buyer. Genco Holdings agrees that no Company shall terminate, waive, amend or modify any provision of any standstill or confidentiality agreement to which it is a party and that each Company shall use commercially reasonable efforts to enforce the provisions of any such agreement.

(d)  Effective as of the date of this Agreement, each of Parents and Genco Holdings agrees that each Company shall, and each of Parents and Genco Holdings shall cause any Representative of a Parent or Company to, terminate any existing activities, discussions or negotiations with any third parties that may be ongoing with respect to any Alternative Proposal. Genco Holdings shall use commercially reasonable efforts to inform the Representatives of a Parent or a Company of the obligations undertaken in this Section 6.10 and shall request that all confidential information previously furnished to any such third parties be returned promptly.

(e)  The board of directors of Genco Holdings (or any committee thereof) shall not approve or recommend an Alternative Proposal.

(f)  Genco Holdings and the board of directors of Genco Holdings may take and disclose to Genco Holdings’ shareholders a position in accordance with Rule 14e-2 under the Exchange Act with respect to an Alternative Proposal; provided that the foregoing will in no way (i) permit any action that would otherwise have been prohibited under this Agreement (including Section 6.10(e)), (ii) limit the obligation of Genco Holdings to comply with its obligations under this Agreement or (iii) eliminate or modify the effect that any action taken or disclosure made in accordance with such Rule would have under this Agreement.

(g)  Genco Holdings shall not, and shall not permit any Company to, adopt, authorize or enter into any Rights Plan.

Section 6.11    Tax Exempt Financing. (a) Buyer and CenterPoint understand and agree that:

(i)  the pollution control facilities identified in Section 6.11(a)(1) of the Parents Disclosure Letter (each a “Pollution Control Facility” and collectively the “Pollution Control Facilities”) have been financed or refinanced, in whole or in part, with the proceeds of the issuance and sale by various governmental authorities of the industrial development revenue bonds or private activity bonds listed in such Section 6.11(a)(2) (collectively, the “Revenue Bonds”), the interest on which is excludable from gross income for purposes of federal income taxation; CenterPoint, or CenterPoint Energy Houston Electric, LLC, a Texas limited liability company and indirect wholly-owned subsidiary of CenterPoint (“CEHE” and, collectively with CenterPoint, the “CenterPoint Obligors”), is the entity obligated to make payments to the issuer and any credit or liquidity provider in connection with each issue of Revenue Bonds; the Revenue Bonds listed in Section 6.11(a)(2) of the Parents Disclosure Letter are the only outstanding bonds or similar obligations the interest on which is excludable from gross income for purposes of federal income taxation relating the Genco Business; and Section 6.11(a)(1) of the Parents Disclosure Letter accurately reflects the generation facilities where the Pollution Control Facilities financed by such Revenue Bonds are located;

(ii)  the basis for such exclusion is the use of the Pollution Control Facilities for one or more of the following purposes: (a) the abatement or control of atmospheric pollution or contamination, (b) the abatement or control of water pollution or contamination, (c) sewage disposal, or (d) the disposal of solid waste, such purposes (“Qualifying Uses”) being discussed in more detail in Section 6.11(b) below;

(iii)  the use of a Pollution Control Facility for a purpose other than its current Qualifying Uses indicated in subsection (ii) above could impair (a) such excludability from gross income of the interest on the issue of Revenue Bonds which were issued to finance or refinance the acquisition or construction of that Pollution Control Facility, possibly with retroactive effect, unless appropriate remedial action (which could include prompt redemption or defeasance of such issue of Revenue Bonds, in whole or in part) were taken, or (b) the deductibility of the CenterPoint Obligors’ payment of interest on such issue of Revenue Bonds;

(iv)  any breach by Buyer of its covenants under Section 6.11 could result in the incurrence by the CenterPoint Obligors of increased interest costs on the Revenue Bonds or loss of the interest deduction for tax purposes, or transaction costs relating to any refinancing, redemption or defeasance of the issue of Revenue Bonds which were issued to finance or refinance the acquisition or construction of any particular facilities, and, subject to Section 6.11(i), Buyer shall be liable to the CenterPoint Obligors to the extent such additional costs and expenses result from a breach by Buyer of its covenants under Section 6.11; provided, however, that Buyer shall only be liable after a final determination of taxability by the IRS to the CenterPoint Obligors for (i) actual costs incurred as a result of a final declaration of the IRS declaring any series of Revenue Bonds taxable, and, without duplication, (ii) actual costs accruing to the CenterPoint Obligors resulting from a loss of the deductibility of interest paid on such Revenue Bonds; provided, further, that the CenterPoint Obligors will promptly notify Buyer in writing of any audit by the IRS which could result in additional costs and expenses for which Buyer could be responsible hereunder and allow representatives of Buyer to participate in all proceedings and will not agree to any settlement without the prior written consent of Buyer (which consent shall not be unreasonably withheld); and

(v)  notwithstanding the other provisions of this Section 6.11, neither Buyer nor the Companies will have any liability under this Agreement or otherwise to the CenterPoint Obligors arising with respect to the Revenue Bonds and relating to the use of the Pollution Control Facilities for a purpose other than a Qualifying Use prior to the Non-STP Acquisition Closing, and the CenterPoint Obligors agree to fully release Buyer and the Companies in respect of any such liability effective as of the Non-STP Acquisition Closing.

(b)  Subject to Section 6.11(c), Buyer covenants not to use (and to cause its subsidiaries not to use) the Pollution Control Facilities for any purpose other than each such Pollution Control Facility’s current Qualifying Uses, which in each case may include:

(i)  abating or controlling atmospheric or water pollution or contamination by removing, altering, disposing of or storing pollutants, contaminants, waste or heat, all as contemplated in U.S. Treasury Regulations Section 1.103-8(g);

(ii)  the collection, storage, treatment, utilization, processing or final disposal of solid waste, all as contemplated in U.S. Treasury Regulations Section 1.103-8(f); or

(iii)  the collection, storage, treatment, utilization, processing or final disposal of sewage, all as contemplated in U.S. Treasury Regulations Section 1.103-8(f);

unless, in each such case, (i) Buyer has obtained and delivered to the CenterPoint Obligors, at Buyer’s expense, an opinion addressed to the CenterPoint Obligors of nationally recognized bond counsel reasonably acceptable to the CenterPoint Obligors (“Bond Counsel” and such opinion being an “Opinion of Bond Counsel”) that such a change in use will not impair the excludability from gross income for federal income tax purposes of the interest on any issue of Revenue Bonds or that such change in use will not affect the CenterPoint Obligors’ eligibility to deduct interest payments made with respect to such bonds, or (ii) there are no longer any Revenue Bonds or, to the extent permitted by this Agreement, tax-exempt bonds issued to refinance Revenue Bonds outstanding with respect to such Pollution Control Facility. Except with respect to the Gas Plant Pollution Control Facilities (as defined below), Buyer reasonably expects that each of the Pollution Control Facilities will continue to be used for its current Qualifying Uses set forth in subsection (a)(ii) above, and for no other purpose, for the remainder of the Pollution Control Facilities’ useful lives. Subject to the representations in Section 6.11(i), Buyer covenants to refrain (and to cause its subsidiaries to refrain) from making any use of the Pollution Control Facilities, other than each such Pollution Control Facility’s current Qualifying Uses, that would (i) impair the excludability from gross income for federal income tax purposes of the interest on any issue of Revenue Bonds, or (ii) impair the deductibility of the CenterPoint Obligors’ payments of interest on such issue of Revenue Bonds.

(c)  It is expressly understood and agreed that the provisions of Section 6.11(b) above shall not prohibit Buyer or any of Buyer’s subsidiaries from (i) causing or otherwise permitting the operation of the Pollution Control Facilities to be suspended on a temporary basis; (ii) causing or otherwise permitting the termination of the operation of any Pollution Control Facilities on a permanent basis and the shutting down, retiring, abandoning and/or decommissioning of any of the Pollution Control Facilities; or (iii) subject to Section 6.11(f), selling, exchanging or transferring any of the Pollution Control Facilities to a third party. Notwithstanding the foregoing, except in the case of any of the Pollution Control Facilities financed or refinanced with the Revenue Bonds identified on Section 6.11(c) of the Parents Disclosure Letter (such facilities, the “Gas Plant Pollution Control Facilities”), neither Buyer nor Buyer’s subsidiaries shall cause or otherwise permit the dismantlement of all or any portion of a Pollution Control Facility unless (i) such dismantlement occurs subsequent to the end of the expected economic useful life of the Pollution Control Facility (as determined on the date of issue of the most recent issue of Revenue Bonds that financed or refinanced prior to the date of this Agreement such Pollution Control Facility and as set forth in the documentation and tax information filings with respect to such Revenue Bonds), (ii) in the event such dismantlement involves the sale (for scrap or otherwise) of all or any portion of such Pollution Control Facility, the amount received in consideration for such sale is used by Buyer or such subsidiary, within 90 days of such dismantlement, to acquire or construct property that is used for the same Qualifying Use for which such Pollution Control Facility had been used prior to its dismantlement, (iii) Buyer or such subsidiary first obtains and delivers to the CenterPoint Obligors at Buyer’s or its subsidiary’s expense an Opinion of Bond Counsel addressed to the CenterPoint Obligors that such action will not (x) impair the exclusion from gross income of the interest on any issue of Revenue Bonds for federal income tax purposes or (y) affect the CenterPoint Obligors’ eligibility to deduct interest payments made with respect to such bonds, or (iv) there are no longer any Revenue Bonds or, to the extent permitted by this Agreement, tax-exempt bonds issued to refinance Revenue Bonds outstanding with respect to such Pollution Control Facility. In addition, Buyer shall give the CenterPoint Obligors 120 days advance written notice before Buyer or any subsidiary of Buyer shall cause or otherwise permit the dismantlement of all or any portion of any of the Gas Plant Pollution Control Facilities.

(d)  If Buyer, its successors or assigns desires to finance or refinance any improvement or addition to any of the Pollution Control Facilities, the CenterPoint Obligors agree to cooperate, at Buyer’s expense, with all reasonable requests by Buyer in supplying any information, records or reports necessary or desirable to effect such financing.

(e)  If the CenterPoint Obligors desire to refund any Revenue Bonds, Buyer, at the expense of the CenterPoint Obligors, shall cooperate with all reasonable requests of the CenterPoint Obligors and with Bond Counsel with respect to the issuance of the refunding bonds and shall provide upon request any representations, agreements or covenants that are reasonably requested concerning Buyer’s compliance to such date and/or in the future; provided that Buyer shall not be required to make any covenants, representations or agreements which will adversely impact Buyer or Buyer’s operation of the Genco Business or Buyer’s intended use of the Pollution Control Facilities, including the sale or discontinuance of use of any Pollution Control Facilities; provided further that the CenterPoint Obligors agree that they will not undertake any refunding of Revenue Bonds with tax-exempt bonds that have a maturity that is later than the latest maturity of any other outstanding series of Revenue Bonds previously issued to finance or refinance all or a portion of Pollution Control Facilities located at the same generation facility as the Pollution Control Facilities that were financed or refinanced (in whole or in part) with the series of Revenue Bonds to be refunded. If Buyer shall desire to cause an Opinion of Bond Counsel to be delivered to the CenterPoint Obligors pursuant to Section 6.11(b) or the second sentence of Section 6.11(c), the CenterPoint Obligors shall cooperate with Buyer and with Bond Counsel and shall provide upon request copies of documents relating to the Revenue Bonds and any representations relating to the Revenue Bonds and the CenterPoint Obligors or any affiliate or predecessor entity’s prior use of the Pollution Control Facilities and compliance with the terms of the trust indentures, installment payment and bond agreements, tax certificates and agreements and any other agreements underlying or relating to the Revenue Bonds or any similar documents relating to any tax-exempt bonds refunded by the Revenue Bonds that are reasonably requested. Buyer shall cooperate with the CenterPoint Obligors and with Bond Counsel, and shall provide upon request such representations as the CenterPoint Obligors may reasonably request in connection with efforts by the CenterPoint Obligors to obtain any opinions of Bond Counsel contemplated under the terms of the bond documents relating to the Revenue Bonds in connection with the transactions contemplated by this Agreement; provided, that, Buyer shall not be required to provide any representations that would adversely impact Buyer or Buyer’s operation of the Genco Business or Buyer’s intended use of the Pollution Control Facilities, including the sale or discontinuance of use of any Pollution Control Facilities, and the parties hereto agree that obtainment of any such opinions of Bond Counsel shall not constitute a condition to any party’s obligation to close any of the transactions contemplated by this Agreement.

(f)  If Buyer or any of Buyer’s subsidiaries shall sell, exchange, transfer or otherwise dispose of any of the Pollution Control Facilities or any subsidiary that owns any of the Pollution Control Facilities to a third party, Buyer shall cause to be included in the documentation relating to such transaction covenants and agreements on the part of such third party for the benefit of the CenterPoint Obligors substantially the same as those on the part of Buyer contained in Section 6.11; provided that if the third party transferee makes such agreements, Buyer shall be released from any liability or obligations under this Section 6.11 (including Section 6.11(a)) with regard to the portion of Pollution Control Facilities so disposed of arising as a result of a breach of such agreements by such third party transferee after the closing of such transaction.

(g)  The CenterPoint Obligors shall notify Buyer, as soon as practicable, in writing when any issue of Revenue Bonds has been refunded, paid in full, defeased or is no longer outstanding.

(h)  The CenterPoint Obligors shall retain all of their obligations as borrower, obligor, company or the user contained in each trust indenture, loan agreement, installment payment and bond amortization agreement, tax certificate, tax agreement, continuing disclosure agreement, agreement with credit and liquidity providers or any other agreement relating to the Revenue Bonds (the “Bond Documents”) for each issue of Revenue Bonds and any Revenue Bonds issued to refund any Revenue Bonds and any other legal or offering document relating to the Revenue Bonds. Buyer shall have only those responsibilities specifically set forth in this Section 6.11 with respect to the Pollution Control Facilities and the Revenue Bonds.

(i)  CenterPoint, on behalf of the CenterPoint Obligors, represents and warrants to Buyer that, except as set forth in Section 6.11(i) of the Parents Disclosure Letter: (i) there are no Liens on the Pollution Control Facilities that secure debt or other payment obligations of a CenterPoint Obligor or any of their affiliates other than the Companies; (ii) each of the Pollution Control Facilities is being, and since the initial issuance of Revenue Bonds or tax-exempt bonds refinanced with Revenue Bonds has been, used for its current Qualifying Uses as set forth in subsection (a)(ii) above, and for no other purpose; (iii) they have not received any notice that there is any audit or administrative action pending by the Internal Revenue Service as to the exemption from federal income taxation of interest on any of the Revenue Bonds, and they are not aware as of the date of this Agreement of any facts or circumstances that could give rise to any challenge to such exemption from federal income taxation of interest on any of the Revenue Bonds; and (iv) no event of default or default which with the lapse of time could become an event of default exists under any of the Bond Documents relating to any of the Revenue Bonds or will occur as a result of the Public Company Merger or any other transaction contemplated hereby.

(j)  The CenterPoint Obligors agree that they will provide information to Buyer prior to Non-STP Acquisition Closing as to any Pollution Control Facilities, if any, the legal title to which is held by a governmental issuer of Revenue Bonds. When all Revenue Bonds of such issue are no longer outstanding and title is transferred to the obligor on such issue of Revenue Bonds, the CenterPoint Obligors will promptly take all actions necessary to transfer or cause to be transferred such title to Buyer or its designees, successors or assigns. If CenterPoint transfers its payment obligations with respect to the Revenue Bonds it shall require its transferee to convey or cause such title to be conveyed to Buyer or its designees, successors or assigns.

(k)  If Buyer incurs any costs or expenses, including the time of any of its employees, in connection with the CenterPoint Obligors’ refunding any of the Revenue Bonds or a successful defense of an IRS audit, the CenterPoint Obligors shall pay to Buyer an amount equal to its actual costs reasonably incurred unless any such costs or expenses arise directly or indirectly out of Buyer’s breach of its obligations under this Section 6.11.

Section 6.12    NRC Approval.

(a)  As promptly after the date hereof as may be feasible (and in any event, within 45 calendar days of the date of this Agreement), Genco Holdings and Buyer shall jointly prepare and file one or more applications (the “NRC Application”) with the NRC for approval of the indirect transfer of the NRC license for the South Texas Project and, to the extent necessary, any conforming amendment of the NRC license to reflect such indirect transfer. Thereafter, Parents, Genco Holdings and Buyer shall cooperate with one another to facilitate review of the NRC Application by the NRC staff, including but not limited to promptly providing the NRC staff with any and all documents or information that the NRC staff may reasonably request or require any of the parties to provide or generate. In addition, Parents and Genco Holdings shall provide Buyer with the opportunity to review and comment on any application to be filed with the NRC relating to Genco LP’s exercise of its right of first refusal to increase its interest in STP and they shall keep Buyer reasonably apprised as to the status of any such application and cooperate with Buyer to the extent such application may relate to the NRC Application.

(b)  The NRC Application shall identify STP Nuclear Operating Company (“STPNOC”), Genco Holdings and Buyer as separate parties to the NRC Application, but Genco Holdings and Buyer shall jointly direct and control the prosecution of the NRC Application. In the event the processing of the NRC Application by the NRC becomes subject to a hearing or other extraordinary procedure by the NRC (a “Contested Proceeding”), until such Contested Proceeding becomes final and nonappealable, Genco Holdings, on the one hand, and Buyer, on the other hand, shall separately appear therein by their own counsel, and shall continue to cooperate with each other to facilitate a favorable result.

(c)  Parents, Genco Holdings and Buyer will bear their own costs of the preparation, submission and processing of the NRC Application, including any Contested Proceeding that may occur in respect thereof; provided, however, that Buyer, on the one hand, and Parents, on the other hand, shall equally share the costs of all NRC staff fees payable in connection with the NRC Application and costs incurred by South Texas Project Nuclear Operating Company in filing and prosecuting the NRC Application. In the event that Parents, Genco Holdings and Buyer agree upon the use of common counsel, they shall share equally the fees and expenses of such counsel.

(d)  Buyer will conform to the restrictions on foreign ownership, control or domination contained in Sections 103d and 104d of the Atomic Energy Act, 42 U.S.C. §§ 2133(d) and 2134(d), as applicable, and the NRC’s regulations in 10 C.F.R. § 50.38 and will take, as promptly as practicable after the date of this Agreement, commercially reasonable efforts to develop and implement a mitigation plan to address foreign ownership concerns that is satisfactory to the NRC. For purposes of this Section 6.12(d), commercially reasonable efforts include the acceptance of licensing conditions similar in all material respects to those that have been or are being imposed by the NRC on similarly situated license applicants.

Section 6.13    Preparation of Information Statement; SEC Filings.

(a)  Promptly after the execution and delivery of this Agreement, Genco Holdings shall prepare (in consultation with Buyer and Parents) and file with the SEC an information statement, which information statement shall relate to the adoption of this Agreement and approval of the transactions contemplated hereby, including the Public Company Merger, and shall comply with the requirements of Rule 13e-3 under the Exchange Act (the “Information Statement”). The Information Statement shall include the recommendation of the board of directors of Genco Holdings described in Section 4.25. Genco Holdings shall also mail a copy of the Information Statement to Genco Holdings’ shareholders as promptly as practicable following the date of this Agreement.

(b)  Each of Buyer, Genco Holdings and Parents (i) shall furnish all information concerning itself and its subsidiaries to the others as may be reasonably requested in connection with the preparation, filing and distribution of the Information Statement and (ii) agrees, as to itself and its subsidiaries, that none of the information supplied or to be supplied by it or its subsidiaries (other than, in the case of Parents, the Companies) for inclusion or incorporation by reference in the Information Statement and any amendment or supplement thereto will, at the date of mailing to shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Buyer, Genco Holdings and Parents agrees to promptly correct any information provided by it for use in the Information Statement that shall have become false or misleading. Genco Holdings will cause the Information Statement to comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder.

(c)  Genco Holdings shall promptly notify Buyer upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Information Statement and shall provide Buyer and Parents with copies of all correspondence between Genco Holdings and its Representatives, on the one hand, and the SEC and its staff, on the other hand. Notwithstanding the foregoing, prior to filing or mailing the Information Statement or any amendment or supplement thereto or responding to any comments of the SEC with respect thereto, Genco Holdings (i) shall provide Buyer and Parents an opportunity to review and comment on such document or response and (ii) shall include in such document or response all comments reasonably proposed by Buyer and Parents.

(d)  Each of the Genco SEC Reports to be filed by Genco Holdings after the date of this Agreement, when filed, will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act, each as in effect on the date so filed. None of the Genco SEC Reports (including any financial statements or schedules included or incorporated by reference therein) to be filed by Genco Holdings after the date of this Agreement, when filed, will contain any untrue statement of a material fact or omit to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(e)  Each of the audited and unaudited financial statements (including any related notes) included in the Genco SEC Reports to be filed by Genco Holdings after the date of this Agreement, when filed, will comply in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, will have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and will fairly present the consolidated financial position of Genco Holdings and its subsidiaries at the respective date thereof and the consolidated results of its and their operations and cash flows for the periods indicated (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, which were not and are not expected to be material in amount).

Section 6.14    Directors’ and Officers’ Indemnification and Insurance. (a) The articles of incorporation and bylaws of the Surviving Corporation shall contain the provisions regarding liability of directors and indemnification of directors and officers that are set forth, as of the date of this Agreement, in the articles of incorporation and the bylaws, respectively, of Genco Holdings and shall provide indemnification with respect to claims arising from facts or events that occurred prior to the Public Company Merger Effective Time to the fullest extent permitted by and in accordance with the TBCA and other applicable Law from time to time, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Public Company Merger Effective Time in any manner that would affect adversely the rights thereunder of individuals who at or at any time prior to the Public Company Merger Effective Time were Company Employees.

(b)  The Surviving Corporation shall cause to be obtained at the Public Company Merger Effective Time “tail” insurance policies with a claims period of at least six years from the Public Company Merger Effective Time with respect to directors’ and officers’ liability insurance in amount and scope at least as favorable as the Genco Holdings’ existing policies for claims arising from facts or events that occurred prior to the Public Company Merger Effective Time; provided that if such “tail” insurance policies are not available at a cost not greater than the amount set forth on Section 6.14 of the Companies Disclosure Letter (the “Insurance Cap”), the Surviving Corporation shall cause to be obtained as much comparable insurance for as long a period (not to exceed six years from the Public Company Merger Effective Time) as is available for a cost not to exceed the Insurance Cap.

Section 6.15    Section 16 Matters. Prior to the Public Company Merger Closing, Genco Holdings and CenterPoint shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of Common Stock (including derivative securities with respect to Common Stock) that are treated as dispositions to Genco Holdings under such rule and result from the Public Company Merger by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Genco Holdings or CenterPoint.

Section 6.16    Intercompany Accounts and Agreements.

(a)  Except as set forth in Section 6.16(a) of the Parents Disclosure Letter and Section 6.6(m) of this Agreement, any intercompany accounts and all amounts due under intercompany leases and other agreements between any of the Companies, on the one hand, and Parents and their affiliates (other than the Companies), on the other hand, related to the Non-STP Assets and Liabilities shall be paid or otherwise settled in cash, and all such agreements shall be terminated, as of the Non-STP Acquisition Closing; provided, that, any intercompany accounts between any of the Companies, on the one hand, and Parents and their affiliates (other than the

Companies), on the other hand, relating to the Texas Genco Money Pool Agreement dated as of October 22, 2003 (the “Money Pool Agreement”) shall be paid or otherwise settled in cash and such agreement shall be terminated as of such date with respect to Genco II LP and Genco Services and from such date until the STP Acquisition Closing Date, no person other than a Company may borrow funds under the Money Pool Agreement; provided, further, that all amounts payable under any fuel purchase Contracts and the Current Transition Services Agreement shall be paid in the ordinary course consistent with past practice. Such payment, settlement or termination shall be made effective at or prior to the Non-STP Acquisition Closing or as promptly thereafter as practicable. No adjustment shall be made to the Non-STP Consideration as a result of any such payment, settlement or termination.

(b)  Except as set forth in Section 6.16(b) of the Parents Disclosure Letter and Section 6.6(m) of this Agreement, any intercompany accounts and all amounts due under intercompany leases and other agreements between any of the Companies, on the one hand, and Parents and their affiliates (other than the Companies), on the other hand, related to the STP Assets and Liabilities shall be paid or otherwise settled in cash, and all such agreements shall be terminated, as of the STP Acquisition Closing; provided, that, any intercompany accounts between any of the Companies, on the one hand, and Parents and their affiliates (other than the Companies), on the other hand, relating to the Money Pool Agreement shall be paid or otherwise settled in cash and such agreement shall be terminated as of such date with respect to all Companies; provided, further, that all amounts payable under the Transition Services Agreement shall be paid in the ordinary course consistent with past practice. Such payment, settlement or termination shall be made effective at or prior to the STP Acquisition Closing or as promptly thereafter as practicable. No adjustment shall be made to the STP Consideration as a result of any such payment, settlement or termination.

(c)  Parents and Genco Holdings agree that, to the extent any intercompany leases or agreements between any of the Companies, on the one hand, and the Parents or their affiliates, on the other hand, have not been disclosed in Section 4.22 of the Companies Disclosure Letter, to the extent and as Buyer reasonably requests that any such lease or agreement survive the Non-STP Acquisition Closing or the STP Acquisition Closing, as applicable, Parents shall, or shall cause their applicable affiliate to, cause such lease or contract to survive the Non-STP Acquisition Closing or the STP Acquisition Closing, as applicable.

(d)  Prior to the Non-STP Acquisition Closing Date, neither Genco LP nor Genco Services shall, and Genco Holdings shall not make any payment, incur any liability to or enter into any Contract or transaction with, Parent or any of its affiliates (including the Companies, other than Genco LP and Genco Services), except pursuant to Company Affiliate Contracts in effect on the date of this Agreement or with Buyer’s prior written consent.

Section 6.17    Transition Services and Other Intercompany Arrangements. (a) Each of Buyer and CenterPoint agree to enter into the Transition Services Agreement on the Non-STP Acquisition Closing Date. At the Non-STP Acquisition Closing, all data processing, accounting, insurance, banking, personnel, legal, communications, information technology and other products and services provided to the Companies or Genco II LP by or at the expense of CenterPoint or any of its affiliates (other than a Company), including any agreements or understandings (written or oral) with respect thereto with respect to the Genco Business, will terminate, except to the extent provided in the Transition Services Agreement or as set forth in Sections 6.16(a) and (b) of the Parents Disclosure Letter.

(b)  On or prior to the Public Company Merger Closing Date, CenterPoint, Genco Holdings, Buyer and Genco LP, as applicable, shall execute an amendment to the Spin-off Separation Agreement substantially in the form attached as Schedule 6.17(b), which amendment shall be effective as of or after the Public Company Merger Effective Time (the “Separation Amendment”).

Section 6.18    Power Purchase Agreement. On or prior to the Non-STP Acquisition Closing Date, Genco LP and Genco II LP shall enter into a power purchase agreement on the terms set forth on Schedule 6.18 attached hereto and otherwise on terms and conditions reasonably satisfactory to Buyer and Genco Holdings.

Section 6.19    Decommissioning Undertakings. Buyer covenants and agrees that following the STP Acquisition, Buyer shall cause its subsidiary that owns the STP interest to maintain the Decommissioning Trust in compliance in all material respects with applicable Laws, including regulations or rulings of the IRS, NRC and the PUC (or any successor entity having jurisdiction over the Decommissioning Trust and the collection of decommissioning funds). CenterPoint covenants and agrees to cause its transmission and distribution subsidiary, CenterPoint Energy Houston Electric, LLC (“CEHE”) (i) to maintain in its tariffed rates for the delivery of electricity the non-bypassable STP decommissioning funding charge established in CEHE’s most recent rate order, with such changes to the charge as may be authorized or ordered by the PUC from time to time, (ii) to deposit the decommissioning revenues collected by CEHE through the decommissioning charges into Buyer’s nuclear decommissioning trust for STP (or, as applicable, into a decommissioning trust for STP maintained by an entity succeeding to or having acquired all or part of Buyer’s interest in STP). CenterPoint and Buyer shall cooperate with the other, and shall cause each of their subsidiaries to cooperate, at Buyer’s expense with respect to documented out-of-pocket expenses reasonably incurred, in providing information for and otherwise supporting filings with the PUC in connection with the decommissioning charge, including any rate proceeding filed by CEHE. Such support shall include: (i) Buyer or its subsidiary providing decommissioning studies and information as may be required to substantiate Buyer’s proposed decommissioning charge levels, (ii) CenterPoint causing CEHE to provide information as may be required to substantiate Buyer’s proposed decommissioning charge levels, including any necessary testimony or information relating to sales forecasts and rate design, (iii) Buyer and CenterPoint supporting, and causing their subsidiaries to support, the maintenance of the decommissioning charge and any increase to such charge proposed by Buyer or its subsidiary or any request by Buyer or its subsidiary that such charge be established as a separate non-bypassable charge in CEHE’s rates and (iv) Buyer and CenterPoint opposing, and causing their subsidiaries to oppose, positions taken by other parties to reduce, delay the recovery of or impose other terms or conditions relating to the annual decommissioning funding amount to the extent that Buyer or its subsidiary does not support such position. CenterPoint shall cause CEHE to timely file proposed tariff and any other information necessary to implement PUC orders effecting a change in the annual decommissioning funding amount for STP included in CEHE’s rates, and CenterPoint shall cooperate with Buyer and its subsidiaries in complying with Code Section 468A and the Treasury Regulations thereunder including filing any necessary elections or rulings with the IRS or other authorities. Buyer and CenterPoint agree that the provisions of this Section 6.19 shall be binding upon and shall benefit their respective successors and assigns. CenterPoint agrees that it will not enter into any transaction the effect of which would be to transfer, allocate, vest or assign (whether by merger, operation of law or otherwise) all or any part of its transmission or distribution business or the requirement to collect all or any portion of such non-bypassable STP decommissioning fund charge to any other person without obtaining the agreement of such person to be bound by and abide by the terms of this Section 6.19 or substantially similar terms, and Buyer agrees that it will not enter into any transaction the effect of which would be to transfer, allocate, vest or assign (whether by merger, operation of law or otherwise) its interest in STP to any other person without obtaining the agreement of such person to be bound by and abide by the terms of this Section 6.19 or substantially similar terms. All references in this Section 6.19 to Buyer, CenterPoint or CEHE shall include each such party’s successors and assigns.

Section 6.20    True-up Proceeds. Buyer acknowledges that it has no claim or entitlement to any recovery or other amount resulting from any final order issued by the PUC in the stranded cost true-up proceeding now pending before the PUC in Docket No. 29526 or to any proceeds from any securitization bonds that may be issued by a subsidiary of CenterPoint to recover amounts CenterPoint and its subsidiaries may be entitled to recover as a result of that proceeding. In the event that Buyer or any subsidiary receives any stranded cost recovery, amount or proceeds referred to in the prior sentence, Buyer shall (or shall cause such subsidiary to) immediately pay such recovery, amount or proceeds over to CenterPoint.

Section 6.21    Environmental Reporting Regarding NOx Emission Reductions. Unless CenterPoint notifies Buyer that CenterPoint is not required to furnish such information to the PUC, within 90 days after December 31, 2004, 2005 and 2006, Buyer shall furnish or cause to be furnished to CenterPoint a statement detailing the capital expenditures made by Buyer and its subsidiaries for purposes of reduction of emissions of NOx during the prior year. Such statement shall be in a form agreed by Buyer and CenterPoint in order to permit CenterPoint to file reports required by the PUC. This provision does not require Buyer to make any capital expenditures for these purposes or subject Buyer to any liability with respect to CenterPoint’s filings with the PUC, but is solely a reporting obligation to enable CenterPoint to comply with its obligations.

Section 6.22    Leases. Prior to the Genco LP Division, CenterPoint shall (or shall cause its applicable subsidiary to) enter into one or more lease agreements with Genco LP or its designated affiliate on the terms set forth in Section 6.22 of the Companies Disclosure Letter and otherwise on terms and conditions reasonably acceptable to Buyer.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE PUBLIC COMPANY MERGER

Section 7.1    Conditions to Genco Holdings and Merger Sub’s Obligations to Consummate the Public Company Merger. The respective obligations of Genco Holdings and Merger Sub to consummate the Public Company Merger are subject to the satisfaction on or prior to the Public Company Merger Closing Date of each of the following conditions:

(a)  No Law or Order shall exist or shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits or makes illegal consummation of the Public Company Merger or the Non-STP Acquisition or any of the other transactions related thereto;

(b)  Any waiting period applicable to the Public Company Merger or the Non-STP Acquisition, under applicable U.S. antitrust or trade regulation laws and regulations, including under the HSR Act, shall have expired or been terminated;

(c)  The consummation of the Public Company Merger is permitted by Rule 14c-2 promulgated under the Exchange Act;

(d)  The Companies shall have access to immediately available funds under the Overnight Bridge Loan as contemplated by the Public Company Merger Debt Term Sheet, the Buyer shall have received proceeds from the Debt Financing in an amount equal to the Non-STP Consideration (or such amount shall have been funded into escrow as contemplated by the Debt Financing Letter) and the Delayed Draw Term Facility shall be in full force and effect, in each case on the terms and conditions set forth in the Debt Financing Letter or the Public Company Merger Debt Term Sheet, as applicable, or upon terms and conditions which are, in the judgment of Buyer, comparable or more favorable (to Buyer) in the aggregate thereto, and to the extent that any terms and conditions are not set forth in the Debt Financing Letter, on terms and conditions reasonably satisfactory to Buyer and, with respect to the Public Company Merger Debt Term Sheet, Genco Holdings;

(e)  Buyer shall have delivered to Parents a certificate, dated as of the date scheduled for the Public Company Merger Closing and effective so long as the Public Company Merger is consummated on such date, to the effect that, in reliance on the certificates referred to in Section 8.3(d), and based on the satisfaction or waiver by Buyer of the conditions precedent set forth in Section 8.3(e) and 8.3(f), Buyer is prepared to consummate the Non-STP Acquisition on the following business day (subject to the satisfaction of the conditions set forth in Section 8.1 and 8.5), and upon delivery of such certificate, all the conditions in Section 8.3 shall be deemed satisfied or waived, so long as the Public Company Merger is consummated on the date scheduled for the Public Company Merger, and the Non-STP Acquisition occurs on the following business day or as soon as possible thereafter;

(f)  The conditions in Section 8.2 shall have been satisfied; and

(g)  Genco II LP shall have been certified as an EWG by the FERC.

Genco Holdings shall not waive the conditions set forth in subsection (a), (b) or (c) of this Section 7.1 without Buyer’s consent.

ARTICLE VIII

CONDITIONS TO CONSUMMATION OF THE NON-STP ACQUISITION

Section 8.1    Conditions to Buyer, Genco Holdings and CenterPoint’s Obligations to Consummate the Non-STP Acquisition. The respective obligations of Buyer, Genco Holdings and CenterPoint to consummate the Non-STP Acquisition are subject to the satisfaction on or prior to the Non-STP Acquisition Closing Date of each of the following conditions:

(a)  No Law or Order shall exist or shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits or makes illegal consummation of the Non-STP Acquisition or any of the other transactions related thereto.

(b)  Any waiting period applicable to the Non-STP Acquisition under applicable U.S. antitrust or trade regulation laws and regulations, including under the HSR Act, shall have expired or been terminated.

(c)  The Public Company Merger shall have been consummated.

Section 8.2    Further Conditions to Genco Holdings and CenterPoint’s Obligations. The obligation of Genco Holdings and CenterPoint to consummate the Non-STP Acquisition is further subject to satisfaction or, if permitted by applicable Law, waiver by Genco LP and CenterPoint, on or prior to the Public Company Merger Closing Date of each of the following conditions:

(a)  Representations and Warranties. Each of the representations and warranties of Buyer set forth in Article V of this Agreement shall be true and correct as of the date of this Agreement and on and as of the Public Company Merger Closing Date as though such representations and warranties were made on and as of such date, except for representations and warranties which speak as of an earlier date or period which shall be true and correct as of such date or period; provided, however, that for purposes of this clause, such representations and warranties shall be deemed to be true and correct unless the failure or failures of all such representations and warranties to be so true and correct, without giving effect to any qualification as to materiality or Buyer Material Adverse Effect set forth in such representations or warranties, would reasonably be expected, in the aggregate, to have a Buyer Material Adverse Effect.

(b)  Performance Obligations of Buyer. Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Public Company Merger Closing.

(c)  Officer’s Certificate. Genco LP and CenterPoint shall have received a certificate, dated the Public Company Merger Closing Date, signed on behalf of Buyer by an officer of Buyer certifying as to the matters described in Sections 8.2(a) and 8.2(b).

Section 8.3    Further Conditions to Buyer’s Obligations. The obligation of Buyer to consummate the Non-STP Acquisition shall be further subject to the satisfaction or, if permitted by applicable Law, waiver by Buyer, on or prior to the Public Company Merger Closing Date, of each of the following conditions:

(a)  Representations and Warranties. Each of the representations and warranties of Parents and Genco Holdings (i) set forth in Articles III and IV of this Agreement shall be true and correct as of the date of this Agreement and as of the Public Company Merger Closing Date as though such representations and warranties were made on and as of such date, except for representations and warranties that speak as of an earlier date or period which shall be true and correct as of such date or period; provided, however, that for purposes of this clause, such representations and warranties shall be deemed to be true and correct unless the failure or failures of all such representations and warranties to be so true and correct, without giving effect to any qualification as to materiality or Companies Material Adverse Effect set forth in such representations or warranties, would reasonably be expected, in the aggregate, to have a Companies Material Adverse Effect and (ii) set forth in Sections 3.3 and 4.3 shall be true and correct in all material respects as of the date of this Agreement and as of the Public Company Merger Closing Date as though made on and as of the Public

Company Merger Closing Date, except for representations and warranties which speak as of an earlier date or period which shall be true and correct as of such date or period.

(b)  Performance Obligations. Each of Parents and Genco Holdings shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Public Company Merger Closing Date, including, without limitation, causing the consummation of the Genco LP Division.

(c)  No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any state of facts, change, development, event, effect, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Companies Material Adverse Effect.

(d)  Officer’s Certificate. Buyer shall have received a certificate, dated the Public Company Merger Closing Date, signed on behalf of (i) the Parents by the Chief Executive Officer or Chief Financial of CenterPoint and (ii) Genco Holdings by the Chief Executive Officer or Chief Financial of Genco Holdings, in each case certifying as to the matters described in Section 8.3(a), 8.3(b) and 8.3(c).

(e)  Receipt of Debt Financing. Genco Holdings shall have access to immediately available funds under the Overnight Bridge Loan as contemplated by the Public Company Merger Debt Term Sheet, Buyer shall have received proceeds from the Debt Financing in an amount equal to the Non-STP Consideration (or such amount shall have been funded into escrow as contemplated by the Debt Financing Letter) and the Delayed Draw Term Facility shall be in full force and effect, in each case on the terms and conditions set forth in the Debt Financing Letter or the Public Company Merger Debt Term Sheet, as applicable, or upon terms and conditions which are, in the judgment of Buyer, comparable or more favorable (to Buyer) in the aggregate thereto, and to the extent that any terms and conditions are not set forth in the Debt Financing Letter, on terms and conditions reasonably satisfactory to Buyer and, with respect to the Public Company Merger Debt Term Sheet, Genco Holdings.

(f)  Ancillary Agreements. At the request of Buyer delivered prior to the Public Company Merger Closing Date, (i) CenterPoint and Buyer shall have entered into a Transition Services Agreement, dated as of the Non-STP Acquisition Closing Date, between CenterPoint and Buyer, in substantially the form attached as Exhibit E to this Agreement (the “Transition Services Agreement”), and (ii) the parties thereto shall have entered into the Separation Amendment, and each such agreement shall not have been revoked, terminated or amended.

(g)  EWG Certification. Genco II LP shall have been certified as an EWG by the FERC.

(h)  Genco II LP and Genco Services shall hold all Permits necessary to operate the Non-STP Assets and Liabilities consistent with past practice, except where the failure to hold such Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 8.4    Additional Conditions to Genco Holdings and CenterPoint’s Obligations. The obligation of Genco Holdings and CenterPoint to consummate the Non-STP Acquisition shall be further subject to the satisfaction or, if permitted by applicable Law, waiver by Genco Holdings and CenterPoint, on or prior to the Non-STP Acquisition Closing Date, of the following conditions with respect to the Power Purchase Agreement:

(a)  All Bonds (as defined in the Phase I Lien Annex to the Power Purchase Agreement) issued by Genco LP under the Phase I Lien Annex to the Power Purchase Agreement shall have been cancelled and returned to the Trustee (as defined in the Phase I Lien Annex to the Power Purchase Agreement).

Section 8.5    Additional Conditions to Buyer’s Obligations. The obligation of Buyer to consummate the Non-STP Acquisition shall be further subject to the satisfaction or, if permitted by applicable Law, waiver by Buyer, on or prior to the Non-STP Acquisition Closing Date, of the following conditions:

(a)  Performance Obligations. Each of Parents and Genco Holdings shall have performed in all material respects all obligations required to be performed by it under this Agreement in order to consummate the

Non-STP Acquisition and all obligations required to be performed by it under this Agreement from the Public Company Merger Closing Date through and prior to the Non-STP Acquisition Closing.

(b)  Officer’s Certificate. Buyer shall have received a certificate, dated the Non-STP Acquisition Closing Date, signed on behalf of (i) the Parents by the Chief Executive Officer or Chief Financial of CenterPoint and (ii) Genco Holdings by the Chief Executive Officer or Chief Financial of Genco Holdings, in each case certifying as to the matters described in Section 8.5(a).

(c)  Provided that Buyer has satisfied the condition set forth in Section 8.4(a), (i) the Indenture (as defined in the Phase I Lien Annex to the Power Purchase Agreement) shall have been satisfied and discharged or (ii) (A) Genco II LP shall have been released and discharged from all obligations and covenants under such Indenture and on and under all Securities (as defined in the Indenture) then Outstanding (as defined in the Indenture) and (B) all assets (including all property, real, personal and mixed) of Genco II LP shall have been released from all liens under the Indenture.

ARTICLE IX

CONDITIONS TO CONSUMMATION OF THE STP ACQUISITION

Section 9.1    Conditions to CenterPoint and Buyer’s Obligations to Consummate the STP Acquisition. The respective obligations of CenterPoint and Buyer to consummate the STP Acquisition are subject to the satisfaction on or prior to the STP Acquisition Closing Date of each of the following conditions:

(a)  No Law or Order shall exist or shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits or makes illegal consummation of the STP Acquisition or any of the other transactions related thereto;

(b)  Any waiting period applicable to the STP Acquisition under applicable U.S. antitrust or trade regulation laws and regulations, including under the HSR Act, shall have expired or been terminated;

(c)  The NRC Approval shall have been obtained and shall be in full force and effect, any waiting period prescribed by Law before the STP Acquisition may be consummated shall have expired, no rehearing or appeal of such NRC Approval shall be pending or to Genco Holdings’ or Buyer’s knowledge threatened; and

(d)  The Non-STP Acquisition shall have been consummated.

Section 9.2    Further Conditions to Buyer’s Obligations. The obligation of Buyer to consummate the STP Acquisition shall be further subject to the satisfaction or, if permitted by applicable Law, waiver by Buyer, on or prior to the STP Acquisition Closing Date, of each of the following conditions:

(a)  Representations and Warranties. Each of the representations and warranties of Parents and Genco Holdings (i) set forth in Articles III and IV of this Agreement relating to the Companies (excluding the Non-STP Assets and Liabilities transferred in the Non-STP Acquisition) shall be true and correct as of the date of this Agreement and as of the STP Acquisition Closing Date as though such representations and warranties were made on and as of such date, except for representations and warranties that speak as of an earlier date or period which shall be true and correct as of such date or period; provided, however, that for purposes of this clause, such representations and warranties shall be deemed to be true and correct unless the failure or failures of all such representations and warranties to be so true and correct, without giving effect to any qualification as to materiality or Companies Material Adverse Effect set forth in such representations or warranties, would reasonably be expected, in the aggregate, to have a Companies Material Adverse Effect and (ii) set forth in Section 3.3(b) of this Agreement shall be true and correct as of the STP Acquisition Closing Date as though such representation was made on and as of such date. For purposes of this Section 9.2, in the definition of “Companies Material Adverse Effect”, the words “Companies taken as a whole” shall be deemed to be followed by the phrase “(including the Non-STP Assets and Liabilities as in effect as of the date hereof)”, so that the only items relevant shall be any state of facts, changes, developments, events, effects, conditions and occurrences affecting the STP Assets and Liabilities, which shall be compared to the Companies taken as a whole as of the date of this Agreement, ignoring any such item thereafter affecting the Non-STP Assets and Liabilities.

(b)  Performance Obligations. From the Non-STP Acquisition Closing Date through the STP Acquisition Closing Date, each of Parents and Genco Holdings shall have performed in all material respects all obligations relating to the Companies (excluding the Non-STP Assets and Liabilities transferred in the Non-STP Acquisition) required to be performed by it under this Agreement at or prior to the STP Acquisition Closing.

(c)  No STP Assets Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any state of facts, change, development, event, effect, condition or occurrence with respect to the Companies (for the avoidance of doubt excluding the Non-STP Assets and Liabilities transferred in the Non-STP Acquisition) that, individually or in the aggregate, has had or would reasonably be expected to have a Companies Material Adverse Effect.

(d)  Officer’s Certificate. Buyer shall have received a certificate, dated the STP Acquisition Closing Date, signed on behalf of CenterPoint by the Chief Executive Officer or Chief Financial of CenterPoint certifying as to the matters described in Section 9.2(a), 9.2(b) and 9.2(c).

ARTICLE X

TERMINATION AND ABANDONMENT

Section 10.1    Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the STP Acquisition Closing Date, as follows (the date of any such termination, the “Termination Date”):

(a)  by mutual written consent of CenterPoint, Genco Holdings and Buyer;

(b)  by CenterPoint, Genco Holdings or Buyer if the STP Acquisition Closing shall not have been consummated on or before April 30, 2005 (such date, as it may be extended under clause (a) of this paragraph, the “Optional Termination Date”); provided, however, that (a) either CenterPoint, Genco Holdings or Buyer may, in its sole discretion, elect to extend the Optional Termination Date for up to two consecutive 90-day extension periods if, in each case, (i) the conditions set forth in Sections 7.1(b), 9.1(b) or 9.1(c) have not been satisfied, (ii) all other conditions to consummation of the Public Company Merger, in the case of Section 7.1(b), or the STP Acquisition Closing, in the case of Section 9.1(b) or 9.1(c), are satisfied or capable of then being satisfied (other than the condition in Section 9.1(d) in the case of the STP Acquisition Closing), and (iii) the sole reason that the Public Company Merger or the STP Acquisition Closing, as applicable, has not been consummated by such date is that the conditions set forth in Sections 7.1(b), 9.1(b) or 9.1(c), as applicable, have not been satisfied due to the failure to obtain the necessary consents and Approvals under applicable Laws or a judgment, injunction, order or decree of a court or governmental or regulatory entity of competent jurisdiction shall be in effect and Parents and Genco Holdings, on the one hand, or Buyer, on the other hand, as applicable, are still attempting to obtain such necessary consents and Approvals under applicable Laws, or are contesting (x) the refusal of such court or governmental or regulatory entity to give such consents or Approvals or (y) the entry of any such judgment, injunction, order or decree, in court or through other applicable proceedings; and (b) the right to terminate this Agreement pursuant to this Section 10.1(b) shall not be available to either of CenterPoint or Genco Holdings, if either of their failure to perform, or Buyer, if its failure to perform, its obligations under this Agreement has been the cause of, or resulted in, the failure of the Public Company Merger or STP Acquisition Closing to have been consummated on or before the Termination Date or Optional Termination Date, as applicable;

(c)  by CenterPoint or Genco Holdings, on the one hand, or Buyer, on the other hand, if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of any of Buyer, in the case of termination by CenterPoint or Genco Holdings, or the Parents or Genco Holdings, in the case of a termination by Buyer, which breach, individually or together with all other such breaches, would constitute, if occurring or continuing on the Non-STP Acquisition Closing Date or the STP Acquisition Closing Date, the failure of any of the conditions set forth in Section 8.2, 8.3 or 9.2, as the case may be, and which is not cured within 30 days following written notice to the party committing such breach or by its nature or timing cannot be cured prior to the Non-STP Acquisition Closing Date or the STP Acquisition Closing Date, as the case may be;

(d)  by CenterPoint, Genco Holdings or Buyer if (i) a Governmental Authority shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Order shall have become final and non-appealable or (ii) a Governmental Authority of competent jurisdiction shall have denied or otherwise failed to grant a Required Approval and such failure or denial shall have become final and non-appealable, a result of which the conditions set forth in Section 7.1 or, if the Public Company Merger has occurred, Section 8.1 or, if the Non-STP Acquisition Closing has occurred, Section 9.1, shall become incapable of being satisfied; or

(e)  by Buyer if the Non-STP Acquisition has not occurred within three calendar days after the Public Company Merger Closing Date.

Section 10.2    Procedure for and Effect of Termination. In the event of termination of this Agreement and abandonment of the transactions contemplated by this Agreement by either party as provided under Section 10.1 of this Agreement, written notice thereof shall be given by a party so terminating to the other party and this Agreement shall forthwith become void and have no effect, and the transactions contemplated by this Agreement shall be abandoned without further action by Parents, Genco Holdings or Buyer, without any liability or obligation on the part of Buyer, Genco Holdings or Parents, other than the provisions of Section 6.2(b), this Section 10.2 and Article XI. If this Agreement is terminated under Section 10.1 of this Agreement:

(a)  each party shall redeliver all documents, work papers and other materials of the other parties relating to the transactions contemplated by this Agreement which have not been consummated as of the date of termination, whether obtained before or after the execution of this Agreement, to the party furnishing the same, and all confidential information received by any party hereto with respect to the other party shall be treated in accordance with the Confidentiality Agreement and Section 6.2(b) of this Agreement;

(b)  all filings, applications and other submissions made pursuant hereto shall, to the extent practicable, be withdrawn from the agency or other person to which made, to the extent the applicable transaction has not been consummated; and

(c)  there shall be no liability or obligation under this Agreement on the part of Parents, Genco Holdings or Buyer or any of their respective Representatives, except that nothing contained in this Section 10.2 shall relieve any party from liability for its breach of representations, warranties, covenants or agreements set forth in this Agreement; and except that the obligations provided for in this Section 10.2 shall survive any such termination.

Notwithstanding anything to the contrary in this Agreement, in the event of a termination of this Agreement pursuant to Article X following the consummation of the Non-STP Acquisition, the provisions of this Agreement shall remain in effect in accordance with their terms, except for the obligations relating solely to the STP Assets and Liabilities, including the obligation to consummate the STP Acquisition.

ARTICLE XI

MISCELLANEOUS PROVISIONS

Section 11.1    Representations and Warranties. All representations and warranties in Articles IV and V of this Agreement or in any instrument delivered pursuant to this Agreement shall not survive and shall terminate at the Public Company Merger Effective Time (as such representations and warranties relate to the Non-STP Assets and Liabilities) or at the STP Acquisition Closing (otherwise) or, subject to Section 10.2(c), upon termination of this Agreement pursuant to Article X, as the case may be. The representations and warranties contained in Article III (other than Section 3.4) and Section 6.11(i) of this Agreement shall survive indefinitely.

Section 11.2    Amendment and Modification. This Agreement may be amended, modified or supplemented at any time by the parties to this Agreement, under an instrument in writing signed by all parties.

Section 11.3    Entire Agreement; Assignment. This Agreement (including the Parents Disclosure Letter, Companies Disclosure Letter and Buyer Disclosure Letter), the Confidentiality Agreement and the Parent Written Consent (a) constitute the entire agreement between the parties concerning the subject matter of this Agreement and supersede other prior agreements and understandings, both written and oral, between the parties concerning the subject matter of this Agreement, and (b) shall not be assigned, by operation of Law or otherwise, by a party, without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void, except that Buyer may assign its rights or obligations hereunder to any affiliate or a lender (or agent therefor) for security purposes, provided that no such assignment shall relieve Buyer of its obligations hereunder.

Section 11.4    Severability. The invalidity or unenforceability of any term or provision of this Agreement in any situation or jurisdiction shall not affect the validity or enforceability of the other terms or provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction and the remaining terms and provisions shall remain in full force and effect, unless doing so would result in an interpretation of this Agreement which is manifestly unjust.

Section 11.5    Notices. Unless otherwise provided in this Agreement, all notices and other communications under this Agreement shall be in writing and may be given by any of the following methods: (a) personal delivery; (b) facsimile transmission; (c) registered or certified mail, postage prepaid, return receipt requested; or (d) overnight delivery service. Such notices and communications shall be sent to the appropriate party at its address or facsimile number given below or at such other address or facsimile number for such party as shall be specified by notice given under this Agreement (and shall be deemed given upon receipt by such party or upon actual delivery to the appropriate address, or, in case of a facsimile transmission, upon transmission by the sender and issuance by the transmitting machine of a confirmation slip that the number of pages constituting the notice have been transmitted without error; in the case of notices sent by facsimile transmission, the sender shall contemporaneously mail a copy of the notice to the addressee at the address provided for above; provided, however, that such mailing shall in no way alter the time at which the facsimile notice is deemed received):

(a)	if to Genco Holdings, to

Texas Genco Holdings, Inc.
1111 Louisiana Street
Houston, Texas 77002
Telecopy: (713) 207-0141
Attention: David G. Tees

with a copy to

Baker Botts L.L.P.
One Shell Plaza
910 Louisiana Street
Houston, Texas 77002-4995
Telecopy: (713) 229-7701
Attention: J. David Kirkland, Jr.

(b)	if to Parents, to

CenterPoint Energy, Inc,
1111 Louisiana Street
Houston, Texas 77002
Telecopy: (713) 207-0141
Attention: Gary Whitlock

Utility Holding LLC
1011 Centre Road
Suite 324
Wilmington, Delaware 19805
Telecopy: (302) 225-1485
Attention: Patricia F. Genzel
President and Secretary

with a copy to

Baker Botts L.L.P.
One Shell Plaza
910 Louisiana Street
Houston, Texas 77002-4995
Telecopy: (713) 229-7701
Attention: J. David Kirkland, Jr.

(c)	if to Buyer, to

GC Power Acquisition LLC
c/o Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Telecopy: (212) 455-2502
Attention: David J. Sorkin
Brian M. Stadler

with a copy to

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Telecopy: (212) 455-2502
Attention: David J. Sorkin
Brian M. Stadler

Section 11.6    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (except to the extent that mandatory provisions of Texas Law are applicable). All Actions arising out of or relating to this Agreement shall be heard and determined in any state or federal court sitting in the City of New York, and the parties hereby irrevocably submit to the exclusive jurisdiction of such courts in any such Action and irrevocably waive the defense of an inconvenient forum to the maintenance of any such Action. Each party irrevocably consents to the service of any and all process in any such Action by the mailing of copies of such process to such party at its address specified in Section 11.5. The parties agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Section 11.6 shall affect the right of any party to serve legal process in any other manner permitted by Law. The consents to jurisdiction set forth in this Section 11.6 shall not constitute general consents to service of process in the State of New York and shall have no effect for any purpose except as provided in this Section 11.6 and shall not be deemed to confer rights on any person other than the parties. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.7    Descriptive Headings. The table of contents and descriptive headings used in this Agreement are inserted for convenience of reference only and shall in no way be construed to define, limit, describe, explain, modify, amplify, or add to the interpretation, construction or meaning of any provision of, or scope or intent of, this Agreement nor in any way affect this Agreement.

Section 11.8    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but any of which together shall constitute one and the same instrument.

Section 11.9    Fees and Expenses. Whether or not this Agreement and the transactions contemplated by this Agreement are consummated, and except as otherwise expressly set forth in this Agreement, all costs and expenses (including legal and financial advisory fees and expenses) incurred in connection with, or in anticipation of, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses. Each of the Parents and Genco Holdings, on the one hand, and Buyer, on the other hand, shall indemnify and hold harmless the other party from and against any and all claims or liabilities for financial advisory and finders’ fees incurred by reason of any action taken by such party or otherwise arising out of the transactions contemplated by this Agreement by any person claiming to have been engaged by such party.

Section 11.10    Interpretation.

(a)  The phrase “to the knowledge of” any person or any similar phrase shall mean such facts and other information which as of the date of determination are actually known to any executive officer of such person, after due inquiry. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. When a reference is made in this Agreement to Sections, Schedules or Exhibits, such reference shall be to a Section, Schedule or Exhibit of this Agreement, respectively, unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. References to a person are also to its permitted successors and assigns. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(b)  For purposes of this Agreement, the term: (i) “affiliate” means, unless otherwise indicated, any person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the person specified; (ii) “Company IP” means all Intellectual Property owned, held or used by any Company, all material patent, copyright, trademark and service mark registrations and applications, domain names issued to, assigned to and filed by any Company (or, to the extent applicable, any affiliate of Parents engaged in the Genco Business who transferred, directly or indirectly, assets or liabilities to any Company in the Separation Transactions) and all IP Contracts; (iii) “good utility practices” means with respect to each generation facility, any of the practices, methods and acts generally engaged in or approved by a significant portion of the electric utility industry in the United States for facilities of similar size, technology and age in the United States during a particular time period, or any of such practices, methods, and acts, which, in the exercise of reasonable judgment in light of the facts known or that reasonably should be known at the time a decision is made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition; (iv) “Intellectual Property” means all U.S. and foreign intellectual property, including: (a) patents, inventions, discoveries, processes, designs, techniques, developments, technology, and related improvements and know-how, whether or not patented or patentable; (b) copyrights and works of authorship in any media, including computer hardware, software, firmware, applications, files, systems, networks, databases and compilations, documentation and related textual works, graphics, advertising, marketing and promotional materials, photographs, artwork, drawings, articles, textual works, and Internet site content; (c) trademarks, service marks, trade names, brand names, corporate names, domain names, logos trade dress and other source indicators and the goodwill of any business symbolized thereby; (d) trade secrets, drawings, blueprints and all non-public, confidential or proprietary information, documents, materials, analyses, reach and lists; (e) all registrations, applications and recordings and licenses and other agreements related thereto; and (f) all rights to obtain renewals, extensions, continuations, continuations-in-part, reissues, divisions or similar legal protections related thereto; (v) “person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, representative office, branch, Governmental Authority or other similar entity such determination; and (vi) “subsidiary” means, with respect to any person, any other person of which such person (either alone or through or together with any other subsidiary) owns, directly or indirectly, 50% or more of the outstanding equity securities or securities carrying 50% or more of the voting power in the election of the board of directors or other governing body of such person; provided that STPNOC shall be deemed to be a “subsidiary” of Genco Holdings for purposes of the following Sections of this Agreement: 3.5, 4.1 (other than the last sentence), 4.3, 4.5, 4.6(a) (first sentence only), 4.8 (first sentence only), 4.9, 4.10, 4.14 (first sentence only), 4.15, 4.21, 4.22, 6.1, 6.2, 6.3, 6.6, 6.7 and 6.16; and provided, further, that the parties acknowledge that Genco Holdings does not control STPNOC, and accordingly (i) the representations and warranties referred to above in Article IV are made to the Company’s knowledge and (ii) with respect to the obligations of Genco Holdings to cause the Companies to take various actions under Sections 6.1, 6.2, 6.3, 6.6, 6.7 and 6.16, Genco Holdings’ obligations under such Sections shall be to cause Genco LP not to approve or take any other action that would permit STPNOC to take actions under such Sections that could not be taken by Companies.

Section 11.11    Third-Party Beneficiaries. This Agreement is solely for the benefit of Parents, Genco Holdings, CEHE (with respect to Section 6.11 only) and their respective successors and permitted assigns, with respect to the obligations of Buyer under this Agreement, and for the benefit of Buyer, and its successors and permitted assigns, with respect to the obligations of Parents and Genco Holdings, under this Agreement. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 11.12    No Waivers. Except as otherwise expressly provided in this Agreement, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing between the parties, shall constitute a waiver of any such right, power or remedy. No waiver by a party of any default, misrepresentation, or breach of warranty or covenant under this Agreement, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant under this Agreement or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver shall be valid unless in writing and signed by the party against whom such waiver is sought to be enforced.

Section 11.13    Specific Performance. The parties to this Agreement agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms of this Agreement and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy at law or in equity.

Section 11.14    Acknowledgments. Notwithstanding anything else that may be expressed or implied in this Agreement, CenterPoint, Utility Holding and Genco Holdings covenant, agree and acknowledge that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement or any of the transactions contemplated hereby shall be had against any current or future director, officer, employee, general or limited partner, member or Affiliate (including the Investors) of Buyer or any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of Buyer or any current or future shareholder of Buyer or any current or future director, officer, employee, general or limited partner, member or Affiliate (including the Investors) of any of the foregoing, as such, for any obligation of Buyer under this Agreement or any documents or instruments delivered in connection with this Agreement or any of the transactions contemplated hereby or for any claim based on, in respect of or by reason of such obligations of Buyer or their creation.

Section 11.15    Parent Undertaking. CenterPoint agrees to cause Utility Holding to, and subject to Section 11.16 to use its best efforts to cause Genco Holdings to, perform the actions required of it under this Agreement and guarantees the performance of the obligations of Utility Holding and, after the Public Company Merger, of Genco Holdings.

Section 11.16    Special Committee. Prior to the Public Company Merger Effective Time, any action by Genco Holdings to terminate this Agreement pursuant to Section 10.1, any agreement by Genco Holdings to amend this Agreement pursuant to Section 11.2 or any waiver by Genco Holdings pursuant to Section 7.1, 8.1, or 8.2 shall be made, taken or given, as the case may be, only with the concurrence, or at the direction, of the Special Committee of the Board of Directors of Genco Holdings which was appointed to act in connection with this Agreement and related matters.

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly signed as of the date first above written.

TEXAS GENCO HOLDINGS, INC.

By:	/s/ DAVID G. TEES
Name:	David G. Tees
Title:	President and CEO

GC POWER ACQUISITION LLC

By:	/s/ MICHAEL MACDOUGALL
Name:	Michael MacDougall
Title:	Manager

HPC MERGER SUB, INC.

By:	/s/ MICHAEL MACDOUGALL
Name:	Michael MacDougall
Title:	President

NN HOUSTON SUB, INC.

By:	/s/ GARY L. WHITLOCK
Name:	Gary L. Whitlock
Title:	Executive Vice President and Chief Financial Officer

PARENTS:

CENTERPOINT ENERGY, INC.

By:	/s/ DAVID M. MCCLANAHAN
Name:	David M. McClanahan
Title:	President and Chief Executive Officer

UTILITY HOLDING, LLC

By:	/s/ PATRICIA F. GENZEL
Name:	Patricia F. Genzel
Title:	President

Appendix B

Art. 5.11. Rights of Dissenting Shareholders in the Event of Certain Corporate Actions

A. Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions:

(1) Any plan of merger to which the corporation is a party if shareholder approval is required by Article 5.03 or 5.16 of this Act and the shareholder holds shares of a class or series that was entitled to vote thereon as a class or otherwise;

(2) Any sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the articles of incorporation) of all, or substantially all, the property and assets, with or without good will, of a corporation if special authorization of the shareholders is required by this Act and the shareholders hold shares of a class or series that was entitled to vote thereon as a class or otherwise;

(3) Any plan of exchange pursuant to Article 5.02 of this Act in which the shares of the corporation of the class or series held by the shareholder are to be acquired.

B. Notwithstanding the provisions of Section A of this Article, a shareholder shall not have the right to dissent from any plan of merger in which there is a single surviving or new domestic or foreign corporation, or from any plan of exchange, if:

(1) the shares, or depository receipts in respect of the shares, held by the shareholder are part of a class or series, shares, or depository receipts in respect of the shares, of which are on the record date fixed to determine the shareholders entitled to vote on the plan of merger or plan of exchange:

(a) listed on a national securities exchange;

(b) listed on the Nasdaq Stock Market (or successor quotation system) or designated as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

(c) held of record by not less than 2,000 holders;

(2) the shareholder is not required by the terms of the plan of merger or plan of exchange to accept for the shareholder’s shares any consideration that is different than the consideration (other than cash in lieu of fractional shares that the shareholder would otherwise be entitled to receive) to be provided to any other holder of shares of the same class or series of shares held by such shareholder; and

(3) the shareholder is not required by the terms of the plan of merger or the plan of exchange to accept for the shareholder’s shares any consideration other than:

(a) shares, or depository receipts in respect of the shares, of a domestic or foreign corporation that, immediately after the effective time of the merger or exchange, will be part of a class or series, shares, or depository receipts in respect of the shares, of which are:

(i) listed, or authorized for listing upon official notice of issuance, on a national securities exchange;

(ii) approved for quotation as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

(iii) held of record by not less than 2,000 holders;

(b) cash in lieu of fractional shares otherwise entitled to be received; or

(c) any combination of the securities and cash described in Subdivisions (a) and (b) of this subsection.

Art. 5.12. Procedure for Dissent by Shareholders as to Said Corporate Actions

A. Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to dissent only by complying with the following procedures:

(1)(a) With respect to proposed corporate action that is submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder’s right to dissent will be exercised if the action is effective and giving the shareholder’s address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder’s right of dissent, in the case of a merger, shall, within ten (10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder’s shares. The fair value of the shares shall be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten (10) day period shall be bound by the action.

(b) With respect to proposed corporate action that is approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder’s right of dissent, in the case of a merger, shall, within ten (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder’s right to dissent from the action. The notice shall be accompanied by a copy of this Article and any articles or documents filed by the corporation with the Secretary of State to effect the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within twenty (20) days after the mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder’s shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9.10 of this Act, excluding any appreciation or depreciation in anticipation of the action. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty (20) day period shall be bound by the action.

(2) Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty (60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

(3) If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety (90) days after the date on which the action was effected and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.

B. If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder’s shares. Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.

C. After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

D. The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was effected to the date of such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs shall be allotted between the parties in the manner that the court determines to be fair and equitable.

E. Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

F. The provisions of this Article shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.

G. In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action.

Art. 5.13. Provisions Affecting Remedies of Dissenting Shareholders

A. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his shares pursuant to the provisions of those articles and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.

B. Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty (20) days after demanding payment for his shares in accordance with either Article 5.12 or 5.16 of this Act, each holder of certificates representing shares so demanding payment shall submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so shall, at the option of the corporation, terminate such shareholder’s rights under Articles 5.12 and 5.16 of this Act unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made shall be transferred, any new certificate issued therefor shall bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

C. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant to Article 5.12 or 5.16 of this Act asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation shall consent thereto, after any such petition has been filed. If, however, such demand shall be withdrawn as hereinbefore provided, or if pursuant to Section B of this Article the corporation shall terminate the shareholder’s rights under Article 5.12 or 5.16 of this Act, as the case may be, or if no petition asking for a finding and determination of fair value of such shares by a court shall have been filed within the time provided in Article 5.12 or 5.16 of this Act, as the case may be, or if after the hearing of a petition filed pursuant to Article 5.12 or 5.16, the court shall determine that such shareholder is not entitled to the relief provided by those articles, then, in any such case, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the corporate action from which he dissented and shall be bound thereby, the right of such shareholder to be paid the fair value of his shares shall cease, and his status as a shareholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholder shall be entitled to receive any dividends or other distributions made to shareholders in the interim.

Appendix C

[RBC Capital Markets Corporation Letterhead]

July 21, 2004

The Special Committee of the Board of Directors of Texas Genco Holdings, Inc.

The Board of Directors of Texas Genco Holdings, Inc.

1111 Louisiana

Houston, TX 77002

Members of the Special Committee and Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock (“Common Stock”) of Texas Genco Holdings, Inc., a Texas corporation (“Genco Holdings”), other than CenterPoint Energy, Inc., a Texas corporation (“CenterPoint”), of the consideration to be received by such holders of Common Stock under the terms set forth in the proposed Transaction Agreement (the “Agreement”), by and among CenterPoint, Utility Holding, LLC, a Delaware limited liability company and wholly-owned subsidiary of CenterPoint (“Utility Holding” and, together with CenterPoint, sometimes collectively referred to as “Parents” and, individually, a “Parent”), NN Houston Sub, Inc., a Texas corporation and a direct wholly-owned subsidiary of Utility Holding (“Merger Sub”), Genco Holdings, HPC Merger Sub, Inc., a Texas corporation and a wholly-owned subsidiary of Buyer (as defined below) and GC Power Acquisition LLC, a Delaware limited liability company (“Buyer”). Capitalized terms used herein shall have the meanings used in the Agreement unless otherwise defined herein.

Pursuant to the Agreement and subject to the terms and conditions thereof, Merger Sub will merge with and into Genco Holdings (the “Public Company Merger”), with Genco Holdings surviving as the Surviving Corporation. Subject to the provisions of Section 1.6 of the Agreement, each share of Common Stock, other than Dissent Shares and shares cancelled pursuant to Section 1.6(b) of the Agreement, issued and outstanding immediately prior to the Public Company Merger Effective Time shall, by virtue of the Public Company Merger and without any action on the part of the holder thereof, be converted into the right to receive $47.00 in cash payable without interest (the “Public Company Merger Consideration”) deliverable, in each case, to the holder of such share (other than CenterPoint), upon surrender, in the manner provided in Section 1.7 of the Agreement, of a certificate formerly evidencing such share (a “Certificate”). The terms and conditions of the Public Company Merger are set forth more fully in the Agreement.

RBC Capital Markets Corporation (“RBC”), as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes.

We are acting as financial advisor to the Special Committee of the Board of Directors of the Company (the “Special Committee”) in connection with a possible transaction involving the Company and have received a fee for our services. We will also receive a fee for providing this opinion. The opinion fee is not contingent upon the consummation of the Public Company Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. In the ordinary course of business, RBC may act as a market maker and broker in the publicly traded securities of the Company and CenterPoint and receive customary compensation in connection therewith, and may also actively trade securities of the Company and CenterPoint for its own account and the accounts of its customers, and, accordingly, may hold a long or short position in such securities.

In connection with our review of the Public Company Merger, and in connection with the preparation of our opinion, we have undertaken such review and inquiries as we deemed necessary or appropriate under the circumstances, including the following: (i) we reviewed the financial terms of the draft Agreement dated as of July 21, 2004, which draft was received by RBC on July 20, 2004 (the “Execution Copy”) without disclosure schedules or exhibits; (ii) we reviewed and analyzed certain publicly available financial and other data with

The Special Committee of the Board of Directors of Texas Genco Holdings, Inc.

The Board of Directors of Texas Genco Holdings, Inc.

July 21, 2004

respect to the Company and certain other relevant historical operating data relating to the Company made available to us from published sources and from the internal records of the Company; (iii) we conducted discussions with members of the management of the Company with respect to the business prospects and financial outlook of the Company; (iv) we received and reviewed financial forecasts prepared by the Company’s management on the potential future performance of the Company on a stand alone basis (the “Company Forecast”); (v) we reviewed the reported prices and trading activity for Common Stock; and (vi) we performed other studies and analyses as we deemed appropriate.

In arriving at our opinion, we performed the following analyses in addition to the review and inquiries referred to in the preceding paragraph: (i) we compared selected market valuation metrics of the Company and other selected comparable publicly-traded companies with the metrics implied by the Public Company Merger Consideration; (ii) we compared selected financial metrics, to the extent publicly available, of selected comparable asset acquisitions with the Public Company Merger Consideration; and (iii) we prepared a discounted cash flow analysis using the Company Forecast.

In rendering our opinion, we have assumed and relied upon the accuracy and completeness of the financial, legal, tax, operating, and other information provided to us by the Company (including, without limitation, the financial statements and related notes thereto of the Company), and have not assumed responsibility for independently verifying and have not independently verified such information. We have assumed that the Company Forecast has been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the future financial performance of the Company and that the Company will perform substantially in accordance with such forecast. We express no opinion as to any aspect of the Company Forecast.

In rendering our opinion, we have not assumed any responsibility to perform, and have not performed, an independent evaluation or appraisal of any of the respective assets or liabilities of the Company, and we have not been furnished with any such valuations or appraisals. In addition, we have not assumed any obligation to conduct, and have not conducted, any physical inspection of the property or facilities of the Company. Additionally, we have not been asked and did not consider the possible effects of any litigation or other legal claims. Our opinion relates to the Company as a going concern and, accordingly, we express no opinion regarding its liquidation value.

We have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement, and that all conditions to the consummation of the Public Company Merger will be satisfied without waiver thereof. We have assumed that (i) the executed version of the Agreement will not differ from and (ii) that nothing in the disclosure schedules or the exhibits will be inconsistent with the Execution Copy, in each case, in any respect material to our opinion.

Our opinion speaks only as of the date hereof, is based on the conditions as they exist and information which we have been supplied as of the date hereof, and is without regard to any market, economic, financial, legal, or other circumstances or event of any kind or nature which may exist or occur after such date. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or affirm this opinion.

Our advisory services and the opinion expressed herein are provided for the information and assistance of the Special Committee in connection with the Public Company Merger contemplated. We express no opinion and make no recommendation to any stockholder of the Company as to how such stockholder should vote with

The Special Committee of the Board of Directors of Texas Genco Holdings, Inc.

The Board of Directors of Texas Genco Holdings, Inc.

July 21, 2004

respect to the Public Company Merger. This opinion shall not be otherwise published or used (in whole or in part), nor shall any public references to us be made, without our prior written consent. However, this opinion may be included in its entirety in any filing made by the Company in respect of the Public Company Merger with the Securities and Exchange Commission, provided that this opinion is reproduced in full and any description of or reference to us or summary of this opinion and the related analysis in such filing is acceptable to us and our counsel.

We have not been authorized by the Special Committee to solicit other purchasers for the Company. Our opinion does not address the merits of the underlying decision by the Company to engage in the Public Company Merger or the relative merits of the Public Company Merger compared to any alternative business strategy or transactions in which the Company might engage.

Our opinion addresses solely the fairness of the Public Company Merger Consideration payable pursuant to the terms of the Agreement, from a financial point of view, to the holders of Common Stock, other than CenterPoint. Our opinion does not in any way address other terms or arrangements relating to the Public Company Merger or the Agreement, including without limitation, the financial or other terms of any voting or employment agreement. We are not expressing any opinion herein as to the prices at which Common Stock has traded or may trade following the announcement of the Public Company Merger.

Based on our experience as investment bankers and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Public Company Merger Consideration proposed to be paid in the Public Company Merger to the holders of Common Stock pursuant to the terms of the Agreement is fair, from a financial point of view, to the holders of Common Stock, provided, however, that we render no opinion as to the fairness, from a financial point of view, of the Public Company Merger Consideration to CenterPoint.

Very truly yours,

/s/    RBC Capital Markets Corporation

RBC CAPITAL MARKETS CORPORATION

Appendix D

[Citigroup Letterhead]

July 21, 2004

The Board of Directors

CenterPoint Energy, Inc.

1111 Louisiana Street

Houston, TX 77002

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to CenterPoint Energy, Inc. (“Parent”) of the Consideration (defined below) to be received by Parent pursuant to the terms and subject to the conditions set forth in the Transaction Agreement, dated as of July 21, 2004, by and among Parent, Utility Holding, LLC, NN Houston Sub, Inc., Texas Genco Holdings, Inc. (the “Company”), GC Power Acquisition LLC (“Buyer”) and HPC Merger Sub, Inc. (the “Agreement”; capitalized terms used and not otherwise defined herein are used herein as defined in the Agreement). As more fully described in the Agreement, Buyer has agreed (on the terms and subject to the conditions set forth in the Agreement) to cause to be paid to subsidiaries of Parent that will be wholly-owned by Parent at such time (a) $2,813 million in cash in the Non-STP Acquisition, of which amount $2,231 million in cash (the “Non-STP Amount”) will be distributed to Parent, and (b) $700 million in cash (the “STP Amount”) in the STP Acquisition. The sum of the Non-STP Amount plus the STP Amount is referred to herein as the “Consideration”. The Non-STP Acquisition, the STP Acquisition and the Public Company Merger are referred to herein collectively as the “Merger”.

In arriving at our opinion, we reviewed the Agreement and held discussions with certain senior officers, directors and other representatives and advisors of Parent and the Company, respectively, and certain senior officers and other representatives and advisors of Buyer, concerning the business, operations and prospects of the Company. We examined certain publicly available business and financial information relating to the Company as well as certain financial forecasts and other information and data relating to the Company which were provided to or otherwise reviewed by or discussed with us by the managements of Parent and the Company. We reviewed the financial terms of the Merger as set forth in the Agreement in relation to, among other things: current and historical market prices and trading volumes of Company Common Stock; the historical and projected earnings and other operating data of the Company; and the capitalization and financial condition of the Company. We considered, to the extent publicly available, the financial terms of certain other transactions effected which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of the Company. In connection with our engagement and at the direction of Parent, we were requested to approach, and we held discussions with, third parties to solicit indications of interest in the possible acquisition of Parent’s stockholdings in the Company. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us. With respect to financial forecasts and other information and data relating to the Company provided to or otherwise reviewed by or discussed with us, we have been advised by the managements of Parent and the Company that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Parent and the Company as to the future financial performance of the Company. We have assumed, with your consent, that (a) the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Parent, the Company or the Merger, (b) there will be no Dissent Shares and (c) Parent will receive, in connection with the Non-STP Acquisition, a cash distribution

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The Board of Directors

CenterPoint Energy, Inc.

July 21, 2004

of not less than the Non-STP Amount. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company nor have we made any physical inspection of the properties or assets of the Company. Our opinion does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for Parent or the Company or the effect of any other transaction in which Parent or the Company might engage. In addition, our opinion does not take into account the potential impact of (i) any post-closing liabilities or obligations pursuant to the Agreement or (ii) the transactions contemplated by the Agreement on Parent’s stranded cost assets. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing, as of the date hereof.

Citigroup Global Markets Inc. has acted as financial advisor to Parent in connection with the proposed Merger and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Merger. We also will receive a fee in connection with the delivery of this opinion. We and our affiliates in the past have provided, and currently provide, services to Parent, the Company and affiliates of Buyer unrelated to the proposed Merger, for which services we and such Citigroup affiliates have received and expect to receive compensation. In addition, Citigroup Global Markets Inc. or one of our affiliates engaged in the commercial lending business may be a participant in any financing obtained by Buyer in connection with the Merger, for which services such entities would receive compensation. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of Parent and the Company for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Parent and the Company, and their respective affiliates, and affiliates of Buyer.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Parent in its evaluation of the proposed Merger, and may not be relied upon by any other party or used for any other purpose. Our opinion may not be quoted, referred to or otherwise disclosed, in whole or in part, nor may any public reference to Citigroup Global Markets Inc. be made, without our prior written consent.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Consideration is fair, from a financial point of view, to Parent.

Very truly yours,

/S/ CITIGROUP GLOBAL MARKETS INC.
CITIGROUP GLOBAL MARKETS INC.

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